Filed Pursuant to Rule 424(b)(3)
Registration No. 333-248827

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On August 12, 2020, Southwestern Energy Company (“Southwestern”) and Montage Resources Corporation (“Montage”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which they agreed to combine in an all-stock merger transaction. Pursuant to the Merger Agreement, Montage will merge with and into Southwestern, with Southwestern continuing as the surviving corporation (the “merger”). Following completion of the merger, the combined company will retain the Southwestern Energy Company name and will be headquartered in Spring, Texas.

Upon successful completion of the merger, each issued and outstanding share of Montage common stock, par value $0.01 per share (“Montage Common Stock”), will be converted into the right to receive 1.8656 shares (the “Exchange Ratio”) of Southwestern common stock, par value $0.01 per share (“Southwestern Common Stock”). The Exchange Ratio is fixed and will not be adjusted for changes in the market price of either Southwestern Common Stock or Montage Common Stock between the signing of the Merger Agreement and the effective time of the merger. Southwestern stockholders will continue to own their existing shares of Southwestern Common Stock. Based on the Exchange Ratio, the number of outstanding shares of Montage Common Stock (plus the number of shares underlying outstanding Montage restricted stock units and performance units) and the number of outstanding shares of Southwestern Common Stock (on a fully diluted basis), it is estimated that Southwestern stockholders will own approximately 90% and Montage stockholders will own approximately 10% of the issued and outstanding shares of Southwestern Common Stock on a fully diluted basis immediately following the effective time of the merger. Southwestern Common Stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “SWN.” Montage Common Stock is traded on the NYSE under the symbol “MR.” The common stock of the combined company will remain listed on the NYSE under the symbol “SWN.” We encourage you to obtain current market quotations for the common stock of both Southwestern and Montage.

Contemporaneously with the execution of the Merger Agreement, Southwestern and certain Montage stockholders affiliated with EnCap Investments L.P. (collectively, “EnCap”) entered into a support agreement which provides that, among other things, those stockholders will vote all of the shares of Montage Common Stock held by EnCap as of such date (i) in favor of the adoption of the Merger Agreement, (ii) against any alternative acquisition proposal, and (iii) against any amendment of Montage’s certificate of incorporation or bylaws or other proposal that would delay, impede, frustrate, prevent or nullify the merger or Merger Agreement or change in any manner the voting rights of any outstanding stock of Montage. As of August 12, 2020, EnCap was the beneficial owner of approximately 39.0% of the outstanding shares of Montage.

Montage will hold a special meeting of its stockholders in connection with the proposed merger (the “Montage Special Meeting”). At the Montage Special Meeting, Montage stockholders will be asked to consider and vote on proposals to (1) adopt the Merger Agreement (the “Merger Proposal”), (2) approve, on an advisory (non-binding) basis, the payments that will or may be paid to Montage’s named executive officers in connection with the merger, and (3) approve the adjournment of the Montage Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Montage Special Meeting to approve the Merger Proposal. The Montage board unanimously recommends that Montage stockholders vote “FOR” each of the proposals to be considered at the Montage Special Meeting.

We cannot complete the merger unless the Montage stockholders approve the Merger Proposal. Your vote on these matters is very important regardless of the number of shares you own. Whether or not you plan to attend the Montage Special Meeting, please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

The accompanying proxy statement/prospectus provides you with important information about the Montage Special Meeting, the merger, and each of the proposals. We encourage you to read the entire document carefully, in particular the “Risk Factors” section beginning on page 23, for a discussion of risks relating to the merger and the combined company following the merger.

We look forward to the successful completion of the merger.

Sincerely,

John K. Reinhart

President and Chief Executive Officer

Montage Resources Corporation

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the Southwestern Common Stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated October 6, 2020 and is first being mailed to the stockholders of Montage on or about October 8, 2020.

Montage Resources Corporation

122 W. John Carpenter Freeway

Suite 300

Irving, Texas 75039

(469) 444-1647

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 12, 2020

To the Stockholders of Montage Resources Corporation:

Notice is hereby given that Montage Resources Corporation (“Montage”) will hold a special meeting of its stockholders (the “Montage Special Meeting”) at Montage’s principal executive office building located at 122 West John Carpenter Freeway, 1st Floor Conference Center, Irving, Texas 75039, on November 12, 2020, beginning at 10:00 a.m. Central Time. At the Montage Special Meeting, Montage stockholders will be asked:

1.

to adopt the Agreement and Plan of Merger, dated as of August 12, 2020 (as it may be amended from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the proxy statement/prospectus of which this notice is a part, by and between Southwestern Energy Company (“Southwestern”) and Montage (the “Merger Proposal”);

2.	to approve, on an advisory (non-binding) basis, the payments that will or may be paid to Montage’s named executive officers in connection with the merger (the “Advisory Compensation Proposal”); and

3.

to approve the adjournment of the Montage Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the Montage Special Meeting to approve the Merger Proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to Montage stockholders (the “Adjournment Proposal”).

Montage will transact no other business at the Montage Special Meeting except such business as may properly be brought before the Montage Special Meeting or any adjournment or postponement thereof. The accompanying proxy statement/prospectus, including the Merger Agreement attached thereto as Annex A, contains further information with respect to these matters.

Only holders of record of shares of Montage’s common stock, par value $0.01 per share (“Montage Common Stock”) at the close of business on October 5, 2020, the record date for voting at the Montage Special Meeting (the “Record Date”), are entitled to notice of and to vote at the Montage Special Meeting and any adjournments or postponements thereof.

The board of directors of Montage (the “Montage Board”) has unanimously adopted, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger. The Montage Board unanimously recommends that Montage stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Your vote is very important regardless of the number of shares of Montage Common Stock you own. Montage cannot complete the transactions contemplated by the Merger Agreement, including the merger, without stockholder approval of the Merger Proposal. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Montage Common Stock entitled to vote on the Merger Proposal.

Whether or not you plan to attend the Montage Special Meeting, Montage urges you to please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope, call the toll-free telephone number or use the Internet as described in the instructions included with the proxy card, so that your shares may be represented and voted at the Montage Special Meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) and you wish to vote at the Montage Special Meeting, you must obtain a legal proxy from your bank, broker or other nominee in order to vote at the Montage Special Meeting.

If you have any questions about the merger or about how to vote or direct a vote in respect of your shares of Montage Common Stock, please contact Montage at (469) 444-1647 or write to Montage Resources Corporation, Attn: Corporate Secretary, 122 W. John Carpenter Freeway, Suite 300, Irving, Texas 75039.

By Order of the Board of Directors,

Paul M. Johnston Executive Vice President, General Counsel and Corporate Secretary

Irving, Texas

Your vote is very important. Montage stockholders are requested to complete, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes electronically through the Internet or by telephone.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Southwestern, constitutes a prospectus of Southwestern under Section 5 of the Securities Act of 1933 (as amended, the “Securities Act”) with respect to the shares of Southwestern Common Stock to be issued to Montage stockholders pursuant to the Merger Agreement. This document also constitutes a proxy statement of Montage under Section 14(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). It also constitutes a notice of meeting with respect to the Montage Special Meeting.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Southwestern and Montage have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated October 6, 2020. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to Montage stockholders nor the issuance by Southwestern of shares of Southwestern Common Stock pursuant to the Merger Agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Southwestern has supplied all information contained in this proxy statement/prospectus relating to Southwestern, and Montage has supplied all such information relating to Montage. Southwestern and Montage have both contributed to the information related to the merger contained in this proxy statement/prospectus.

All references in this proxy statement/prospectus to “Southwestern” refer to Southwestern Energy Company, a Delaware corporation. All references in this proxy statement/prospectus to “Montage” refer to Montage Resources Corporation, a Delaware corporation. All references in this proxy statement/prospectus to “Southwestern Common Stock” refer to the common stock of Southwestern, par value $0.01 per share, and all references in this proxy statement/prospectus to “Montage Common Stock” refer to the common stock of Montage, par value $0.01 per share. All references in this proxy statement/prospectus to “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of August 12, 2020, by and between Southwestern and Montage, as it may be amended, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. All references in this proxy statement/prospectus to the “Exchange Ratio” refer to the ratio of 1.8656 shares of Southwestern Common Stock per outstanding share of Montage Common Stock that will be issued to Montage stockholders in connection with the merger.

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ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Southwestern and Montage from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 185.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them by telephone at (832) 796-4068 or in writing at the following address: Investor Relations, 10000 Energy Drive, Spring, Texas 77389.

To receive timely delivery of the documents in advance of the Montage Special Meeting, you should make your request no later than November 4, 2020, which is five business days before the Montage Special Meeting.

You may also obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge through the SEC’s website at www.sec.gov. In addition, you may obtain copies of documents filed by Southwestern with the SEC by accessing Southwestern’s website at https://ir.swn.com/corporateprofile/sec-filings. You may also obtain copies of documents filed by Montage with the SEC by accessing Montage’s website at https://ir.montageresources.com/financial-information/sec-filings.

We are not incorporating the contents of the websites of the SEC, Southwestern, Montage or any other entity into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

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QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the Montage Special Meeting and the merger. They may not include all the information that is important to Montage stockholders. Montage stockholders should carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:	This proxy statement/prospectus serves as a proxy statement for the Montage Special Meeting.

You are receiving this proxy statement/prospectus because Southwestern and Montage have agreed to combine in an all-stock merger transaction. The combined company will retain the Southwestern Energy Company corporate name and the company’s listing will remain on the NYSE under the ticker “SWN.” As referred to in this proxy statement/prospectus, the “Effective Time” means the date and time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or such later date and time as may be agreed by Southwestern and Montage and specified in the certificate of merger. The Merger Agreement governs the terms of the merger of Southwestern and Montage and is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, among other things, Montage stockholders must adopt the Merger Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

This proxy statement/prospectus serves as both the proxy statement through which Montage will solicit proxies to obtain the necessary stockholder approvals for the merger and the prospectus by which Southwestern will issue shares of Southwestern Common Stock as consideration in the merger.

This proxy statement/prospectus, which you should carefully read in its entirety, contains important information about the Montage Special Meeting, the merger and other matters.

Q:	What will happen in the merger?

A:

The Merger Agreement sets forth the terms and conditions of the proposed merger of Southwestern and Montage. Under the Merger Agreement, Montage will merge with and into Southwestern, with Southwestern continuing as the surviving corporation (the “merger”).

The Merger Agreement is attached to this proxy statement/prospectus as Annex A. For a more complete discussion of the proposed merger, its effects and the other transactions contemplated by the Merger Agreement, please see “The Merger” elsewhere in this proxy statement/prospectus.

Q:	What am I being asked to vote on?

A:

Montage is holding a special meeting of its stockholders to vote on the adoption of the Merger Agreement, pursuant to which each outstanding share of Montage Common Stock will be cancelled and converted into the right to receive 1.8656 shares of Southwestern Common Stock.

Montage stockholders will also be asked to approve, on an advisory (non-binding) basis, the payments that will or may be paid to Montage’s named executive officers in connection with the merger.

Montage stockholders will also be asked to approve the proposal to adjourn the Montage Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the Montage Special Meeting to approve the Merger Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Montage stockholders.

Your vote is very important, regardless of the number of shares that you own. The approval of the Merger Proposal is a condition to the obligations of Southwestern and Montage to complete the merger.

Q:	When and where will the Montage Special Meeting take place?

A:

The Montage Special Meeting will be held at Montage’s principal executive office building located at 122 West John Carpenter Freeway, 1st Floor Conference Center, Irving, Texas 75039, beginning at 10:00 a.m., Central Time, on November 12, 2020.

Even if you plan to attend the Montage Special Meeting, Montage recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Montage Special Meeting. Shares held in “street name” may be voted by you at the Montage Special Meeting only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to directly vote the shares.

Q:	How important is my vote?

A:

Your vote “FOR” each proposal presented at the Montage Special Meeting is very important, and you are encouraged to submit a proxy as soon as possible. The merger between Southwestern and Montage cannot be completed without the approval of the Merger Proposal by the Montage stockholders.

Q:	What constitutes a quorum, and what vote is required to approve each proposal at the Montage Special Meeting?

A:

The holders of a majority of the outstanding shares of Montage Common Stock entitled to vote at the Montage Special Meeting must be represented at the Montage Special Meeting in person or by proxy in order to constitute a quorum.

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Montage Common Stock entitled to vote thereon. Accordingly, a Montage stockholder’s abstention from voting or the failure of a Montage stockholder to vote (including the failure of a Montage stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have the same effect as a vote “against” the Merger Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Montage Common Stock present in person or represented by proxy at the Montage Special Meeting and entitled to vote thereat. Assuming a quorum is present, approval of the Advisory Compensation Proposal requires the affirmative vote of holders of a majority of the shares of Montage Common Stock present in person or represented by proxy at the Montage Special Meeting and entitled to vote thereon. Accordingly, with respect to a Montage stockholder who is present in person or represented by proxy at the Montage Special Meeting, a Montage stockholder’s abstention from voting or the failure of a Montage stockholder to vote will have the same effect as a vote “ against” the Adjournment Proposal and the Advisory Compensation Proposal. The failure of a Montage stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal. However, if a Montage stockholder instructs its bank, broker or other nominee regarding some but not all of the proposals, such broker non-vote will have the same effect as voting “against” the Adjournment Proposal but will have no effect on the outcome of the Advisory Compensation Proposal. Regardless of whether there is a quorum, the chairman of the Montage Special Meeting may also adjourn the Montage Special Meeting.

Q:	Are there any stockholders who have already committed to voting in favor of any of the proposals?

A:

Yes. Contemporaneously with the execution of the Merger Agreement, Southwestern entered into a support agreement (the “EnCap Support Agreement”) (a copy of which is attached as Annex C to this proxy statement/prospectus) with certain Montage stockholders affiliated with EnCap Investments L.P. pursuant to which EnCap agreed, among other things, subject to the terms and conditions thereof, to vote all of the shares of Montage Common Stock held by EnCap as of such date in favor of the Merger Proposal at the Montage Special Meeting. For more information, please see “The Merger Agreement—EnCap Support Agreement.”

Q:	What will Montage stockholders receive if the merger is completed?

A:

If the merger is completed, each share of Montage Common Stock outstanding at the Effective Time will be converted into the right to receive 1.8656 shares of Southwestern Common Stock. Each Montage stockholder will receive cash in lieu of any fractional shares of Southwestern Common Stock that such stockholder would otherwise be entitled to receive in the merger.

Because Southwestern will issue a fixed number of shares of Southwestern Common Stock in exchange for each share of Montage Common Stock, the value of the merger consideration that Montage stockholders will receive in the merger will depend on the market price of shares of Southwestern Common Stock at the Effective Time. The market price of shares of Southwestern Common Stock that Montage stockholders receive at the Effective Time could be greater than, less than or the same as the market price of shares of Southwestern Common Stock on the date of this proxy statement/prospectus or at the time of the Montage Special Meeting. Accordingly, you should obtain current market quotations for Southwestern Common Stock and Montage Common Stock before deciding how to vote with respect to the Merger Proposal. Southwestern Common Stock is traded on the NYSE under the symbol “SWN.” Montage Common Stock is traded on the NYSE under the symbol “MR.” The common stock of the combined company will continue to trade on the NYSE under the symbol “SWN.”

For more information regarding the merger consideration to be received by Montage stockholders if the merger is completed, please see “The Merger Agreement—Merger Consideration.”

Q:	Who will own Southwestern immediately following the merger?

A:

Southwestern and Montage estimate that upon completion of the merger, current Southwestern stockholders, collectively, will own approximately 90% of the outstanding shares of Southwestern Common Stock, and current Montage stockholders, collectively, will own approximately 10% of the outstanding Southwestern Common Stock (in each case based on fully diluted shares outstanding of each company).

Q:	Will Montage equity and other long-term incentive awards be affected by the merger?

A:	Upon completion of the merger, outstanding Montage equity awards will be affected as described below.

At the Effective Time, each Montage RSU Award (as defined in “The Merger Agreement—Treatment of Montage Equity Awards”) that is outstanding immediately prior to the Effective Time will be converted into an Assumed RSU Award (as defined in “The Merger—Interests of Montage’s Directors and Executive Officers in the Merger”), with respect to a number of shares of Southwestern Common Stock equal to the product obtained by multiplying (i) the applicable number of shares of Montage Common Stock subject to such Montage RSU Award by (ii) the Exchange Ratio. For each holder of a Montage RSU Award, any fractional shares resulting from the conversion of his or her Montage RSU Awards will be rounded to the nearest whole share. Except as otherwise provided in the Merger Agreement, each Assumed RSU Award will continue to have, and will be subject to, the same terms and conditions (including time vesting conditions and, if applicable, any accelerated vesting in connection with a termination of service) that applied to the underlying Montage RSU Award immediately prior to the Effective Time, except that Southwestern (x) may modify terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other immaterial administrative or ministerial changes as in the reasonable and good faith determination of Southwestern are appropriate to effectuate the administration of the Assumed RSU Award, and (y) may settle the Assumed RSU Award upon vesting in shares of Southwestern Common Stock or cash.

The Merger Agreement provides that Montage shall take all necessary and appropriate actions so that, prior to the Effective Time, each then outstanding Montage PSU Award (as defined in “The Merger Agreement—Treatment of Montage Equity Awards”) will be terminated and vested in accordance with its terms. Southwestern will settle such Montage PSU Awards in Southwestern Common Stock (determined in the same manner as described above for converting Montage RSU Awards into Assumed RSU Awards) or cash.

The Merger Agreement further provides that Montage shall take all necessary and appropriate actions so that prior to the Effective Time each Montage Restricted Stock Award (as defined in “The Merger Agreement—Treatment of Montage Equity Awards”) granted to a Montage non-employee director shall vest. Shares of Montage Common Stock attributable to such Montage Restricted Stock Awards will be treated in the manner as applies to shares of Montage Common Stock, as set forth in the Merger Agreement, at the Effective Time.

Q:	What will the composition of the board of directors and management of Southwestern be following completion of the merger?

A:

The officers of Southwestern immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the surviving corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

The directors of Southwestern immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the surviving corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Southwestern’s certificate of incorporation and bylaws.

Q:	How does the Montage Board recommend that I vote at the Montage Special Meeting?

A:

The Montage board of directors (the “Montage Board”) unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. For additional information regarding the recommendation of the Montage Board, please see “The Merger—Recommendation of the Montage Board and Reasons for the Merger.”

Q:	Who is entitled to vote at the Montage Special Meeting?

A:

The Record Date for the Montage Special Meeting is October 5, 2020. All holders of shares of Montage Common Stock who held shares at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Montage Special Meeting. Each such holder of Montage Common Stock is entitled to cast one vote on each matter properly brought before the Montage Special Meeting for each share of Montage Common Stock that such holder owned of record as of the Record Date. Please see “The Montage Special Meeting—Voting at the Montage Special Meeting” for instructions on how to vote your shares without attending the Montage Special Meeting.

Q:	What is a proxy?

A:

A stockholder’s legal designation of another person to vote shares of such stockholder’s common stock at a special or annual meeting is referred to as a proxy. The document used to designate a proxy to vote your shares of common stock is called a proxy card.

Q:	How many votes do I have for the Montage Special Meeting?

A:

Each Montage stockholder is entitled to one vote for each share of Montage Common Stock held of record as of the close of business on the Record Date for each proposal. As of the close of business on September 30, 2020, the latest practicable date prior to the date of this proxy statement/prospectus, there were 36,022,393 outstanding shares of Montage Common Stock.

x

Q:	Where will Southwestern Common Stock be publicly traded following consummation of the merger?

A:	The Southwestern Common Stock will continue to trade on the NYSE under the symbol “SWN” following consummation of the merger.

Q:	What happens if the merger is not completed?

A:

If the Merger Proposal is not approved or if the merger is not completed for any other reason, Montage stockholders will not receive any merger consideration for their shares of Montage Common Stock in connection with the merger. Instead, Southwestern and Montage will each remain independent public companies, the Southwestern Common Stock will continue to be listed and traded on the NYSE, and the Montage Common Stock will continue to be listed and traded on the NYSE. If the Merger Agreement is terminated under certain specified circumstances, Montage may be required to pay to Southwestern a termination fee of $9.7 million. Please see “The Merger Agreement—Termination of the Merger Agreement—Termination Fee” for a more detailed discussion of the termination fee.

Q:	How can I vote my shares and participate at the Montage Special Meeting?

A:

Record Holders - Shares held directly in your name as the stockholder of record of Montage may be voted in person by ballot at the Montage Special Meeting or by submitting a proxy. If you choose to vote your shares in person at the Montage Special Meeting, please bring your enclosed proxy card and proof of identification.

Shares in “street name” - Shares held in “street name” may be voted by you at the Montage Special Meeting only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares. If you choose to vote your shares in street name in person at the Montage Special Meeting, please bring that signed legal proxy along with proof of identification.

Even if you plan to attend the Montage Special Meeting, Montage recommends that you vote your shares in advance as described below so that your vote will be counted even if you later decide not to or become unable to attend the Montage Special Meeting.

Additional information on attending the Montage Special Meeting can be found under “The Montage Special Meeting.”

Q:	How can I vote my shares without attending the Montage Special Meeting?

A:

Whether you hold your shares directly as a stockholder of record of Montage or beneficially in “street name,” you may direct your vote by proxy without attending the Montage Special Meeting. You can vote by proxy by mail, over the Internet or by telephone by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Additional information on voting procedures can be found under “The Montage Special Meeting.”

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name?”

A:

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Montage or by voting in person at the Montage Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:	If my shares of Montage Common Stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

A:

Under the rules of the NYSE, your bank, broker or other nominee will only be permitted to vote your shares of Montage Common Stock with respect to “non-routine” matters if you instruct your bank, broker or other nominee how to vote. All of the proposals scheduled for consideration at the Montage Special Meeting are “non-routine” matters. As a result, if you fail to provide voting instructions to your broker, bank or other nominee, your shares will not be counted as present at the Montage Special Meeting for purposes of determining a quorum and will not be voted on any of the proposals. If you provide voting instructions to your broker, bank or other nominee on one or more of the proposals but not on one or more of the other proposals, then your shares will be counted as present for the purposes of determining a quorum but will not be voted on any proposal for which you fail to provide instructions. To make sure that your shares are voted with respect to each of the proposals, you should instruct your bank, broker or other nominee how you wish to vote your shares in accordance with the procedures provided by your bank, broker or other nominee regarding the voting of your shares.

The effect of not instructing your bank, broker or other nominee how you wish to vote your shares will be the same as a vote “against” the Merger Proposal and will not have any effect on the outcome of the Adjournment Proposal or the Advisory Compensation Proposal. However, if you instruct your bank, broker or other nominee on how you wish to vote your shares on some but not all proposals, such broker non-vote will have the same effect as voting “against” the Merger Proposal and the Adjournment Proposal but will not have any effect on the outcome of the Advisory Compensation Proposal.

Q:	What should I do if I receive more than one set of voting materials for a stockholder meeting?

A:

If you hold shares of Montage Common Stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of Montage Common Stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Montage Special Meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card, or you may cast your vote by telephone or Internet as provided on each proxy card, or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Montage Common Stock are voted.

“Street name” Holders. For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.

Q:	If a stockholder gives a proxy, how are the shares of Montage Common Stock voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Montage Common Stock in the way that you indicate. When completing the proxy card or the Internet or telephone processes, you may specify whether your shares of Montage Common Stock should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Montage Special Meeting.

Q:	How will my shares of Montage Common Stock be voted if I return a blank proxy?

A:

If you sign, date and return your proxy card and do not indicate how you want your shares of Montage Common Stock to be voted, then your shares of Montage Common Stock will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the Montage Special Meeting by:

•

subsequently submitting a new proxy, whether by submitting a new proxy card or by submitting a proxy via the Internet or telephone, that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to Montage’s Corporate Secretary; or

•	revoking your proxy and voting at the Montage Special Meeting.

Your attendance at the Montage Special Meeting will not revoke your proxy unless you give written notice of revocation to Montage’s Corporate Secretary before your proxy is exercised or unless you vote your shares in person at the Montage Special Meeting.

Execution or revocation of a proxy will not in any way affect your right to attend the Montage Special Meeting and vote. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Montage Resources Corporation

Attn: Corporate Secretary

122 W. John Carpenter Freeway

Suite 300

Irving, Texas 75039

For more information, please see “The Montage Special Meeting—Revocation of Proxies.”

Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

A: If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the Montage Special Meeting?

A:

The preliminary voting results for the Montage Special Meeting will be announced at the meeting. In addition, within four business days of the Montage Special Meeting, Montage intends to file the final voting results of its meeting with the SEC on a Current Report on Form 8-K.

Q:	Do Montage stockholders have appraisal rights or dissenters’ rights?

A:	No. Montage stockholders are not entitled to appraisal or dissenters’ rights in connection with the merger under Section 262 of the DGCL.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the Merger Proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in “Risk Factors.” You also should read and carefully consider the risk factors of Southwestern and Montage contained in the reports of Southwestern and Montage which are incorporated by reference into this proxy statement/prospectus.

Q:	Do any of the officers or directors of Montage have interests in the merger that may differ from or be in addition to my interests as a Montage stockholder?

A:

Yes. In considering the recommendation of the Montage Board that Montage stockholders vote to approve the Merger Proposal, Montage stockholders should be aware that Montage’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Montage stockholders generally. The Montage Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the merger, and in unanimously recommending that the Merger Agreement be adopted by Montage stockholders. See “The Merger—Interests of Montage’s Directors and Executive Officers in the Merger.”

Q:	What happens if I sell my shares of Montage Common Stock after the Record Date but before the Montage Special Meeting?

A:

The Record Date is earlier than the date of the Montage Special Meeting. If you transfer your shares of Montage Common Stock after the Record Date but before the Montage Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Montage Special Meeting.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

The Montage Board is soliciting your proxy in connection with the Montage Special Meeting, and Montage will bear the cost of soliciting such proxies, including the costs of printing and filing this proxy statement/prospectus. Montage does not expect to retain a proxy solicitor to assist with the solicitation of proxies in connection with the Montage Special Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Montage Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of Montage’s directors, officers and employees, without additional compensation.

Southwestern and Montage also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Montage Common Stock. Southwestern’s directors, officers and employees and Montage’s directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What are the United States federal income tax consequences of the merger to Montage U.S. stockholders?

A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes. However, it is not a condition to Southwestern’s obligation or Montage’s obligation to complete the merger that the merger qualifies as a “reorganization.” Nevertheless, assuming that the merger so qualifies, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 149) of shares of Montage Common Stock will generally not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares of Montage Common Stock for shares of Southwestern Common Stock in the merger, except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of Southwestern Common Stock. Southwestern and Montage have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”) regarding any matters relating to the transactions and, as a result, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein.

For a more complete discussion of the U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	When is the merger expected to be completed?

A:

Subject to the satisfaction or waiver of the closing conditions described under “The Merger Agreement—Conditions to the Completion of the Merger,” including the approval of the Merger Proposal, the merger is expected to close in the fourth quarter of calendar year 2020. However, neither Southwestern nor Montage can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors outside the control of both companies. Southwestern and Montage hope to complete the merger as soon as reasonably practicable.

Q:	What are the conditions to completion of the merger?

A:

The merger is subject to a number of conditions to closing as specified in the Merger Agreement. These closing conditions include, among others, (i) the approval of the Merger Proposal by Montage stockholders, (ii) the absence of any law, order or injunction prohibiting the merger, (iii) the expiration or earlier termination of the waiting period under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) the SEC having declared effective Southwestern’s Registration Statement on Form S-4 filed in connection with the merger (the “S-4”), (v) the shares of Southwestern Common Stock issuable in connection with the Merger having been authorized for listing on the NYSE, upon official notice of issuance, (vi) the accuracy of each party’s representations and warranties, (vii) each party’s compliance with its covenants and agreements contained in the Merger Agreement, and (viii) an authorized officer of each party certifying that the conditions described in (vi) and (vii) above have been satisfied in respect of such party. No assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied or waived, and, even if all required consents and approvals are obtained and the conditions are satisfied or waived, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the merger could cause Southwestern and Montage not to realize, or to be delayed in realizing, some or all of the benefits that Southwestern and Montage expect to achieve if the merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, please see “The Merger Agreement—Conditions to the Completion of the Merger.”

Q:	How will I receive the merger consideration to which I am entitled?

A:

If you hold your shares of Montage Common Stock through The Depository Trust Company (“DTC”), you will not be required to take any specific actions to exchange your shares for shares of Southwestern Common Stock. After the completion of the merger, shares of Montage Common Stock held through DTC in book-entry form will be automatically exchanged for shares of Southwestern Common Stock in book-entry form and an exchange agent (the “Exchange Agent”) selected by the parties will deliver to you a check in the amount of any cash to be paid in lieu of any fractional share of Southwestern Common Stock to which you would otherwise be entitled. If you hold your shares of Montage Common Stock in certificated form, or in book-entry form but not through DTC, after receiving the proper documentation from you, following the Effective Time, the Exchange Agent will deliver to you the Southwestern Common Stock and a check in the amount of any cash in lieu of fractional shares to which you would otherwise be entitled. More information may be found in “The Merger Agreement—Exchange of Shares.”

Q:	What should I do now?

A:

You should read this proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope, or you may submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	Whom do I call if I have questions about the Montage Special Meeting or the merger?

A:	If you have questions about the Montage Special Meeting or the merger, or desire additional copies of this proxy statement/prospectus or additional proxy cards, you may contact:

Montage Resources Corporation

122 W. John Carpenter Freeway

Suite 300

Irving, Texas 75039

Attention: Investor Relations

(469) 444-1736

SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this proxy statement/prospectus. This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you as a Montage stockholder. To understand the merger fully and for a more complete description of the terms of the merger, you should read this entire proxy statement/prospectus carefully, including its annexes and the other documents to which you are referred. Additionally, important information, which you are urged to read, is contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 185. Items in this summary include a page reference directing you to a more complete description of those items.

The Parties to the Merger (See page 43)

Southwestern Energy Company

Southwestern is an independent energy company engaged in exploration, development and production activities, including the related marketing of natural gas, oil and natural gas liquids (“NGLs”) produced in its operations. Southwestern is a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted substantially through, its subsidiaries. Currently Southwestern operates exclusively in the United States. Southwestern Common Stock is listed and traded on the NYSE under the ticker symbol “SWN.” Southwestern, which is incorporated in Delaware, has its executive offices located at 10000 Energy Drive, Spring, Texas 77389, and can be reached by phone at (832) 796-1000.

Montage Resources Corporation

Montage is an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin. As of December 31, 2019, Montage had assembled an acreage position approximating 233,800 net surface acres in Eastern Ohio, 38,700 net surface acres in Pennsylvania and 49,700 net surface acres in West Virginia, which excludes any acreage pending title. Montage Common Stock is listed and traded on the NYSE under the ticker symbol “MR.” Montage has its executive offices located at 122 W. John Carpenter Freeway, Suite 300, Irving, Texas 75039, and can be reached by phone at (469) 444-1647.

The Merger and the Merger Agreement (See pages 44 and 94)

The terms and conditions of the merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the Merger Agreement, Montage will merge with and into Southwestern. At the Effective Time, the separate corporate existence of Montage will cease, with Southwestern continuing as the surviving corporation. Following the merger, Montage Common Stock will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.

Exchange Ratio (See page 44)

At the Effective Time, each share of Montage Common Stock will be converted into the right to receive 1.8656 shares of Southwestern Common Stock.

The Exchange Ratio is fixed, which means that it will not change between now and the Effective Time, regardless of changes in the market price of Montage Common Stock and Southwestern Common Stock. No

fractional shares of Southwestern Common Stock will be issued upon the conversion of shares of Montage Common Stock pursuant to the Merger Agreement. Each Montage stockholder who otherwise would have been entitled to receive a fraction of a share of Southwestern Common Stock will be entitled to receive cash in lieu of such fractional share.

Southwestern stockholders will continue to own their existing shares of Southwestern Common Stock, which will not be affected by the merger.

The Montage Special Meeting (See page 124)

The Montage Special Meeting will be held at Montage’s principal executive office building located at 122 West John Carpenter Freeway, 1st Floor Conference Center, Irving, Texas 75039, on November 12, 2020, beginning at 10:00 a.m. Central Time. The Montage Special Meeting is being held to consider and vote on the following proposals:

•

Proposal 1—the Merger Proposal: to adopt the Merger Agreement, pursuant to which, among other things, each outstanding share of Montage Common Stock will be cancelled and converted into the right to receive 1.8656 shares of Southwestern Common Stock;

•

Proposal 2—the Advisory Compensation Proposal: to approve, on an advisory (non-binding) basis, the payments that will or may be paid to Montage’s named executive officers in connection with the merger; and

•

Proposal 3—the Adjournment Proposal: to approve the adjournment of the Montage Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the Montage Special Meeting to approve the Merger Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Montage stockholders.

Completion of the merger is conditioned on, among other things, the approval of the Merger Proposal by Montage stockholders. Approval of the Advisory Compensation Proposal and the Adjournment Proposal are not conditions to the obligation of either Montage or Southwestern to complete the merger.

Only holders of record of outstanding shares of Montage Common Stock as of the close of business on October 5, 2020, the Record Date, are entitled to notice of, and to vote at, the Montage Special Meeting or any adjournment or postponement of the Montage Special Meeting. Montage stockholders may cast one vote for each share of Montage Common Stock owned as of the Record Date for each proposal.

Assuming holders of a majority of the outstanding shares of Montage Common Stock entitled to vote at a meeting of stockholders (for purposes of the Montage Special Meeting, a “quorum”) are present in person or represented by proxy at the Montage Special Meeting, approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Montage Common Stock entitled to vote thereon. Accordingly, a Montage stockholder’s abstention from voting or the failure of a Montage stockholder to vote (including the failure of a Montage stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have the same effect as a vote “against” the Merger Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Montage Common Stock present in person or represented by proxy at the Montage Special Meeting and entitled to vote thereat. Assuming a quorum is present, approval of the Advisory Compensation Proposal requires the affirmative vote of holders of a majority of the shares of Montage Common Stock present in person or represented by proxy at the Montage Special Meeting and entitled to vote thereon. Accordingly, with respect to a

Montage stockholder who is present in person or represented by proxy at the Montage Special Meeting, a Montage stockholder’s abstention from voting or the failure of a Montage stockholder to vote will have the same effect as a vote “ against” the Adjournment Proposal and the Advisory Compensation Proposal. The failure of a Montage stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to its bank, broker or other nominee will have no effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal. However, if a Montage stockholder instructs its bank, broker or other nominee regarding some but not all of the proposals, such broker non-vote will have the same effect as voting “against” the Adjournment Proposal but will have no effect on the outcome of the Advisory Compensation Proposal. Regardless of whether there is a quorum, the chairman of the Montage Special Meeting may also adjourn the Montage Special Meeting.

EnCap Support Agreement (See page 123)

Contemporaneously with the execution of the Merger Agreement, Southwestern entered into the EnCap Support Agreement (a copy of which is attached as Annex C to this proxy statement/prospectus) with EnCap, pursuant to which EnCap agreed, among other things, subject to the terms and conditions thereof, to vote all of the shares of Montage Common Stock held by EnCap as of such date in favor of the Merger Proposal at the Montage Special Meeting. For more information, please see “The Merger Agreement—EnCap Support Agreement.” For more information regarding the security ownership of EnCap, please see “Certain Beneficial Owners of Montage Common Stock.”

Recommendation of the Montage Board and Reasons for the Merger (See page 60)

The Montage Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Montage and its stockholders and has unanimously adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the merger. The Montage Board unanimously recommends that Montage stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal, if necessary or appropriate to solicit additional proxies. For additional information on the factors considered by the Montage Board in reaching this decision and the recommendation of the Montage Board, please see “The Merger—Recommendation of the Montage Board and Reasons for the Merger.”

Opinion of Montage’s Financial Advisor (See page 65 and Annex B)

Montage engaged Barclays Capital Inc. (“Barclays”) to act as its financial advisor with respect to the merger. On August 12, 2020, Barclays rendered its oral opinion (which opinion was subsequently confirmed in writing) to the Montage Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Exchange Ratio to be offered to the Montage stockholders (other than holders of Excluded Shares (as defined in the Merger Agreement), as applicable) was fair, from a financial point of view, to such stockholders, as more fully described in the section of this proxy statement/prospectus entitled “The Merger—Opinion of Montage’s Financial Advisor” beginning on page 65. The summary of Barclays’ opinion set forth below is qualified in its entirety by reference to the full text of Barclays’ written opinion.

The full text of Barclays’ written opinion, dated as of August 12, 2020, is attached as Annex B to this proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety.

Barclays’ opinion was addressed to the Montage Board, addressed only the fairness, from a financial point of view, of the Exchange Ratio to be offered to the Montage stockholders (other than holders of

Excluded Shares, as applicable) and does not constitute a recommendation to any Montage stockholder as to how such stockholder should vote with respect to the merger or any other matter. Barclays did not recommend any specific form of consideration to Montage or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to opine as to, and its opinion did not in any manner address, Montage’s underlying business decision to proceed with or effect the merger, the likelihood of the consummation of the merger, or the relative merits of the merger as compared to any other transaction in which Montage may engage. In addition, Barclays expressed no opinion on, and its opinion did not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the consideration to be offered to the Montage stockholders (other than holders of Excluded Shares, as applicable) in connection with the merger. No limitations were imposed by the Montage Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

For additional information, see the section entitled “The Merger—Opinion of Montage’s Financial Advisor” beginning on page 65 and Annex B.

Board of Directors and Management of Southwestern Following the Merger (See page 83)

The directors of Southwestern immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the surviving corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Southwestern’s certificate of incorporation and bylaws.

The officers of Southwestern immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the surviving corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Interests of Montage’s Directors and Executive Officers in the Merger (See page 84)

When considering the recommendation of the Montage Board that Montage stockholders vote “FOR” the Merger Proposal, Montage stockholders should be aware that, aside from their interests as Montage stockholders, Montage’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other Montage stockholders generally. The Montage Board was aware of such interests during its deliberations on the merits of the merger and in deciding to recommend that Montage stockholders vote “FOR” the Merger Proposal at the Montage Special Meeting on November 12, 2020.

These interests include:

•

certain executive officers of Montage have arrangements with Montage that provide for certain severance payments or benefits, accelerated vesting of certain equity-based awards and other rights and other payments or benefits in the event of a qualifying termination of employment following the completion of the merger, or for some equity-based awards, upon completion of the merger;

•	the directors of Montage have arrangements with Montage that provide for accelerated vesting of certain equity-based awards upon the completion of the merger; and

•	executive officers and directors of Montage have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the merger.

The Montage Board was aware of these additional interests of their directors and executive officers and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, in approving the Merger Agreement and in recommending the applicable merger-related proposals. For a further discussion of the interests of Montage directors and executive officers in the merger, see “The Merger—Interests of Montage’s Directors and Executive Officers in the Merger” beginning on page 84.

Treatment of Existing Montage Long-Term Incentive Awards in the Merger (See page 96)

At the Effective Time, each Montage RSU Award that is outstanding immediately prior to the Effective Time will be converted into an Assumed RSU Award, with respect to a number of shares of Southwestern Common Stock equal to the product obtained by multiplying (i) the applicable number of shares of Montage Common Stock subject to such Montage RSU Award by (ii) the Exchange Ratio. For each holder of a Montage RSU Award, any fractional shares resulting from the conversion of his or her Montage RSU Awards will be rounded to the nearest whole share. Except as otherwise provided in the Merger Agreement, each Assumed RSU Award will continue to have, and will be subject to, the same terms and conditions (including time vesting conditions and, if applicable, any accelerated vesting in connection with a termination of service) that applied to the underlying Montage RSU Award immediately prior to the Effective Time, except that Southwestern (x) may modify terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other immaterial administrative or ministerial changes as in the reasonable and good faith determination of Southwestern are appropriate to effectuate the administration of the Assumed RSU Award, and (y) may settle the Assumed RSU Award upon vesting in shares of Southwestern Common Stock or cash.

The Merger Agreement provides that Montage shall take all necessary and appropriate actions so that, prior to the Effective Time, each then outstanding Montage PSU Award will be terminated and vested to the extent provided under such award’s existing terms.

The Merger Agreement further provides that Montage shall take all necessary and appropriate actions so that prior to the Effective Time each Montage Restricted Stock Award granted to a Montage non-employee director shall vest. Shares of Montage Common Stock attributable to such Montage Restricted Stock Awards will be treated in the manner set forth in the Merger Agreement at the Effective Time.

Certain Beneficial Owners of Montage Common Stock (See page 179)

At the close of business on September 30, 2020, the latest practicable date prior to the date of this proxy statement/prospectus, Montage’s directors and executive officers and their affiliates (other than EnCap, which is discussed below), as a group, beneficially owned and were entitled to vote approximately 443,237 shares of Montage Common Stock, collectively representing 1.2% of the shares of Montage Common Stock outstanding on that date. Montage currently expects that all of its directors and executive officers will vote their shares “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. For more information regarding the security ownership of Montage directors and executive officers, please see “Certain Beneficial Owners of Montage Common Stock.”

In addition, pursuant to the EnCap Support Agreement, EnCap (which owns approximately 39.0% of the outstanding shares of Montage Common Stock as of September 30, 2020) has agreed, subject to the terms and conditions thereof, to vote all shares of Montage Common Stock held by EnCap as of such date in favor of the Merger Proposal at the Montage Special Meeting. For a more complete discussion of the EnCap Support Agreement, please see “The Merger Agreement—EnCap Support Agreement.”

Ownership of Southwestern after the Merger (See page 44)

As of the date of this proxy statement/prospectus, based on the Exchange Ratio, the number of outstanding shares of Montage Common Stock (plus the number of shares underlying outstanding Montage restricted stock units and performance units) and the number of outstanding shares of Southwestern Common Stock (on a fully diluted basis), it is estimated that Southwestern stockholders will own approximately 90% and Montage stockholders will own approximately 10% of the issued and outstanding shares of Southwestern Common Stock on a fully diluted basis immediately following the effective time of the merger.

Conditions to the Completion of the Merger (See page 119)

Each party’s obligation to effect the merger is subject to the satisfaction at closing, or waiver at or prior to closing, of each of the following conditions:

•	the approval of the Merger Proposal by the Montage stockholders;

•	the absence of any law, order or injunction prohibiting the merger;

•	the expiration or earlier termination of the waiting period under the HSR Act;

•	the SEC having declared effective the S-4; and

•	the NYSE having approved the listing of the Southwestern Common Stock to be issued in the merger.

Southwestern’s obligation to effect the merger is subject to the satisfaction at closing, or waiver at or prior to closing, of each of the following conditions:

•	the accuracy of the representations and warranties of Montage as follows:

•

the representations and warranties of Montage regarding organization, good standing, authority and certain representations regarding capital stock (as set forth in Sections 3.1(a), certain portions of 3.2(a) and 3.2(d) and 3.3 of the Merger Agreement) must have been true and correct in all respects as of the date of the Merger Agreement and must be true and correct in all respects as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such date) except for de minimis inaccuracies;

•

the representations and warranties of Montage regarding the authorization and validity of its capital stock must have been true and correct in all material respects as of the date of the Merger Agreement and must be true and correct in all material respects as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such date);

•

the representations and warranties of Montage regarding the absence of certain changes with respect to a material adverse effect must have been true and correct in all respects as of the date of the Merger Agreement and must be true and correct in all respects as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such date); and

•

each other representation and warranty of Montage set forth in the Merger Agreement must be true and correct (disregarding all qualifications or limitations as to “material,” “materiality” or “material adverse effect”) as of the date of the Merger Agreement and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “material,” “materiality” or “material adverse effect”), individually or in the aggregate, would not reasonably be likely to have a material adverse effect with respect to Montage.

•	Montage’s performance, in all material respects, of its obligations under the Merger Agreement required to be performed at or prior to the closing date; and

•

Montage having delivered to Southwestern a certificate of an authorized officer certifying that the conditions described in the immediately preceding bullets with respect to representations and warranties and performance of obligations have been satisfied.

The obligation of Montage to effect the merger is subject to the satisfaction at closing, or waiver at or prior to closing, of each of the following conditions:

•	the accuracy of the representations and warranties of Southwestern as follows:

•

the representations and warranties of Southwestern regarding organization, good standing, authority and certain representations regarding capital stock (as set forth in Sections 4.1(a), certain portions of 4.2(a) and 4.2(b) and 4.3 of the Merger Agreement) must have been true and correct in all respects as of the date of the Merger Agreement and must be true and correct in all respects as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such date) except for de minimis inaccuracies;

•

the representations and warranties of Southwestern regarding the absence of certain changes with respect to a material adverse effect must have been true and correct in all respects as of the date of the Merger Agreement and must be true and correct in all respects as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such date); and

•

each other representation and warranty of Southwestern set forth in the Merger Agreement must be true and correct (disregarding all qualifications or limitations as to “material,” “materiality” or “material adverse effect”) as of the date of the Merger Agreement and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “material,” “materiality” or “material adverse effect”), individually or in the aggregate, would not reasonably be likely to have a material adverse effect with respect to Southwestern.

•	Southwestern’s performance, in all material respects, of its obligations under the Merger Agreement required to be performed at or prior to the Effective Time; and

•

Southwestern having delivered to Montage a certificate of an authorized officer certifying that the conditions described in the immediately preceding bullets with respect to representations and warranties and performance of obligations have been satisfied.

No Solicitation of Acquisition Proposals (See page 106)

Montage agreed that neither it nor any of its subsidiaries will, and Montage will, and will cause its subsidiaries to, instruct their representatives not to, directly or indirectly:

•

initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), or take any other action designed to lead to, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined under “The Merger Agreement—Covenants—No Solicitation of Acquisition Proposals”);

•

participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Montage or any of its subsidiaries or afford access to the properties, books or records of Montage or any of its subsidiaries to any person that has made an Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal;

•

accept an Acquisition Proposal or enter into any agreement (other than an acceptable confidentiality agreement in certain circumstances), including any letter of intent or agreement in principle, providing for or relating to an Acquisition Proposal or enter into any agreement, including any letter of intent or agreement in principle, that would require, or would have the effect of causing, Montage to abandon, terminate or fail to consummate the merger or the other transactions contemplated by the Merger Agreement;

•

amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Montage or any of its subsidiaries except that, prior to the approval of the Merger Proposal, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Montage Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, Montage may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make an Acquisition Proposal, on a confidential basis, to the Montage Board; or

•	resolve to do any of the foregoing.

Notwithstanding the restrictions described above, prior to, but not after, the time the approval of the Merger Proposal is obtained, Montage may take any actions described in the second bullet above with respect to a third party if Montage receives an unsolicited written Acquisition Proposal from such third party that the Montage Board believes in good faith is bona fide, the Montage Board concludes in good faith, after consultation with its financial advisors and outside legal counsel, that such proposal constitutes or is reasonably expected to result in a Superior Proposal (as defined under “The Merger Agreement—No Solicitation of Acquisition Proposals”), and the Montage Board determines in good faith, after consultation with its outside counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third party would reasonably be expected to be inconsistent with the Montage Board’s fiduciary duties under applicable law.

No Change of Recommendation (See page 108)

Subject to certain exceptions described below, neither the Montage Board nor any committee thereof may directly or indirectly:

•	make an Adverse Recommendation Change (as defined under “The Merger Agreement—No Change of Recommendation”);

•

approve or recommend, or publicly propose to approve or recommend, or allow Montage or any of its subsidiaries to execute or enter into, any agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal, or (B) requiring it to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the Merger Agreement; or

•	resolve, propose, agree or publicly announce an intention to do any of the foregoing.

Permitted Change of Recommendation—Superior Proposal

If Montage receives an Acquisition Proposal that was not the result of a material violation of the terms of the Merger Agreement, and that the Montage Board believes in good faith is bona fide, and the Montage Board, after consultation with its financial advisors and outside legal counsel, concludes constitutes a Superior Proposal and following consultation with outside legal counsel, determines that the failure of the Montage Board to make an Adverse Recommendation Change or terminate the Merger Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, then the Montage Board may at any time prior to obtaining approval of the Merger Proposal effect an Adverse Recommendation Change or terminate the Merger Agreement; provided, however, that the Montage Board may not take such action unless: (i) Montage has provided prior notice to Southwestern specifying in reasonable detail the reasons for such action at least four days in advance of its intention to take such action with respect to an Adverse Recommendation Change or termination; (ii) during the four-day period, Montage has negotiated with Southwestern in good faith (to the extent Southwestern desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement as would obviate the need for the Montage Board to make an Adverse Recommendation Change or terminate the Merger Agreement; and (iii) at the end of the four-day period, the Montage Board again concludes in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of the Merger Agreement proposed by Southwestern, that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure of the Montage Board to effect an Adverse Recommendation Change or terminate the Merger Agreement with respect to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. Any material amendment to the terms of the Acquisition Proposal will require a new notice period, but such notice period will be two days from the time that Southwestern receives notice of such material amendment (as opposed to four days).

Permitted Change of Recommendation—Intervening Event

The Montage Board may make an Adverse Recommendation Change at any time prior to obtaining approval of the Merger Proposal in response to a Company Intervening Event (as defined under “The Merger Agreement—No Change of Recommendation—Permitted Change of Recommendation—Intervening Event”) to the extent that (i) the Montage Board determines in good faith, after consultation with Montage’s outside legal counsel, that the failure of the Montage Board to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and (ii) (A) Montage provides Southwestern four days’ notice of its intention to take such action, which notice shall specify the reasons therefor, (B) after providing such notice and prior to making such Adverse Recommendation Change, Montage shall negotiate in good faith with Southwestern during such four-day period (to the extent that Southwestern desires to negotiate) to make such revisions to the terms of the Merger Agreement as would obviate the need for the Montage Board to make an Adverse Recommendation Change, and (C) the Montage Board shall have considered in good faith any changes to the Merger Agreement offered in writing by Southwestern, and following such four-day period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure of the Montage Board to effect an Adverse Recommendation Change with respect to such Company Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Termination of the Merger Agreement (See page 120)

Termination by Mutual Consent

The Merger Agreement may be terminated and the merger abandoned at any time prior to the Effective Time, whether before or after approval of the merger by the Montage stockholders, by mutual written consent of Southwestern and Montage.

Termination by Either Southwestern or Montage

Either party may terminate the Merger Agreement if:

•

the merger has not been consummated by 11:59 p.m., Central Time, on February 12, 2021, unless due to the failure to fulfill any material obligation under the Merger Agreement or other material breach of the Merger Agreement by the terminating party;

•

any governmental entity shall have issued a statute, rule, order, decree or regulation or taken any other action (which Montage and Southwestern shall have used their commercially reasonable efforts to lift), in each case permanently retraining, enjoining or otherwise prohibiting consummation of the merger or making the merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and not-appealable (provided that the terminating party is not then in breach of certain of its covenants in the Merger Agreement);

•	Montage stockholders fail to approve the Merger Proposal at the Montage Special Meeting (or a postponement or adjournment of that meeting); or

•

there shall have been a breach of or any inaccuracy in any of the representations or warranties or a material breach of any of the covenants or agreements in the Merger Agreement on the part of the other party, which breach is not cured within 30 days following receipt by the breaching party of notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement); provided, however, that neither party shall have the right to terminate unless the breach, together with all other such breaches, would entitle the party receiving such representation or to which such covenants or agreements are made, as applicable, not to consummate the transactions pursuant to that party’s condition related to breach of representations and warranties or covenants and agreements by the other party, as applicable (see “The Merger Agreement— Conditions to the Completion of the Merger” for additional details).

Termination by Southwestern

Southwestern may terminate the Merger Agreement and the merger may be abandoned prior to, but not after, approval of the Merger Proposal is obtained if:

•

Montage or the Montage Board, as the case may be, (A) entered into any agreement with respect to any Acquisition Proposal (other than the merger or an Acceptable Confidentiality Agreement as permitted by the Merger Agreement); (B) approved or recommended, or, in the case of a committee, proposed to the Montage Board to approve or recommend, any Acquisition Proposal other than the merger; or (C) resolved to do any of the foregoing; or

•	an Adverse Recommendation Change shall have occurred or the Montage Board or any committee thereof has resolved to make an Adverse Recommendation Change.

Termination by Montage

Montage may terminate the Merger Agreement and the merger may be abandoned prior to, but not after, approval of the Merger Proposal is obtained in order for Montage to enter into a definitive agreement with respect to a Superior Proposal; provided, however, that Montage shall concurrently pay to Southwestern the termination fee.

Termination Fee (See page 121)

Montage will be required to pay to Southwestern a termination fee of $9.7 million if:

•

Southwestern terminates the Merger Agreement due to Montage’s entry into any agreement with respect to an Acquisition Proposal (other than the merger or an Acceptable Confidentiality Agreement as permitted by the Merger Agreement), the Montage Board’s approval or recommendation of (or, in the case of a committee, a proposal to the Montage Board to approve or recommend) any Acquisition Proposal other than the merger, or the Montage Board’s resolution to do any of the foregoing;

•	Southwestern terminates the Merger Agreement due to an Adverse Recommendation Change;

•	Montage terminates the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal; or

•

(i) an Acquisition Proposal has been publicly proposed by any person (other than Southwestern or any of its affiliates) or an Acquisition Proposal has otherwise become known to Montage’s directors or officers, or its stockholders generally, (ii) thereafter the Merger Agreement is terminated by either Southwestern or Montage due to the merger having not been consummated by 11:59 p.m., Central

Time, on February 12, 2021 or Montage stockholders failing to approve the Merger Proposal at the Montage Special Meeting (or a postponement or adjournment of that meeting) or by Southwestern for a breach of or any inaccuracy in any of the representations or warranties or a material breach of any of the covenants or agreements in the Merger Agreement by Montage, and (iii) within 12 months after the termination of the Merger Agreement, Montage or any of its subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal is consummated; provided that, for purposes of this paragraph only, any reference in the definition of “Acquisition Proposal” to “20% or more” will be deemed to be references to “50% or more.”

Accounting Treatment (See page 91)

Southwestern and Montage prepare their respective financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The merger will be accounted for using the acquisition method of accounting, with Southwestern being treated as the accounting acquirer. In identifying Southwestern as the acquiring entity for accounting purposes, Southwestern and Montage took into account a number of factors as of the date of this proxy statement/prospectus, including which entity is issuing its equity interests, the expectation that following the Effective Time holders of shares of Southwestern Common Stock as of immediately prior to the Effective Time will hold, in the aggregate, approximately 90% of the issued and outstanding shares of Southwestern Common Stock (based on fully diluted shares outstanding of Southwestern) immediately following the Effective Time, the intended corporate governance structure of Southwestern following the Effective Time, the intended senior management of Southwestern following the Effective Time, and the terms of the share exchange. No single factor was the sole determinant in the overall conclusion that Southwestern is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion.

Material U.S. Federal Income Tax Consequences of the Merger (See page 149)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, it is not a condition to Southwestern’s obligation or Montage’s obligation to complete the merger that the merger qualifies as a “reorganization.” Nevertheless, assuming that the merger so qualifies, U.S. holders of shares of Montage Common Stock will generally not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares of Montage Common Stock for shares of Southwestern Common Stock in the merger, except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of Southwestern Common Stock.

Southwestern and Montage have not sought and will not seek any ruling from the IRS regarding any matters relating to the transactions and, as a result, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein.

For a more complete discussion of the U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws, or federal tax laws other than U.S. federal income tax laws.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX

ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Fractional Shares (See page 95)

No fractional shares will be issued in connection with the merger. Instead, Montage stockholders will receive cash for any fractional shares of Southwestern Common Stock that such stockholder would otherwise receive in the merger. Any cash amounts to be received by a stockholder in respect of fractional shares will be aggregated and rounded to the nearest whole cent.

Comparison of Stockholders’ Rights (See page 156)

Upon completion of the merger, Montage stockholders receiving shares of Southwestern Common Stock will become stockholders of Southwestern, and their rights will be governed by Delaware law and the governing corporate documents of Southwestern in effect at the Effective Time. Montage stockholders will have different rights once they become stockholders of Southwestern due to differences between the governing corporate documents of Montage and Southwestern, as further described in “Comparison of Stockholders’ Rights.”

Listing of Southwestern Common Stock; Delisting and Deregistration of Montage Common Stock (See page 91)

Before completion of the merger, Southwestern has agreed to use its reasonable best efforts to cause the shares of Southwestern Common Stock to be issued in the merger and reserved for issuance under any equity awards to be approved for listing on the NYSE. The listing of the shares of Southwestern Common Stock is also a condition to completion of the merger. If the merger is completed, the Montage Common Stock will cease to be listed on NYSE and will be deregistered under the Exchange Act.

Regulatory Matters (See page 92)

The completion of the merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until the parties to the Merger Agreement have given notification and furnished information to the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), and until the applicable waiting period has expired or has been terminated. On September 9, 2020, Montage and Southwestern received early termination of the HSR Act waiting period.

In addition, the new shares of Southwestern Common Stock to be issued to former Montage stockholders must be approved for listing on the NYSE, subject to official notice of issuance.

No Appraisal Rights (See page 92)

Under the DGCL, neither Southwestern stockholders nor Montage stockholders are entitled to appraisal rights or dissenters’ rights in connection with the merger or the issuance of shares in the merger.

Legal Proceedings Regarding the Merger (See page 92)

On September 30, 2020, a putative class action was filed by a purported Montage stockholder in the United States District Court for the District of Delaware, styled, Jack Wolf v. Montage Resources Corporation, et. al. (the “Wolf Complaint”). Also on September 30, 2020, a putative class action was filed by a purported Montage stockholder in the Supreme Court of the State of New York, styled, Jason Gordon v. Montage Resources Corporation, et. al. (the “Gordon Complaint” and, together with the Wolf Complaint, the “Complaints”). The

Complaints name as defendants Montage, the Montage Board and Southwestern. The Wolf Complaint asserts claims under Sections 14(a) and 20(a) of the Exchange Act, alleging, among other things, that the registration statement on Form S-4, originally filed on September 16, 2020, omits material information with respect to the proposed merger, which renders the registration statement false and misleading. The Gordon Complaint asserts claims for breach of fiduciary duty under Delaware law against Montage and its directors, alleging, among other things, that the registration statement omits or misrepresents material information, that the merger consideration offered to Montage stockholders is inadequate, and that the process leading to the proposed merger did not offer sufficient protections for Montage stockholders. The Complaints seek to enjoin the proposed transaction and seek rescission and rescissory damages, including attorneys’ fees, among other relief.

Each of the lawsuits described above is at a preliminary stage. Southwestern and Montage believe the claims are meritless, but cannot currently predict the outcome of or reasonably estimate the possible loss or range of loss from such lawsuits. The defendants have not yet answered or otherwise responded to the Complaints.

Risk Factors (See page 23)

In evaluating the Merger Agreement and the merger, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in “Risk Factors.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SOUTHWESTERN

The following table presents selected historical consolidated financial data for the periods indicated below. Southwestern derived the selected historical statements of earnings data for the years ended December 31, 2019, 2018 and 2017 and the balance sheet data as of December 31, 2019 and 2018, from its audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this document. The selected historical consolidated financial data for the six months ended June 30, 2020 and June 30, 2019, and as of June 30, 2020, are derived from Southwestern’s unaudited interim consolidated financial statements and related notes thereto contained in Southwestern’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is incorporated by reference into this proxy statement/prospectus.

The selected historical consolidated financial data for the years ended December 31, 2016 and 2015 and as of December 31, 2017, 2016 and 2015, have been derived from Southwestern’s audited consolidated financial statements as of and for such years, which have not been included or incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data as of June 30, 2019, have been derived from Southwestern’s unaudited interim consolidated financial statements and related notes thereto contained in Southwestern’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which has not been incorporated by reference into this proxy statement/prospectus.

In presenting the selected historical consolidated financial data in conformity with GAAP, Southwestern is required to make estimates and assumptions that affect the amounts reported. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates,” included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which are incorporated by reference into this document, for a detailed discussion of the accounting policies that Southwestern believes require subjective and complex judgments that could potentially affect reported results. The unaudited financial statements as of and for the periods described above have been prepared on the same basis as the audited consolidated financial statements incorporated by reference in this proxy statement/prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the information for the periods presented.

The selected historical consolidated financial data set forth below are only a summary and are not necessarily indicative of future results of Southwestern and should be read together with the other information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes of Southwestern, included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which are incorporated by reference into this proxy statement/prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Financial Review	(in millions except shares, per share, stockholder data and percentages)
Total revenues	$1,002	$1,657	$3,038	$3,862	$3,203	$2,436	$3,133
Operating costs and expenses	3,248	1,422	2,768	3,065	2,472	4,626	9,655
Operating income (loss)	(2,246)	235	270	797	731	(2,190)	(6,522)
Net income (loss) attributable to common stock	$(2,427)	$732	$891	$535	$815	$(2,751)	$(4,662)
Common Stock Statistics
Earnings (loss) attributable to common stockholders per share:
Basic	$(4.49)	$1.36	$1.65	$0.93	$1.64	$(6.32)	$(12.25)
Diluted	$(4.49)	$1.35	$1.65	$0.93	$1.63	$(6.32)	$(12.25)
Weighted average common shares outstanding
Basic	540,693,841	539,362,984	539,345,343	574,631,756	498,264,321	435,337,402	380,521,039
Diluted	540,693,841	540,624,742	540,382,914	576,642,808	500,804,297	435,337,402	380,521,039
Statement of Cash Flow Data:
Net cash provided by operating activities	$254	$543	$964	$1,223	$1,097	$498	$1,580
Net cash provided by (used in) investing activities	$(470)	$(560)	$(1,045)	$359	$(1,252)	$(162)	$(1,638)
Net cash provided by (used in) financing activities	$221	$(29)	$(115)	$(2,297)	$(352)	$1,072	$20
Balance Sheet Data:
Total assets	$4,555	$6,545	$6,717	$5,797	$7,521	$7,076	$8,086
Total debt	$2,440	$2,319	$2,242	$2,318	$4,391	$4,653	$4,705
Stockholders’ equity	$823	$3,082	$3,246	$2,362	$1,979	$917	$2,282

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MONTAGE

The following table presents selected historical consolidated financial data for the periods indicated below. The selected historical consolidated financial data for the years ended December 31, 2019, 2018 and 2017 and as of December 31, 2019 and 2018, have been derived from Montage’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data for the six months ended June 30, 2020 and June 30, 2019, and as of June 30, 2020, are derived from Montage’s unaudited interim consolidated financial statements and related notes thereto contained in Montage’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is incorporated by reference into this proxy statement/prospectus.

The selected historical consolidated financial data for the years ended December 31, 2016 and 2015 and as of December 31, 2017, 2016 and 2015, have been derived from Montage’s audited consolidated financial statements as of and for such years, which have not been included or incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data as of June 30, 2019, have been derived from Montage’s unaudited interim consolidated financial statements and related notes thereto contained in Montage’s Quarterly Report on Form 10-Q for the six months ended June 30, 2019, which has not been included or incorporated by reference into this proxy statement/prospectus.

In presenting the selected historical consolidated financial data in conformity with GAAP, Montage is required to make estimates and assumptions that affect the amounts reported. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates,” included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which are incorporated by reference into this proxy statement/prospectus, for a detailed discussion of the accounting policies that Montage believes require subjective and complex judgments that could potentially affect reported results. The unaudited financial statements as of and for the periods described above have been prepared on the same basis as the audited consolidated financial statements incorporated by reference in this proxy statement/prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the information for the periods presented.

The selected historical consolidated financial data set forth below are only a summary and are not necessarily indicative of future results of Montage and should be read together with the other information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes of Montage, included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which are incorporated by reference into this proxy statement/prospectus. Montage completed its business combination with Blue Ridge Mountain Resources, Inc. (“BRMR”) on February 28, 2019. The results and other financial information of BRMR are not included in the table below for the periods or dates prior to February 28, 2019. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 185.

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(in millions except shares, per share, stockholder data and percentages)
Financial Review
Total revenues	$224	$297	$634	$515	$384	$235	$255
Operating costs and expenses	280	282	594	421	371	352	1,235
Operating income (loss)	(56)	15	41	94	13	(117)	(980)

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(in millions except shares, per share, stockholder data and percentages)
Income (loss) from continuing operations	(57)	11	30	19	9	(207)	(962)
Net income (loss) attributable to common stock	$(66)	$13	$32	$19	$9	$(207)	$(962)
Common Stock Statistics (1)
Earnings (loss) attributable to common stockholders per share:
Basic	$(1.84)	$0.44	$0.96	$0.94	$0.49	$(12.84)	$(66.21)
Diluted	$(1.84)	$0.44	$0.95	$0.94	$0.48	$(12.84)	$(66.21)
Weighted average common shares outstanding (in thousands)
Basic	35,816	30,645	33,211	19,999	17,479	16,096	14,526
Diluted	35,816	30,830	33,324	20,087	17,679	16,096	14,526
Statement of Cash Flow Data:
Net cash provided by operating activities	$42	$83	$255	$225	$113	$6	$80
Net cash used in investing activities	$(75)	$(165)	$(336)	$(266)	$(292)	$(89)	$(437)
Net cash provided by (used in) financing activities	$30	$85	$86	$30	$(4)	$100	$474
Balance Sheet Data:
Total assets	$1,896	$1,920	$1,951	$1,434	$1,224	$1,199	$1,267
Total debt	$662	$627	$631	$530	$495	$492	$527
Stockholders’ equity	$933	$977	$997	$687	$572	$557	$633

(1)

All issued and outstanding share and per share amounts as of and for the periods prior to February 28, 2019 have been adjusted retroactively to reflect the 15-to-1 reverse stock split with respect to the issued and outstanding shares of Montage Common Stock effected on February 28, 2019, in accordance with ASC 505 “Equity”.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2020 and year ended December 31, 2019 have been derived from the “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this proxy statement/prospectus and have been prepared to give effect to the merger and related equity and debt issuances along with the use of proceeds therefrom, as if they had been completed on January 1, 2019. The unaudited pro forma condensed combined consolidated balance sheet data at June 30, 2020 has been prepared to give effect to the merger and related equity and debt issuances, along with the use of proceeds therefrom, as if they were completed on June 30, 2020.

The following selected unaudited pro forma condensed combined consolidated financial information is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2019 for statements of operations purposes, and on June 30, 2020 for balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.” The following selected unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this proxy statement/prospectus.

(in millions, except per share amounts)	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Unaudited Pro Forma Combined Statement of Operations:
Revenue	$1,226	$3,673
Net income (loss)	$(2,413)	$1,007
Net income (loss) per share, basic	$(3.60)	$1.50
Net income (loss) per share, diluted	$(3.60)	$1.50

(in millions)	At June 30, 2020
Unaudited Pro Forma Combined Balance Sheet:
Cash and cash equivalents	$—
Total assets	$5,697
Total liabilities	$4,543
Total stockholders’ equity	$1,154

SUMMARY UNAUDITED PRO FORMA COMBINED OIL, NATURAL GAS AND NGL RESERVE INFORMATION AND PRODUCTION DATA

The following tables present a summary of the estimated pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves as of December 31, 2019, as well as pro forma production data, which have been derived from “Note 4. Supplemental Pro Forma Oil and Natural Gas Reserve Information” included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” within this proxy statement/prospectus and give effect to the merger as if the transaction had occurred on January 1, 2019.

The following estimated pro forma combined net proved developed and undeveloped natural gas, oil and NGL reserve information and production data is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2019, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.” The following summary estimated unaudited pro forma combined net proved developed and undeveloped natural gas, oil and NGL reserve information and production data should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this proxy statement/prospectus.

	As of December 31, 2019
	Southwestern Historical	Montage Historical	Pro Forma Combined
Proved reserves:
Natural gas (Bcf)	8,630	2,138	10,768
Crude oil (MBbls)	72,925	30,324	103,249
Natural gas liquids (MBbls)	608,761	68,359	677,120

Total proved reserves (Bcfe)	12,721	2,730	15,451
Proved developed reserves:
Natural gas (Bcf)	4,906	1,183	6,089
Crude oil (MBbls)	26,124	12,512	38,636
Natural gas liquids (MBbls)	226,271	39,316	265,587

Total proved developed reserves (Bcfe)	6,421	1,494	7,915
Proved Undeveloped reserves:
Natural gas (Bcf)	3,724	955	4,679
Crude oil (MBbls)	46,801	17,812	64,613
Natural gas liquids (MBbls)	382,490	29,043	411,533

Total proved undeveloped reserves (Bcfe)	6,300	1,236	7,536

	Year ended December 31, 2019
	Southwestern Historical	Montage Historical	Pro Forma Combined
Production:
Natural gas (Bcf)	609	154	763
Crude oil (MBbls)	4,696	2,951	7,647
Natural gas liquids (MBbls)	23,620	4,686	28,306

Total production (Bcfe)	778	200	978

	Six months ended June 30, 2020
	Southwestern Historical	Montage Historical	Pro Forma Combined
Production:
Natural gas (Bcf)	314	86	400
Crude oil (MBbls)	2,482	1,101	3,583
Natural gas liquids (MBbls)	12,239	2,192	14,431

Total production (Bcfe)	402	106	508

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE INFORMATION

The following table presents Southwestern’s and Montage’s historical and pro forma per share data as of and for the year ended December 31, 2019 and as of and for the six months ended June 30, 2020. The pro forma per share data as of and for the year ended December 31, 2019 and as of and for the six months ended June 30, 2020 is presented as if the merger and related common stock and debt issuances, along with the use of the proceeds therefrom, had been completed on January 1, 2019. The information provided in the table below is unaudited. This information should be read together with the historical consolidated financial statements and related notes of Southwestern and Montage, filed by each with the SEC, and incorporated by reference into this proxy statement/prospectus, and with the unaudited pro forma condensed combined financial statements included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 132. The pro forma information is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period.

	Year ended December 31, 2019
	Southwestern Historical	Montage Historical	Pro Forma Combined (Unaudited)	Pro Forma Combined Equivalent (Unaudited)(1)
Net Income (Loss) Attributable to Common Shareholders per Common Share:
Basic	$1.65	$0.96	$1.50	$2.80
Diluted	$1.65	$0.95	$1.50	$2.80
Book value per share	$6.01	$29.92
Cash dividends per share	$—	$—	$—	$—

	Six months ended June 30, 2020
	Southwestern Historical	Montage Historical	Pro Forma Combined (Unaudited)	Pro Forma Combined Equivalent (Unaudited)(1)
Net Income (Loss) Attributable to Common Shareholders per Common Share:
Basic	$(4.49)	$(1.84)	$(3.60)	$(6.72)
Diluted	$(4.49)	$(1.84)	$(3.60)	$(6.72)
Book value per share	$1.52	$26.06	$1.72	$3.21
Cash dividends per share	$—	$—	$—	$—

(1)	Determined using the pro forma combined per share data multiplied by 1.8656 (the exchange ratio).

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Price

The Southwestern Common Stock is traded on the NYSE under the symbol “SWN” and the Montage Common Stock is traded on the NYSE under the symbol “MR.”

The high and low trading prices for the Southwestern Common Stock on August 11, 2020, the last trading day immediately before the public announcement of the merger, were $3.25 and $3.01, respectively. The high and low trading prices for the Montage Common Stock on August 11, 2020, the last trading day immediately before the public announcement of the merger, were $6.48 and $5.93, respectively.

As of September 30, 2020, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, there were 605,546,429 shares of Southwestern Common Stock outstanding and approximately 2,287 holders of record of Southwestern Common Stock, and 36,022,393 shares of Montage Common Stock outstanding and approximately 18 holders of record of Montage Common Stock.

The following table sets forth the closing sale price per share of Southwestern Common Stock and Montage Common Stock as reported on the NYSE as of August 11, 2020, the last trading day prior to the public announcement of the merger, and on September 30, 2020, the last practicable trading day before the date of this proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration proposed for each share of Montage Common Stock as of the same two dates. The implied value was calculated by multiplying the closing price of a share of Southwestern Common Stock on the relevant date by the Exchange Ratio of 1.8656 shares of Southwestern Common Stock for each share of Montage Common Stock.

	Southwestern Common Stock Closing Price	Montage Common Stock Closing Price	Exchange Ratio	Implied Per Share Value of Merger Consideration
August 11, 2020	$3.04	$5.97	1.8656	$5.67
September 30, 2020	$2.35	$4.39	1.8656	$4.38

The market prices of Southwestern Common Stock and Montage Common Stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate prior to the completion of the merger. No assurance can be given concerning the market prices of Southwestern Common Stock or Montage Common Stock before completion of the merger or of Southwestern Common Stock after completion of the merger. Because the Exchange Ratio, which determines the merger consideration, is fixed and will not be adjusted for changes in the market prices of either Southwestern Common Stock or Montage Common Stock, the market price of Southwestern Common Stock (and, therefore, the value of the merger consideration) when received by Montage stockholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to stockholders in determining how to vote with respect to the proposals described in this proxy statement/prospectus. We urge you to obtain current market quotations for Southwestern Common Stock and Montage Common Stock and to review carefully the other information contained in this proxy statement/prospectus. Please see “Risk Factors—Risks Relating to the Merger—Because the Exchange Ratio is fixed and will not be adjusted in the event of any change in either Southwestern’s or Montage’s stock price, the value of the merger consideration is uncertain.”

For more information on the market for Southwestern’s or Montage’s common equity, related stockholder matters and issuer purchases of equity securities, see Part II, Item 5 “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of Southwestern’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, or Montage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which are each incorporated by reference into this proxy statement/prospectus.

Dividend Information

Southwestern currently does not pay dividends on Southwestern Common Stock, and does not anticipate paying any cash dividends in the foreseeable future. All decisions regarding the declaration and payment of dividends and stock repurchases are at the discretion of the Southwestern Board and will be evaluated regularly in light of Southwestern’s financial condition, earnings, growth prospects, funding requirements, applicable law and any other factors that the Southwestern Board deems relevant. The terms of the combined company’s debt agreements will contain restrictions on its ability to pay dividends. The terms of agreements governing debt that the combined company may incur in the future may also limit or prohibit dividend payments. Accordingly, Southwestern cannot assure you that it will either pay dividends in the future or continue to pay any dividend that it may commence in the future.

Montage has not paid any cash dividends since its inception, and it does not anticipate declaring or paying any cash dividends to holders of Montage Common Stock. The terms of the Merger Agreement limit the ability of Montage to declare or pay dividends prior to the completion of the merger. In addition, certain of Montage’s debt instruments place restrictions on its ability to pay cash dividends.

RISK FACTORS

Risks Relating to the Merger

Because the Exchange Ratio is fixed and will not be adjusted in the event of any change in either Southwestern’s or Montage’s stock price, the value of the merger consideration is uncertain.

Upon completion of the merger, each share of Montage Common Stock outstanding immediately prior to the merger will be converted into and become exchangeable for 1.8656 shares of Southwestern Common Stock. The Exchange Ratio is fixed in the Merger Agreement and will not be adjusted for changes in the market price of either Southwestern Common Stock or Montage Common Stock. The market prices of Southwestern Common Stock and Montage Common Stock have fluctuated prior to and after the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Montage Special Meeting and the date the merger is consummated, and the market price of Southwestern Common Stock will continue to fluctuate thereafter.

Because the value of the merger consideration will depend on the market price of Southwestern Common Stock at the time the merger is completed, Montage stockholders will not know, or be able to determine, at the time of the Montage Special Meeting the market value of the merger consideration they would receive upon completion of the merger.

Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Southwestern’s and Montage’s respective businesses, operations and prospects, reductions or changes in U.S. government spending or budgetary policies, market assessments of the likelihood that the merger will be completed, interest rates, general market, industry and economic conditions, such as oil prices and demand for natural gas, oil and NGLs, federal, state and local legislation, governmental regulation and legal developments in the industry segments in which Southwestern or Montage operate, the effects of the coronavirus pandemic (COVID-19) and governmental and business responses to the pandemic, the timing of the merger and other factors generally affecting the respective prices of Southwestern Common Stock or Montage Common Stock.

Many of these factors are beyond Southwestern’s and Montage’s control, and neither Southwestern nor Montage is permitted to terminate the Merger Agreement solely due to a decline in the market price of the common stock of the other party. You are urged to obtain current market quotations for Southwestern Common Stock and Montage Common Stock in determining whether to vote for the Merger Proposal. In addition, see “Comparative Historical and Unaudited Per Share Information” and “Comparative Per Share Market Price and Dividend Information.”

The merger may not be completed and the Merger Agreement may be terminated in accordance with its terms.

The merger is subject to a number of conditions that must be satisfied or waived (to the extent permissible), including the approval of the Merger Proposal prior to the completion of the merger. These conditions are described in “The Merger Agreement—Conditions to the Completion of the Merger.” These conditions to the completion of the merger, some of which are beyond the control of Southwestern and Montage, may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or not completed. Additionally, either Southwestern or Montage may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the merger is not completed by February 12, 2021 (subject to certain exceptions). Montage will be required to pay to Southwestern a termination fee of $9.7 million if the Merger Agreement is terminated: (i) by Southwestern if Montage has entered into any agreement with respect to an Acquisition Proposal (other than the merger or an Acceptable Confidentiality Agreement as permitted by the Merger Agreement), the Montage Board’s approval or recommendation of (or, in the case of a committee, a proposal to the Montage Board to approve or recommend) any Acquisition Proposal other than the merger, or the Montage Board’s resolution to do any of the foregoing; (ii) by Southwestern with respect to an Adverse

Recommendation Change; (iii) by Montage in order to enter into a definitive agreement with respect to a Superior Proposal or (iv) (A) an Acquisition Proposal has been publicly proposed by any person (other than Southwestern or any of its affiliates) or an Acquisition Proposal has otherwise become known to Montage’s directors or officers, or its stockholders generally, (B) thereafter the Merger Agreement is terminated by either Southwestern or Montage due to the merger having not been consummated by 11:59 p.m., Central Time, on February 12, 2021 or Montage stockholders failing to approve the Merger Proposal at the Montage Special Meeting (or a postponement or adjournment of that meeting) or by Southwestern for a breach of or any inaccuracy in any of the representations or warranties or a material breach of any of the covenants or agreements in the Merger Agreement by Montage, and (C) within 12 months after the termination of the Merger Agreement, Montage or any of its subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal is consummated; provided that, for purposes of this paragraph only, any reference in the definition of “Acquisition Proposal” to “20% or more” will be deemed to be references to “50% or more.” For more information, see “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination of the Merger Agreement—Termination Fee.”

The termination of the Merger Agreement could negatively impact Southwestern or Montage.

If the merger is not completed for any reason, including as a result of a failure to obtain approval of the Merger Proposal, the ongoing businesses of Southwestern and Montage may be adversely affected and, without realizing any of the benefits of having completed the merger, Southwestern and Montage may experience certain negative effects, including:

•

each company’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger;

•

the market price of Southwestern Common Stock or Montage Common Stock may decline to the extent that the market prices prior to termination reflect a market assumption that the merger will be completed; and

•

negative reactions from the financial markets may occur if the anticipated benefits of the merger are not able to be realized. Such anticipated benefits may include, among others, operational efficiencies, cost savings, and synergies.

If the merger is not consummated, neither Southwestern nor Montage can assure you that the risks described above will not negatively impact its business, financial results and ability to pay dividends, if any, to its respective stockholders.

The market price for shares of Southwestern Common Stock following the completion of the merger may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of Southwestern Common Stock and Montage Common Stock.

Upon consummation of the merger, Southwestern stockholders and Montage stockholders will both hold shares of Southwestern Common Stock. Southwestern’s businesses differ in some regards from those of Montage, and Montage’s businesses differ in some regards from those of Southwestern, and, accordingly, the results of operations of Southwestern following completion of the merger will be affected by some factors that are different from those currently or historically affecting the results of operations of Southwestern and those currently or historically affecting the results of operations of Montage. The results of operations of Southwestern following completion of the merger may also be affected by factors different from those that currently affect or have historically affected either Southwestern or Montage. In addition, following completion of the merger, Southwestern may seek to raise additional equity financing through one or more underwritten offerings, private placements and/or rights offerings, or issue stock in connection with acquisitions, which may result in downward pressure on the share price of Southwestern Common Stock. For a discussion of the businesses of each of

Southwestern and Montage and some important factors to consider in connection with those businesses, please see “The Parties to the Merger” and the documents and information included elsewhere in incorporated by reference into this proxy statement/prospectus.

The shares of Southwestern Common Stock to be received by Montage stockholders as a result of the merger will have rights different from the shares of Montage Common Stock.

Upon consummation of the merger, the rights of Montage stockholders, who will become stockholders of Southwestern, will be governed by the Southwestern certificate of incorporation and the Southwestern bylaws. The rights associated with Montage Common Stock are different from the rights associated with Southwestern Common Stock. See “Comparison of Stockholders’ Rights” for a discussion of these rights.

Southwestern stockholders and Montage stockholders will each have reduced ownership and voting interest in and will exercise less influence over management of Southwestern following completion of the merger.

Southwestern stockholders currently have the right to vote in the election of the Southwestern Board and on other matters affecting Southwestern, and Montage stockholders currently have the right to vote in the election of the Montage Board and on other matters affecting Montage. Upon consummation of the merger, each Southwestern stockholder and each former Montage stockholder will be a stockholder of Southwestern with a percentage ownership of Southwestern that is smaller than such stockholder’s percentage ownership of Southwestern or Montage, as applicable, immediately prior to the merger. As of the date of this proxy statement/prospectus, based on the Exchange Ratio, the number of outstanding shares of Montage Common Stock (plus the number of shares underlying outstanding Montage restricted stock units and performance units) and the number of outstanding shares of Southwestern Common Stock (on a fully diluted basis), it is estimated that Southwestern stockholders will own approximately 90% and Montage stockholders will own approximately 10% of the issued and outstanding shares of Southwestern Common Stock on a fully diluted basis immediately following the effective time of the merger. Because of this, each share of Southwestern Common Stock and each share of Montage Common Stock will represent a smaller percentage ownership of Southwestern than it represented in Southwestern and Montage, respectively.

Until the completion of the merger or the termination of the Merger Agreement in accordance with its terms, Southwestern and Montage are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Southwestern or Montage and their respective stockholders.

From and after the date of the Merger Agreement and prior to completion of the merger, the Merger Agreement restricts Southwestern and Montage from taking specified actions without the consent of the other party and generally requires that the business of each company and its respective subsidiaries be conducted in all material respects in the ordinary course of business consistent with past practice. These restrictions may prevent Southwestern or Montage from making appropriate changes to their respective businesses or organizational structures or from pursuing attractive business opportunities that may arise prior to the completion of the merger, and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the merger could be exacerbated by any delays in consummation of the merger or termination of the Merger Agreement. Please see “The Merger Agreement—Covenants—Conduct of Business Prior to the Effective Time.”

Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the merger.

The merger is subject to a number of conditions to closing as specified in the Merger Agreement. These closing conditions include, among others, obtaining stockholder approval of the Merger Proposal, approval for listing on the NYSE of the shares of Southwestern Common Stock issuable in accordance with the Merger

Agreement, the absence of governmental restraints or prohibitions preventing the consummation of the merger, the effectiveness of Southwestern’s registration statement on Form S-4 registering the Southwestern Common Stock issuable pursuant to the Merger Agreement and the absence of any stop order or proceedings by the SEC with respect thereto. The obligation of each of Southwestern and Montage to consummate the merger is also conditioned on, among other things, (i) the accuracy of the representations and warranties as set forth by the other party in the Merger Agreement, (ii) the performance by the other party, in all material respects, of its obligations under the Merger Agreement required to be performed at or prior to the Effective Time and (iii) the delivery by the other party of a certificate of an authorized officer certifying that the required conditions have been satisfied. The required stockholder consents and approvals may not be obtained and the required conditions to closing may not be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the merger could cause Southwestern and Montage not to realize, or to be delayed in realizing, some or all of the benefits that Southwestern and Montage expect to achieve if the merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, please see “The Merger Agreement—Conditions to the Completion of the Merger.”

Under the terms of the Credit Agreement Amendment, failure to redeem at least $450 million of the Montage Notes may lead to an accelerated maturity of the Southwestern Credit Agreement.

Southwestern entered into an amendment to its credit agreement to, among other things, permit the merger and the assumption of the Montage Notes (as defined in “The Merger—Treatment of Indebtedness”). Unless, on or prior to the date that is 91 days before the scheduled maturity date of the Montage Notes, at least $450 million of the Montage Notes have been either redeemed or refinanced (such refinance subject to certain criteria) or amended such that their maturity date, or the maturity date of such refinancing indebtedness, as applicable, is extended to a date at least 91 days after the Southwestern Credit Agreement maturity date of April 26, 2024, the springing maturity included in the Credit Agreement Amendment will be triggered 91 days prior to the maturity date of the Montage Notes. For a more complete summary of the terms of the Credit Agreement Amendment, please see “The Merger—Treatment of Indebtedness—Credit Agreement Amendment.”

Completion of the merger will trigger change in control or other provisions in certain agreements to which Montage is a party, which may have an adverse impact on Southwestern’s business and results of operations following completion of the merger.

The completion of the merger will trigger change in control and other provisions in certain agreements to which Montage is a party. If Southwestern or Montage is unable to negotiate waivers of those provisions, counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or equitable remedies. Even if Southwestern and Montage are able to negotiate consents or waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Montage or the combined company. Any of the foregoing or similar developments may have an adverse impact on Southwestern’s business and results of operations following completion of the merger.

Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the merger.

The success of the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Competition for qualified personnel can be intense.

Current and prospective employees of Southwestern and Montage may experience uncertainty about their future role with Southwestern, Montage or the combined company until strategies with regard to these employees are announced or executed, which may impair Southwestern’s and Montage’s ability to attract, retain and motivate key management, sales, marketing, technical and field personnel, prior to and following the merger.

Employee retention may be particularly challenging during the pendency of the merger, as employees of Southwestern and Montage may experience uncertainty about their future roles with Southwestern. If Southwestern and Montage are unable to retain personnel, including Southwestern’s and Montage’s key management, who are critical to the successful integration and future operations of the companies, Southwestern and Montage could face disruptions in their operations, loss of existing customers or loss of sales to existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs.

In addition, the loss of key personnel could diminish the anticipated benefits of the merger. If key employees of Southwestern or Montage depart, the integration of the companies may be more difficult and Southwestern’s business following the merger may be harmed. Furthermore, Southwestern may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of each of Southwestern and Montage, and the combined company’s ability to realize the anticipated benefits of the merger may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with integrating employees into Southwestern. Following completion of the merger, Southwestern may not be able to attract or retain key employees of Southwestern and Montage to the same extent that those companies have been able to attract or retain their own employees in the past.

The merger, and uncertainty regarding the merger, may cause customers or suppliers to delay or defer decisions concerning Southwestern and Montage and adversely affect each company’s ability to effectively manage its respective business.

The merger will be consummated only if the stated conditions are satisfied or waived, including approval of the Merger Proposal, among other conditions. Many of the conditions are outside the control of Southwestern and Montage, and both parties also have certain rights to terminate the Merger Agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers, suppliers, vendors or others that deal with Southwestern or Montage to delay or defer entering into contracts with Southwestern or Montage or making other decisions concerning Southwestern or Montage or seek to change or cancel existing business relationships with Southwestern or Montage, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have an adverse impact on the respective businesses of Southwestern and Montage, regardless of whether the merger is ultimately completed.

The opinion rendered to the Montage Board from its financial advisor will not reflect changes in circumstances between the date of such opinion and the completion of the merger.

Montage has received an opinion from its financial advisor, Barclays, in connection with the signing of the Merger Agreement, but Montage has not requested an updated opinion as of the date of this proxy statement/prospectus from Barclays, and the Montage Board does not expect to request an updated opinion prior to the completion of the merger. Barclays does not assume any obligation to update, revise or reaffirm its opinion. Barclays’ opinion was necessarily based on economic, monetary, market and other conditions existing on, and the information made available to Barclays, only as of, the date of the opinion of Barclays. Its opinion does not address the fairness of the Exchange Ratio, from a financial point of view, at the time the merger is completed. Changes in the operations and prospects of Southwestern or Montage, general economic, monetary, market and other conditions and other factors that may be beyond the control of Southwestern or Montage, and on which the opinion of Barclays was based, may alter the value of Southwestern or Montage or the prices of shares of Southwestern Common Stock or Montage Common Stock by the time the merger is completed. The opinion of Barclays does not speak as of any date other than the date of such opinion. For a description of the opinion that Montage received from its financial advisor, please see “The Merger—Opinion of Montage’s Financial Advisor.” The full text of Barclays’ written opinion, dated as of August 12, 2020, is attached as Annex B to this proxy statement/prospectus.

Southwestern and Montage may be adversely affected by negative publicity related to the proposed merger and in connection with other matters.

From time to time, political and public sentiment in connection with the proposed merger and in connection with other matters could result in a significant amount of adverse press coverage and other adverse public statements affecting Southwestern and Montage. Adverse press coverage and other adverse statements, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from the management of Southwestern’s and Montage’s respective businesses. Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on the reputation of Southwestern and Montage, on the morale and performance of their employees and on their relationships with their respective regulators. It may also have a negative impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on Southwestern’s and Montage’s respective businesses, financial condition, results of operations and cash flows.

The directors and executive officers of Montage have interests and arrangements that may be different from, or in addition to, those of Montage stockholders generally.

When considering the recommendation the Montage Board with respect to the proposals described in this proxy statement/prospectus, stockholders should be aware that the directors and executive officers of Montage have interests in the merger that are different from, or in addition to, those of Montage stockholders generally. These interests include the treatment in the merger of outstanding equity, equity-based and incentive awards, severance arrangements, other compensation and benefit arrangements, and the right to continued indemnification of former Montage directors and officers by Southwestern.

Montage stockholders should be aware of these interests when they consider the recommendation of the Montage Board and when they vote on the Merger Proposal. The Montage Board was aware of these interests when it adopted, approved and declared advisable the Merger Agreement, the merger and the transactions contemplated thereby on the terms and subject to the conditions set forth in the Merger Agreement, determined that the Merger Agreement, the merger and the transactions contemplated by the Merger Agreement were advisable and fair to, and in the best interests of, Montage and Montage stockholders and recommended that Montage stockholders approve the Merger Proposal. The interests of Montage directors and executive officers are described in more detail in “The Merger—Interests of Montage’s Directors and Executive Officers in the Merger.”

Southwestern or Montage may waive one or more of the closing conditions without re-soliciting stockholder approval.

Southwestern or Montage may determine to waive, in whole or part, one or more of the conditions to closing the merger prior to Southwestern or Montage, as the case may be, being obligated to consummate the merger. Montage currently expects to evaluate the materiality of any waiver and its effect on Montage stockholders in light of the facts and circumstances at the time, to determine whether any amendment of this proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver. Any determination whether to waive any condition to the merger or to re-solicit stockholder approval or amending or supplementing this proxy statement/prospectus as a result of a waiver will be made by Montage at the time of such waiver based on the facts and circumstances as they exist at that time.

Montage stockholders will not be entitled to appraisal rights in the merger.

Under Delaware law, holders of Montage Common Stock do not have appraisal rights in connection with the merger, as more fully described in “The Merger—No Appraisal Rights.”

There are various provisions of the Merger Agreement and related documents that restrict the ability of Montage to seek alternative transactions or to terminate the merger.

The Merger Agreement contains “no shop” provisions that restrict Montage’s ability to, among other things, solicit or pursue alternative Acquisition Proposals, as described in “The Merger Agreement—Covenants—No Solicitation of Acquisition Proposals.” There are only limited circumstances under which the Merger Agreement would permit the Montage Board to withhold, withdraw, qualify or modify the Montage recommendation (as defined in “The Merger Agreement—Representations and Warranties”). The Merger Agreement also provides that in certain circumstances, Montage may be required to pay Southwestern a termination fee of $9.7 million if the Merger Agreement is terminated, as more fully described in “The Merger Agreement—Termination of the Merger Agreement.”

The EnCap Support Agreement includes covenants that, with limited exceptions, require EnCap (which collectively owns approximately 39.0% of the outstanding shares of Montage Common Stock as of September 30, 2020) to vote all of the shares of Montage Common Stock held by EnCap on such date in favor of the Merger Proposal and against actions that may impair or impede the transactions contemplated by the Merger Agreement. For specific details, please see “The Merger Agreement—EnCap Support Agreement.”

These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that implied by the Exchange Ratio, or might result in a potential competing acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee provisions of the Merger Agreement.

Each of Southwestern and Montage will incur transaction and merger-related expenses in connection with the merger.

Southwestern and Montage have incurred and expect to incur a number of non-recurring costs associated with consummating the merger and combining the operations of the two companies. These costs and expenses include fees paid to financial, legal and accounting advisors, potential employment-related costs, filing fees, printing expenses and other related charges. Some of these costs are payable by Southwestern or Montage regardless of whether the merger is completed.

Following completion of the merger, Southwestern will also incur integration costs related to the merger. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger and the integration of the two companies’ businesses. Although Southwestern and Montage expect that the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses may offset incremental transaction and merger-related costs over time, any net benefit may not be achieved in the near term or at all. Many of these costs will be borne by Southwestern or Montage even if the merger is not completed. While both Southwestern and Montage have assumed that certain expenses would be incurred in connection with the merger and the other transactions contemplated by the Merger Agreement, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.

Southwestern and Montage may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the merger from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Defending against these claims can result in substantial costs and divert management time and resources, even if the lawsuits are without merit. An adverse judgment could result in monetary damages, which could have a negative impact on Southwestern’s and Montage’s respective businesses, results of operations and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, the injunction may delay or prevent the merger from being completed, which may adversely affect Southwestern’s and Montage’s respective businesses, results of operations and financial condition.

Risks Relating to the Combined Company

Recent declines in crude oil prices to record low levels as a result of the outbreak of the novel strain of coronavirus (“COVID-19”) and a significantly oversupplied crude oil market have negatively impacted demand for the products of Southwestern and Montage, and are expected to continue to negatively impact demand for the products of Southwestern, Montage and of the combined company, which may result in a material negative impact on the combined company’s results of operations, financial position and liquidity.

The COVID-19 outbreak in the United States and globally, together with the recent significant decline in commodity prices due, in significant part, to the recent actions of OPEC and other oil producing nations (“OPEC+”), have adversely affected, and are expected to continue to adversely affect, both the price of and demand for crude oil and the continuity of the combined company’s business operations. Oil demand significantly deteriorated as a result of the COVID-19 pandemic and corresponding preventative measures taken around the world to mitigate its spread, including “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19.

In the midst of the ongoing COVID-19 pandemic, OPEC+ were unable to reach an agreement on production levels for crude oil, at which point Saudi Arabia and Russia initiated efforts to aggressively increase production. The convergence of the COVID-19 pandemic and the crude oil production increases caused the significant dual impact of global oil demand decline and the risk of a substantial increase in supply. While OPEC+ agreed in April 2020 to cut production, downward pressure on commodity prices has remained and could continue for the foreseeable future.

While the U.S. Department of Homeland Security and various local orders have identified the energy industry as critical to the U.S. infrastructure, generally allowing certain of the operations of Southwestern, Montage and their customers to continue, the operations of Southwestern and Montage, and those of their respective customers, have been and will likely continue to be disrupted in various ways. The recent decline in commodity prices has and could continue to adversely affect the demand and pricing for the production of Southwestern, Montage, and of the combined company. Additionally, demand for the combined company’s production will likely be significantly affected in the event of a global recession due to the reduction in oil prices and the ongoing effects of COVID-19, with the possibility of numerous bankruptcies of exploration and production (“E&P”) companies during 2020.

Additionally, in an effort to minimize the spread of illness, Southwestern and Montage have implemented various worksite restrictions in order to minimize contact among personnel. Certain travel restrictions and flight cancellations have also slowed personnel travel and equipment delivery to certain locations.

The COVID-19 pandemic, coupled with the global crude oil supply and demand imbalance and resulting decline in crude oil prices, has significantly impacted the value of Southwestern Common Stock and of Montage Common Stock, which may reduce the ability of Southwestern, Montage or the combined company to access capital in the bank and capital markets, which could in the future negatively affect the combined company’s liquidity. In addition, a recession or long-term market correction resulting from the COVID-19 pandemic could in the future further materially affect the value of Southwestern Common Stock, affect the combined company’s access to capital and affect the combined company’s business in the near and long-term. The borrowing base of the combined company’s credit facilities will be dependent upon its receivables, which may be significantly lower in the future due to reduced activity levels or decreases in pricing for its production and services. In addition, if the combined company’s customers experience financial distress due to the current market conditions, they could default on their payments owed to the combined company and create a credit risk on collecting receivables.

The COVID-19 pandemic continues to rapidly evolve. The extent to which COVID-19 and depressed crude oil prices will impact the combined company’s results, financial position and liquidity will depend on future developments, which are highly uncertain and cannot be predicted.

The combined company may not be able to retain customers or suppliers, and customers or suppliers may seek to modify contractual obligations with the combined company, either of which could have an adverse effect on Southwestern’s business and operations. Third parties may terminate or alter existing contracts or relationships with Southwestern or Montage.

As a result of the merger, the combined company may experience impacts on relationships with customers and suppliers that may harm the combined company’s business and results of operations. Certain customers or suppliers may seek to terminate or modify contractual obligations following the merger whether or not contractual rights are triggered as a result of the merger. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the merger. If any customers or suppliers seek to terminate or modify contractual obligations or discontinue their relationships with the combined company, then the combined company’s business and results of operations may be harmed. Furthermore, the combined company will not have long-term arrangements with many of its significant suppliers. If the combined company’s suppliers were to seek to terminate or modify an arrangement with the combined company, then the combined company may be unable to procure necessary supplies from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

Southwestern and Montage also have contracts with vendors, landlords, licensors and other business partners which may require Southwestern or Montage, as applicable, to obtain consent from these other parties in connection with the merger. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue, incur costs, and lose rights that may be material to the business of the combined company. In addition, third parties with whom Southwestern or Montage currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the merger. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the merger. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the merger or by a termination of the Merger Agreement.

The combined company may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, the combined company’s ability to combine the Southwestern and Montage businesses in a manner that realizes anticipated synergies and meets or exceeds the forecasted stand-alone cost savings anticipated by each company. On a combined basis, the combined company expects to benefit from significant synergies, based on, among other things, increased scale. If the combined company is not able to successfully achieve these objectives, or the cost to achieve these synergies is greater than expected, then the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The combined company must achieve the anticipated savings and synergies in a timely manner and without adversely affecting current revenues and investments in future growth. In addition, the combined company must successfully combine the businesses of Southwestern and Montage in a manner that permits the anticipated savings and synergies to be realized. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. A variety of factors may adversely affect the combined company’s ability to realize the currently expected operating synergies, savings and other benefits of the merger.

The failure to successfully integrate the businesses and operations of Southwestern and Montage in the expected time frame may adversely affect the combined company’s future results.

Southwestern and Montage have operated and, until the completion of the merger, will continue to operate independently, however, their businesses may not be integrated successfully. It is possible that the integration process could result in the loss of key Southwestern employees or key Montage employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of Southwestern and Montage in order to realize the anticipated benefits of the merger so the combined company performs as expected:

•	combining the companies’ operations and corporate functions;

•	combining the businesses of Southwestern and Montage, in a manner that permits the combined company to achieve any cost savings anticipated to result from the merger;

•	reducing additional and unforeseen expenses such that integration costs more than anticipated;

•	avoiding delays in connection with the merger or the integration process;

•	integrating personnel from the two companies and minimizing the loss of key employees;

•	identifying and eliminating redundant and underperforming functions and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	maintaining existing agreements with customers, providers and vendors and avoiding delays in entering into new agreements with prospective customers, providers and vendors;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ administrative and information technology infrastructure and financial systems;

•	coordinating distribution and marketing efforts; and

•	establishing the combined company’s headquarters in Spring, Texas.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the combined company.

The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus may not be an indication of the combined company’s results of operations or financial condition following the closing of the merger.

This proxy statement/prospectus includes unaudited pro forma condensed combined financial information for the combined company, which give effect to the merger and should be read in conjunction with the financial statements and accompanying notes of Southwestern and Montage, which are incorporated by reference into this proxy statement/prospectus. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus should not be considered to be an indication of the combined company’s results of operations or financial condition following the closing of the merger. The unaudited pro forma condensed combined financial information has been derived from the historical financial statements of Southwestern and

Montage and adjustments, assumptions and preliminary estimates have been made in connection with the preparation of this information. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments, assumptions and estimates are difficult to make with accuracy.

Moreover, the unaudited pro forma condensed combined financial information does not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in coordinating the operations of Southwestern and Montage are not reflected in the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information does not include, among other things, estimated cost synergies, adjustments related to restructuring or integration activities, future acquisitions or disposals not yet known or probable, or impacts of merger-related change in control provisions that are currently not factually supportable or probable of occurring.

As a result, the actual results of operations and financial condition of the combined company following the closing of the merger may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information. The assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect the combined company’s results of operations or financial condition following the closing of the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the price of the Southwestern Common Stock following the closing of the merger.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is based on the best information available, which in part includes a number of estimates and assumptions. These estimates and assumptions may prove not to be accurate, and accordingly, the unaudited pro forma condensed combined financial information should not be assumed to be indicative of what the combined company’s financial condition, results of operations or cash flows actually would have been as a stand-alone company or to be a reliable indicator of what the combined company’s financial condition or results of operations may actually be in the future.

The financial analyses and forecasts considered by Montage and its financial advisor may not be realized, which may adversely affect the market price of the Southwestern Common Stock following the closing of the merger.

In performing its financial analysis and rendering its opinion regarding the fairness, from a financial point of view, of the merger consideration, Montage’s financial advisor relied on, among other things, internal stand-alone financial analyses and forecasts provided by Montage and Southwestern. None of these analyses or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, U.S. GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Southwestern and Montage. Important factors that may affect the actual results of Southwestern and Montage and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to Southwestern’s and Montage’s businesses, industry performance, the regulatory environment, general business and economic conditions and other factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for Southwestern’s and Montage’s businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. There can be no assurance that Southwestern’s, Montage’s or the combined company’s financial condition or results of operations will be consistent with those set forth in such analyses and forecasts. For more information please see “The Merger—Certain Unaudited Forecasted Financial Information.”

Any acquisitions, partnerships or joint ventures that the combined company enters into could disrupt its operations and have a material adverse effect on its business, financial condition and results of operations.

Southwestern’s strategy is to evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. Southwestern may not be successful in identifying acquisition, partnership and joint venture candidates. In addition, Southwestern may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that it acquires or with which it forms a partnership or joint venture. The process of integrating an acquired business may involve unforeseen costs and delays or other operational, technical and financial difficulties and may require a disproportionate amount of management attention and financial and other resources. Any acquisition, partnership or joint venture may not be successful, may reduce Southwestern’s cash reserves, may negatively affect its earnings and financial performance and, to the extent financed with the proceeds of debt, may increase its indebtedness. Southwestern cannot ensure that any acquisition, partnership or joint venture it makes will not have a material adverse effect on its business, financial condition and results of operations.

If the combined company fails to continue to meet all applicable listing requirements, the Southwestern Common Stock may be delisted from the New York Stock Exchange, which could have an adverse impact on the liquidity and trading price of the Southwestern Common Stock.

The Southwestern Common Stock is currently listed on the NYSE, which has qualitative and quantitative listing criteria. If the combined company is unable to meet any of the NYSE listing requirements in the future, including, for example, if the closing bid price for the Southwestern Common Stock falls below $1.00 per share for 30 consecutive trading days, the NYSE could determine to delist the Southwestern Common Stock. A delisting of the Southwestern Common Stock could negatively impact the combined company by, among other things, reducing the liquidity and market price of Southwestern Common Stock, reducing the number of investors willing to hold or acquire Southwestern Common Stock, which could negatively impact the combined company’s ability to raise equity financing or to use Southwestern Common Stock as consideration for acquisitions, decreasing the amount of news and analyst coverage of the combined company, and limiting the combined company’s ability to issue additional securities or obtain additional financing in the future.

The trading price and volume of the Southwestern Common Stock may be volatile following the merger.

The trading price and volume of the Southwestern Common Stock may be volatile following completion of the merger. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the Southwestern Common Stock. As a result, you may suffer a loss on your investment.

The market for Southwestern Common Stock will depend on a number of conditions, most of which the combined company cannot control, including:

•	general economic conditions within the U.S. and internationally, including changes in interest rates;

•	general market conditions, including fluctuations in commodity prices;

•	domestic and international economic, legal and regulatory factors unrelated to the combined company’s performance;

•	changes in oil and natural gas prices;

•	volatility in the financial markets or other global economic factors, including the impact of COVID-19;

•	actual or anticipated fluctuations in the combined company’s quarterly and annual results and those of its competitors;

•	quarterly variations in the rate of growth of the combined company’s financial indicators, such as revenue, EBITDA, net income and net income per share;

•	the businesses, operations, results and prospects of the combined company;

•	the operating and financial performance of the combined company;

•	future mergers and strategic alliances;

•	market conditions in the oil industry;

•	changes in government regulation, taxes, legal proceedings or other developments;

•	shortfalls in the combined company’s operating results from levels forecasted by securities analysts;

•	investor sentiment toward the stock of oil and gas companies;

•	changes in revenue or earnings estimates, or changes in recommendations by equity research analysts;

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failure of the combined company to achieve the perceived benefits of the merger, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

•	speculation in the press or investment community;

•	the failure of research analysts to cover the combined company’s common stock;

•	sales of Southwestern Common Stock by the combined company, large stockholders or management, or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	announcements concerning the combined company or its competitors;

•	public reaction to the combined company’s press releases, other public announcements and filings with the SEC;

•	strategic actions taken by competitors;

•	actions taken by the combined company stockholders;

•	additions or departures of key management personnel;

•	maintenance of acceptable credit ratings or credit quality;

•	the general state of the securities markets; and

•	the risk factors described in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus.

These and other factors may impair the market for the Southwestern Common Stock and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the Southwestern Common Stock to fluctuate substantially, which may negatively affect the price and liquidity of the Southwestern Common Stock. Many of these factors and conditions are beyond the control of the combined company or the combined company stockholders.

Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against the combined company, could result in very substantial costs, divert management’s attention and resources and harm the combined company’s business, operating results and financial condition.

Future sales or issuances of Southwestern Common Stock could depress the market price for shares of Southwestern Common Stock.

The Southwestern Common Stock that Southwestern will issue to Montage stockholders if the merger is consummated generally may be sold immediately in the public market. It is possible that some Montage stockholders will decide to sell some or all of the shares of Southwestern Common Stock that they receive in the merger. Any disposition by a significant stockholder of Southwestern Common Stock, or the perception in the market that such dispositions could occur, may cause the price of Southwestern Common Stock to fall. Any such decline could impair the combined company’s ability to raise capital through future sales of Southwestern Common Stock. Further, Southwestern Common Stock may not qualify for investment indices and any such failure may discourage new investors from investing in Southwestern Common Stock.

Combined company stockholders may experience dilution in the future.

The percentage ownership of combined company stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that the combined company may grant to its directors, officers and employees. Such issuances may have a dilutive effect on the combined company’s earnings per share, which could adversely affect the market price of the Southwestern Common Stock.

Certain employees of Montage will have rights to purchase or receive shares of Southwestern Common Stock after the merger as a result of the conversion of their Montage equity awards into Southwestern equity awards. The conversion of these Montage equity awards into Southwestern equity awards is described in further detail in the section entitled “The Merger Agreement—Treatment of Montage Equity Awards.” The issuance of shares of Southwestern Common Stock pursuant to these awards will dilute the percentage ownership of combined company stockholders. It is also expected that, from time to time after the closing of the merger, the Southwestern Compensation Committee will grant additional equity awards to employees and directors of the combined company under the combined company’s compensation and employee benefit plans. These additional equity awards will have a dilutive effect on the combined company’s earnings per share, which could adversely affect the market price of the Southwestern Common Stock.

In addition, the combined company’s certificate of incorporation will authorize the combined company to issue, without the approval of stockholders, one or more classes or series of preferred stock having such designations, powers, preferences and relative, participating, optional and other special rights, including preferences over Southwestern Common Stock with respect to dividends and distributions, as the Southwestern Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of the Southwestern Common Stock. For example, the repurchase or redemption rights or liquidation preferences that could be assigned to holders of preferred stock could affect the residual value of the Southwestern Common Stock. For more information, see “Description of Southwestern Capital Stock.”

Certain provisions contained in Southwestern’s amended and restated certificate of incorporation and amended and restated bylaws, and certain provisions of Delaware law may prevent or delay an acquisition of the combined company or other strategic transactions, which could decrease the trading price of the Southwestern Common Stock.

The Southwestern certificate of incorporation and the Southwestern bylaws contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with the Southwestern Board rather than to attempt a hostile takeover.

In addition, because Southwestern has not chosen to be exempt from Section 203 of the DGCL, this provision could also delay or effectively prevent a change of control that some stockholders may favor. In general, Section 203 provides that persons that acquire ownership of 15% or more of the outstanding voting stock of a Delaware corporation, or an affiliate or associate of the corporation that within the prior three years did own 15% or more of the corporation’s outstanding voting stock, and the affiliates and associates of such persons (each an “interested stockholder”), shall not engage in any “business combination” with that corporation or its subsidiaries, including any merger, sales and leases of assets, issuances of securities or other similar transactions, for a three-year period following the date on which that person became the owner of 15% or more of such corporation’s outstanding voting stock unless one of the following exceptions applies: (i) the Southwestern Board approved the business combination or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans, or (iii) the transaction is approved by the Southwestern Board and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Southwestern believes these provisions could help to protect its stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the Southwestern Board and by providing the Southwestern Board with more time to assess any acquisition proposal. These provisions are not intended to make the combined company immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or effectively prevent an acquisition that the Southwestern Board determines is not in the best interests of the combined company and its stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Southwestern’s current and future levels of indebtedness may adversely affect the combined company’s results and limit its growth.

As of June 30, 2020, Southwestern had long-term indebtedness of $2,440 million and approximately $209 million of letters of credit under its credit agreement. On August 18, 2020, Southwestern commenced an offering for $350 million aggregate principal amount of its 8.375% Senior Notes due 2028. Further, in connection with the merger, Southwestern will assume the amounts of outstanding Montage senior notes ($510.5 million as of June 30, 2020) and expects to borrow funds under the Southwestern credit agreement to repay the amounts outstanding under Montage’s revolving credit agreement ($160.0 million as of June 30, 2020). The terms of the indentures relating to Southwestern’s outstanding senior notes, its credit agreement, and the master lease agreements relating to its drilling rigs and other equipment (collectively, the “financing agreements”) impose restrictions on Southwestern’s ability and, in some cases, the ability of its subsidiaries to take a number of actions that they may otherwise desire to take, which may include, without limitation, one or more of the following:

•	incurring additional debt;

•	redeeming stock or redeeming debt;

•	making investments;

•	creating liens on Southwestern’s assets; and

•	selling assets.

Southwestern’s credit agreement contains customary representations, warranties and covenants including, among others, the following covenants:

•	a prohibition against incurring debt, subject to permitted exceptions;

•	a restriction on creating liens on assets, subject to permitted exceptions;

•	restrictions on mergers and asset dispositions;

•	restrictions on use of proceeds, investments, transactions with affiliates, or change of principal business; and

•	maintenance of the following financial covenants:

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Minimum current ratio of no less than 1.00 to 1.00, whereby current ratio is defined as Southwestern’s consolidated current assets (including unused commitments under the credit agreement, but excluding non-cash derivative assets) to consolidated current liabilities (excluding non-cash derivative obligations and current maturities of long-term debt).

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Maximum total net leverage ratio of no greater than, with respect to each fiscal quarter ending on or after June 30, 2020, 4.00 to 1.00. Total net leverage ratio is defined as total debt less cash on hand (up to the lesser of 10% of credit limit or $150 million) divided by consolidated EBITDAX for the last four consecutive quarters. EBITDAX, as defined in the credit agreement, excludes the effects of interest expense, depreciation, depletion and amortization, income tax, any non-cash impacts from impairments, certain non-cash hedging activities, stock-based compensation expense, non-cash gains or losses on asset sales, unamortized issuance cost, unamortized debt discount and certain restructuring costs.

Although Southwestern does not anticipate any violations of its financial covenants, Southwestern’s ability to comply with such financial covenants depends in part on the success of its development program and upon factors beyond its control, such as the market prices for natural gas, oil and NGLs.

Although the indentures governing Southwestern’s outstanding notes contain covenants limiting liens and sale and leaseback transactions, those covenants contain exceptions that would allow Southwestern to create, grant or incur certain liens or security interests. Moreover, the indentures do not contain any limitations on the ability of Southwestern or its subsidiaries to incur debt, pay dividends or make investments, or limit the ability of its subsidiaries to make distributions to Southwestern. Such activities may, however, be limited by Southwestern’s other financing agreements in certain circumstances.

Southwestern’s level of indebtedness and off-balance sheet obligations, and the covenants contained in its financing agreements, could have important consequences for its operations, including:

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requiring Southwestern to dedicate a substantial portion of its cash flow from operations to required payments, thereby reducing the availability of cash flow for working capital, capital investing and other general business activities;

•	limiting Southwestern’s ability to obtain additional financing in the future for working capital, capital investing, acquisitions and general corporate and other activities;

•	limiting Southwestern’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; and

•	detracting from Southwestern’s ability to successfully withstand a downturn in its business or the economy generally.

If securities or industry analysts do not publish research or reports about the combined company’s business, if they adversely change their recommendations regarding the combined company’s common stock or if the combined company’s operating results do not meet their expectations, the Southwestern Common Stock price and trading volume could decline.

The trading market for Southwestern Common Stock following the consummation of the merger will depend in part on the research and reports that securities or industry analysts publish about the combined company or its businesses. While securities and industry analysts currently cover Southwestern and Montage, securities and industry analysts may not publish research on the combined company. If no securities or industry analysts provide coverage of the combined company, the trading price for the Southwestern Common Stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover the combined company downgrade its securities or publish inaccurate or unfavorable research about its businesses, or if the combined company’s operating results do not meet analyst expectations, the trading price of Southwestern Common Stock would likely decline. If one or more of these analysts cease coverage of the combined company or fail to publish reports on the combined company regularly, demand for Southwestern Common Stock could decrease, which might cause the Southwestern Common Stock price and trading volume to decline.

Declaration, payment and amounts of dividends, if any, distributed to stockholders of Southwestern will be uncertain.

Southwestern does not currently intend to pay dividends. Whether any dividends are declared or paid to stockholders of Southwestern following the merger, and the amounts of any such dividends that are declared or paid, are uncertain and depend on a number of factors. If dividends are paid to stockholders of Southwestern, they may not be of the same amount as any dividends paid by Southwestern to its stockholders prior to the Effective Time. The Southwestern Board will have the discretion to determine the dividend policy of Southwestern, which may be impacted by any of the following factors:

•	Southwestern may not have enough cash to pay such dividends or to repurchase shares due to its cash requirements, capital spending plans, cash flow or financial position;

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decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Southwestern Board, which could change its dividend practices at any time and for any reason;

•	Southwestern’s desire to maintain or improve the credit ratings on its debt; and

•

the amount of dividends that Southwestern may distribute to its stockholders is subject to restrictions under Delaware law and is limited by restricted payment and leverage covenants in Southwestern’s credit facilities and indenture and, potentially, the terms of any future indebtedness that Southwestern may incur.

Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The combined company will account for the merger as an acquisition of a business in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of Montage and its subsidiaries will be recorded, as of completion, at their respective fair values and added to Southwestern’s. The combined company’s reported financial condition and results of operations for periods after completion of the merger will reflect Montage’s balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of Montage and its subsidiaries for periods prior to the merger.

Under the acquisition method of accounting, the total purchase price is allocated to Montage’s identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of the date of completion of the merger, with any excess purchase price allocated to goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

Other Risk Factors

Southwestern’s and Montage’s businesses are and will be subject to the risks described above. In addition, Southwestern and Montage are, and will continue to be, subject to the risks described in, as applicable, the Southwestern annual report on Form 10-K for the fiscal year ended December 31, 2019, and the Montage annual report on Form 10-K for the fiscal year ended December 31, 2019, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “predict,” “budget,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “continue,” “project,” “projection,” “goal,” “model,” “target,” “potential,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “are likely” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Southwestern’s and Montage’s current expectations and beliefs concerning future developments and their potential effect on their respective businesses.

The forward-looking statements contained in this document are largely based on Southwestern’s and Montage’s expectations for the future, which reflect certain estimates and assumptions made by their respective managements. These estimates and assumptions reflect Southwestern’s and Montage’s best judgment based on currently known market conditions, operating trends, and other factors. Although Southwestern and Montage believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond Southwestern’s and Montage’s control. As such, managements’ assumptions about future events may prove to be inaccurate. For a more detailed description of the risks and uncertainties involved, see “Risk Factors” in Southwestern’s and Montage’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other SEC filings. Southwestern and Montage do not intend to publicly update or revise any forward-looking statements as a result of new information, future events, changes in circumstances, or otherwise.

These cautionary statements qualify all forward-looking statements attributable to Southwestern or Montage, or persons acting on either’s behalf. Southwestern management and Montage management caution you that the forward-looking statements contained in this proxy statement/prospectus are not guarantees of future performance, and neither Southwestern nor Montage can assure you that such statements will be realized or that the events and circumstances they describe will occur. Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to:

•

the timing and extent of changes in market conditions and prices for natural gas, oil and natural gas liquids, including regional basis differentials and the impact of reduced demand for Southwestern’s or Montage’s production and products in which their production is a component due to governmental and societal actions taken in response to the COVID-19 pandemic;

•	the ability of Southwestern, Montage or the combined company to fund planned capital investments;

•	a change in the credit rating of Southwestern, Montage or the combined company;

•	an increase in interest rates;

•	the extent to which lower commodity prices impact the ability of Southwestern, Montage or the combined company to service or refinance existing debt;

•	the impact of volatility in the financial markets or other global economic factors, including the impact of COVID-19;

•	difficulties in appropriately allocating capital and resources among strategic opportunities;

•	the timing and extent of success in discovering, developing, producing and estimating reserves;

•	the ability of Southwestern, Montage or the combined company to maintain leases that may expire if production is not established or profitably maintained;

•	the combined company’s ability to realize the expected benefits from recent acquisitions and the merger between Southwestern and Montage;

•	the consummation of or failure to consummate the merger and the timing thereof;

•	costs in connection with the merger;

•	integration of operations and results subsequent to the merger;

•	the ability of Southwestern, Montage or the combined company to transport production to the most favorable markets or at all;

•

the impact of government regulation, including changes in law, the ability to obtain and maintain permits, any increase in severance or similar taxes, and legislation or regulation relating to hydraulic fracturing, climate and over-the-counter derivatives;

•	the impact of the adverse outcome of any material litigation against Southwestern, Montage or the combined company or judicial decisions that affect the companies or the industry generally;

•	the effects of weather;

•	increased competition;

•	the financial impact of accounting regulations and critical accounting policies;

•	the comparative cost of alternative fuels;

•	credit risk relating to the risk of loss as a result of non-performance by counterparties; and

•	any other factors listed in the reports Southwestern and Montage have filed and may file with the SEC that are incorporated by reference herein.

All written and oral forward-looking statements attributable to Southwestern or Montage are expressly qualified in their entirety by this cautionary statement. For further discussion of these and other risks, contingencies and uncertainties applicable to Southwestern and Montage, please see “Risk Factors.”

All subsequent written or oral forward-looking statements attributable to Southwestern or Montage or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Southwestern nor Montage is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, except as may be required by law.

THE PARTIES TO THE MERGER

Southwestern Energy Company

10000 Energy Drive

Spring, Texas 77389-4954

(832) 796-4068

Southwestern is an independent energy company engaged in exploration, development and production activities, including the related marketing of natural gas, oil and NGLs produced in its operations. Southwestern is a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted substantially through, its subsidiaries. Currently, it operates exclusively in the United States. Shares of Southwestern Common Stock are listed and traded on the NYSE under the ticker symbol “SWN.” Additional information about Southwestern and its subsidiaries, including, but not limited to, information regarding its business, properties, legal proceedings, financial statements, financial condition and results of operations, market risk, executive compensation and related party transactions is set forth in Southwestern’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and Southwestern’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, which are each incorporated by reference into this proxy statement/prospectus.

For more information about Southwestern, please visit Southwestern’s website at www.swn.com. The information contained on Southwestern’s website or accessible through it does not constitute a part of this proxy statement/prospectus.

Montage Resources Corporation

122 W. John Carpenter Freeway

Suite 300

Irving, Texas 75039

(469) 444-1647

Montage is an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin. As of December 31, 2019, Montage had assembled an acreage position approximating 233,800 net surface acres in Eastern Ohio, 38,700 net surface acres in Pennsylvania, and 49,700 net surface acres in West Virginia, which excludes any acreage pending title. Shares of Montage Common Stock are listed and traded on the NYSE under the ticker symbol “MR.” Additional information about Montage and its subsidiaries, including, but not limited to, information regarding its business, properties, legal proceedings, financial statements, financial condition and results of operations, executive compensation and related party transactions is set forth in Montage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Montage’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, which are each incorporated by reference into this proxy statement/prospectus.

For more information about Montage, please visit Montage’s website at www.montageresources.com. The information contained on Montage’s website or accessible through it does not constitute a part of this proxy statement/prospectus.

THE MERGER

The following discussion contains certain information about the proposed merger. This discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A to this proxy statement/prospectus. You are urged to carefully read this entire proxy statement/prospectus, including the Merger Agreement, before making any investment or voting decision.

Transaction Structure

Upon satisfaction or waiver of the conditions to closing in the Merger Agreement, at the Effective Time, Montage will merge with and into Southwestern, with Southwestern continuing as the surviving corporation. For further discussion regarding the circumstances in which Southwestern may change the method and structure of effecting the merger, please see “The Merger Agreement—Structure of the Merger.”

Consideration to Montage Stockholders

At the Effective Time, each share of Montage Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares) shall be converted into 1.8656 shares of Southwestern Common Stock. All Montage Common Stock (if any) held in treasury or owned directly or indirectly by Montage or any of its wholly owned subsidiaries or by Southwestern or any of its wholly owned subsidiaries as of immediately prior to the Effective Time (other than any shares held in a fiduciary capacity), will automatically be cancelled and no consideration will be paid or delivered in exchange therefor.

In addition, each outstanding Montage equity award in respect of Montage Common Stock will be treated as described in “The Merger Agreement—Treatment of Montage Equity Awards.”

Background of the Merger

The terms of the merger are the result of arm’s-length negotiations between Montage and Southwestern. The following is a summary of the events leading up to the agreement to merge and the key meetings, negotiations, discussions and actions by and between Montage and Southwestern and their respective advisors that preceded the public announcement of the merger.

As part of Montage’s ongoing strategic planning process, the Montage Board, together with Montage’s executive management team, regularly reviews and assesses Montage’s long-term strategic plans and goals, opportunities, overall industry trends, the competitive environment in which Montage operates and Montage’s short-term and long-term performance. As part of these reviews, the Montage Board, with the assistance of Montage’s advisors, considered whether various strategic actions, including potential business combination transactions and acquisition opportunities, would be in the best interests of Montage and would enhance value for Montage’s stockholders.

The Montage Board and Montage management have long recognized the benefits provided to large operators in the upstream industry and the associated competitive advantages those benefits provide, as well as the challenges presented by operating as a small-scale exploration and production company in a continued low commodity price environment. In early 2018, Montage began a process to identify strategic alternatives, which led to the completion of Montage’s business combination with BRMR on February 28, 2019 (the “BRMR Merger”). The BRMR Merger significantly increased the scale of Montage’s operations through the consolidation of Montage’s and BRMR’s contiguous and complementary acreage positions to create one of the largest Utica-focused public operators. Following the completion of the BRMR Merger and during the spring of 2019, Montage management and the Montage Board had ongoing general discussions regarding opportunities to continue enhancing value for Montage’s stockholders, with a particular focus on ways to further increase scale and address the risks associated with restricted access to capital and Montage’s limited trading liquidity.

On May 24, 2019, John K. Reinhart, Montage’s President and Chief Executive Officer, had discussions with Michael L. Hodges, Montage’s Executive Vice President and Chief Financial Officer, regarding an internal strategic assessment of a potential combination of Montage and Company A, a publicly traded independent exploration and production company, which Montage management understood to be considering various strategic options.

On June 12, 2019, a financial consultant of Montage, hired to compile publicly available data in a format for preliminary assessment, provided Mr. Reinhart a preliminary background analysis of Company A.

On July 1, 2019, Mr. Reinhart contacted Company A’s Chief Executive Officer regarding an introductory meeting.

On August 8, 2019, Mr. Reinhart and Company A’s Chief Executive Officer met and discussed Company A’s strategy moving forward, potential synergies that could be realized in a combination of Montage and Company A, the importance of scale in the industry, and potential consolidation opportunities.

On August 13, 2019, Mr. Reinhart had a telephone call with D. Martin Phillips and Mark E. Burroughs, Jr., directors of Montage and principals of EnCap, Montage’s largest beneficial stockholder, regarding the stated intent of Company A’s Chief Executive Officer to reach out to Messrs. Phillips and Burroughs for discussions. Following this call, on August 14, 2019, Company A’s Chief Executive Officer had a discussion with Messrs. Phillips and Burroughs regarding potential acquisitions of Montage and other portfolio companies of EnCap. This discussion resulted in minimal continued dialogue until late January 2020, as discussed below.

On December 6, 2019, representatives of Company B, a publicly traded independent exploration and production company, and its financial advisor met in person with representatives of EnCap, which meeting was arranged by Company B’s financial advisor, to discuss general matters and a potential acquisition of, or merger with, Montage. At the meeting, representatives of EnCap deferred conversation regarding any potential strategic transaction involving Montage to Mr. Reinhart.

On December 10, 2019, the Chief Executive Officer of Company B invited Mr. Reinhart to meet in person, and on December 12, 2019, Mr. Reinhart accepted the invitation.

On January 9, 2020, Mr. Reinhart, Mr. Hodges, and Company B’s Chief Executive Officer met in person. At this meeting, Company B’s Chief Executive Officer presented the concept of a potential merger with, or acquisition of, Montage using Company B’s stock as consideration. Discussions at the meeting centered around Company B’s strategy and the information required to assess potential synergies that could be realized in the transaction and associated business combination metrics.

Following a request for a meeting from J. David Cecil, Southwestern’s then-Executive Vice President, Corporate Development, Mr. Burroughs and other representatives of EnCap met with Mr. Cecil on January 15, 2020 and discussed a potential combination between Southwestern and Montage and/or other portfolio companies of EnCap.

Following the meeting between Mr. Burroughs and Mr. Cecil, Mr. Cecil contacted Mr. Reinhart by email on January 24, 2020 and requested an introductory telephone call. The introductory call between Mr. Reinhart and Mr. Cecil was held on January 27, 2020, during which the parties discussed industry consolidation and scale benefits, as well as Southwestern’s desire to meet with Montage executives and learn more about Montage.

On January 27, 2020, Messrs. Reinhart and Hodges also had a telephone call with representatives of Company B’s financial advisor to discuss the potential merger or acquisition opportunity presented during the January 9th meeting between Mr. Reinhart and Company B’s Chief Executive Officer. Following this call, the parties exchanged emails regarding data requests in connection with assessment of the potential merger or acquisition opportunity and a draft confidentiality agreement from Company B.

On January 29, 2020, Mr. Reinhart had a telephone call with Company B’s Chief Executive Officer to further discuss the data requests in connection with an assessment of a merger or acquisition opportunity between Montage and Company B, as well as the form of confidentiality agreement to be used.

On January 30, 2020, in order to permit Montage and Company B to begin possible due diligence investigations, Mr. Reinhart sent a draft mutual confidentiality agreement to Company B’s Chief Executive Officer. Over the next several days, the parties negotiated the terms of the mutual confidentiality agreement, with the participation of representatives from Norton Rose Fulbright US LLP (“Norton Rose Fulbright”), Montage’s outside counsel.

Additionally, on January 30, 2020, Mr. Phillips and another representative of EnCap met again with the Chief Executive Officer of Company A to discuss a combination between Company A and Montage and/or other portfolio companies of EnCap.

Also on January 30, 2020, Mr. Cecil contacted Mr. Reinhart to initiate the process for entering into a mutual confidentiality agreement, as well as begin coordination of an introductory meeting between Southwestern and Montage executives.

The next day, Mr. Cecil sent a draft mutual confidentiality agreement to Mr. Reinhart to facilitate further discussions about a possible transaction. Over the course of the next several days, the parties negotiated the terms of the confidentiality agreement between Southwestern and Montage, including the terms of a customary standstill provision binding on both parties, with participation by representatives of Norton Rose Fulbright and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Southwestern’s outside counsel. The confidentiality agreement contained a provision prohibiting either party from publicly requesting or proposing any waiver, amendment or termination of the standstill provision. The confidentiality agreement also contained a “fall away” provision rendering the standstill provision inoperative and of no force or effect with respect to a party if (i) any other person or “group” (as defined in the Exchange Act) acquired or publicly proposed to acquire more than 50% of the outstanding voting securities of the other party or (ii) such other party or any of its affiliates entered into an agreement with a person other than a party to the confidentiality agreement or any of its affiliates, providing for a merger, share exchange, asset or equity sale or other business combination transaction pursuant to which the voting securities of such other party outstanding immediately prior to such transaction would constitute less than 50% of the outstanding voting securities of such other party immediately following such transaction (or if such other party would not be the survivor or successor owner of its material assets after the merger, share exchange, asset or equity sale or other business combination, the voting securities of such other party outstanding immediately prior to such transaction would be converted into, or exchanged for, in such transaction, less than 50% of the outstanding voting securities of the survivor or successor or its publicly traded direct or indirect parent company).

On February 3, 2020, Mr. Reinhart had a telephone call with Mr. Cecil to schedule an introductory meeting and further discuss Southwestern’s interest in a potential transaction with Montage.

On February 4, 2020, Montage and Company B executed a mutual confidentiality agreement, and Montage provided Company B with access to an electronic data-room. The confidentiality agreement contained a customary reciprocal standstill provision and a provision prohibiting either party from requesting or proposing to waive, terminate or amend the standstill provision.

On February 6, 2020, Mr. Reinhart provided a January 2020 update to the Montage Board which included a strategic action update outlining Montage’s discussions with Company B and the entry into the mutual confidentiality agreement, as well as the informal introductory communication with Southwestern and the forthcoming confidentiality agreement process. Mr. Reinhart’s communication to the Montage Board also included an update regarding potential business development opportunities and other strategic acquisition opportunities, including an entity or asset-level acquisition of an exploration and production company operating in the Appalachian Basin, the upcoming divestiture of an Appalachian Basin-based exploration and production company by its private equity owners, and a potential divestiture by a global energy company of its Appalachian production and assets. The Montage Board was supportive of Montage management continuing dialogue to assess ongoing opportunities.

On February 10, 2020, Mr. Reinhart, Mr. Hodges, Oleg E. Tolmachev, Montage’s then Executive Vice President and Chief Operating Officer, and Matthew H. Rucker, Montage’s then-Executive Vice President, Resource Planning and Development, met with William J. Way, Southwestern’s President and Chief Executive Officer, Julian M. Bott, Southwestern’s Executive Vice President and Chief Financial Officer, Clayton A. Carrell, Southwestern’s Executive Vice President and Chief Operating Officer, and Mr. Cecil for a general introductory meeting.

On February 11, 2020, Mr. Reinhart contacted Randall M. Albert, Chairman of the Montage Board, and Mr. Burroughs to discuss the meeting with representatives of Southwestern the previous night and provide an update on the status of discussions with Company A and Company B.

On February 12, 2020, Mr. Reinhart contacted Mr. Cecil regarding a potential joint management presentation providing an overview of Montage and Southwestern, including a discussion of the expected date and content of the presentation, and provided Mr. Cecil with an outline of potential materials recommended to be provided by each side for corporate review. Mr. Reinhart subsequently contacted Mr. Burroughs to provide a summary of the topics expected to be reviewed in the joint management presentation with Southwestern and a potential management presentation with Company A.

On February 13, 2020 and February 14, 2020, Mr. Reinhart and Company B’s Chief Executive Officer discussed the status of the assessment of the merger or acquisition opportunity. Company B’s Chief Executive Officer relayed that Company B’s assessment of Montage and the potential merger or acquisition opportunity was ongoing, and the parties had a further general discussion surrounding Montage’s fit with Company B’s strategic corporate objectives.

Also on February 14, 2020, Montage and Southwestern executed the mutual confidentiality agreement.

On February 17, 2020, Company B’s Chief Executive Officer contacted Mr. Reinhart and expressed that Company B’s assessment of Montage was ongoing but a transaction with Montage was likely not a priority for Company B’s ongoing business strategy.

Also on February 17, 2020, Mr. Reinhart and Company A’s Chief Executive Officer met in person. Discussions during this meeting centered around the potential benefits of a merger between Montage and Company A.

Messrs. Reinhart and Hodges also contacted the Montage Board on February 17, 2020 to outline materials necessary for the Montage Board to facilitate the hiring of a strategic advisor.

Also on February 17, 2020, Mr. Reinhart contacted Mr. Cecil to confirm the date and location of the joint management presentation for March 11, 2020 at Southwestern’s principal executive offices in Spring, Texas. As part of that correspondence, Mr. Reinhart also confirmed certain matters related to an electronic data-room for due diligence information sharing.

On February 18, 2020, Mr. Reinhart sent the Montage Board a summary of plans to assess the engagement of a financial advisor, subject to approval of the Montage Board, and again provided the Montage Board the January 2020 update. The Montage Board provided feedback regarding a potential strategic financial advisor to consider.

Also on February 18, 2020, Mr. Reinhart sent a draft mutual confidentiality agreement to Company A’s Chief Executive Officer. Over the next several days, the parties negotiated the terms of the mutual confidentiality agreement, with the participation of representatives from Norton Rose Fulbright and Vinson & Elkins L.L.P. (“Vinson & Elkins”), outside counsel to EnCap.

On February 20, 2020, Mr. Reinhart contacted Andy Huggins, Vice President, Commercial Development of Southwestern, to advise him that, with the exception of the management presentation, the preparation for which was still in progress, the Montage data requested by Southwestern had been posted to the Montage electronic data-room for Southwestern’s review.

On February 27, 2020, Montage and Company A executed the mutual confidentiality agreement, and the parties began scheduling initial management presentations for both companies. The confidentiality agreement contained a customary reciprocal standstill provision, a provision prohibiting either party from publicly requesting or proposing any waiver, amendment or termination of the standstill provision, and a customary “fall away” provision rendering the standstill provision inoperative and of no force or effect under certain circumstances. Over the next few days, Mr. Reinhart sent representatives of Company A certain requested data regarding Montage, as well as a copy of the Montage management presentation outline for Company A’s review.

On March 2, 2020, the Montage Board held a regularly scheduled, in-person meeting, which was attended by members of Montage management. Following the meeting, the Montage Board met in executive session to discuss the status of potential strategic transactions. Discussions during the executive session generally centered on industry consolidation and scale, potential counterparties for strategic transactions in Montage’s applicable region, and status updates on Company A, Company B and Southwestern. In addition to a consolidation scenario, the Montage Board analyzed numerous considerations and risks related to a stand-alone scenario during the discussions, including discussions regarding the upcoming maturity of Montage’s outstanding unsecured senior notes due 2023, Montage’s limited access to the debt and equity capital markets as a small-cap exploration and production company going forward, rising leverage and Montage’s muted near-term organic growth prospects considering the aforementioned items. The Montage Board also discussed the ongoing process for selecting a strategic financial advisor. Following this session, the Montage Board was supportive of Montage management continuing the strategic discussions with Company A, Company B and Southwestern and asked management to consider those options while also considering alternative stand-alone options in light of evolving commodity prices, capital markets, investor sentiment and other factors.

On March 3, 2020, Mr. Hodges engaged in discussions with representatives of Barclays Capital Inc. (“Barclays”) and two other potential financial advisors (collectively with Barclays, the “Sell-Side Financial Advisor Candidate Firms”) regarding financial advisory services and the associated confidentiality agreement process and sent draft confidentiality agreements to each of them. Over the next few days, the parties negotiated the terms of the confidentiality agreements.

On March 4, 2020, a representative of Company A contacted Mr. Reinhart to provide a revised due diligence request list and advise Mr. Reinhart that a Company A electronic data-room had been opened.

On March 5, 2020, Montage entered into confidentiality agreements with Barclays and each of the two other Sell-Side Financial Advisor Candidate Firms so that Montage could hold more in-depth discussions with such advisors for the purposes of evaluating their potential role as a financial advisor to Montage.

On March 9, 2020, Mr. Hodges had a telephone call with Company B’s financial advisor to discuss the status of the assessment of the merger or acquisition opportunity. During this call, Company B’s financial advisor indicated that Company B’s analysis of Montage was ongoing, but a transaction with Montage was one of many opportunities that Company B was assessing, and it was likely not a strategic fit for Company B.

Between March 10, 2020 and March 12, 2020, Barclays and the two other Sell-Side Financial Advisor Candidate Firms each gave a presentation to members of Montage management.

On March 11, 2020, Messrs. Reinhart, Hodges, Rucker, and Tolmachev and other members of Montage management met with Messrs. Way, Bott and Carrell and other members of Southwestern management at Southwestern’s principal executive offices in Spring, Texas for initial joint management presentations. At this meeting, management of each company gave corporate overviews of their company which covered multiple functions, including assets, strategy, operations, financial positions, marketing and midstream, business development, and commercial agreements.

On March 12, 2020, Mr. Reinhart and Mr. Hodges met in person with Company A’s Chief Executive Officer and Chief Financial Officer. During this meeting, Company A’s Chief Executive Officer relayed that Company A was working with financial advisors regarding its strategic and financial alternatives, including the current discussions with Montage. The parties reviewed certain initial and high-level due diligence materials from Company A in context of analyzing the potential benefits of a merger of Company A and Montage.

On March 14, 2020, Montage provided Company A with access to an electronic data-room and notified Company A that materials were being uploaded in accordance with the previously provided request list.

On March 16, 2020, Messrs. Reinhart and Hodges received an unsolicited communication from a financial advisor providing information and assessments on potential mergers and acquisitions synergies related to Company A.

Also on March 16, 2020, Company A’s Chief Executive Officer contacted Mr. Reinhart and Mr. Hodges to schedule initial management presentations by Montage and Company A for March 19, 2020, noting that the data for the Company A management presentation was in the process of being finalized.

That same day, Mr. Reinhart and Mr. Cecil discussed the evaluation process and next steps following the previous Montage and Southwestern joint management presentations that had occurred on March 11, 2020.

Following completion by Montage management of its due diligence and interview process with Barclays and the two other Sell-Side Financial Advisor Candidate Firms, Montage management sent the Montage Board a presentation in support of its recommendation to engage Barclays. After review of this presentation, the Montage Board, acting by unanimous written consent effective as of March 17, 2020, authorized and approved the engagement of Barclays as Montage’s sole financial advisor to assist Montage in the evaluation of potential business combination transactions or other strategic alternatives, based on Barclays’ qualifications, expertise and reputation, and authorized Mr. Reinhart and Mr. Hodges to negotiate, execute and deliver an engagement letter with Barclays. Montage management worked with Barclays to finalize the engagement letter over the next several days with the participation of representatives from Norton Rose Fulbright.

On March 18, 2020, Mr. Hodges contacted Mr. Cecil regarding initial questions related to Southwestern data that was shared with or presented to Montage by Southwestern and its representatives.

On March 19, 2020, Montage and Company A each gave management presentations and conducted initial discussions regarding a potential transaction between the companies via videoconference. The attendees at this meeting included senior leadership of each company, but did not include Mr. Reinhart or the Chief Executive Officer of Company A. During these presentations, management of each company gave corporate overviews of their company which covered multiple functions, including assets, strategy, operations, financial positions, marketing and midstream, business development, and commercial agreements.

On March 21, 2020, Messrs. Reinhart and Hodges received unsolicited materials from a financial advisor regarding an update of the opportunity with Company A.

On March 23, 2020, representatives of Montage held a due diligence session with representatives of Southwestern by telephone. Over the next several months, Montage and Southwestern and their respective advisors continued to conduct due diligence investigations of each other and their respective operations and assets. As part of this process, each party continued to upload documents and other materials to their respective electronic data-rooms. Both parties submitted multiple follow-up due diligence requests to each other during the due diligence process, which continued throughout the period leading up to the signing of the Merger Agreement.

On March 24, 2020, Messrs. Reinhart and Hodges scheduled a telephone call with Company A’s Chief Executive Officer and Chief Financial Officer to discuss next steps in assessing a potential business combination between Montage and Company A.

On March 25, 2020, Montage and Barclays entered into an engagement letter. That same day, representatives of Barclays and Montage management held a kick-off meeting via teleconference to provide a general status update on discussions with Company A and Southwestern.

Also on March 25, 2020, Mr. Reinhart and Mr. Hodges had a telephone call with representatives of Barclays in advance of the telephone call scheduled for March 26, 2020 with Company A’s Chief Executive Officer and Chief Financial Officer.

On March 26, 2020, Messrs. Reinhart and Hodges had a telephone call with Company A’s Chief Executive Officer and Chief Financial Officer. During this call, the parties discussed the potential benefits of a strategic combination between the two companies and the associated financial synergies. Company A’s Chief Executive Officer and Chief Financial Officer provided materials in support of these benefits, which Mr. Hodges subsequently sent to Barclays. During this call, Messrs. Reinhart and Hodges requested an update of the proposed merger structure from Company A’s financial advisor for Montage to review.

Also on March 26, 2020, an informal group of Montage directors consisting of Mr. Burroughs, Mr. Albert, and Richard D. Paterson (collectively, the “Transaction Team”) was formed for the purpose of, with the participation of Mr. Reinhart, facilitating the Montage Board’s involvement in the strategic transaction process and keeping members of the Montage Board updated routinely on developments related to Montage’s potential strategic transactions.

On March 30, 2020, Mr. Reinhart reported to the Transaction Team. As part of this communication, Mr. Reinhart reiterated the intent that the Transaction Team was to be a means of more frequent updates regarding the strategic assessments under review by Montage, as well as to serve as a group that was to be consulted as the strategic reviews reach milestones, decision points or other meaningful assessments. Mr. Reinhart also provided the Transaction Team with an update on the kick-off meeting that Montage management personnel had with Barclays on March 25, 2020, and provided an overview of the status of the ongoing discussions on potential strategic transactions with Southwestern and Company A, including an update on the ongoing due diligence process with each company.

On March 31, 2020, representatives of Montage, Barclays, Company A and Company A’s financial advisors had a telephone call to discuss the merger opportunity between Montage and Company A and initial assessments by Company A’s financial advisors.

On April 1, 2020, representatives of Montage contacted Barclays to provide Montage management’s initial informal estimates of potential synergies in connection with the potential transaction with Company A, based upon internal management assessments regarding how the pro forma company’s assets and operations may be optimized.

During the first half of April 2020, at the direction of Montage management, Barclays held ongoing discussions with Company A management and Company A’s financial advisor to exchange financial information and conduct mutual financial due diligence for a potential transaction between Montage and Company A.

On April 3, 2020, Mr. Hodges had a final telephone call with Company B’s financial advisor, who confirmed that Company B was not interested in pursuing a transaction with Montage.

On April 6, 2020, Mr. Reinhart had a telephone call with the Transaction Team to provide an update on the status of the financial analyses by Barclays with respect to a strategic transaction with Southwestern and Company A, respectively, and also provided related written materials by email. That same day, at the direction of Montage management, representatives of Barclays had a telephone call with Company A’s financial advisors to discuss potential merger synergies via optimization of the assets and operations of the pro forma company.

On April 13, 2020, Mr. Reinhart reported to the Transaction Team, advising them that Southwestern planned to advise Montage of its intent to continue to assess a potential transaction between Montage and Southwestern over the next few days, as well as providing the Transaction Team with an update on valuation work and merger synergies analysis for the potential Company A transaction.

On April 16, 2020, Company A’s financial advisors contacted Mr. Reinhart, Mr. Hodges, and representatives of Barclays and provided a combination overview and non-binding proposal on behalf of Company A based on financial analysis work conducted by the financial advisors. Company A’s proposal entailed a stock for stock merger whereby Montage would merge into Company A, with Company A surviving the merger, along with other financing transactions on which the proposed merger was conditioned. The proposal also included an expected pro forma relative equity ownership and proposed that the combined company’s board of directors would reflect that relative ownership.

On April 17, 2020, the Transaction Team and Mr. Reinhart discussed updates related to the status of the potential Southwestern and Company A transactions, including the status of Company A’s initial proposal and Montage’s preparation of a counter proposal. Mr. Reinhart also relayed that Montage was awaiting feedback from Southwestern.

In response to Company A’s proposal on April 16, 2020, Montage management prepared a pro forma operating plan designed to maximize levered free cash flow, reduce financial leverage and lower operating costs. On April 23, 2020, members of Montage management completed a high-level, non-binding counter proposal regarding a potential transaction between Montage and Company A and sent the proposal to Company A’s financial advisors. Montage’s counter proposal included a merger whereby Company A would merge into Montage, with Montage surviving the merger, along with pro forma optimization suggestions (along with the associated impacts to cash flows), a financing transaction contemplated as part of Montage’s counter proposal and plans for addressing the outstanding debt of both Company A and Montage.

On April 24, 2020, Company A advised Montage that it intended to pursue an alternative strategy and it was not interested in further discussions regarding Montage’s counter proposal at that time.

On April 28, 2020, Mr. Reinhart provided the Transaction Team with an update on the summary and status of the potential Southwestern and Company A transactions and a preview of the materials to be provided to the Montage Board at its meeting on May 1, 2020. Mr. Reinhart relayed that the main variances between the Montage and Company A proposals were the equity ownership split, the surviving entity, pro forma optimization suggestions proposed by Montage management, and other operational matters raised in Montage’s proposal as items for Company A to address. Mr. Reinhart informed the Transaction Team that Company A had informed Montage that it intended to pursue alternative strategies. Following discussions with the Transaction Team, it was determined that a combination with Company A under the terms proposed by Company A was not a strategic fit. Mr. Reinhart also informed the Transaction Team that Southwestern had indicated that their assessment of a potential transaction with Montage was temporarily on-hold due to uncertain market conditions, particularly the recent decline in oil prices and the economic impact of the COVID-19 pandemic.

On May 1, 2020, the Montage Board held a regularly scheduled meeting via teleconference, which teleconference was attended by members of Montage management. During the course of the meeting, the Montage Board discussed, among other things, Montage’s potential strategic transaction opportunities with Southwestern and Company A, including the benefits, considerations and status of each opportunity, and the non-binding proposal presented by Company A and Montage’s non-binding counter proposal thereto and reactions to those proposals. Following discussion, the Montage Board was supportive of Montage’s continued pursuit of consolidation opportunities in consideration of Montage’s stand-alone financial position, business development opportunities, and growth opportunities.

On May 6, 2020, at the direction of Montage management, representatives of Barclays had a discussion with representatives of Southwestern regarding the status of the potential transaction between Southwestern and Montage. Following this discussion, representatives of Barclays and Montage discussed the timing and progress of Southwestern’s evaluation and assessments.

On May 7, 2020, Mr. Reinhart had a telephone call with Mr. Cecil to discuss the status of the evaluation of a potential transaction between Southwestern and Montage and next steps to continue the process.

On May 12, 2020, Mr. Hodges had a telephone call with Company A’s financial advisor. During this call, Company A’s financial advisor confirmed that Company A was evaluating other strategic options and did not expect to revisit discussions with Montage in the near term.

On May 20, 2020, Mr. Cecil contacted Mr. Reinhart by email and telephone to discuss an update regarding the discussions of the Southwestern Board and intentions to advance discussions regarding a potential transaction.

On May 22, 2020, Mr. Way sent a letter to Mr. Reinhart confirming Southwestern’s intention of continuing dialogue regarding Southwestern’s potential acquisition of 100% of the issued and outstanding common stock of Montage. In the letter, Mr. Way relayed that Southwestern currently contemplated acquiring Montage in an all-stock transaction based on an “at market” exchange ratio, the Southwestern Board had been informed of Southwestern’s efforts to date, Southwestern had engaged Skadden as its outside counsel in connection with consideration of the potential transaction, and that Southwestern expected to retain outside financial advisors. In addition, Mr. Way’s letter outlined certain additional due diligence items that were important to further Southwestern’s analysis, pro forma business plans and valuation.

On May 26, 2020, Mr. Reinhart provided an update to the Transaction Team, noting that there was no further update regarding any potential transaction with Company A and describing the letter from Mr. Way discussed above. Also that day, Mr. Reinhart contacted Mr. Cecil to inform him that the Montage Board had been updated on the joint discussions between Montage and Southwestern, that the Montage Board was prepared to engage further, and that Montage required delivery of certain high-priority due diligence items in order to continue assessing Southwestern valuation.

On May 27, 2020, Mr. Reinhart had a telephone call with Mr. Cecil to discuss next steps in the evaluation process for a potential “at market” merger transaction.

On May 28, 2020, Mr. Reinhart sent the Transaction Team a copy of the letter from Mr. Way discussed above and informed them that Barclays was undertaking financial analyses regarding a potential merger transaction with Southwestern for review by the Montage Board.

During the month of May 2020, from time to time, Montage management discussed with Barclays the scope of potential partners for a consolidation transaction with Montage. During the same period, as part of its ordinary course of business conversations with various exploration and production companies, Barclays made multiple inquiries about such companies’ interest level in a potential strategic transaction with a small-scale exploration and production company operating in the Appalachian Basin. Only Company C, a publicly traded exploration and production company, indicated some potential interest and Barclays reported the feedback from these conversations to Montage management.

On June 2, 2020, Mr. Reinhart provided the Transaction Team with an update regarding the ongoing due diligence efforts and scheduled due diligence calls in connection with the potential transaction with Southwestern.

On June 8, 2020, Mr. Way had a telephone call with Mr. Reinhart to provide a general update on discussions that had taken place among the Southwestern Board and advising Mr. Reinhart of certain Southwestern organizational changes.

Also on June 8, 2020, Mr. Reinhart provided the Transaction Team with an update regarding due diligence efforts and ongoing valuation work being performed in connection with the potential Southwestern transaction.

On June 12, 2020, Mr. Reinhart provided the Transaction Team with an update regarding Montage’s ongoing strategic alternatives and assessments, including (i) accretive business development opportunities, (ii) potential acquisition opportunities, including the potential entity or asset-level acquisition of an exploration and production company operating in the Appalachian Basin and the potential divestiture by a global energy company of its Appalachian production and assets, each in lieu of potential business combination transactions, and (iii) options for stand-alone capital market actions.

On June 15, 2020, at the direction of Montage management and pursuant to the general guidance from the Montage Board to explore possible strategic transaction counterparties, Barclays contacted representatives of Company C to discuss whether Company C would be interested in entering into a confidentiality agreement with Montage in order to conduct some initial due diligence on Montage and understand whether a strategic transaction was possible.

On June 16, 2020, Barclays received feedback from a representative of Company C that Company C was interested in starting due diligence with Montage to assess the possibility of a potential transaction, and Barclays provided Mr. Reinhart with contact information for Company C’s Chief Executive Officer in preparation for an introductory call.

On June 17, 2020, Mr. Reinhart provided the Transaction Team with an update. In this update, Mr. Reinhart provided the Transaction Team with a preliminary valuation analysis and related market information regarding a potential transaction with Southwestern. In addition, Mr. Reinhart advised the Transaction Team of Company C’s desire to access an electronic data-room for due diligence purposes, Company C’s request to enter into a mutual confidentiality agreement with Montage, and a telephone call with Company C’s Chief Executive Officer scheduled for later that day.

Later that day, Mr. Reinhart had a telephone call with Company C’s Chief Executive Officer. During this call, the parties discussed the respective businesses of Montage and Company C and potential synergies between the companies, and Company C’s Chief Executive Officer confirmed that Company C would like to assess the potential of a merger with or acquisition of Montage.

Also on June 17, 2020, Mr. Reinhart had a telephone call with Messrs. Way and Bott to discuss the status of ongoing valuation work.

On June 18, 2020, Mr. Reinhart sent a draft mutual confidentiality agreement to a representative of Company C. Over the next several days, the parties negotiated the terms of the mutual confidentiality agreement, with the participation of representatives from Norton Rose Fulbright and Vinson & Elkins.

On June 19, 2020, at the direction of Montage management, representatives of Barclays had an introductory telephone call with representatives of Citigroup Global Markets Inc. (“Citi”) and Goldman Sachs & Co. LLC (“Goldman Sachs”), Southwestern’s financial advisors. Representatives of Barclays provided an update to Messrs. Reinhart and Hodges following this call.

On June 24, 2020, representatives of Barclays, Citi and Goldman Sachs had an additional, more detailed telephone call during which various financial aspects of the potential transaction, pro forma financial information and due diligence were discussed.

On June 25, 2020, Montage and Company C entered into a mutual confidentiality agreement. The confidentiality agreement contained a customary reciprocal standstill provision, a provision prohibiting either party from publicly requesting or proposing any waiver, amendment or termination of the standstill provision, and a customary “fall away” provision rendering the standstill provision inoperative and of no force or effect under certain circumstances.

On June 26, 2020, Montage provided Company C with access to an electronic data-room and notified Company C of certain key pertinent information that had been uploaded.

Also on June 26, 2020, Mr. Reinhart provided the Transaction Team with an update, relaying that Company C had entered into the mutual confidentiality agreement with Montage and had been provided with access to an electronic data-room. Mr. Reinhart also informed the Transaction Team that Barclays was working with Citi and Goldman Sachs with respect to various financial aspects regarding the potential transaction.

On July 1, 2020, Mr. Reinhart contacted representatives of Company C, inquiring if they had any questions or needed assistance with their ongoing review, and the representatives of Company C responded that they had no requests at that time.

On July 6, 2020, Mr. Reinhart provided the Transaction Team with an update regarding discussions between Barclays and Citi and Goldman Sachs with respect to various financial aspects regarding the potential transaction and due diligence efforts.

On July 8, 2020, at the request of Montage management, representatives of Barclays provided representatives of Montage management with an overview of publicly available information on Company C.

On July 13, 2020, Mr. Reinhart provided the Transaction Team with an update, relaying that feedback from Company C was expected later that week, due diligence efforts with respect to the potential transaction with Southwestern were ongoing, and an update from Southwestern’s financial advisors was expected soon related to a meeting of the Southwestern Board held during the previous week.

On July 14, 2020, Messrs. Reinhart and Hodges contacted Messrs. Way and Bott by email, and followed up with a telephone call, to discuss the pace of valuation work and associated due diligence efforts.

On July 15, 2020, Mr. Reinhart sent the Transaction Team a copy of the overview of publicly available information on Company C previously provided by Barclays, as well as a preliminary relative contribution analysis related to a potential transaction with Company C based on such public information.

On July 16, 2020, Mr. Reinhart contacted Mr. Bott to provide a list of high-priority due diligence items associated with the valuation analysis, pro forma business plan framework and other financial due diligence matters.

On July 20, 2020, Mr. Reinhart provided the Transaction Team with an update to relay feedback, following a meeting of the Southwestern Board, that Southwestern continued to support an “at market” business combination transaction and was also assessing potential associated capital markets transactions to refinance Montage’s unsecured senior notes to be undertaken in connection with the business combination transaction announcement.

Also on July 20, 2020, representatives of Company C requested that Montage provide certain cash flow data of Montage for review by Company C’s management. The next day, representatives of Company C requested additional data and financial analyses from Barclays and Montage to compare the cash flow data provided in the Montage data-room. Following a meeting of the Company C board of directors, Montage received feedback that Company C was currently prioritizing other strategic opportunities.

On July 22, 2020, Montage announced preliminary second quarter 2020 production results and its revised expectations for full year 2020 capital expenditures. Additionally, Montage announced that it had entered into a non-binding letter of intent with an international third-party to sell its non-core wellhead gathering infrastructure in the Ohio Utica condensate development area.

On July 24, 2020, Mr. Bott contacted Mr. Reinhart to advise him that an initial pro forma business plan had been delivered to Montage.

On July 27, 2020, Mr. Reinhart had a telephone call with Messrs. Way and Bott to discuss the status of ongoing valuation work associated with the potential transaction.

On July 30, 2020, Messrs. Reinhart and Hodges had a telephone call with Messrs. Way and Bott, during which Messrs. Way and Bott advised Messrs. Reinhart and Hodges of their intention to send a draft of a merger agreement, a capital markets plan to address Montage’s outstanding unsecured notes and an envisioned timeline for the announcement of a potential transaction. Following the call, Mr. Bott provided Messrs. Reinhart and Hodges the preliminary timeline by email, which included a timeline related to potential capital markets transactions to be undertaken shortly after execution of a merger agreement. Also on July 30, 2020, Citi and Goldman Sachs provided updated due diligence items on behalf of Southwestern.

On August 1, 2020, Mr. Bott contacted Mr. Reinhart to advise him of anticipated timing of forthcoming drafts of a merger agreement and an EnCap support agreement.

On August 2, 2020, Mr. Way sent a draft merger agreement and a draft EnCap support agreement to Mr. Reinhart. Among other things, the draft merger agreement included provisions that required Montage to present the Southwestern transaction to Montage’s stockholders for approval even if a third party were to propose an alternative transaction that the Montage Board determined to be a superior proposal (a “Force the Vote Provision”). The Southwestern draft merger agreement also included a termination fee payable by Montage in certain circumstances, including one in which Southwestern elected to terminate the merger agreement after the Montage Board withdrew its recommendation in favor of the Southwestern transaction in response to a superior proposal from a third party, equal to 5.0% of Montage’s total equity value implied by the transaction. In addition, the Southwestern draft merger agreement included a provision requiring Montage to reimburse Southwestern for all of its expenses in the event an alternative acquisition proposal was proposed or announced or otherwise became known to Montage and thereafter the Southwestern merger agreement was terminated under certain circumstances (the “Expense Reimbursement Provision”). Among other things, the draft EnCap support agreement included a provision requiring EnCap to vote its shares of Montage Common Stock against any alternative transaction for a period of 12 months following termination of the merger agreement between Montage and Southwestern in certain circumstances (a “Tail Provision”).

On August 3, 2020, Mr. Reinhart sent Mr. Burroughs copies of the draft merger agreement and draft EnCap support agreement for review by EnCap and Vinson & Elkins, and contacted Mr. Way to discuss the upcoming meetings of the Montage Board, the intention of representatives of Norton Rose Fulbright to have a telephone call with representatives of Skadden to discuss the draft merger agreement and draft EnCap support agreement in preparation for discussions with the Montage Board, transaction timeline changes and pro forma business plan information.

Also on August 3, 2020, representatives of Norton Rose Fulbright and Vinson & Elkins had a telephone call with representatives of Skadden to ask questions regarding the terms of the draft merger agreement and draft EnCap support agreement, as well as timing expectations.

On August 4, 2020, the Montage Board held a regularly scheduled meeting via teleconference, which teleconference was attended by members of Montage management. During the course of the meeting, the Montage Board discussed, among other things, Montage’s potential strategic transaction opportunities with Southwestern and Company C, including the benefits, considerations and status of each opportunity. In particular, the Montage Board discussed an assessment and action plan related to Southwestern’s proposal of an all-stock merger in combination with capital markets transactions by Southwestern. The Montage Board also reviewed projections provided by Montage management and used by Barclays for its financial analyses in connection with a potential transaction with Southwestern. Following the discussion, the Montage Board expressed support of continued discussions regarding a strategic combination with Southwestern. Also at the meeting, representatives from Barclays reviewed information as to the historical relationship of Barclays with Southwestern and EnCap. After discussing the information provided by Barclays, the members of the Montage Board acknowledged these relationships and agreed that they did not present concerns with respect to Barclays’ independence in acting as Montage’s financial advisor in connection with the proposed transaction with Southwestern.

Also on August 4, 2020, Messrs. Reinhart and Hodges had a telephone call with Messrs. Way and Bott regarding pro forma financial information and targeted timelines for the potential transaction.

On August 5, 2020, the Montage Board held a meeting via teleconference, which teleconference was attended by members of Montage management and representatives of Norton Rose Fulbright and Barclays. During the course of the meeting, representatives of Barclays provided selected preliminary financial analyses, perspectives and information related to a potential “at market” merger between Southwestern and Montage and answered questions of the Montage Board related thereto. The Montage Board reviewed projections provided by Montage management and used by Barclays in its financial analyses. Following the presentation by Barclays, a representative of Norton Rose Fulbright discussed legal matters with the Montage Board, including the fiduciary duties of directors in the context of considering strategic alternatives and key deal terms at a high level related to the draft merger agreement and draft EnCap support agreement. The Montage Board was supportive of Montage and its advisors continuing discussions and negotiation of the merger agreement.

Also on August 5, 2020, Messrs. Bott and Way contacted Messrs. Reinhart and Hodges by email to inform them that the parties’ financial advisors were discussing pro forma business plans and requesting a telephone call between Messrs. Bott and Hodges to discuss the pro forma reserve-based lending facility and capital markets plans. Messrs. Bott and Hodges had a telephone call shortly thereafter to discuss such matters. Messrs. Reinhart and Hodges also contacted Messrs. Way and Bott that day to discuss certain employee matters and to schedule a general update call. In addition, other members of Montage and Southwestern management had a telephone call that day to discuss pro forma business plans.

On August 6, 2020, Messrs. Bott and Way contacted Messrs. Reinhart and Hodges regarding forthcoming pro forma business capital allocation plans and updated cash flow estimates for 2021 for the combined companies. That same day, Mr. Reinhart also contacted representatives of Southwestern regarding a draft employee change of control severance plan. Montage continued its due diligence efforts and analysis of the draft merger agreement and EnCap support agreement.

Also on August 6, 2020, Montage announced its second quarter 2020 operational and financial results and updated full year 2020 guidance. On the morning of August 7, 2020, Montage had an earnings call to review its second quarter 2020 financial and operational results.

Also on August 7, 2020, the Montage Board held a meeting via teleconference, which teleconference was attended by members of Montage management and representatives of Norton Rose Fulbright, Vinson & Elkins and Barclays. During the course of the meeting, the Montage Board discussed the status of a pro forma business review and associated valuation and general commercial terms with respect to the proposed transaction with Southwestern. Following these discussions, a representative of Norton Rose Fulbright summarized for the

Montage Board the key terms of Southwestern’s proposed merger agreement, including the proposed Force the Vote Provision and the termination fee, and the key terms of Southwestern’s proposed EnCap support agreement, including the Tail Provision, as well as proposals for Montage’s responses in relation thereto. The Montage Board expressed its desire to reject the Force the Vote Provision and the Tail Provision. The representative of Norton Rose Fulbright also discussed with the Montage Board the proposed treatment of outstanding Montage equity awards under the merger agreement and the inclusion of a provision allowing Montage to solicit alternative transaction proposals and engage in discussions or negotiations related thereto for a specified time period following signing of the merger agreement (a “Go-Shop Provision”). The Montage Board understood that the continuation of Montage’s directors and officers as directors and officers of the combined company following completion of the merger was unlikely and did not recommend pursuing negotiations on that front. The Montage Board instructed Montage management and representatives of Norton Rose Fulbright to continue to negotiate the legal and commercial terms of the merger with Southwestern management and its advisors in accordance with the preceding discussions.

On August 8, 2020, at Montage management’s direction, representatives of Barclays, Goldman Sachs and Citi had telephone calls and discussed the potential pro forma business plan of the combined company.

Also on August 8, 2020, Norton Rose Fulbright sent Skadden a revised draft merger agreement that, among other revisions, added a Go-Shop Provision, eliminated the Force the Vote Provision and added a provision permitting Montage to terminate the merger agreement under certain circumstances to enter into a definitive agreement with respect to a superior proposal (subject to Montage’s payment of the termination fee), eliminated the Expense Reimbursement Provision, and proposed a termination fee of 3.0% of Montage’s total equity value implied by the transaction. Norton Rose Fulbright also sent a revised draft EnCap support agreement, reflecting comments from EnCap and Vinson & Elkins, to Skadden on August 8, 2020 that, among other revisions, eliminated the Tail Provision and added a provision stating that the EnCap support agreement would terminate upon the occurrence of an Adverse Recommendation Change (as defined in the draft merger agreement) by the Montage Board pursuant to the merger agreement (the “Adverse Recommendation Change Termination Provision”).

On August 9, 2020, the Montage Board held a meeting via teleconference, which teleconference was attended by members of Montage management and representatives of Norton Rose Fulbright, Vinson & Elkins and Barclays. At the meeting, a representative of Norton Rose Fulbright gave an update on the status of the draft merger agreement and draft EnCap support agreement. Following this update, representatives of Barclays presented certain preliminary financial analyses, perspectives and information related to the proposed merger with Southwestern, and the Montage Board reviewed projections provided by Montage management and used by Barclays in its financial analyses. The Montage Board discussed, in consultation with Barclays, the merits and likelihood of alternative strategic partners to Southwestern.

That same day, Messrs. Reinhart and Hodges contacted Messrs. Way and Bott regarding commercial and legal input on the draft merger agreement.

Also on August 9, 2020, representatives of Norton Rose Fulbright, Vinson & Elkins and Skadden had a telephone call to negotiate the terms of the draft merger agreement and draft EnCap support agreement. During the negotiations, the parties discussed various terms of the merger agreement, including, among others, the Go-Shop Provision, the Force the Vote Provision, the non-solicitation covenants applicable to Montage, the termination provisions and termination fee, the representations and warranties of Montage, the conditions precedent to both parties’ obligations to consummate the merger, the interim operating covenants of Montage, including in relation to the COVID-19 pandemic and changes in commodity prices, and provisions related to director & officer indemnity and insurance. The parties also discussed the various terms of the EnCap support agreement, including the Tail Provision and the Adverse Recommendation Change Termination Provision.

On August 10, 2020, Skadden sent Norton Rose Fulbright a revised draft merger agreement which, among other things, reinstated the Force the Vote Provision, eliminated the Go-Shop Provision, eliminated the provision permitting Montage to terminate the merger agreement under certain circumstances to enter into a definitive agreement with respect to a superior proposal, modified the scope and qualifications of certain of Montage’s representations and warranties and interim operating covenants, added certain covenants of Montage related to redemption of its outstanding unsecured senior notes due 2023, and modified certain of the situations in which the termination fee was payable by Montage. That same day, Skadden sent Norton Rose Fulbright a revised draft EnCap support agreement which, among other things, eliminated the Adverse Recommendation Change Termination Provision.

Also on August 10, 2020, the Montage Board held a meeting via teleconference, which teleconference was attended by members of Montage management and members of Southwestern management. During the course of this meeting, members of Southwestern management provided the Montage Board an overview of Southwestern and its business and assets, pro forma business plans for the combined company and specifics surrounding Southwestern’s planned management of the combined company. Following the meeting with Southwestern management, the Montage Board held an additional meeting via teleconference, which teleconference was attended by Mr. Reinhart, to deliberate and discuss the presentation by Southwestern management. After the discussions, the Montage Board was supportive of Montage and its advisors continuing discussions and negotiation of the merger agreement.

In the early morning of August 11, 2020, Norton Rose Fulbright sent Skadden a revised draft merger agreement that, among other revisions, further modified the scope and qualifications of certain of Montage’s representations and warranties and interim operating covenants, modified and weakened the Force the Vote Provision such that it would not apply if the merger agreement was terminated in accordance with its terms, reinstated the provision permitting Montage to terminate the merger agreement under certain circumstances to enter into a definitive agreement with respect to a superior proposal (subject to Montage’s payment of the termination fee), and eliminated the covenants of Montage related to redemption of its outstanding unsecured senior notes due 2023.

Later that day, representatives of Skadden had a telephone call with representatives of Norton Rose Fulbright and Vinson & Elkins to negotiate certain remaining terms of the merger agreement. Among other things, representatives of Skadden proposed deleting the termination fee concept in the merger agreement and replacing it with a requirement of Montage to reimburse Southwestern for its actual expenses, including expenses in connection with Southwestern’s proposed capital markets transactions following the signing of the merger agreement (subject to a cap), in the event of termination of the merger agreement under certain circumstances.

Throughout the day, Messrs. Reinhart and Hodges had telephone calls with Messrs. Way and Bott to discuss certain deal protection and the commercial terms of the merger agreement. In particular, the parties discussed the termination fee and expense reimbursement concepts, as well as relative changes in the share prices of the respective companies in the previous few days. The parties discussed the proposed “at market” exchange ratio to be set forth in the merger agreement and whether that exchange ratio would be based on the closing share price for that day or an average of the exchange ratios based on closing share prices over the preceding few days. After negotiation regarding these matters, Messrs. Way and Bott proposed to Messrs. Reinhart and Hodges an exchange ratio of 1.8656 shares of Southwestern Common Stock for each share of Montage Common Stock (which represented an average exchange ratio from the closing share prices of the respective companies for the previous three trading days through and including August 11, 2020), a termination fee of between 4.0% and 5.0% of Montage’s total equity value implied by the transaction and no expense reimbursement concept.

Following these calls, in the evening of August 11, 2020, the Montage Board held a meeting via teleconference, which teleconference was attended by members of Montage management and representatives of Norton Rose Fulbright and Vinson & Elkins. During the course of the meeting, the Montage Board reviewed the updated financial analyses related to the proposed merger with Southwestern provided by Barclays, discussed the exchange ratio and termination fee under the merger agreement and discussed the Montage Board’s fiduciary duties. The Montage Board discussed that the proposed exchanged ratio of 1.8656 was based upon the average exchange ratio from the closing share prices of the respective companies for the previous three trading days through and including August 11, 2020. After much discussion among the Montage Board and Montage management and representatives of Norton Rose Fulbright and Vinson & Elkins, the Montage Board expressed support for, but not final approval of, a transaction at the proposed 1.8656 exchange ratio, a termination fee of 4.5% of Montage’s total equity value implied by the transaction, and certain deal protection terms.

Later that evening, Skadden sent Norton Rose Fulbright a revised draft merger agreement which, among other things, further modified the scope and qualifications of certain of Montage’s representations and warranties and interim operating covenants, reinstated certain covenants of Montage related to redemption of its outstanding unsecured senior notes due 2023, and proposed a termination fee of 5.0% of Montage’s total equity value implied by the transaction. Throughout the evening of August 11, 2020 and the early morning of August 12, 2020, the parties and their respective advisors resolved the remaining open issues regarding the final terms of the merger agreement and the EnCap support agreement, including resolution on the calculation of a termination fee of 4.5% of Montage’s total equity value implied by the transaction (which represented approximately 1% of Montage’s total enterprise value as of August 12, 2020). For additional information regarding the final terms of the Merger Agreement and EnCap Support Agreement, see the section entitled “The Merger Agreement” beginning on page 94. Additionally, a copy of the final Merger Agreement is attached as Annex A to this proxy statement/prospectus, and a copy of the final EnCap Support Agreement is attached as Annex C to this proxy statement/prospectus.

Also that evening, the Southwestern Board unanimously (1) approved and declared advisable the Merger Agreement, the EnCap Support Agreement and the transactions contemplated thereby, including the merger, and (2) approved and declared advisable the issuance of shares of Southwestern Common Stock in connection with the medrger.

In the early morning of August 12, 2020, the Montage Board held a meeting via teleconference, which teleconference was attended by members of Montage management and representatives of Norton Rose Fulbright, Vinson & Elkins and Barclays. Barclays presented selected updated financial analyses related to the proposed merger with Southwestern reflecting closing share prices of Montage and Southwestern as of August 11, 2020 and the exchange ratio set forth in the merger agreement. A representative of Norton Rose Fulbright updated the Montage Board on the key terms of the merger agreement and the board’s fiduciary duties. Following such discussion, upon the request of the Montage Board, Barclays delivered its oral opinion to the Montage Board, which was confirmed by delivery of a written opinion dated August 12, 2020, to the effect that, based upon and subject to the qualifications, limitations and assumptions set forth in Barclays’ written opinion, as of the date of such opinion, from a financial point of view, the Exchange Ratio to be offered to the stockholders of Montage (other than holders of Excluded Shares, as applicable) in the merger was fair to such stockholders. After considering the proposed terms of the transaction with Southwestern, and taking into consideration the matters discussed during that meeting and prior meetings of the Montage Board, including the factors described above and under the section entitled “The Merger—Recommendation of the Montage Board and Reasons for the Merger,” the Montage Board unanimously (1) determined that the Merger Agreement, all agreements, documents, instruments, schedules and exhibits referenced in or contemplated by the Merger Agreement, including the EnCap Support Agreement, and the transactions contemplated thereby, including the merger, were advisable and fair to, and in the best interests of, Montage and its stockholders, (2) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the merger, (3) authorized and empowered certain authorized officers of Montage to execute and deliver, for and on behalf of Montage, the Merger Agreement and all other agreements, documents, instruments, filings and certificates required or contemplated by the Merger Agreement, (4) recommended that the Montage stockholders approve the adoption of the Merger Agreement, and (5) directed that the Merger Agreement be submitted to a vote at a meeting of the Montage stockholders.

Following the Montage Board meeting, in the early morning of August 12, 2020, Montage and Southwestern executed the Merger Agreement. Prior to the opening of trading on August 12, 2020, Southwestern and Montage issued a joint press release announcing execution of the Merger Agreement.

Southwestern’s Rationale for the Merger

Southwestern believes that the merger presents Southwestern with the opportunity to create long-term value to stockholders by virtue of:

•	a step change in free cash flow with the expected generation of approximately $100 million annual free cash flow beginning in 2021 based on strip pricing at signing;

•	anticipated synergies of approximately $30 million in annual general and administrative savings captured following the consummation of the merger, in addition to anticipated operational efficiencies;

•	a stronger balance sheet maintaining peer leading maturity runway;

•	being accretive to per share financial metrics as well as leverage, margin and returns; and

•	enhanced economic inventory, with investment opportunities in the Marcellus super rich and core Utica dry gas windows.

Recommendation of the Montage Board and Reasons for the Merger

By unanimous vote, the Montage Board, at a meeting held on August 12, 2020, (i) determined that the Merger Agreement, all agreements, documents, instruments, schedules, and exhibits referenced in or contemplated by the Merger Agreement, including the EnCap Support Agreement, and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Montage and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the merger, (iii) authorized and empowered certain authorized officers of Montage to execute and deliver, for and on behalf of Montage, the Merger Agreement and all other agreements, documents, instruments, filings, and certificates required or contemplated by the Merger Agreement, (iv) recommended that the Montage stockholders approve the adoption of the Merger Agreement, and (v) directed that the Merger Agreement be submitted to a vote at a meeting of the Montage stockholders. The Montage Board unanimously recommends that Montage stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

In evaluating the Merger Agreement, the merger and the other transactions contemplated by the transaction documents (including the Merger Agreement), the Montage Board consulted with Montage’s senior management, outside legal counsel and financial advisors. The Montage Board determined that entering into the Merger Agreement with Southwestern provided the best alternative for maximizing stockholder value reasonably available to Montage, including when compared to continuing to operate on a stand-alone basis. In coming to this determination and in recommending that Montage stockholders vote their shares of Montage Common Stock in favor of adoption of the Merger Agreement, the Montage Board also considered a number of factors, including the following factors (not necessarily in order of relative importance) which the Montage Board viewed as being generally positive or favorable in coming to its determination, approval and related recommendation:

•	Attractive Value and Attractive Acquisition Currency. The aggregate value and nature of the consideration to be received in the merger by Montage stockholders, including the fact that:

•

based on the closing trading price of Southwestern Common Stock of $3.04 on August 11, 2020, the last trading day prior to public announcement of the merger, the merger consideration represented an implied value of $5.67 per share of Montage Common Stock, a 2.5% premium to the exchange ratio based on the five-day average closing prices of Montage Common Stock and Southwestern Common Stock, a 4.8% premium to the exchange ratio based on the 10-day average closing prices of Montage Common Stock and Southwestern Common Stock, a 16.7% premium to the exchange ratio based on the 30-day average closing prices of Montage Common Stock and Southwestern Common Stock, and a 7.5% premium to the exchange ratio based on the 90-day average closing prices of Montage Common Stock and Southwestern Common Stock;

•

as the consideration to be received by Montage stockholders in the merger is Southwestern Common Stock, which has historically had a higher trading multiple than Montage Common Stock, and because larger companies in the E&P space with increased scale have recently traded at higher multiples of cash flow from operations and EBITDAX than smaller companies, the Montage Board expects Montage stockholders to immediately benefit from an exchange of their current Montage Common Stock for Southwestern Common Stock;

•

based on the relative historical trading volume and public float for Southwestern Common Stock and Montage Common Stock, Montage stockholders receiving shares of Southwestern Common Stock in the merger should benefit from greater trading liquidity, as Southwestern Common Stock has a larger average daily trading volume and public float than Montage Common Stock;

•

following the merger, Montage stockholders will own approximately 10% of the outstanding Southwestern Common Stock on a fully diluted basis and will have the opportunity as stockholders to benefit from the value of the combined company, including potential future organic and inorganic growth that provides significant operating scale, which the Montage Board viewed as an important opportunity for Montage stockholders from the perspective of maximizing long-term returns;

•	the Montage Board believes that the merger will be accretive to Montage stockholders from an equity value perspective; and

•

because the merger consideration is a fixed number of shares of Southwestern Common Stock and will not fluctuate based on the trading price of Southwestern Common Stock, Montage stockholders would have the opportunity to benefit from any increase in the trading price of Southwestern Common Stock between the announcement of the merger and the completion of the merger.

•

Benefits of a Combined Company. The belief of the Montage Board that the company resulting from a merger of Southwestern and Montage would be well positioned to achieve future growth and generate additional returns for Montage’s former stockholders, including due to:

•

potential of the combined company to trade at higher multiples of cash flow from operations and EBITDAX than either company independently, as an operator with further increased resource and enterprise value scale;

•

expected enhanced access to capital by the combined company as compared to Montage on a stand-alone basis, as Montage’s access to the high yield, common equity and equity-linked markets, in particular, are currently limited;

•

the expectation that the merger will be credit-enhancing relative to Montage’s stand-alone credit profile, which is depressed by its upcoming debt maturities. This is expected to result in a lower cost of debt capital than would be realized by Montage on a stand-alone basis;

•	the benefits associated with consolidating Southwestern and Montage’s acreage positions, including the potential operating synergies associated with the following:

•	additional capital allocation flexibility between natural gas, natural gas liquids and condensate;

•	increased opportunities to block up existing positions through trades over a broad area of West Virginia, Pennsylvania and Ohio;

•	synergies resulting from combining the midstream and downstream commercial agreements and relationships of Southwestern and Montage; and

•	combining exceptional technical teams with similar execution-focused cultures;

•	anticipated synergies of approximately $30 million in annual general and administrative savings captured following the consummation of the merger;

•	potential for the combined company to unlock value for the Flat Castle area utilizing Southwestern’s operational expertise in the area;

•

the expectation that increased size and scale of the combined company will afford greater resilience to commodity price changes and improved ability to manage development and cash flow generation and be adaptive to the broader macro environment;

•

other benefits that will potentially be available to the combined company due to the scale of its operations as the third largest producer in the Appalachian Basin with over 650,000 net surface acres with both Utica and Marcellus prospectivity;

•	the caliber of Southwestern’s executive management team, which is expected to continue as the executive management team of the combined company; and

•	the quality and experience of Southwestern’s board members, who are expected to remain on the combined company board.

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Continuation of Stand-alone Montage. The Montage Board’s consideration of Montage’s business, prospects and other strategic opportunities, and the Montage Board’s belief that there are certain risks associated with continuing to operate as a stand-alone company, including:

•	the risks associated with Montage’s upcoming debt maturities, including the ability to refinance such debt due to Montage’s restricted access to capital and high cost of capital;

•	the risks associated with Montage’s current trading volume and associated liquidity, as discussed above;

•

the risk that Montage may not grow its production and reserves or complete accretive acquisitions in light of restricted access to capital (including equity capital) and high cost of capital attendant to doing business as a smaller independent exploration and production company;

•

the risk that Appalachian Basin producers will increasingly be subject to further pressures related to cost control and efficient development of existing resources and potential reduced depth of future inventory of undeveloped locations in the face of a low commodity price environment, and Montage, as a smaller independent producer, may lack the scale-related advantages available to larger companies; and

•	the risk that Montage’s ability to generate free cash flow will not be sufficient at Montage’s scale to appreciably impact Montage’s equity valuation in a meaningful way.

The Montage Board also considered the following factors as being generally positive or favorable in making its determination, approval and related recommendation:

•

Alternative Combination Transactions. The Montage Board considered whether there were potential alternative transactions and, following review of such possible alternatives in light of prior discussions with alternative strategic partners and after consultation with management and Barclays, believed that it was unlikely that an alternative bidder could be found or that if found could consummate a transaction that would be on superior terms, and that would provide Montage stockholders more valuable consideration, than is being provided in connection with the merger.

•	Opportunity to Receive Alternative Acquisition Proposals and to Terminate the Merger in Order to Accept a Superior Proposal. The Montage Board considered the terms of the Merger Agreement related to Montage’s ability to respond to unsolicited acquisition proposals and determined that third parties would be unlikely to be deterred from making a competing proposal by the provisions of the Merger Agreement, including because the Montage Board may, under certain circumstances, furnish information or enter into discussions in connection with a competing proposal and may terminate the Merger Agreement to pursue such a superior proposal in certain circumstances. In this regard, the Montage Board considered that:

•

subject to its compliance with the Merger Agreement, the Montage Board can change its recommendation to Montage stockholders with respect to the adoption of the Merger Agreement prior to the adoption of the Merger Agreement by the vote of its stockholders if it determines in good faith (after consultation with its financial advisors and outside legal counsel) that, with respect to a superior proposal or an intervening event, the failure to take such action would reasonably be expected to be inconsistent with the Montage Board’s fiduciary duties;

•

subject to its compliance in all material respects with certain terms of the Merger Agreement and payment of the termination fee, the Montage Board may, prior to obtaining the requisite Montage stockholder approval of the merger, terminate the Merger Agreement in order to enter into a definitive agreement with respect to a superior proposal;

•

the EnCap Support Agreement would terminate upon any termination of the Merger Agreement, including by Montage with respect to entering into a definitive agreement with respect to a superior proposal, thereby relieving EnCap of its obligations to support the merger; and

•

while the Merger Agreement contains a termination fee of $9.7 million that Montage would be required to pay to Southwestern in certain circumstances, the Montage Board believed that this fee is reasonable in light of such circumstances and the overall terms of the Merger Agreement, consistent with fees in comparable transactions, and not preclusive of other offers. For further discussion regarding the circumstances in which Montage would be required to pay the termination fee to Southwestern, please see “The Merger Agreement—Termination Fee” beginning on page 121.

•

Stockholder Support. The Montage Board considered the support of the merger by EnCap, as evidenced by EnCap’s execution of the EnCap Support Agreement, and that EnCap is receiving the same per-share consideration in the merger as all other Montage stockholders generally and is not receiving, in connection with the merger, any other consideration or benefit not received by all other Montage stockholders generally. For a discussion of the interests of Montage directors and executive officers in the merger, please see “The Merger—Interests of Montage’s Directors and Executive Officers in the Merger” beginning on page 84.

•	Tax Considerations. The Montage Board considered that the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

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Receipt of Fairness Opinion and Presentation from Barclays. The Montage Board considered the financial analyses reviewed and discussed with representatives of Barclays, as well as the oral opinion of Barclays rendered to the Montage Board on August 12, 2020, which opinion was subsequently confirmed by delivery of a written opinion the same day, to the effect that, based upon and subject to the qualifications, limitations and assumptions set forth therein, as of the date of such opinion, from a financial point of view, the Exchange Ratio to be offered to the stockholders of Montage (other than holders of Excluded Shares, as applicable) in the merger is fair to such stockholders, as more fully described below under the heading “—Opinion of Montage’s Financial Advisor” beginning on page 65.

•

Terms of the Merger Agreement. The Montage Board reviewed, in consultation with Montage’s legal advisors, and considered that the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants and the circumstances under which the Merger

Agreement may be terminated, in its belief, are reasonable. The Montage Board also reviewed and considered the conditions to the completion of the merger, including customary regulatory approvals.

The Montage Board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):

•

Merger Consideration. The Montage Board considered that, because the merger consideration is based on a fixed exchange ratio rather than a fixed value, Montage stockholders bear the risk of a decrease in the trading price of Southwestern Common Stock during the pendency of the merger and the fact that the Merger Agreement does not provide Montage with a value-based termination right or an adjustment to the consideration received. Further, as the merger consideration consists of Southwestern Common Stock, the value of such consideration is subject to certain risks related to the business and financial condition of Southwestern, as more fully described in the section entitled “Risk Factors—Risks Relating to the Combined Company” beginning on page 30.

•	Cash Flow Dilution. The Montage Board considered its belief that the merger will not be accretive to cash flow from operations on a per share basis to Montage stockholders in 2021.

•

Post-Merger Corporate Governance. The Montage Board considered that the Merger Agreement provides that the Southwestern directors and officers will be the directors and officers of the combined company, respectively. Therefore, it is not expected that any Montage directors or officers will be capable of furthering the combined company’s efforts to realize the synergies expected to result from the merger.

•

Interim Operating Covenants. The Montage Board considered the restrictions on the conduct of Montage’s and its subsidiaries’ businesses during the period between the execution of the Merger Agreement and the completion of the merger as set forth in the Merger Agreement.

•

Risks Associated with the Timing and Pendency of the Merger. The Montage Board considered the risks and contingencies relating to the announcement and pendency of the merger and the amount of time that may be required to consummate the merger (including the likelihood of litigation or other opposition brought by or on behalf of Montage stockholders or Southwestern stockholders challenging the merger and the other transactions contemplated by the Merger Agreement, and the fact that the completion of the merger depends on factors outside of Montage’s or Southwestern’s control) and the risks and costs to Montage if the completion of the merger is not accomplished in a timely manner or if the merger does not close at all, either of which could have an adverse impact on Montage, including potential employee attrition, the impact on Montage’s relationships with third parties and the effect termination of the Merger Agreement may have on the trading price and volumes of Montage Common Stock and Montage’s operating results.

•

Possible Failure to Achieve Synergies. The Montage Board considered the potential challenges and difficulties in integrating the operations of Montage into those of Southwestern and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the merger, might not be realized or might take longer to realize than expected.

•

Competing Proposals; Termination Fees. The Montage Board considered the possibility that a third party may be willing to enter into a strategic combination with Montage on terms more favorable than the merger. In connection therewith, the Montage Board considered the terms of the Merger Agreement relating to no shop covenants and termination fees, and the potential that such provisions might deter alternative bidders that might have been willing to submit a superior proposal to Montage. The Montage Board also considered that, under specified circumstances, Montage may be required to pay a termination fee in the event the Merger Agreement is terminated and the effect this could have on Montage, including:

•	the possibility that the termination fee could discourage other potential parties from making a competing offer; although the Montage Board believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in making a competing proposal; and

•

if the merger is not oconsummated, Montage will pay its own expenses incident to preparing for and entering into and carrying out its obligations under the Merger Agreement and the transactions contemplated thereby.

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Regulatory Approval. The Montage Board considered that the merger and the related transactions require regulatory approval to be completed and the risk that the applicable governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approval.

•

Stockholder Approval. The Montage Board considered that, because the Merger Proposal can be approved by the affirmative vote of a majority of the outstanding shares of Montage Common Stock entitled to vote on the Merger Proposal, and EnCap indirectly owns approximately 39.0% of the outstanding Montage Common Stock and has entered into the EnCap Support Agreement to vote in favor of the Merger Proposal, the Merger Proposal could be approved by the affirmative vote of Montage stockholders representing a relatively small percentage of the remaining outstanding Montage Common Stock.

•

Interests of Montage’s Directors and Executive Officers. The Montage Board considered that Montage’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of Montage stockholders. For more information about such interests, see below under the heading “—Interests of Montage’s Directors and Executive Officers in the Merger” beginning on page 84.

•

Merger Costs. The Montage Board considered the costs associated with entering into the Merger Agreement and the completion of the merger, including management’s time and energy, potential opportunity cost and disruption of Montage’s business operations.

•

Other Risks. The Montage Board considered risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 23 and 41, respectively.

The Montage Board believed that, overall, the potential benefits of the merger to Montage stockholders outweighed the risks and uncertainties of the merger.

The foregoing discussion of factors considered by the Montage Board is not intended to be exhaustive, but includes the material factors considered by the Montage Board. In light of the variety of factors considered in connection with its evaluation of the merger, the Montage Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Montage Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Montage Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Montage Board based its recommendation on the totality of the information available to it.

Opinion of Montage’s Financial Advisor

Montage engaged Barclays to act as its financial advisor with respect to a possible sale of Montage, pursuant to an engagement letter dated March 25, 2020. On August 12, 2020, Barclays rendered its oral opinion (which opinion was subsequently confirmed in writing) to the Montage Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the Exchange Ratio to be offered to the stockholders of Montage (other than holders of Excluded Shares, as applicable) is fair to such stockholders.

The full text of Barclays’ written opinion, dated as of August 12, 2020, is attached as Annex B to this proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Montage Board, addresses only the fairness, from a financial point of view, of the Exchange Ratio to be offered to the stockholders of Montage (other than holders of Excluded Shares, as applicable) and does not constitute a recommendation to any stockholder of Montage as to how such stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between Montage and Southwestern and were unanimously approved by the Montage Board. Barclays did not recommend any specific form of consideration to Montage or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to address, and its opinion does not in any manner address, Montage’s underlying business decision to proceed with or effect the merger, the likelihood of the consummation of the merger, or the relative merits of the merger as compared to any other transaction or business strategy in which Montage may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be offered to the stockholders of Montage (other than holders of Excluded Shares, as applicable) in connection with the merger. No limitations were imposed by the Montage Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed the Merger Agreement and the specific terms of the merger;

•	reviewed and analyzed a draft of the EnCap Support Agreement;

•

reviewed and analyzed publicly available information concerning Montage that Barclays believed to be relevant to its analysis, including Montage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020, in each case, as filed with the SEC;

•

reviewed and analyzed publicly available information concerning Southwestern that Barclays believed to be relevant to its analysis, including Southwestern’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020, in each case, as filed with the SEC;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Montage furnished to Barclays by Montage, including financial projections of Montage prepared by management of Montage (the “Montage Projections”);

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Southwestern furnished to Barclays by Southwestern, including financial projections of Southwestern (the “Southwestern Projections”) included in the pro forma financial projections of the combined company, in each case, prepared by management of Southwestern;

•

reviewed and analyzed the financial and operating information with respect to the business, operations and prospects of the combined company taking into account the projected pro forma impact of the merger, including cost synergies (the “Expected Synergies”) and other strategic benefits expected by the management of Montage and the management of Southwestern to result from a combination of the businesses, furnished to Barclays by Montage (the “Combined Projections”);

•

reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance of each of Montage and Southwestern and price targets of each of Montage Common Stock and Southwestern Common Stock;

•	reviewed and analyzed long-term commodity price forecasts and assumptions provided by management of Southwestern, as adjusted by management of Montage;

•	reviewed and analyzed the relative projected contributions of Montage and Southwestern to the future financial performance of the combined company on a pro forma basis following the merger;

•

reviewed and analyzed a comparison of the value of a holder of shares of Montage Common Stock’s interest in Montage with the value of such holder’s interest in Southwestern after giving effect to the merger in terms of certain financial metrics;

•

reviewed and analyzed estimates of proved, probable and possible oil and gas reserves and resources prepared by management of Montage (the “Montage Resources Report”) and furnished to Barclays by Montage;

•

reviewed and analyzed estimates of proved, probable and possible oil and gas reserves and resources prepared by management of Southwestern and furnished to Barclays by Southwestern and adjusted by Montage (the “Southwestern Resources Report”);

•	reviewed and analyzed the alternatives available to Montage on a stand-alone basis to fund its future capital and operating requirements;

•

reviewed and analyzed a recent trading history of each of Montage Common Stock and Southwestern Common Stock and a comparison of those trading histories with each other and, with respect to Montage Common Stock, the trading histories of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Barclays deemed relevant;

•

had discussions with the managements of Montage and Southwestern concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and with the management of Montage, concerning the strategic rationale for the merger; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and Barclays did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of Montage that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Montage Projections, the Southwestern Projections and the Combined Projections, upon the advice of Montage, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Montage as to the future financial performance of Montage, Southwestern and the combined company, and that Montage, Southwestern and the combined company, respectively, will or would (as applicable) perform substantially in accordance with such projections. With respect to the Montage Resources Report and the Southwestern Resources Report, Barclays discussed the relevant reserve databases with the management of Montage and upon the advice and at the direction of Montage, Barclays assumed that the Montage Resources Report and the Southwestern Resources Report were a reasonable basis on which to evaluate the proved, probable and possible oil and gas reserves and resources of Montage (“Montage 3P Reserves”) and Southwestern (“Southwestern 3P Reserves”), respectively. However, for purposes of Barclays’ analysis, upon the advice and at the direction of Montage, Barclays also considered certain adjustments to the Montage 3P Reserves and the Southwestern 3P Reserves. Barclays discussed these adjusted Montage 3P Reserves and adjusted Southwestern 3P Reserves with the management of Montage and they agreed with the appropriateness of the use of such adjusted Montage 3P Reserves and adjusted Southwestern 3P Reserves in performing Barclays’ analysis and Barclays relied upon such information in arriving at its opinion. Furthermore, upon the advice of Montage, Barclays assumed that the amounts and timing of the Expected Synergies were reasonable and that the Expected Synergies will be realized in accordance with such estimates. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Montage and did not make or obtain any evaluations or appraisals of the assets or liabilities of Montage. In addition, Barclays was not authorized by Montage to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Montage’s business. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, August 12, 2020. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after August 12, 2020. Barclays expressed no opinion as to the prices at which shares of Montage Common Stock or shares of Southwestern Common Stock would trade following the announcement of the merger or the potential effects of (1) any financing transactions by Southwestern announced or consummated on or after August 12, 2020, or (2) the volatility then being experienced in the credit, financial and stock markets on shares of Montage Common Stock or shares of Southwestern Common Stock or the merger. Barclays’ opinion did not provide any assurance that the market value of the shares of Southwestern Common Stock to be held by the stockholders of Montage after the consummation of the merger will be in excess of the market value of the shares of Montage Common Stock owned by such stockholders at any time prior to the announcement or consummation of the merger.

Additionally, Barclays assumed the accuracy of the representations and warranties contained in the Merger Agreement and all the agreements related thereto. Barclays also assumed, upon the advice of Montage, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the Merger Agreement and that the merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood Montage had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Montage Common Stock but rather made its determination as to fairness, from a financial point of view, to Montage’s stockholders of the Exchange Ratio to be offered to such stockholders (other than holders of Excluded Shares, as applicable) in connection with the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Montage Board. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Montage or any other parties to the merger. No company, business or transaction considered in Barclays’ analyses and reviews is identical to Montage, Southwestern or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of Montage, Southwestern, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.

Summary of Analyses

The following is a summary of the principal financial analyses performed by Barclays with respect to Montage and Southwestern in preparing Barclays’ opinion:

•	net asset valuation analysis;

•	comparable company analysis; and

•	comparable transaction analysis.

Each of these methodologies was used to generate reference enterprise and equity value ranges, as applicable, for each of Montage and Southwestern. The enterprise value ranges for each company were adjusted for appropriate on-balance sheet and off-balance sheet assets and liabilities to arrive at implied equity value ranges (in aggregate dollars) for each company, including, as applicable without limitation, the after-tax estimated value impact of each company’s current commodity hedging portfolio; net debt; and future estimated general and administrative expenses. The implied equity value ranges for each of Montage and Southwestern were then divided by diluted shares outstanding, consisting of primary shares and incorporating the dilutive effect of outstanding options or other dilutive securities, as appropriate, as provided by Montage and Southwestern, respectively, in order to derive implied equity value ranges per share for each company. For the net asset valuation analysis, the comparable company analysis, and the comparable transaction analysis, the implied equity value range per share of Montage Common Stock and per share of Southwestern Common Stock were used to derive implied exchange ratio ranges which were then compared to the Exchange Ratio.

In addition to analyzing the value of Montage Common Stock and Southwestern Common Stock and the implied exchange ratios, Barclays also analyzed and reviewed: (i) the relative financial and operating contribution of Montage and Southwestern to the combined company on a pro forma basis; (ii) certain publicly available information related to selected corporate transactions in the oil and gas industry to calculate the amount of the premiums paid by the acquirers to stockholders of E&P companies; (iii) the pro forma impact to the combined company of the merger on projected cash flow from operations, otherwise known as discretionary cash flow (“CFFO”) per share, free cash flow (“FCF”) per share and equity value per share; (iv) the historical exchange ratios of Montage and Southwestern Common Stock for the period from August 11, 2019 to August 11, 2020; (v) the daily historical closing prices of Montage and Southwestern Common Stock for the period from August 11, 2019 to August 11, 2020; and (vi) the publicly available price targets of Montage and Southwestern published by independent equity research analysts associated with various Wall Street firms.

Net Asset Valuation Analysis

Barclays estimated the present value of the future after-tax cash flows expected to be generated from the Montage Resources Report and the Southwestern Resources Report based on reserve, production and capital and operating cost estimates provided by Montage and Southwestern, respectively. The present value of the future after-tax cash flows was determined using a range of discount rates and risk factors and assuming an effective tax rate of 21% at the direction of Montage management. Barclays then, at the direction of Montage management, adjusted the present values of the cash flows by adding or subtracting as applicable (i) the present value of after-tax general and administrative costs for both Montage and Southwestern, calculated based on multiples based on each company’s high and low valuation ranges; (ii) certain other capital expenditure and cost adjustments for Montage; (iii) the present value of hedges for each of Montage and Southwestern; (iv) certain drilling and completion costs for both Montage and Southwestern; (v) present value of certain midstream and marketing earnings for Southwestern; (vi) present value of firm transportation commitment shortfalls for Southwestern; and (vii) certain carryover basis and NOL balances for both Montage and Southwestern.

Certain of the oil and natural gas price scenarios employed by Barclays were based on New York Mercantile exchange (“NYMEX”), price forecasts (Henry Hub, Louisiana delivery for natural gas and West Texas Intermediate (“WTI”), Cushing, Oklahoma delivery for oil), to which adjustments were made by Barclays, at the direction of Montage management, to reflect location and quality differentials. NYMEX gas price quotations stated in heating value equivalents per million British Thermal Units (“Mmbtu”) were adjusted by Barclays to reflect the value per thousand cubic feet, or Mcf, of gas. NYMEX oil price quotations are stated in dollars per barrel (“Bbl”), of crude oil.

The following table summarizes the oil and natural gas price scenarios Barclays employed to estimate the future after-tax cash flows for each of the reserve and resource categories that Barclays considered for Montage and Southwestern. Case I reflects an approximation of the NYMEX strip as of the close of business on August 7, 2020. Case II reflects a high commodity price scenario and Case III reflects a low commodity price scenario, in each case relative to the NYMEX Strip case and held constant over the period of time set forth below. Based on its experience in the oil and gas E&P industry, the Montage management determined that Case II and Case III were appropriate sensitivities to the Case I Strip and directed Barclays to use Case II and Case III in its analysis.

	2H 2020E	2021E	2022E	2023E	2024E	Thereafter
Gas – Henry Hub ($ / MMBtu)
Case I Strip	$2.29	$2.81	$2.55	$2.47	$2.54	$2.67
Case II	$2.75	$2.75	$2.75	$2.75	$2.75	$2.75
Case III	$2.00	$2.00	$2.00	$2.00	$2.00	$2.00

	2H 2020E	2021E	2022E	2023E	2024E	Thereafter
Crude Oil – WTI ($ / Bbl)
Case I Strip	$41.53	$43.59	$44.89	$45.91	$46.78	$47.64
Case II	$50.00	$50.00	$50.00	$50.00	$50.00	$50.00
Case III	$40.00	$40.00	$40.00	$40.00	$40.00	$40.00

In addition, at the direction of Montage management, Barclays employed NGL prices with respect to Montage’s Appalachia assets and with respect to Southwestern’s Northeast Appalachia and Southwest Appalachia assets, based on correlations of NGL prices to WTI prices (expressed as a percentage relative to WTI prices) used in the Montage Resources Report and Southwestern Resources Report. The chart below shows these NGL prices expressed as a percentage of the WTI benchmark prices.

	2H 2020E	2021E	2022E	2023E	2024E	Thereafter
Montage NGLs (% of WTI)
Appalachia	34%	33%	33%	33%	33%	33%

	2H 2020E	2021E	2022E	2023E	2024E	Thereafter
Southwestern NGLs (% of WTI)
Northeast Appalachia	30%	30%	30%	30%	30%	30%
Southwest Appalachia	31%	30%	41%	40%	39%	39%

These net asset valuation analyses yielded valuations for Montage and Southwestern that implied an exchange ratio range of 1.29 to 3.46 shares of Southwestern Common Stock for each share of Montage Common Stock for Case I and an exchange ratio of 1.54 to 3.39 shares of Southwestern Common Stock for each share of Montage Common Stock for Case II, in each case as compared to the proposed exchange ratio of 1.8656 shares of Southwestern Common Stock for each share of Montage Common Stock. For Case III, the net asset valuation analysis yielded valuations that implied a range of negative equity values for Montage and negative equity values in the low end of the range for Southwestern and thus, the resulting exchange ratios were disregarded for purposes of the analysis. Barclays noted that the proposed exchange ratio was in line with the range of implied exchange ratios under each of the two price scenarios as yielded by Barclays’ net asset valuation analyses for Montage and Southwestern.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to Montage and Southwestern, respectively, with selected companies that Barclays, based on its experience in the oil and gas E&P industry, deemed comparable to Montage and Southwestern, respectively.

With respect to Montage, the selected mid-cap comparable companies were:

•	Cabot Oil & Gas Corporation

•	CNX Resources Corporation

•	EQT Corporation

•	Range Resources Corporation

•	Southwestern

With respect to Montage, the selected small-cap comparable companies were:

•	Antero Resources Corporation

•	Diversified Gas & Oil PLC

•	Gulfport Energy Corporation

With respect to Southwestern, the selected mid-cap comparable companies were:

•	Cabot Oil & Gas Corporation

•	CNX Resources Corporation

•	EQT Corporation

•	Range Resources Corporation

With respect to Southwestern, the selected small-cap comparable companies were:

•	Antero Resources Corporation

•	Diversified Gas & Oil PLC

•	Gulfport Energy Corporation

•	Montage

Barclays calculated and compared various financial multiples and ratios of Montage and Southwestern and their selected comparable companies, respectively. As part of its selected comparable company analysis, Barclays calculated and analyzed the ratio of equity value to CFFO for 2020 and 2021 based on Wall Street research estimates per FactSet Research Systems (“FactSet”), an independent third-party data provider. In addition, Barclays calculated and analyzed the ratio of enterprise value to earnings before interest, taxes, depreciation and amortization and exploration expense (“EBITDAX”) for 2020 and 2021 based on Wall Street research estimates per FactSet, latest daily production as of June 30, 2020 (measured in Mmcfed), and proved reserves as of December 31, 2019 (measured in Bcfe), in each case, based on Montage and Southwestern’s latest public filings, and, at the direction of Montage management, pro forma for any acquisition and divestiture activity and subsequent events and adjustment for interests in non-upstream affiliates, as applicable. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data including company filings and FactSet estimates and closing prices, as of August 10, 2020, the second to last trading date prior to the delivery of Barclays’ opinion.

The results from the Montage comparable companies analysis used are summarized below:

	Mid-Cap Peers			Small-Cap Peers			All Peer Median
	Low	High	Median	Low	High	Median
Equity Value to 2020 CFFO	2.8x	11.5x	3.4x	0.5x	3.3x	1.5x	3.2x
Equity Value to 2021 CFFO	2.2x	7.3x	3.3x	0.4x	3.4x	1.6x	3.2x
Enterprise Value to 2020 EBITDAX	5.9x	12.5x	6.5x	4.5x	5.1x	5.1x	6.0x
Enterprise Value to 2021 EBITDAX	4.6x	7.1x	5.7x	4.5x	5.3x	5.1x	5.5x
Enterprise Value to Latest Daily Production ($/Mcfed)	$1,876	$4,234	$2,392	$1,114	$2,916	$1,968	$2,343
Enterprise Value to Proved Reserves ($/Mcfe)	$0.30	$0.73	$0.41	$0.21	$0.45	$0.40	$0.41

The results from the Southwestern comparable companies analysis used are summarized below:

	Mid-Cap Peers			Small-Cap Peers			All Peer Median
	Low	High	Median	Low	High	Median
Equity Value to 2020 CFFO	2.8x	11.5x	4.3x	0.5x	3.3x	1.5x	3.0x
Equity Value to 2021 CFFO	3.1x	7.3x	3.8x	0.4x	3.4x	1.4x	3.2x
Enterprise Value to 2020 EBITDAX	5.9x	12.5x	7.4x	4.2x	5.1x	4.8x	5.5x
Enterprise Value to 2021 EBITDAX	5.6x	7.1x	6.4x	3.4x	5.3x	4.8x	5.5x
Enterprise Value to Latest Daily Production ($/Mcfed)	$2,293	$4,234	$2,582	$1,114	$2,916	$1,763	$2,343
Enterprise Value to Proved Reserves ($/Mcfe)	$0.30	$0.73	$0.46	$0.21	$0.45	$0.36	$0.41

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Montage or Southwestern, as applicable. However, because no selected comparable company is exactly the same as Montage or Southwestern, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the respective businesses, financial and operating characteristics and prospects of each of Montage and Southwestern and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Montage and Southwestern and the companies included in the selected company analysis.

Based upon these judgments, Barclays’ selected comparable company analysis yielded an implied exchange ratio range of 0.97 to 3.12 shares of Southwestern Common Stock for each share of Montage Common Stock. Barclays noted that the exchange ratio of 1.8656 shares of Southwestern Common Stock for each share of Montage Common Stock provided for in the Merger Agreement falls within the range of implied exchange ratios calculated by Barclays’ comparable company analysis.

Selected Comparable Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions in the oil and gas industry that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Montage and Southwestern with respect to the size, focus, commodity mix, reserve profile, margins and other characteristics of their respective businesses.

The reasons for and the circumstances surrounding each of the selected comparable transactions analyzed were diverse and there are inherent differences in the respective businesses, operations, financial condition and prospects of each of Montage and Southwestern and the companies included in the selected comparable transaction analysis. Accordingly, Barclays believed that a purely quantitative selected comparable transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected comparable transactions and the merger which would affect the acquisition values of the selected target companies, Montage and Southwestern. The criteria used in selecting, from the IHS Herold M&A database, the transactions analyzed included all transactions: (i) with target E&P assets in the Marcellus or Utica formations; (ii) announced since January 2016; and (iii) with transaction values greater than $50 million.

The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis:

Date Announced	Target	Acquirer
05/11/20	EQT Corporation	Diversified Gas & Oil PLC
05/04/20	Royal Dutch Shell Plc	National Fuel Gas Company
04/08/20	Carbon Energy Corporation	Diversified Gas & Oil PLC
07/24/19	EdgeMarc Energy Holdings LLC	Diversified Gas & Oil PLC
03/27/19	HG Energy II Appalachia LLC	Diversified Gas & Oil PLC
10/11/18	Core Appalachia Holding Co LLC	Diversified Gas & Oil PLC
08/27/18	Rex Energy Corporation	PennEnergy Resources, LLC
08/27/18	Blue Ridge Mountain Resources Inc.	Eclipse Resources Corporation
07/26/18	Chesapeake Energy Corporation	Encino Acquisition Partners
06/29/18	Hess Corp. & CNX Resources Corporation	Ascent Resources Utica Holdings, LLC
01/31/18	Alliance Petroleum Interests	Diversified Gas & Oil PLC
12/21/17	Ultra Petroleum Corporation	Alta Resources LLC
12/12/17	Warren Resources Inc.	Kalnin Ventures LLC

Date Announced	Target	Acquirer
12/11/17	Travis Peak Resources LLC	Eclipse Resources Corporation
10/06/17	Reliance Industries Ltd. / Carrizo Oil & Gas Inc.	Kalnin Ventures LLC
09/05/17	Carrizo Oil & Gas Inc.	Ascent Resources Utica Holdings LLC
07/17/17	LOLA Energy Resources LLC	Rice Energy Inc.
06/30/17	CONSOL Energy Inc.	Undisclosed
06/19/17	Rice Energy Inc.	EQT Corporation
06/09/17	CONSOL Energy Inc.	Antero Resources Corporation
05/02/17	Noble Energy Inc.	HG Energy LLC
02/09/17	Stone Energy Corporation	EQT Corporation
02/02/17	Undisclosed	EQT Corporation
01/04/17	Rex Energy Corporation & MFC Drilling Inc.	Antero Resources Corporation
12/22/16	Mitsui & Co. Ltd	Alta Resources LLC
12/21/16	Anadarko Petroleum Corporation	Alta Resources LLC
12/19/16	Eclipse Resources Corporation	Undisclosed
12/07/16	Undisclosed	Gulfport Energy Corporation
10/26/16	Murray Energy Corporation	Undisclosed
10/25/16	Trans Energy Inc. / Republic Energy Ventures LLC	EQT Corporation
10/25/16	Antero Resources Corporation	EQT Corporation
08/01/16	Statoil ASA	Antero Resources Corporation
06/09/16	Southwestern Energy Company	Antero Resources Corporation
05/17/16	Alpha Natural Resources Inc.	Vantage Energy Appalachia II LLC
05/02/16	Statoil ASA	EQT Corporation
02/26/16	Range Resources Corporation	Banpu Public Company Limited
02/19/16	Gastar Exploration Inc.	Tug Hill Inc.

As part of its comparable transaction analysis, Barclays calculated and analyzed the ratio of enterprise value for corporate transactions and transaction value for asset transactions to latest daily production and proved reserves. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, and subtracting its cash and cash equivalents. All of these calculations were performed and based on publicly available financial data including company filings. The results of the comparable transactions analysis are summarized below:

	Low	High	Median	Mean
Enterprise Value to Latest Daily Production ($/Mcfed)	$769	$85,000	$3,170	$10,428
Enterprise Value to Proved Reserves ($/Mcfe)	$0.25	$40.91	$0.58	$3.65

Based upon Barclays’ judgments as described above, Barclays’ comparable transaction analysis yielded an implied exchange ratio range of 1.70 to 4.92 shares of Southwestern Common Stock for each share of Montage Common Stock. Barclays noted that the exchange ratio to be offered to holders of Montage Common Stock of 1.8656 shares of Southwestern Common Stock for each share of Montage Common Stock falls within the implied exchange ratio range as calculated by Barclays’ selected comparable transaction analysis.

Other Factors

Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, the Pro Forma Merger Consequences Analysis, Historical Exchange Ratio Analysis, Transaction Premium Analysis, Relative Contribution Analysis, Historical Share Price Analysis and Equity Research Analyst Price Targets Analysis described below.

Pro Forma Merger Consequences Analysis

Barclays reviewed and analyzed the pro forma impact of the merger on the implied equity value per share for Montage using a range of valuation multiples applied to the Montage EBITDAX for 2021 based on Wall Street research estimates. Barclays noted that the pro forma equity value per share would be accretive to Montage standalone equity value per share for 2021.

Barclays also reviewed and analyzed the pro forma impact of the merger on projected FCF per share and CFFO per share for Montage and Southwestern, respectively, assuming a selected number of exchange ratios ranging from 1.70 to 2.00. With respect to FCF per share and CFFO per share for Montage and Southwestern, Barclays reviewed the pro forma impact of these metrics for 2021 using projections provided by management of each of Montage and Southwestern as well as Wall Street estimates provided by FactSet. Barclays noted that pro forma FCF per share would be dilutive to Montage standalone FCF per share for 2021 and accretive to Southwestern standalone FCF per share for 2021 based on projections provided by management. Pro forma FCF per share would be generally accretive to Montage standalone FCF per share for 2021 and accretive to Southwestern standalone FCF per share for 2021 based on Wall Street estimates provided by FactSet. Pro forma CFFO per share would be dilutive to Montage standalone CFFO per share, and accretive to Southwestern standalone CFFO per share using projections provided by management as well as Wall Street estimates provided by FactSet.

Historical Exchange Ratio Analysis

To provide background information and perspective to the historical share prices of Montage Common Stock and Southwestern Common Stock, Barclays reviewed the daily historical closing prices of the Montage Common Stock and Southwestern Common Stock over the period from August 11, 2019 to August 11, 2020. In addition, Barclays reviewed the implied relative exchange ratio based on the share prices of Montage Common Stock and Southwestern Common Stock as of 5 and 30 days prior to August 11, 2020; the 52-week high share price for Montage Common Stock and Southwestern Common Stock, respectively; the average 5-day, 10-day, 30-day, 90-day and the periods since March 9, 2020 and May 22, 2020; the volume weighted average for the 5-day, 10-day, 30-day, 90-day, 180-day and 365-day periods ending August 11, 2020. This analysis implied relative exchange ratios from 1.5059 to 2.1211. As of market close on August 11, 2020, the exchange ratio of 1.8656 shares of Southwestern Common Stock for each share of Montage Common Stock provided for in the Merger Agreement implied a (i) 5.0% discount to the exchange ratio based on the closing prices of Montage Common Stock and Southwestern Common Stock on that day, (ii) a 2.5% premium to the exchange ratio based on the 5-day average closing prices of Montage Common Stock and Southwestern Common Stock, (iii) a 4.8% premium to the exchange ratio based on the 10-day average closing prices of Montage Common Stock and Southwestern Common Stock, (iv) a 16.7% premium to the exchange ratio based on the 30-day average closing prices of Montage Common Stock and Southwestern Common Stock and (v) a 7.5% premium to the exchange ratio based on the 90-day average closing prices of Montage Common Stock and Southwestern Common Stock.

Transaction Premium Analysis

In order to assess the premium offered to the stockholders of Montage in the merger relative to the premiums offered to stockholders in other transactions, Barclays reviewed the premiums paid in the oil and gas industry in all public transactions of E&P companies domiciled in the U.S. valued greater than $250 million from January 1, 2005 to August 10, 2020. For each transaction, Barclays calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s historical closing share price as of the following periods: (i) 1 trading day prior to announcement; (ii) 5 trading days prior to announcement; (iii) 30 trading days prior to announcement, and (iv) the 52-week high prior to announcement. Barclays selected 50 transactions for the transaction premium analysis and highlighted the 20 transactions that reflected all stock transactions. The selected transactions and results of this transaction premium analysis are summarized below:

Date Announced	Target	Acquirer
07/20/20	Noble Energy Inc.	Chevron Corporation
10/14/19	Jagged Peak Energy Inc.	Parsley Energy Inc.
08/26/19	SRC Energy Inc.	PDC Energy Inc.
07/15/19	Carrizo Oil & Gas Inc.	Callon Petroleum Company
05/09/19	Anadarko Petroleum Corporation	Occidental Petroleum Corporation
11/19/18	Resolute Energy Corporation	Cimarex Energy Company
11/01/18	Newfield Exploration Company	Encana Corporation
10/30/18	WildHorse Resource Development Corporation	Chesapeake Energy Corporation
08/27/18	Blue Ridge Mountain Resources Inc.	Eclipse Resource Corporation
08/14/18	Energen Corporation	Diamondback Energy Inc.
03/28/18	RSP Permian Inc.	Concho Resources Inc.
06/19/17	Rice Energy Inc.	EQT Corporation
01/16/17	Clayton Williams Energy Inc.	Noble Energy Inc.
05/16/16	Memorial Resource Development Corporation	Range Resources Corporation
05/21/15	Eagle Rock Energy Partners LP	Vanguard Natural Resources LLC
05/11/15	Rosetta Resources Inc.	Noble Energy Inc.
04/20/15	LRR Energy LP	Vanguard Natural Resources LLC
09/29/14	Athlon Energy Inc.	Encana Corporation
07/24/14	QR Energy LP	BreitBurn Energy Partners LP
07/13/14	Kodiak Oil & Gas Corporation	Whiting Petroleum Corporation
03/12/14	EPL Oil & Gas Inc.	Energy XXI Ltd.
04/30/13	Crimson Exploration Inc.	Contango Oil & Gas Company
02/21/13	Berry Petroleum Company	LinnCo LLC / LINN Energy LLC
12/05/12	Plains Exploration & Production Company	Freeport-McMoRan Copper & Gold Inc.
04/25/12	GeoResources Inc.	Halcon Resources Corporation
10/17/11	Brigham Exploration Company	Statoil ASA
08/29/11	Venoco Inc.	Venoco Inc. Management
07/14/11	Petrohawk Energy Corporation	BHP Billiton
03/25/11	Encore Energy Partners LP	Vanguard Natural Resources LLC
11/09/10	Atlas Energy Inc.	Chevron Corporation
07/27/10	American Oil & Gas Inc.	Hess Corporation
04/15/10	Mariner Energy Inc.	Apache Corporation
04/04/10	Arena Resources Inc.	SandRidge Energy Inc.
11/01/09	Encore Acquisition Company	Denbury Resources Inc.
12/14/09	XTO Energy Inc.	Exxon Mobil Corporation
09/15/09	Parallel Petroleum Corporation	Apollo Global Management LLC
04/30/08	Bois d’Arc Energy Inc.	Stone Energy Corporation
07/17/07	Pogo Producing Company	Plains Exploration & Production Company

Date Announced	Target	Acquirer
01/07/07	Houston Exploration Company	Forest Oil Corporation
07/08/06	Cascade Natural Gas Company	MDU Resources Group Inc.
06/23/06	Kerr-McGee Corporation	Anadarko Petroleum Corporation
06/23/06	Western Gas Resources Inc.	Anadarko Petroleum Corporation
04/21/06	KCS Energy Inc.	Petrohawk Energy Corporation
01/23/06	Remington Oil & Gas Corporation	Cal Dive International Inc.
12/12/05	Burlington Resources Inc.	ConocoPhillips Company
09/19/05	Spinnaker Exploration Company	Norsk Hydro ASA
07/01/05	Tipperary Corporation	Santos Limited
04/04/05	Unocal Corporation	Chevron Corporation
04/04/05	Mission Resources Corporation	Petrohawk Energy Corporation
01/26/05	Magnum Hunter Resources Inc.	Cimarex Energy Company

	Premiums on Selected All-Stock Deals
	1 Day	5 Days	30 Days	52-Week High
Median	19.1%	20.9%	24.0%	(21.8%)
Mean	17.3%	18.8%	20.5%	(22.9%)
High	37.8%	36.2%	60.1%	12.6%
Low	(5.2%)	(14.0%)	(7.8%)	(59.2%)
Implied premium based on the Exchange Ratio provided for in the merger (as of August 11, 2020 close)	(5.0%)

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Montage and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the merger which would affect the acquisition values of the target companies and Montage.

Relative Contribution Analysis

Barclays reviewed and analyzed the relative equity contribution of Montage and Southwestern, respectively, to the pro forma company based on selected asset metrics, including reserves and production, and financial metrics, including CFFO, in comparison to the pro forma equity received by Montage stockholders in the pro forma company. The analysis excluded synergies and the impact of any financing transaction by Southwestern announced or consummated on or after August 12, 2020. For the selected asset metrics, the relative equity contribution was calculated by multiplying Montage’s percent asset contribution by the market enterprise value of the combined company (assuming no premium), based on prices as of August 10, 2020, and subtracting short and long-term debt and adding cash and cash equivalents.

Barclays reviewed and analyzed Montage’s and Southwestern’s contribution of reserves of the combined company on a proved basis, based on the Montage proved reserves and the Southwestern proved reserves. Barclays also reviewed and analyzed Montage’s and Southwestern’s contribution of reserves of the combined company on a proved developed basis, based on the Montage proved developed reserves and the Southwestern proved developed reserves. Montage contributed approximately 13% of the pro forma equity value based on proved reserves and 16% of the pro forma equity value based on proved developed reserves. Barclays also reviewed and analyzed Montage’s and Southwestern’s contribution of production based on Montage’s management and Southwestern’s management estimates of production each for 2021. Montage contributed 15% of the pro forma equity value based on 2021 estimated production. Further, Barclays reviewed and analyzed

Montage and Southwestern CFFO contribution for 2021 to the combined company based on estimates provided by the management of each of Montage and Southwestern. Barclays noted that Montage contributed 19% of the pro forma equity value. Barclays also reviewed and analyzed the CFFO contribution based on Wall Street estimates provided by FactSet for 2020 and 2021 for Montage and Southwestern. Barclays noted that Montage contributed 21% and 20% of the pro forma equity value for 2020 and 2021, respectively, to the combined company. Barclays noted that the pro forma ownership received by Montage stockholders in the merger of approximately 11% was less than the equity contribution based on selected asset metrics and financial metrics. In calculating the pro forma ownership figures, after discussion with Montage management, Barclays used share count numbers for Montage and Southwestern provided by Montage management and Southwestern management, respectively, and excluded from the Southwestern share count, liability-classified restricted stock units and performance cash awards. Barclays notes that the primary shortcoming of a contribution analysis is that it treats all cash flow, reserves and production the same regardless of capitalization, expected growth rates, access to and cost of capital, upside potential, risk profile or credit profile.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of Montage Common Stock, Barclays considered historical data with regard to the trading prices of Montage Common Stock for the period from August 10, 2019 to August 10, 2020 and compared such data with the relative stock price performance during the same period of Southwestern Common Stock.

Equity Research Analyst Price Targets Analysis

Barclays evaluated the publicly available price targets of Montage and Southwestern published by independent equity research analysts associated with various Wall Street firms. The range of undiscounted analyst price targets for Montage Common Stock was $4.00 to $10.00 per share as of August 10, 2020 and the range of undiscounted analyst price targets for Southwestern Common Stock was $2.00 to $4.00 per share as of August 10, 2020. This analysis yielded an exchange ratio range of 1.00 to 5.00 shares of Southwestern Common Stock for each share of Montage Common Stock.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Montage Board selected Barclays because of its familiarity with Montage and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the merger.

Barclays is acting as financial advisor to Montage in connection with the merger. As compensation for its services in connection with the merger, Montage paid Barclays $1 million upon the delivery of Barclays’ opinion, which is referred to as the “Opinion Fee.” The Opinion Fee was not contingent upon the conclusion of Barclays’ opinion or the consummation of the proposed transaction. Compensation of approximately $8 million will be payable on completion of the proposed transaction against which the amounts paid for the opinion will be credited. In addition, Montage has agreed to reimburse Barclays for a portion of its expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by Montage and the rendering of Barclays’ opinion. Barclays has performed various investment banking services for Montage, Southwestern and certain entities affiliated with EnCap in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed and received fees for certain financial advisory services to Blue Ridge Mountain Resources, Inc. in connection with its merger with Eclipse Resource Corporation announced in August 2018. Montage is the resulting combined entity of such merger transaction. Further, an affiliate of Barclays is a lender under Montage’s existing revolving line of credit facility. In the past two years, Barclays has not received any fees for investment banking services for Southwestern. In addition, Barclays and its affiliates in the past have provided, currently are providing, or in the future may provide, investment banking services to EnCap, and certain of its affiliates and portfolio companies and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to EnCap, certain of its affiliates and/or portfolio companies in connection with certain mergers and acquisition transactions; (ii) having acted or acting as arranger, bookrunner and/or lender for EnCap, certain of its affiliates and/or portfolio companies in connection with the financing for various acquisition transactions; and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by EnCap, certain of its affiliates and/or portfolio companies.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of each of Montage and Southwestern for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Certain Unaudited Forecasted Financial Information

Neither Montage nor Southwestern, as a matter of course, makes public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, Montage’s management provided to the Montage Board and to Barclays in connection with its preparation of its fairness opinion certain unaudited internal financial forecasts with respect to Montage on a stand-alone basis prepared by Montage’s management, certain unaudited internal financial forecasts with respect to Southwestern on a pro forma basis giving effect to the merger prepared by Southwestern’s management, and certain unaudited internal financial forecasts with respect to Southwestern on a stand-alone basis included in the pro forma unaudited financial forecasts prepared by Southwestern’s management, and Montage’s management also prepared and provided to the Montage Board certain unaudited internal financial forecasts with respect to Southwestern on a pro forma basis giving effect to the merger, based on Wall Street consensus estimates provided by Barclays of Montage for the year 2021 on a stand-alone basis and of Southwestern for the year 2021 on a stand-alone basis (collectively, the “Forecasted Financial Information”). The inclusion of this Forecasted Financial Information should not be regarded as an indication that any of Montage, its advisors or other representatives, Southwestern, its advisors or other representatives, or any other recipient of this Forecasted Financial Information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

This Forecasted Financial Information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the Forecasted Financial Information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Montage’s and Southwestern’s management, including, among others, Montage’s and Southwestern’s future results, production and sales volume levels, levels of oil and gas reserves, oil and gas industry activity and the overall energy markets, commodity prices, demand for natural gas and crude oil, competitive conditions, technology, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, levels of capital expenditures, general economic and regulatory conditions, including the effects of the COVID-19 pandemic, and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Where You Can Find More Information” and “Risk Factors.” The Forecasted Financial Information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Montage nor Southwestern can give assurance that the Forecasted Financial Information and the underlying estimates and assumptions will be realized. This Forecasted Financial Information constitutes “forward-looking statements” and actual results may differ materially and adversely from those set forth below.

The Forecasted Financial Information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Forecasted Financial Information included in this document has been prepared by, and is the responsibility of, management of Southwestern and Montage. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Forecasted Financial Information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to Southwestern’s previously issued financial statements. It does not extend to the Forecasted Financial Information and should not be read to do so.

The Forecasted Financial Information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by Montage may not be comparable to similarly titled measures used by other companies. Grant Thornton LLP has not compiled, examined or performed any procedures with respect to the Forecasted Financial Information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of Grant Thornton LLP, the independent registered public accounting firm to Montage, contained in its Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this proxy statement/prospectus, relates to historical financial information of Montage, and such report does not extend to the Forecasted Financial Information included below and should not be read to do so.

Furthermore, the Forecasted Financial Information does not take into account any circumstances or events occurring after the date it was prepared. Neither Montage nor Southwestern can give assurance that, had the Forecasted Financial Information been prepared either as of the date of the Merger Agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Montage and Southwestern do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the Forecasted Financial Information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The Forecasted Financial Information does not take into account all of the possible financial and other effects of the merger on Montage or Southwestern, the effect on Montage or Southwestern of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Forecasted Financial Information does not take into account the effect on Montage or Southwestern of any possible failure of the merger to occur. None of Montage or Southwestern or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Montage stockholder or other person regarding Montage’s or Southwestern’s ultimate performance compared to the information contained in the Forecasted Financial Information or that the Forecasted Financial Information will be achieved. The inclusion of the Forecasted Financial Information herein should not be deemed an admission or representation by Montage, Southwestern, their respective advisors or any other person that it is viewed as material information of Montage or Southwestern, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the Forecasted Financial Information included below is not being included in this proxy statement/prospectus in order to influence any Montage stockholder’s decision or to induce any stockholder to vote in favor of any of the proposals at the

Montage Special Meeting, but is being provided solely because it was made available to the Montage Board and Montage’s financial advisor in connection with the merger.

In light of the foregoing, and considering that the Montage Special Meeting will be held several months after the Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Montage stockholders are cautioned not to place undue reliance on such information, and Montage urges you to review Montage’s and Southwestern’s most recent SEC filings for a description of Montage’s and Southwestern’s reported financial results included therein. See the section entitled “Where You Can Find More Information.”

The summarized prospective financial and operating information described below is based on various assumptions, including, but not limited to, the following principal assumptions: pro forma capital is allocated to the highest return areas considering any firm transportation commitments or minimum volume commitments; Southwestern recognizes the ability to reduce capital from legacy Montage assets due to production levels above volume commitments; Montage’s non-core wellhead gathering infrastructure in the Ohio Utica condensate development area is sold in accordance with the terms of the non-binding letter of intent previously announced by Montage; and model inputs are optimized in order to deliver expected free cash flows at the corporate level. The summarized prospective financial and operating information also reflects assumptions regarding the continuing nature of ordinary course operations that may be subject to change.

The following table sets forth certain summarized prospective financial and operating information regarding (i) Montage for the year 2021 on a stand-alone basis, which information was prepared by Montage management and provided to Barclays and the Montage Board, (ii) Southwestern for the year 2021 on a pro forma basis, taking into account the projected pro forma impact of the merger, including cost synergies and other strategic benefits expected by Montage management and Southwestern management to result from a combination of the businesses, which information was prepared by Southwestern’ s management and provided to Barclays and the Montage Board, and (iii) Southwestern for the year 2021 on a stand-alone basis, which information was included in the pro forma prospective financial and operating information prepared by Southwestern management and provided to Barclays and the Montage Board. Montage management instructed Barclays to use and rely upon the prospective financial and operating information as the basis for its analysis in rendering its opinion described in the section of this proxy statement/prospectus entitled “The Merger—Opinion of Montage’s Financial Advisor,” with such adjustments as are discussed in such section.

($ in millions, except commodity prices and per share amounts)	Southwestern Stand-Alone	Montage Stand-Alone	Pro Forma Southwestern(1)
Henry Hub Natural Gas ($ / MMBtu)	$2.70	$2.70	$2.70
Production (MMcfe/d)	2,450	550	3,000
EBITDAX(2)	$868	$227	$1,125
CFFO(3)	$778	$179	$990
Free Cash Flow(4)	$78	$29	$140
CFFO per Share(3)	$1.43	$4.78
Free Cash Flow per Share(4)	$0.14	$0.77

(1)

Includes $30 million of annual general and administrative synergies expected by Montage management and Southwestern management. Also assumes Southwestern issues $150 million of common equity subsequent to the announcement of execution of the Merger Agreement, 53.2 million shares are issued to the public at a 10.0% file-to-offer discount to Southwestern’s share price as of August 10, 2020, and the proceeds from the equity offering are used to repay Montage’s outstanding 8.875% Senior Notes due 2023 at 102.2%.

(2)

EBITDAX is defined as earnings before interest, taxes, depreciation and amortization, and exploration expense. EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(3)

CFFO, or, cash flow from operating activities (otherwise known as discretionary cash flow) is defined as EBITDAX less interest expense and cash taxes. CFFO is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(4)

Free cash flow is defined as cash flow from operating activities less accrual based capital expenditures. Free cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

The following table sets forth certain summarized prospective financial and operating information, based on Wall Street consensus estimates provided by Barclays of Montage for the year 2021 on a stand-alone basis and of Southwestern for the year 2021 on a stand-alone basis, as of August 10, 2020, prepared by Montage management and provided to the Montage Board and Barclays regarding Southwestern for the year 2021 on a pro forma basis, taking into account the projected pro forma impact of the merger, including cost synergies and other strategic benefits expected by Montage management and Southwestern management to result from a combination of the businesses.

($ in millions, except commodity prices and per share amounts)	Southwestern Stand-Alone	Montage Stand-Alone	Pro Forma Southwestern(1)
Henry Hub Natural Gas ($ / MMBtu)	$2.50	$2.50	$2.50
Production (MMcfe/d)	2,423	588	3,011
EBITDAX(2)	$893	$253	$1,176
CFFO(3)	$772	$198	$1,014
Free Cash Flow(4)	$70	$13	$126
CFFO per Share(3)	$1.42	$5.28
Free Cash Flow per Share(4)	$0.13	$0.35

(1)

Includes $30 million of annual general and administrative synergies expected by Montage management and Southwestern management. Also assumes Southwestern issues $150 million of common equity subsequent to the announcement of execution of the Merger Agreement, 53.2 million shares are issued to the public at a 10.0% file-to-offer discount to Southwestern’s share price as of August 10, 2020, and the proceeds from the equity offering are used to repay Montage’s outstanding 8.875% Senior Notes due 2023 at 102.2%.

(2)

EBITDAX is defined as earnings before interest, taxes, depreciation and amortization, and exploration expense. EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(3)

CFFO, or, cash flow from operating activities (otherwise known as discretionary cash flow) is defined as EBITDAX less interest expense and cash taxes. CFFO is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(4)

Free cash flow is defined as cash flow from operating activities less accrual based capital expenditures Free cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

Southwestern and Montage do not intend to update or otherwise revise the above Forecasted Financial Information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such Forecasted Financial Information are no longer appropriate, except as may be required by applicable law.

Board of Directors and Executive Officers After Completion of the Merger

The directors of Southwestern immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the surviving corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Southwestern’s certificate of incorporation and bylaws.

The officers of Southwestern immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the surviving corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Headquarters

Immediately following the Effective Time, the headquarters of Southwestern will continue to be located in Spring, Texas.

Treatment of Indebtedness

As of June 30, 2020, Southwestern had outstanding $336 million of principal and $209 million in letters of credit under its existing credit agreement. On August 18, 2020, Southwestern entered into an amendment to its existing credit facility to permit the assumption of Montage’s outstanding notes, as described below.

As of June 30, 2020, Montage had approximately $510.5 million principal amount of its 8.875% Senior Notes due 2023 (the “Montage Notes”) outstanding. The Merger Agreement requires Montage to, at Southwestern’s request, (i) provide all required notices and documentation to the trustee under the indenture governing the Montage Notes with respect to the redemption of all of the Montage Notes, (ii) when requested by Southwestern, send or instruct the trustee to send to the holders thereof a notice of optional redemption for all of the outstanding principal amount of the Montage Notes and (iii) assuming that prior to or contemporaneously with the closing of the merger, Southwestern has deposited or caused to be irrevocably deposited with the trustee as trust funds in trust solely for the benefit of the holders of the Montage Notes the aggregate amount of cash sufficient without consideration of any reinvestment of interest to pay and discharge the Montage Notes, together with all sums then payable by Montage under the indenture and the Montage Notes, concurrently with consummation of the merger, deliver irrevocable instructions to the trustee to apply the deposited money towards the payment of the Montage Notes. Southwestern intends to fund the redemption with the net proceeds of its recently completed equity offering and up to $26 million in borrowings under its existing credit agreement.

As of June 30, 2020, Montage had outstanding $160.0 million of principal and $29.2 million in letters of credit under its existing credit agreement. Unless the Montage credit agreement is terminated or amended, consummation of the merger would constitute a “Change in Control” and result in an event of default thereunder. The Merger Agreement requires Montage to, no later than 3 business days prior to the consummation of the merger, obtain a payoff letter from the administrative agent under the Montage credit facility, and deliver to Southwestern prior to consummation of the merger, a payoff letter in connection with the Montage credit agreement, in customary form and substance, setting forth (i) the amounts required to pay off the Montage credit agreement in full on the date of the consummation of the merger, the indebtedness owing to each creditor under the Montage credit agreement (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment and (ii) upon payment of such amounts, a release of Montage and its subsidiaries, including the automatic release of any and all liens securing the Montage credit agreement.

For a description of Southwestern’s and Montage’s existing indebtedness, see Southwestern’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed on July 30, 2020, and Montage’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed on August 7, 2020, each of which is incorporated by reference into this proxy statement/prospectus.

Credit Agreement Amendment

On August 18, 2020, Southwestern, several banks and other financial institutions (collectively, the “Southwestern Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Southwestern Lenders (the “Administrative Agent”), entered into Amendment No. 7 (the “Credit Agreement Amendment”) to that certain Credit Agreement dated as of April 26, 2018, by and among Southwestern, the Southwestern Lenders from time to time party thereto and the Administrative Agent (the “Southwestern Credit Agreement”). The Credit Agreement Amendment amended the Southwestern Credit Agreement to, among other things:

•	permit the assumption of the Montage Notes by Southwestern upon the closing of the merger;

•

permit the redemption of the Montage Notes with the proceeds of the recent Southwestern Common Stock offering, Southwestern’s recent senior notes offering and loans made under the Southwestern Credit Agreement subject to certain other conditions; and

•

add a springing maturity trigger 91 days prior to the July 15, 2023 maturity date of the Montage Notes unless at least $450 million of such notes have been redeemed, refinanced or amended such that their maturity date is extended to a date at least 91 days after the Southwestern Credit Agreement’s April 24, 2024, maturity date.

Interests of Montage’s Directors and Executive Officers in the Merger

In considering the recommendations of the Montage Board, Montage stockholders should be aware that Montage’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Montage stockholders generally. The Montage Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, in approving the Merger Agreement and in recommending the applicable merger-related proposals.

The following discussion sets forth certain of these interests in the merger of each person who has served as an executive officer or non-employee director of Montage since January 1, 2019.

Treatment of Montage Equity Awards

The Merger Agreement provides for the treatment set forth below with respect to the Montage equity awards that are outstanding at the Effective Time.

Montage RSU Awards

Upon completion of the merger, each then-outstanding Montage RSU Award will be assumed by Southwestern and converted into the right to receive a number of shares of Southwestern Common Stock determined by multiplying (i) the applicable number of shares of Montage Common Stock subject to such Montage RSU Award immediately prior to the Effective Time by (ii) the Exchange Ratio. Each Montage RSU Award that is so converted upon completion of the merger is referred to herein as an “Assumed RSU Award.” Any fractional shares resulting from the conversion of a Montage RSU Award into an Assumed RSU Award will be rounded to the nearest whole share. Each Assumed RSU Award will continue to have, and will be subject to, the same terms and conditions (including time vesting conditions and, if applicable, any accelerated vesting in connection with a termination of service) that applied to the underlying Montage RSU Award. However, Southwestern can modify the terms that are rendered inoperative by reason of the merger or for other immaterial administrative or ministerial changes. Southwestern may, in its discretion, settle any Assumed RSU Award that becomes vested in shares of Southwestern Common Stock or cash (the amount of which will be equal to the fair market value of the shares of Southwestern Common Stock otherwise deliverable in settlement of the Assumed RSU Award pursuant to the foregoing if Southwestern instead elects to settle the Assumed RSU Award in shares of Southwestern Common Stock).

The following sets forth, for each Montage executive officer, the aggregate number of shares of Montage Common Stock subject to outstanding Montage RSU Awards, held by such executive officer assuming (i) a closing date of November 13, 2020 and (ii) the executive officer remains continuously employed with Montage or a subsidiary until such date.

Name	Number of Shares Subject to Montage RSU Awards(1)
John K. Reinhart	138,469
Michael L. Hodges	61,500
Matthew H. Rucker	55,658
Paul M. Johnston	52,275
Timothy J. Loos	16,631

(1)

Benjamin W. Hulburt resigned as Montage’s Chairman, President and Chief Executive Officer and Matthew R. DeNezza resigned as Montage’s Executive Vice President and Chief Financial Officer, each on February 28, 2019. Oleg Tolmachev’s employment with Montage, as Montage’s Executive Vice President and Chief Operating Officer, was terminated effective June 1, 2020. Accordingly, none of these former executives continue to hold any Montage RSU Awards.

As the Montage RSU Awards are being converted directly into awards based on shares of Southwestern Common Stock using the Exchange Ratio, no monetary value is being received by Montage’s executive officers solely in connection with the conversion of their respective Montage RSU Awards. However, the vesting of any unvested converted Montage RSU Awards would accelerate in the event of an executive officer’s qualifying termination of employment under certain circumstances in connection with or following the merger. For the estimated values of the potential accelerated vesting of the Montage RSU Awards held by Montage’s named executive officers, see the “Equity” column of the table below under “—Potential Merger-Related Compensation Table.”

None of Montage’s non-employee directors hold a Montage RSU Award as of the date hereof or is expected to hold a Montage RSU Award as of an assumed closing date of November 13, 2020.

Montage PSU Awards

Prior to, but conditioned upon the occurrence of, the merger, each Montage PSU Award will be terminated and vested in accordance with its terms. The number of shares of Montage Common Stock deliverable with respect to a Montage PSU Award in connection with such termination and vesting will be determined by the Compensation Committee of the Montage Board, pursuant to the terms of the applicable Montage PSU Award, as such terms were in effect on August 12, 2020.

Specifically, as of the date the merger is completed, the number of shares of Montage Common Stock deliverable with respect to each Montage PSU Award granted in 2018 (a “2018 Montage PSU Award”) that is outstanding immediately prior to the Effective Time will range from 0% to 150% of the number of shares covered by the award, depending on actual performance, relative to the applicable performance objectives. As of the date the merger is completed, the number of shares of Montage Common Stock deliverable with respect to each Montage PSU Award granted in 2019 (a “2019 Montage PSU Award”) that is outstanding immediately prior to the Effective Time will range from 100% to 150% of the number of shares covered by the award, depending on actual performance, relative to the applicable performance objectives. As of the date the merger is completed, the number of shares of Montage Common Stock deliverable with respect to each Montage PSU Award granted in 2020 (a “2020 PSU Award”) that is outstanding immediately prior to the Effective Time, if the fair market value (as determined in good faith by the Montage Board) of the consideration received by the stockholders of Montage with respect to each share of Montage Common Stock as of the Effective Time is (a)

less than $8.75 will range from 100% to 175% of the number of shares covered by the award, depending on greater of actual or target performance, relative to the applicable performance objective, and (b) equal to or greater than $8.75, will be 175% of the number of shares covered by the award.

Southwestern may elect to settle each Montage PSU Award in shares of Southwestern Common Stock (determined using the vesting determination described in the immediately preceding paragraph and converted into a number of shares of Southwestern Common Stock in the same manner as described above with respect to the Assumed RSU Awards) or in cash (the amount of which will be equal to the fair market value of the shares of Southwestern Common Stock otherwise deliverable in settlement of the Montage PSU Award pursuant to the foregoing if Southwestern instead elects to settle the Montage PSU Award in shares of Southwestern Common Stock).

The following sets forth, for each of Montage’s executive officers, the aggregate number of shares of Montage Common Stock issuable under their respective Montage PSU Awards outstanding as of an assumed closing date of November 13, 2020, assuming (a) payout at 100% of the target number of shares covered by the Montage PSU Awards and (b) each executive officer remains continuously employed with Montage or a subsidiary until the assumed closing date.

Name	Number of Shares Subject to Montage PSU Awards (Assuming Target Level of Performance)(1), (2)
John K. Reinhart	325,406
Michael L. Hodges	144,500
Matthew H. Rucker	130,773
Paul M. Johnston	122,825
Timothy J. Loos	39,770

(1)

Benjamin W. Hulburt resigned as Montage’s Chairman, President and Chief Executive Officer and Matthew R. DeNezza resigned as Montage’s Executive Vice President and Chief Financial Officer, each on February 28, 2019. Oleg Tolmachev’s employment with Montage, as Montage’s Executive Vice President and Chief Operating Officer, was terminated effective June 1, 2020. Accordingly, none of these former executives continue to hold any Montage PSU Awards.

(2)

As noted above, as of the date the merger is completed, the number of shares of Montage Common Stock deliverable with respect to (i) each 2018 Montage PSU Award that is outstanding immediately prior to the Effective Time will range from 0% to 150% of the number of share covered by the award, depending on actual performance, relative to the applicable performance objectives’ (ii) each 2019 Montage PSU Award that is outstanding immediately prior to the Effective Time will range from 100% to 150% of the number of shares covered by the award, depending on actual performance, relative to the applicable performance objectives; and (iii) each 2020 PSU Award that is outstanding immediately prior to the Effective Time, if the fair market value (as determined in good faith by the Montage Board) of the consideration received by the stockholders of Montage with respect to each share of Montage Common Stock as of the Effective Time is (a) less than $8.75 will range from 100% to 175% of the number of shares covered by the award, depending on greater of actual or target performance, relative to the applicable performance objective, and (b) equal to or greater than $8.75, will be 175% of the number of shares covered by the award.

For the estimated values deliverable upon completion of the merger to Montage’s named executive officers in respect of their Montage PSU Awards, see the “Equity” column of the table below under “—Potential Merger-Related Compensation Table.” None of Montage’s non-employee directors hold a Montage PSU Award as of the date hereof or is expected to hold a Montage PSU Award as of an assumed closing date of November 13, 2020.

Montage Restricted Stock Awards

Montage will take all necessary and appropriate actions so that prior to the Effective Time each Montage Restricted Stock Award granted to Montage’s non-employee directors will vest. The following sets forth, for each of Montage’s non-employee directors, the aggregate number of Montage Restricted Stock Awards, held by such non-employee director, as of an assumed closing date of November 13, 2020 and assuming each non-employee director remains a director until such date.

Name(1)	Number of Restricted Stock Awards
Randall M. Albert	11,667
Mark E. Burroughs, Jr.	11,667
Don Dimitrievich(2)	—
Richard D. Paterson	11,667
D. Martin Phillips	11,667
Douglas E. Swanson, Jr.	11,667

(1)

Michael C. Jennings resigned from the Board effective December 13, 2019. Eugene I. Davis and Robert L. Zorich notified the Montage Board of their decision to not stand for re-election as directors of Montage, and their term expired at Montage’s 2020 Annual Meeting of Stockholders held on June 19, 2020. Accordingly, none of these former directors hold any Montage Restricted Stock Awards.

(2)	Mr. Dimitrievich elected to forgo any compensation for his service on the Montage Board for Montage’s 2020 fiscal year.

Executive Officer Severance Arrangements

Employment Agreements

Montage previously entered into executive employment agreements with Messrs. Reinhart, Hodges, Rucker, Johnston, and Loos. The employment agreements provide each executive with certain severance benefits upon certain terminations of employment. If the executive’s employment is terminated by Montage without “Cause” or by the executive for “Good Reason,” then, subject to the execution and delivery and non-revocation of a release:

•

if the executive’s employment terminates prior to a Change of Control or after the date that is 12 months after a Change of Control, then the executive will be entitled to an amount equal to 2.5 times (in the case of Mr. Reinhart), 1.75 times (in the case of Messrs. Hodges, Rucker, or Johnston), and 0.75 times (in the case of Mr. Loos), the sum of (i) the executive’s annual base salary as of the termination date and (ii) an amount equal to the executive’s target annual bonus for the fiscal year that includes the termination date; or (B) if the executive’s employment terminates on the date of a Change of Control or within 12 months after a Change of Control, then the executive will be entitled to an amount equal to 3.0 times (in the case of Mr. Reinhart), 2.0 times (in the case of Messrs. Hodges, Rucker, or Johnston), and 1.0 times (in the case of Mr. Loos), the sum of (i) the executive’s annual base salary as of the termination date and (ii) an amount equal to the executive’s target annual bonus for the fiscal year that includes the termination date;

•

the executive will be entitled to a reimbursement of monthly premium costs necessary to continue the health care coverage under Montage’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the executive and his qualified dependents for a period of up to 18 months following the termination date; and

•

the executive will be entitled to a pro-rated actual annual performance bonus for the year of termination. For the 2020 calendar year, each executive’s actual annual performance bonus is his “target” annual performance bonus.

For purposes of the executive employment agreements, the terms below are generally defined as follows:

“Cause” means the occurrence of any of the following events, as reasonably determined by the Montage Board: (i) the executive’s willful failure to perform his material duties; (ii) the executive’s conviction of a felony, or his guilty plea to or entry of a nolo contendere plea to a felony charge; (iii) the willful or grossly negligent engagement by the executive in conduct that is materially injurious to Montage, financially or otherwise; or (iv) the executive’s breach of (A) any material term of the applicable employment agreement or (B) any material term of Montage’s material written policies or procedures, as in effect from time to time; provided that, with respect to (i), (iii) or (iv) above, such termination for Cause will only be effective upon a majority vote of the total number of directors on the Montage Board after written notice to the executive and a period of not less than 30 calendar days after receipt by the executive of such written notice during which time the executive will have an opportunity to appear before the Montage Board to demonstrate that he has cured the conduct giving rise to Cause.

“Good Reason” means any of the following, but only if occurring without the executive’s written consent: (i) a diminution in executive’s base salary; (ii) a material diminution or material adverse change in the executive’s position, authority, duties or other responsibilities; (iii) the relocation of the executive’s principal office to an area more than 50 miles from its location immediately prior to such relocation; (iv) any material failure of Montage to comply with any material provision of the executive’s employment agreement; (v) any material breach by Montage of any written indemnification agreement between Montage and the executive; or (vi) for Messrs. Reinhart, Hodges, Rucker and Johnston, any material breach of Section 6.10 of the Agreement and Plan of Merger among Eclipse Resources Corporation, Everest Merger Sub Inc. and Blue Ridge Mountain Resources, Inc., dated as of August 25, 2018, which section relates to indemnification and directors’ and officers’ insurance.

The merger will constitute a “change of control” under the executive employment agreements. For the quantification of the estimated value of the severance payments and benefits described above that would be payable to Montage’s named executive officers, see the “Cash” and “Benefits” columns of the table below under “—Merger-Related Compensation.”

Each executive employment agreement provides that if the compensation and benefits payable under the agreement would constitute an “excess parachute payment” under Code Section 280G, then either (a) the full amount of the compensation and benefits would be paid to the executive officer (with the executive officer paying any excise taxes himself) or (b) a lesser amount of the compensation and benefits would be paid to the executive officer such that no portion is subject to Code Section 280G, whichever provides the executive officer the greater after-tax amount. None of the executive officers is entitled to a Code Section 4999 gross-up in connection with the Merger.

Share Ownership

As described below under “Certain Beneficial Owners of Montage Common Stock” and “The Merger—Consideration to Montage Stockholders,” executive officers and non-employee directors of Montage beneficially own shares of Montage Common Stock, which will be entitled to receive the merger consideration in respect of each share of Montage Common Stock beneficially owned by them.

Indemnification & Insurance Arrangements

Pursuant to the Merger Agreement, directors and officers of Montage also have rights to exculpation, indemnification, advancement of expenses and directors’ and officers’ liability insurance arrangements that will survive completion of the merger. Please see “—Indemnification and Insurance” for further information about such arrangements.

Summary of Potential Transaction Payments to Directors and Executive Officers of Montage

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger that Montage’s named executive officers could receive in connection with the merger. Such amounts have been calculated assuming (i) the effective time occurs on November 13, 2020, (ii) a price of $2.94 per share of Southwestern Common Stock, which is the average closing market price of a share of Southwestern Common Stock on the NYSE over the first five trading days following the first public announcement of the transaction, (iii) the Montage PSU Awards will terminate and vest based on “target” level performance (i.e., payout at 100% of the number of shares covered by the Montage PSU Awards), (iv) the annual base salary and annual target bonus opportunity for each of Montage’s named executive officers remains unchanged from the amount determined as of the date hereof, (v) none of Montage’s named executive officers receives any additional equity-based awards following the date hereof, (vi) each named executive officer is terminated without “Cause” or resigns for “Good Reason” at or immediate following the Effective Time, and (vii) each of Montage’s named executive officers has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive such payments and benefits. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of Montage’s named executive officers, if any, may materially differ from the amounts set forth below.

Potential Merger-Related Compensation Table

	Cash Severance and Pro-Rated Bonus (1)	Equity (2)	Perquisites/ Benefits (3)	Total
Executive Officers
John K. Reinhart President and Chief Executive Officer	$4,636,475	$2,544,291	$27,909	$7,208,676
Benjamin W. Hulburt Former President and Chief Executive Officer (4)	$—	$—	$—	$—
Michael L. Hodges Executive Vice President and Chief Financial Officer	$1,775,410	$1,129,882	$34,640	$2,939,932
Oleg E. Tolmachev Former Executive Vice President and Chief Operating Officer (5)	$—	$—	$—	$—

(1)

Amounts shown reflect lump-sum cash severance payments under the executive employment agreements, which consist of (i) the named executive officer’s severance, i.e., the sum of the named executive officer’s annual base salary and target annual bonus, multiplied by (x) 3.0 for Mr. Reinhart or (y) 2.0 for Mr. Hodges, and (ii) the named executive officer’s pro-rated target annual performance bonus for the 2020 calendar year. The cash severance payments are considered to be “double-trigger” payments, which means that both a change of control, such as the merger, and another event (i.e., qualifying termination without cause or for good reason) must occur prior to such payments being provided to the named executive officer and have been calculated assuming a qualifying termination on the assumed closing date of November 13, 2020 (see the section entitled “—Executive Officer Severance Arrangements”). The estimated amount of each such payment is set forth in the table below:

Named Executive Officer	Base Salary	Target Bonus	Pro-rated 2020 Target Performance Bonus
John K. Reinhart	$2,025,000	$2,025,000	$586,475
Michael L. Hodges	$800,000	$680,000	$295,410

(2)

Amounts shown reflect the sum of the potential value that each named executive officer could receive in connection with (i) the accelerated vesting and settlement of the Montage RSU awards and (ii) the termination and vesting of the Montage PSU Awards in accordance with their terms. The values reported for the Montage PSU Awards assume award payouts based on target performance (i.e., 100% of the shares covered by the Montage PSU Award) (as more fully described under the section entitled “—Treatment of Montage Equity Awards”). As noted above, depending on actual performance, as of the date the merger is completed, relative to the applicable performance objectives, (a) the number of shares of Montage Common stock deliverable with respect to each 2018 Montage PSU Award that is outstanding immediately prior to the Effective Time will range from 0% to 150% of the number of shares covered by the award, (b) the number of shares of Montage Common Stock deliverable with respect to each 2019 Montage PSU Award that is outstanding immediately prior to the Effective Time will range from 100% to 150% of the number of shares covered by the award, and (c) the number of shares of Montage Common Stock deliverable with respect to each 2020 Montage PSU Award that is outstanding immediately prior to the Effective Time will range from 100% to 175% of the number of shares covered by the award. Consequently, the amounts received by the named executive officers could be greater than the amounts shown. The Montage RSU Awards will not automatically accelerate upon the closing of the merger, but vesting of these awards will accelerate upon the named executive officer’s qualifying termination without cause or for good reason at any time. The number of shares of Montage Common Stock deliverable under all such Montage equity awards based on the foregoing assumptions has been, for purposes of this table, multiplied by the Exchange Ratio. Based on the aforementioned assumptions, the estimated amounts deliverable to each executive officer under his Montage RSU Awards and his Montage PSU Awards are set forth in the table below:

Named Executive Officer	Montage RSU Awards	Montage PSU Awards
John K. Reinhart	$759,484	$1,784,808
Michael L. Hodges	$337,319	$792,563

(3)

Amounts shown reflect the aggregate monthly premium cost for COBRA continuation coverage under Montage’s group health plans (i.e., medical, dental, and vision) for 18 months following the assumed closing date of November 13, 2020, assuming current group health plan monthly premium costs. This COBRA reimbursement benefit is payable only upon the named executive officer’s qualifying termination without cause or for good reason. The estimated amount of each such benefit is set forth in the table below:

Named Executive Officer	Monthly COBRA Reimbursement Benefit
John K. Reinhart	$1,550.50
Michael L. Hodges	$1,924.43

(4)

Benjamin W. Hulburt resigned as Montage’s Chairman, President and Chief Executive Officer on February 28, 2019. Accordingly, he is not entitled to any payments or benefits in connection with the merger.

(5)

Oleg Tolmachev’s employment with Montage, as Montage’s Executive Vice President and Chief Operating Officer, was terminated effective June 1, 2020. Accordingly, he is not entitled to any payments or benefits in connection with the merger.

Indemnification and Insurance

On the terms and subject to the conditions set forth in the Merger Agreement, Southwestern will (i) after the Effective Time, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Montage and any of its subsidiaries in such capacities (“Indemnified Parties”) to the fullest extent permitted by applicable law against any losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities, judgments or amounts that are paid in settlement of, or incurred in connection with, any proceeding to which an Indemnified Party is a party or is otherwise involved (including as a witness) that is based in whole or in part on, or arising in whole or in part out of, the fact that such Indemnified Party is or was a director, officer, employee or agent of Montage or any of its subsidiaries, or a fiduciary under any Montage benefit plan (including, in each case, if such service was at the request or for the benefit of Montage or any of its subsidiaries as a director, officer, employee, agent, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity and including acts or omissions occurring in connection with the Merger Agreement and the transactions contemplated thereby), arising out of actions or omissions or alleged actions or omissions occurring or existing at, or prior to the Effective Time and whether asserted or claimed at, prior to or after the Effective Time, (ii) for a period of six years from the Effective Time, Southwestern shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of Montage’s and any of its subsidiary’s certificate of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of Montage or its subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and (iii) purchase, at or prior to the Effective Time, a “tail” directors’ and officers’ liability insurance policy covering the six-year period from and after the Effective Time for Montage and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by Montage from a carrier with the same or better credit rating to Montage’s current directors’ and officers’ liability insurance carrier on terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by Montage as of the date of the Merger Agreement with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall Southwestern pay (or become obligated to pay) with respect to such “tail” policy more than a specified maximum amount unless Southwestern, in its sole discretion, elects to pay more than the maximum amount for such purpose.

Dividend Policy

Southwestern currently does not pay dividends on the Southwestern Common Stock, and does not anticipate paying any cash dividends in the foreseeable future. All decisions regarding the declaration and payment of dividends and stock repurchases are at the discretion of the Southwestern Board and will be evaluated regularly in light of Southwestern’s financial condition, earnings, growth prospects, funding requirements, applicable law and any other factors that the Southwestern Board deems relevant. The terms of the combined company’s debt agreements will contain restrictions on its ability to pay dividends. The terms of agreements governing debt that the combined company may incur in the future may also limit or prohibit dividend payments. Accordingly, Southwestern cannot assure you that it will either pay dividends in the future or continue to pay any dividend that it may commence in the future.

Listing of Southwestern Common Stock; Delisting and Deregistration of Montage Common Stock

Before completion of the merger, Southwestern has agreed to use its reasonable best efforts to cause the shares of Southwestern Common Stock to be issued in the merger and reserved for issuance under any Montage equity awards to be approved for listing on the NYSE. The listing of the shares of Southwestern Common Stock is also a condition to completion of the merger. If the merger is completed, the Montage Common Stock will cease to be listed on NYSE and will be deregistered under the Exchange Act.

Accounting Treatment of the Merger

Southwestern and Montage prepare their respective financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting, with Southwestern being treated as the accounting acquirer. In identifying Southwestern as the acquiring entity for accounting purposes, Southwestern and Montage took into account a number of factors as of the date of this proxy statement/prospectus, including which entity is issuing its equity interests, the expectation that following the Effective Time holders of shares of Southwestern Common Stock as of immediately prior to the Effective Time will hold, in the aggregate, approximately 90% of the issued and outstanding shares of Southwestern Common Stock (based on fully diluted shares outstanding of Southwestern) immediately following the Effective Time, the intended corporate governance structure of Southwestern following the Effective Time, the intended senior management of

Southwestern following the Effective Time, and the terms of the share exchange. No single factor was the sole determinant in the overall conclusion that Southwestern is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion.

Regulatory Matters

The completion of the merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until the parties to the Merger Agreement have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated. On September 9, 2020, Montage and Southwestern received early termination of the HSR Act waiting period.

In addition, the new shares of Southwestern Common Stock to be issued to former Montage stockholders must be approved for listing on the NYSE, subject to official notice of issuance.

No Appraisal Rights

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from a merger and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. In addition, stockholders of the constituent corporation surviving the merger are not entitled to appraisal rights if the merger did not require the vote of the stockholders of the surviving corporation pursuant to Section 251(f) of the DGCL. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving or resulting corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares or (iv) any combination of the foregoing.

Because the merger is of Montage with and into Southwestern, Southwestern stockholders were not required to approve the merger pursuant to Section 251(f) of the DGCL, and holders of Southwestern Common Stock will continue to hold their shares following completion of the merger, holders of Southwestern Common Stock are not entitled to appraisal rights in the merger.

Because shares of Montage Common Stock are listed on the NYSE, a national securities exchange, and because Montage stockholders are not required by the terms of the Merger Agreement to accept for their shares anything other than shares of Southwestern Common Stock, which are shares of the surviving corporation and listed on the NYSE, and cash in lieu of fractional shares, holders of Montage Common Stock will not be entitled to appraisal rights in the merger.

Legal Proceedings Regarding the Merger

On September 30, 2020, a putative class action was filed by a purported Montage stockholder in the United States District Court for the District of Delaware, styled, Jack Wolf v. Montage Resources Corporation, et. al. (the “Wolf Complaint”). Also on September 30, 2020, a putative class action was filed by a purported Montage stockholder in the Supreme Court of the State of New York, styled, Jason Gordon v. Montage Resources Corporation, et. al. (the “Gordon Complaint” and, together with the Wolf Complaint, the “Complaints”). The Complaints name as defendants Montage, the Montage Board and Southwestern. The Wolf Complaint asserts claims under Sections 14(a) and 20(a) of the Exchange Act, alleging, among other things, that the registration statement on Form S-4, originally filed on September 16, 2020, omits material information with respect to the proposed merger, which renders the registration statement false and misleading. The Gordon Complaint asserts claims for breach of fiduciary duty under Delaware law against Montage and its directors, alleging, among other things, that the registration statement omits or misrepresents material information, that the merger consideration offered to Montage stockholders is inadequate, and that the process leading to the proposed merger did not offer sufficient protections for Montage stockholders. The Complaints seek to enjoin the proposed transaction and seek rescission and rescissory damages, including attorneys’ fees, among other relief.

Each of the lawsuits described above is at a preliminary stage. Southwestern and Montage believe the claims are meritless, but cannot currently predict the outcome of or reasonably estimate the possible loss or range of loss from such lawsuits. The defendants have not yet answered or otherwise responded to the Complaints.

THE MERGER AGREEMENT

The following description sets forth the principal terms of the Merger Agreement, which is attached as Annex A and incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding any of the proposals described in this proxy statement/prospectus. This section is only intended to provide you with information regarding the terms of the Merger Agreement. Neither Southwestern nor Montage intends that the Merger Agreement will be a source of business or operational information about Southwestern or Montage. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement/prospectus and in the public filings Southwestern and Montage make with the SEC, as described in “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Southwestern and Montage contained in this proxy statement/prospectus or in the public reports of Southwestern and Montage filed with the SEC may supplement, update or modify the factual disclosures about Southwestern and Montage contained in the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement, as of a specific date. In addition, these representations, warranties and covenants were made solely for the benefit of the parties to the Merger Agreement and may be qualified and subject to important limitations agreed to by Southwestern and Montage in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with a principal purpose of allocating risk between parties to the Merger Agreement rather than the purpose of establishing these matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the confidential disclosures that Southwestern and Montage each delivered in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement itself. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus or in the respective public filings made by Southwestern and Montage with the SEC.

Additional information about Southwestern and Montage may be found elsewhere in this proxy statement/prospectus or incorporated by reference herein. Please see “Where You Can Find More Information.”

Structure of the Merger

Upon satisfaction or waiver of the conditions to closing in the Merger Agreement, at the Effective Time, Montage will merge with and into Southwestern, with Southwestern continuing as the surviving corporation. The Merger Agreement provides that Southwestern may change the method and structure of effecting the merger, and Montage shall cooperate, and shall cause its subsidiaries to cooperate, in such efforts, including by entering into appropriate amendments to the Merger Agreement related thereto; provided, however, that any actions taken pursuant to this provision shall not (i) alter or change the kind or amount of consideration to be issued in exchange for each share as provided for in the Merger Agreement, (ii) require Montage to seek the affirmative vote of a majority of the outstanding shares of Montage Common Stock entitled to vote on the Merger Proposal if such vote has already been obtained, (iii) materially delay receipt of any approvals required by the Merger Agreement, (iv) without Montage’s consent (such consent not to be unreasonably withheld, conditioned or delayed), alter the intended tax treatment described in the Merger Agreement, (vi) require Southwestern to seek the approval of any holders of its securities, (vii) otherwise cause the satisfaction of any condition to the closing of the merger set forth in the Merger Agreement to be materially delayed or to be materially more difficult, including with respect to delivery of certain certificates required by the Merger Agreement (unless duly waived by the party entitled to the benefit of such condition) or (viii) result in additional conditions to the closing of the merger.

Completion and Effectiveness of the Merger

The closing of the merger is expected to take place no later than the third business day following the satisfaction or waiver of the conditions for completion of the merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied by action taken at the closing, but subject to the satisfaction or waiver of such conditions) in accordance with the Merger Agreement or on such other date as Southwestern and Montage may mutually agree.

On the date of the closing, Montage and Southwestern will cause a certificate of merger relating to the merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such other time as may be agreed by Southwestern and Montage and specified in the certificate of merger.

Merger Consideration

At the Effective Time, each share of Montage Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares) shall be converted into 1.8656 shares of Southwestern Common Stock, which shares of Southwestern Common Stock will be duly authorized, fully paid, non-assessable and validly issued in accordance with applicable laws and the Amended and Restated Certificate of Incorporation of the Southwestern. All Montage Common Stock (if any) held in treasury or owned directly or indirectly by Montage or any of its wholly owned subsidiaries or by Southwestern or any of its wholly owned subsidiaries as of immediately prior to the Effective Time, other than those held in a fiduciary capacity (collectively, the “Excluded Shares”), will automatically be cancelled and no consideration will be paid or delivered in exchange therefor.

No fractional shares of Southwestern Common Stock shall be issued upon the conversion of shares of Montage Common Stock, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any Southwestern Common Stock. Each holder of shares of Montage Common Stock exchanged in the merger who would otherwise have been entitled to receive a fraction of a share of Southwestern Common Stock shall receive, in lieu thereof, a cash payment (without interest and rounded to the nearest cent) representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of Southwestern Common Stock equal to the excess of (x) the aggregate number of shares of Southwestern Common Stock to be delivered to the Exchange Agent by Southwestern over (y) the aggregate number of whole shares of Southwestern Common Stock to be distributed to the holders of Montage stock certificates or book-entry shares (such excess being herein called the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following paragraph.

The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Montage Common Stock (the “Common

Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of shares of Montage Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Montage Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Montage Common Stock would otherwise be entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Montage Common Stock in lieu of any fractional shares of Southwestern Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Montage Common Stock without interest.

Treatment of Montage Equity Awards

Pursuant to the terms of the Merger Agreement, as of immediately prior to the Effective Time, by virtue of the occurrence of the Effective Time and without any action on the part of the holder thereof, each award of restricted stock units relating to shares of Montage Common Stock that vests based on continued service to Montage granted pursuant to Montage’s equity plan (other than Montage PSU Awards (defined below)) (“Montage RSU Award”) that is outstanding immediately prior to the Effective Time shall be converted into an Assumed RSU Award with respect to a number of shares of Southwestern Common Stock equal to the product obtained by multiplying (i) the applicable number of Montage Common Stock subject to such Montage RSU Award immediately prior to the Effective Time by (ii) the Exchange Ratio. For each holder of a Montage RSU Award, any fractional shares resulting from the conversion of his or her Montage RSU Awards shall be rounded to the nearest whole share. Except as otherwise provided in the Merger Agreement, each Assumed RSU Award shall continue to have, and shall be subject to, the same terms and conditions (including time vesting conditions and, if applicable, any accelerated vesting in connection with a termination of service) that applied to the underlying Montage RSU Award immediately prior to the Effective Time, except that Southwestern (x) may modify terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other immaterial administrative or ministerial changes as in the reasonable and good faith determination of Southwestern are appropriate to effectuate the administration of the Assumed RSU Award, and (y) may settle the Assumed RSU Award upon vesting in Southwestern Common Stock or cash.

The Merger Agreement provides that Montage shall take all necessary and appropriate actions so that, prior to the Effective Time, each then outstanding award of performance-based restricted stock units (“Montage PSU Award”) shall be terminated and vested in accordance with its terms with the number of shares of Montage Common Stock deliverable with respect to a Montage PSU Award in connection with such termination and vesting determined by the Compensation Committee of the Montage Board pursuant to the terms of the applicable Company PSU Award, as such terms were in effect on August 12, 2020. Montage (including the Montage Board and any delegate thereof) shall not use discretion to increase the amount of consideration payable with respect to any Montage PSU Award in connection with such termination and vesting, and Southwestern may elect to settle each Montage PSU Award in Southwestern Common Stock (determined using the vesting determination described above and converted into a number of shares of Southwestern Common Stock in the same manner described above with respect to the Assumed RSU Awards) or in cash (the amount of which will be equal to the fair market value of the Southwestern Common Stock otherwise deliverable in settlement of the Montage PSU Award pursuant to the foregoing if Southwestern instead elects to settle the Montage PSU Award in Southwestern Common Stock).

The Merger Agreement provides that Montage shall take all necessary and appropriate actions so that prior to the Effective Time each award of restricted shares of Montage Common Stock (“Montage Restricted Stock Award”) granted to non-employee directors of Montage shall vest. Montage Common Stock attributable to such Montage Restricted Stock Awards shall be treated in the manner described in “Merger Consideration” above upon the Effective Time.

Board of Directors and Executive Officers After Completion of the Merger

The officers of Southwestern immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the surviving corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

The directors of Southwestern immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the surviving corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Southwestern’s certificate of incorporation and bylaws.

Exchange of Shares

Exchange Agent

Prior to the Effective Time, Southwestern shall designate a bank, trust company or nationally recognized stockholder services provider (the “Exchange Agent”) for the purpose of exchanging Montage certificates and book-entry shares for the merger consideration. Promptly after the Effective Time, Southwestern shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Montage Common Stock evidence of shares of Southwestern Common Stock representing the aggregate number of shares of Southwestern Common Stock sufficient to deliver the merger consideration. Southwestern agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions as described below. Any cash and Southwestern Common Stock deposited with the Exchange Agent is referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the merger consideration contemplated to be paid for shares of Montage Common Stock pursuant to the Merger Agreement out of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Southwestern; provided that no such investment or losses thereon shall affect the amount of merger consideration payable to the holders of shares of Montage Common Stock. Any interest and other income resulting from such investments shall be paid to Southwestern. Except as contemplated by the Merger Agreement, the Exchange Fund shall not be used for any other purpose.

Exchange Procedures

Promptly after the Effective Time, Southwestern shall instruct the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate representing Montage Common Stock or a non-certificated book-entry share of Montage Common Stock that immediately prior to the Effective Time represented shares of Montage Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Montage Common Stock shall pass, only upon proper delivery of the corresponding certificates to the Exchange Agent (or affidavits of loss in lieu thereof together with any required bond) or receipt by the Exchange Agent of an “agent’s message” with respect to book-entry shares, and shall be in customary form as directed by Southwestern and reasonably acceptable to Montage) and (ii) instructions for use in effecting the surrender of the certificates or book-entry shares in exchange for the merger consideration payable in respect of the shares of Montage Common Stock represented thereby. Promptly after the Effective Time, upon surrender of certificates (or affidavits of loss in lieu thereof together with any required bond) or Book-Entry Shares for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may reasonably be required pursuant to such instructions, the holders of such certificates or book-entry shares shall be entitled to receive in exchange therefor, (A) shares of Southwestern Common Stock representing, in the aggregate, the whole number of shares of Southwestern Common Stock that such holder has the right to receive (after taking into account all shares of Montage Common Stock then held by such holder) and (B) a check in the amount equal to the aggregate amount of dividends and other distributions described below and cash payable in lieu of any fractional shares of Southwestern Common Stock. No interest shall be paid or accrued on any merger consideration. In the event of a transfer of ownership of shares of Montage Common Stock which is not registered in the transfer records of Montage, the merger consideration payable in respect of such shares of Montage Common Stock may be paid to a transferee if the certificate representing such shares of Montage Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the delivery of the merger consideration in any name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

Lost, Stolen, or Destroyed Certificates

If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Southwestern, the posting by such person of a bond in such reasonable amount as Southwestern may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the merger consideration (including any cash to be paid in lieu of any fractional shares of Southwestern Common Stock) and dividends or other distributions with respect to Southwestern Common Stock payable in respect of the shares of Montage Common Stock formerly represented by such certificate.

Distributions with Respect to Unexchanged Southwestern Common Stock

No dividends or other distributions declared or made with respect to Southwestern Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate or book-entry share with respect to the Southwestern Common Stock that such holder would be entitled to receive upon surrender of such certificate or book-entry share and no cash payment in lieu of fractional shares of Southwestern Common Stock shall be paid to any such holder until such holder shall surrender such certificate or book-entry share. Subject to applicable law, following surrender of any such certificate or book-entry share, there shall be paid to such holder of Southwestern Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the number of shares of any Southwestern Common Stock due and cash payable in lieu of fractional shares of Southwestern Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such holder’s whole shares of Southwestern Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such holder’s whole shares of Southwestern Common Stock.

Termination of the Exchange Fund

Any portion of the Exchange Fund that remains undistributed to the holders of Montage Common Stock after 180 days following the Effective Time shall be delivered to Southwestern upon demand and, from and after such delivery to Southwestern, any former holders of Montage Common Stock who have not theretofore complied with the terms of the Merger Agreement shall thereafter look only to Southwestern for the merger consideration payable in respect of such shares of Montage Common Stock. Any amounts remaining unclaimed by holders of shares of Montage Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable law, become the property of Southwestern free and clear of any liens, claims or interest of any person previously entitled thereto. None of Southwestern, Montage, the Exchange Agent or any other person shall be liable to any holder of shares of Montage Common Stock for any shares of Southwestern Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or governmental entity pursuant to any abandoned property, escheat or similar law.

Withholding Rights

Southwestern, the Exchange Agent and any other applicable withholding agent (as applicable) shall be entitled to deduct and withhold from any consideration or other amounts payable or otherwise deliverable pursuant to the Merger Agreement to any person such amounts as may be required to be deducted or withheld under the Internal Revenue Code, Treasury regulations or any provision of state, local, or foreign tax law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of the Merger Agreement as having been paid or otherwise delivered to the person to whom such amounts would otherwise have been paid or delivered.

Stock Transfer Books

At the close of business on the date on which the Effective Time occurs, the stock transfer books of Montage shall be closed and thereafter there shall be no further registration of transfers of shares of Montage Common Stock theretofore outstanding on the records of Montage. From and after the close of business on the date on which the Effective Time occurs, any certificates or book-entry shares presented to the Exchange Agent or Southwestern for any reason shall represent only the right to receive the merger consideration payable in respect of the shares of Montage Common Stock represented thereby in accordance with the terms of the Merger Agreement.

Adjustments to Exchange Ratio

If after the date of the Merger Agreement and at or prior to the Effective Time, the outstanding shares of Southwestern Common Stock or Montage Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs (any such action, an “Adjustment Event”), the merger consideration will be adjusted accordingly to provide to the holders of Montage Common Stock and Montage equity awards the same economic effect as contemplated by the Merger Agreement prior to such Adjustment Event.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Southwestern to Montage and by Montage to Southwestern. Certain of the representations and warranties in the Merger Agreement are subject to materiality or Material Adverse Effect qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would result in a Material Adverse Effect on the party making such representation or warranty). In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge. Furthermore, each of the representations and warranties is subject to the qualifications set forth on the disclosure schedule delivered to Montage by Southwestern, in the case of representations and warranties made by Southwestern, or to Southwestern by Montage, in the case of representations and warranties made by Montage, as well as the reports of Southwestern and Montage filed with or furnished to the SEC prior to the date of the Merger Agreement (excluding any disclosures set forth under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading to the extent that such information is cautionary or forward-looking in nature (other than any historical factual information contained within such headings, disclosure or statements)).

In the Merger Agreement, Montage has made representations and warranties to Southwestern regarding:

•	organization, good standing and qualification to do business;

•	capitalization;

•	corporate authority and power with respect to the execution, delivery and performance of the Merger Agreement;

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the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the merger and the other transactions contemplated by the Merger Agreement;

•	SEC filings, financial statements, SEC comments, relationships with auditors and off-balance sheet arrangements;

•	the absence of certain material changes and effects since December 31, 2019;

•	the absence of undisclosed liabilities;

•	oil and gas matters;

•	information supplied or to be supplied for inclusion or reference in the S-4 or this proxy statement/prospectus;

•	employee benefits matters, including matters related to employee benefit plans;

•	investigations and litigation;

•	intellectual property;

•	material contracts;

•	tax matters;

•	environmental matters;

•	ownership and operation of assets;

•	owned and leased real property;

•	insurance;

•	employment and labor matters;

•	affiliate transactions;

•	derivative transactions;

•	Sarbanes-Oxley, internal control over financial reporting, disclosure controls and procedures and officer certifications;

•	certain regulatory matters;

•	not being an “investment company”;

•	voting requirements;

•	brokers and finders;

•	board recommendation and opinion of financial advisor; and

•	the absence of other representations and warranties.

In the Merger Agreement, Southwestern has made representations and warranties to Montage regarding:

•	organization, good standing and qualification to do business;

•	capitalization;

•	corporate authority and power with respect to the execution, delivery and performance of the Merger Agreement;

•

the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the merger and the other transactions contemplated by the Merger Agreement;

•	SEC filings, financial statements, SEC comments, relationships with auditors and off-balance sheet arrangements;

•	the absence of certain material changes and effects since December 31, 2019;

•	the absence of undisclosed liabilities;

•	information supplied or to be supplied for inclusion or reference in the S-4 or this proxy statement/prospectus;

•	investigations and litigation;

•	tax matters;

•	Sarbanes-Oxley, internal control over financial reporting, disclosure controls and procedures and officer certifications;

•	matters related to employee benefit plans;

•	brokers and finders; and

•	the absence of other representations and warranties.

For purposes of the Merger Agreement, a “Material Adverse Effect” means (A) (x) with respect to Montage, any fact, circumstance, event, change, development, condition, occurrence or effect or combination of the foregoing that is materially adverse to the business, results of operations or financial condition of Montage and its subsidiaries, taken as a whole, and (y) with respect to Southwestern, any fact, circumstance, event, change, development, condition, occurrence or effect or combination of the foregoing that is materially adverse to the business, results of operations or financial condition of Southwestern and its subsidiaries, taken as a whole, or (B) with respect to any Person (as defined in the Merger Agreement), materially impairs the ability of such Person and its subsidiaries to consummate the transactions contemplated hereby, prevents or materially delays or materially impairs the ability of such Person or its subsidiaries to perform its obligations hereunder or to consummate the merger or the other transactions contemplated hereby, but shall not include:

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any change generally affecting the industries in which such Person and its subsidiaries operate or general economic conditions (including changes in commodity prices) in either case except to the extent such Persons and its subsidiaries are disproportionately affected thereby as compared to other similarly situated Persons operating in the industries in which such Person operates;

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any fact, circumstance, event, change, development, condition, occurrence or effect to the extent directly resulting from the announcement of the execution of the Merger Agreement or the pendency of the transactions contemplated thereby (provided that the exception described in this clause does not apply to references to “Material Adverse Effect” in the representations and warranties set forth in Montage’s or Southwestern’s representations and warranties related to no violations, consents and approval, and, to the extent related thereto, certain closing conditions);

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fluctuations in the price or trading volume of the common shares of such Person; provided that the exception described in this clause does not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such fluctuation has resulted in, or contributed to, a Material Adverse Effect with respect to such Person;

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any fact, circumstance, event, change, development, condition, occurrence or effect to the extent resulting from any changes in applicable law or in GAAP (or the interpretation thereof) after the date hereof;

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any failure by such Person to meet any published analyst estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such Person to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; provided that the exception described in this clause does not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect with respect to such Person; or

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any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus) (each a “force majeure event”), except (x) with respect to any damage to, loss or destruction of, or loss of use of, any property or asset arising out of, related to or resulting from such force majeure event, and (y) with respect to any other effect arising out of, related to or resulting from such force majeure event, where the response (if any) of such Person and its subsidiaries is not commercially reasonable or otherwise undertaken in accordance with the Merger Agreement, in each case, to the extent such Persons and their respective subsidiaries are disproportionately affected thereby as compared to other similarly situated Persons operating in the industries in which such Person operates.

Covenants

Conduct of Business Prior to the Effective Time

Montage

Montage has agreed as to itself and its subsidiaries that during the period from the date of the Merger Agreement until the Effective Time or the date, if any, on which the Merger Agreement is earlier terminated, except as (i) expressly contemplated or permitted by the Merger Agreement, (ii) set forth in Montage’s disclosure schedules, (iii) required by applicable law, or (iv) consented to in writing by Southwestern, the business of Montage and its subsidiaries shall be conducted only in the ordinary course consistent with past practice; provided that Montage is not prohibited from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to (A) changes or developments resulting from (1) changes in commodity prices or (2) the COVID-19 pandemic (however, prior to taking any such action outside of the ordinary course or that is not consistent with past practice, Montage shall consult with Southwestern and consider in good faith the views of Southwestern regarding any such proposed action), or (B) an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health or any material property or asset or to the environment (provided however that Montage shall, as promptly as reasonably practicable, inform Southwestern of such condition and any such actions taken pursuant to the exception described in this clause (B)). Montage shall use its reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its subsidiaries and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors.

From and after the date of the Merger Agreement, Montage has agreed to not, and to not permit any of its subsidiaries to:

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enter into any new line of business, or (B) except as required on an emergency basis, incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and obligations or liabilities incurred or committed to in an amount not greater in the aggregate than the amount contemplated by, and during the same time period set forth in, Montage’s capital budget plus an aggregate amount of $5 million in excess of such budget for all such items;

•	amend its certificate of incorporation or bylaws or similar organizational documents, except as contemplated by the transactions contemplated by the Merger Agreement;

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except for (A) any distributions between wholly owned subsidiaries of Montage or any distributions from a partially owned subsidiary of Montage solely to a wholly owned subsidiary of Montage, and (B) distributions to Montage from its subsidiaries, declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities (other than pursuant to the terms of Montage equity awards in effect on the date of the Merger Agreement);

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adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interest of any class or of any other such securities or agreements of Montage or any of its subsidiaries, other than issuances of shares of Montage Common Stock pursuant to (x) Montage equity awards or (y) other securities, options, warrants, calls, commitments or rights existing, in the case of each of clauses (x) and (y), at the date of the Merger Agreement and previously disclosed to Southwestern in writing; or (B) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (A);

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grant any increase in the compensation or benefits payable or to become payable by Montage or any of its subsidiaries to any current or former officer, employee, individual providing services as an independent contractor, or director other than in the ordinary course of business consistent with past practice and in an amount not to exceed a 5% increase in the compensation or benefits of any individual employee or $100,000 in the aggregate for all employees, (B) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under or terminate any Montage benefit plan (or any plan, program, or agreement that would be a benefit plan if in effect on the date hereof); (C) grant or increase any severance, retention, change in control, termination or similar pay or benefit to any current or former officer, director or employee of Montage or any of its subsidiaries; (D) grant any stock options, restricted stock awards, restricted stock units, performance units, or other equity-based awards; (E) promote or hire any employee (other than to replace any employee of Montage who has resigned or been terminated from a position which Montage has determined is reasonably necessary to be filled in order to continue to operate its business in a commercially reasonable manner; provided that such replacement is not provided compensation or benefits which are greater than those provided to the employee of Montage being replaced); (F) terminate more than 20% of the employees at any site of employment; (G) waive the material restrictive covenant obligations of any employee of Montage or any of its subsidiaries; provided, however, that, in those cases where Montage or any of its Subsidiaries is permitted to hire or promote an employee, these provisions shall not restrict Montage or any of its subsidiaries from entering into or making available to such newly hired or promoted employee plans, agreements, benefits and compensation arrangements (other than equity incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

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change any material method of tax or accounting principles, practices or methods or systems of internal accounting controls in effect as of the date of the Merger Agreement or (B) adopt or change any taxable or fiscal year or period, except in each case as required by GAAP or applicable laws (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)) and as concurred to by the independent auditors of Montage;

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acquire by merging or consolidating with (other than mergers among wholly owned subsidiaries of Montage), by purchasing an equity interest in (other than investments in wholly owned subsidiaries of Montage) or by purchasing all or any portion of the assets of, or by any other manner, any person or other business organization, division or business of such person, other than the execution of new oil and gas leases necessary for Montage’s current drilling plan, and other than any acquisitions that are in the ordinary course and contemplated by Montage’s capital budget;

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sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of Montage’s assets, except (A) idled assets, (B) dispositions of inventory or worn-out or obsolete equipment in the ordinary course of business consistent with past practice, and (C) the sale of hydrocarbons in the ordinary course of business;

•	mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other lien other than permitted liens, any of Montage’s assets;

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except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of material contracts as in effect on the date of the Merger Agreement or entered into after the date of the Merger Agreement in the ordinary course of business consistent with past practice and not in violation of the Merger Agreement, or except as described in clause (B) below, pay, discharge or satisfy any material claims (including claims of equityholders), action, proceeding (including any state or federal regulatory proceeding), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment, other than the payment of any final, nonappealable judgment, or (B) compromise, settle, grant any waiver or release relating to any litigation, other than the settlement or compromise of any litigation claim where (x) the amount paid or to be paid, together with the aggregate of all other amounts paid or to be paid in all other settlements or compromises of all other litigation claims (whether in the same or any other matter or with any other party), does not exceed $1.0 million in the aggregate, (y) neither Montage nor any of its subsidiaries admits any liability and (z) no restrictions are imposed on the business of Montage and its subsidiaries;

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engage in any transaction with (except pursuant to agreements in effect at the time of the Merger Agreement insofar as such agreements have been disclosed in Montage’s disclosure schedules), or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Montage’s affiliates (other than any subsidiary of Montage) or any person that holds or owns five percent (5%) or more of the shares of Montage’s capital stock (or any affiliate of any such Person), other than any excluded portfolio company oil and gas interests entered into in the ordinary course of business consistent with past practice;

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other than as required by applicable laws, make, change, rescind or revoke any material tax election, including elections for any and all joint ventures, partnerships, limited liability companies, or other investments where it has the capacity to make a binding election; (B) amend any income or other material tax return, (C) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material taxes; (D) agree to an extension (other than automatic extensions and extensions obtained in the ordinary course of business) or waiver of any statute of limitations with respect to the assessment or determination of any material taxes; (E) enter into any closing agreement related to any material taxes; (F) take any action to recognize, trigger, or authorize any tax item set forth in Montage’s tax representations and warranties; or (G) surrender any right to claim any material tax refund;

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take (or omit to take) any action that would, or would reasonably be expected to, result in any of its representations and warranties set forth in the Merger Agreement becoming untrue in a manner that would give rise to the failure of the closing conditions, or that would in any material respect impede, interfere with, hinder or delay the consummation of the merger or the other transactions contemplated hereby;

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adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Montage or any of its subsidiaries (other than the merger) or pursuant to any agreement relating to an Acquisition Proposal, except as provided for in the Merger Agreement;

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incur, assume or guarantee, endorse or otherwise become liable for any indebtedness for borrowed money other than (1) indebtedness incurred in the ordinary course of business consistent with past practice pursuant to Montage credit agreement, and which does not result in the aggregate principal amount outstanding thereunder at any time exceeding $250.0 million, (2) indebtedness owing between or among Montage and its subsidiaries, and (3) indebtedness associated with bonds, letters of credit, surety or similar obligations incurred in the ordinary course of business in connection with the operation of Montage’s or its subsidiaries’ oil and gas properties and (4) other indebtedness in an amount incurred since the date of the Merger Agreement not to exceed $10.0 million; (B) except in the ordinary course of business consistent with past practice, repurchase, redeem, repay or otherwise acquire or retire any bonds, debentures, notes or other material indebtedness or other liability other than repayments of indebtedness or other liabilities at stated maturity; (C) make any loans, advances or capital contributions to, or investments in, any other person other than loans or advances by any Restricted Subsidiary (as defined in Montage’s indenture) to Montage or any other Restricted Subsidiary (as defined in Montage’s indenture); (E) enter into a swap, futures or derivatives transaction except hedging activities in the ordinary course of business consistent with past practice and with the risk parameters described in the Merger Agreement; (F) prepay any material contracts, except in the ordinary course of business consistent with past practice; or (G) enter into any material commitment or transaction not otherwise permitted by the Merger Agreement;

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enter into any agreement, understanding or commitment that (A) contains a non-compete or similar type of provision that, following the closing, by virtue of the merger or of Southwestern becoming affiliated with Montage’s subsidiaries as a result of the merger, would by its terms materially restrict the ability of Southwestern or any of its subsidiaries to compete in any line of business or with any person or in any geographic area during any period of time after the Effective Time, (B) imposes any material restriction on the right or ability of Montage or any of its subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (C) contains an exclusivity or “most favored nation” clause that restricts the business of Montage or any of its subsidiaries in a material manner;

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enter into any (A) drilling contract whose term extends beyond December 31, 2020, or (B) other contract, agreement or arrangement outside the ordinary course of business or inconsistent with past practice, that would be a material contract;

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fail to pay any material lease amounts or other material related fees, expenses or amounts related to any oil and gas leases, other than delay rentals that Montage determines not to pay in accordance with the terms of the Merger Agreement;

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modify or amend in any material respect or take action to terminate any material contract to which it is a party, or waive in any material respect or assign any of its rights or claims, under any such material contract;

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unless required by law, (i) modify, extend, or enter into any labor agreement or collective bargaining agreement or (ii) recognize or certify any labor union or labor organization as the collective bargaining representative for any employees of Montage or its subsidiaries;

•	renew or enter into any new oil and gas sales, marketing or similar contract or agreement on terms that are not substantially similar to those set forth in Montage’s disclosure schedules; or

•	enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

Additionally, from and after the date of the Merger Agreement, Montage shall (i) use commercially reasonable efforts to maintain its insurance policies in effect on the date of the Merger Agreement, (ii) use commercially reasonable efforts to keep in full force and effect any material permit required by any governmental entity for the continuing operation of its business, and (iii) file on a timely basis all material notices, reports, returns and other filings required to be filed with or reported to any governmental entity, as well as all applications and other documents necessary to maintain, renew or extend any material permit required by any governmental entity for the continuing operation of its business.

Southwestern

Southwestern has agreed as to itself and its subsidiaries that during the period from the date of the Merger Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated, except as (i) expressly contemplated or permitted by the Merger Agreement, (ii) set forth in Southwestern’s disclosure schedules, (iii) required by applicable law, or (iv) agreed to in writing by Montage, after the date of this Agreement and prior to the Effective Time:

•	the business of Southwestern and its subsidiaries shall be conducted only in the ordinary course consistent with past practice;

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solely in the case of Southwestern, Southwestern shall not declare, set aside or pay any extraordinary or special dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to Southwestern Common Stock;

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Southwestern shall not, nor shall it permit any of its subsidiaries to, change its methods of accounting principles used by it as of the date of the Merger Agreement unless required by GAAP as concurred to by Southwestern’s independent auditors;

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Southwestern shall not, nor shall it permit any of its subsidiaries to, take (or omit to take) any action that would, or would reasonably be expected to, result in (i) any of its representations and warranties set forth in the Merger Agreement becoming untrue in a manner that would give rise to the failure of the closing conditions, or that would in any material respect impede, interfere with, hinder or delay the consummation of the merger or the other transactions contemplated by the Merger Agreement;

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solely in the case of Southwestern, Southwestern shall not amend its certificate of incorporation or bylaws or similar organizational documents in a manner that adversely affects the terms of Southwestern Common Stock;

•	solely in the case of Southwestern, Southwestern shall not adopt or enter into a plan of complete or partial liquidation or dissolution; and

•	Southwestern shall not, nor shall it permit any of its subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

No Solicitation of Acquisition Proposals

Montage agreed that neither it nor any of its subsidiaries will, and Montage will, and will cause its subsidiaries to, instruct their representatives not to, directly or indirectly:

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initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), or take any other action designed to lead to, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

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participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Montage or any of its subsidiaries or afford access to the properties, books or records of Montage or any of its subsidiaries to any person that has made an Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal;

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accept an Acquisition Proposal or enter into any agreement (other than an acceptable confidentiality agreement in certain circumstances), including any letter of intent or agreement in principle, providing for or relating to an Acquisition Proposal or enter into any agreement, including any letter of intent or agreement in principle, that would require, or would have the effect of causing, Montage to abandon, terminate or fail to consummate the merger or the other transactions contemplated by the Merger Agreement;

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amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Montage or any of its subsidiaries, except that, prior to the approval of the Merger Proposal, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Montage Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, Montage may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make an Acquisition Proposal, on a confidential basis, to the Montage Board; or

•	resolve to do any of the foregoing.

Notwithstanding the restrictions described above, prior to, but not after, the time the approval of the Merger Proposal is obtained, Montage may participate in discussions or negotiations with, disclose non-public information to or afford access to its properties, books and records to a third party if Montage receives a written, unsolicited Acquisition Proposal from such third party that the Montage Board believes in good faith is bona fide, the Montage Board concludes in good faith, after consultation with its financial advisors and outside legal counsel, that such proposal constitutes or is reasonably expected to result in a Superior Proposal, and the Montage Board determines in good faith, after consultation with its outside counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third party would reasonably be expected to be inconsistent with the Montage Board’s fiduciary duties under applicable law.

The term “Acquisition Proposal” means any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that (in the aggregate) constitutes 20% or more of the net revenues, net income or the assets (based on the fair market value thereof) of Montage and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of or capital stock of or any partnership or other equity interest in, Montage or any of its subsidiaries whose business (in the aggregate) constitutes 20% or more of the net revenues, net income or assets of Montage and its subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, partnership or other equity interest, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction or series of transactions that if consummated would result in any person or persons beneficially owning 20% or more of any class of capital stock of, or any partnership or other equity interest in, Montage or any of its subsidiaries whose business (in the aggregate) constitutes 20% or more of the net revenues, net income or assets of Montage and its subsidiaries, taken as a whole, other than the transactions contemplated by the Merger Agreement.

The term “Superior Proposal” means any bona fide written Acquisition Proposal made by a third party after the date of the Merger Agreement that was not the result of a material violation of the terms of the Merger Agreement, to purchase all or substantially all of the assets or all or substantially all of the outstanding equity securities of Montage pursuant to a tender offer, exchange offer or merger (i) on terms which a majority of the Montage Board determines in good faith to be superior to Montage and its stockholders (in their capacity as stockholders) as compared to the transactions contemplated hereby and to any alternative transaction or changes to the terms of the Merger Agreement proposed by Southwestern pursuant the terms of the Merger Agreement (after consultation with its financial advisors, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and the Merger Agreement, including any changes to the terms of the Merger Agreement offered by Southwestern in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal and taking into account all other legal, financial and regulatory aspects of such proposal) and (ii) which the Montage Board reasonably believes is likely to be consummated on its terms.

No Change of Recommendation

Subject to certain exceptions described below, neither the Montage Board nor any committee thereof may directly or indirectly:

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(A) withhold, withdraw, modify, qualify or fail to make, or publicly propose to withhold, withdraw, modify, qualify or fail to make, in any manner adverse to Southwestern, the approval, recommendation or declaration of advisability by the Montage Board or any such committee thereof of the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement, or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any such actions described in this clause (A) or (B) being referred to as an “Adverse Recommendation Change”);

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approve or recommend, or publicly propose to approve or recommend, or allow Montage or any of its subsidiaries to execute or enter into, any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement as permitted by the Merger Agreement), or (B) requiring it to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the Merger Agreement; or

•	resolve, propose, agree or publicly announce an intention to do any of the foregoing.

Permitted Change of Recommendation— Superior Proposal

If Montage receives an Acquisition Proposal that was not the result of a material violation of the terms of the Merger Agreement, and that the Montage Board believes in good faith is bona fide, and the Montage Board, after consultation with its financial advisors and outside legal counsel, concludes that such Acquisition Proposal constitutes a Superior Proposal and following consultation with outside legal counsel, determines that the failure of the Montage Board to make an Adverse Recommendation Change or terminate the Merger Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, then the Montage Board may at any time prior to obtaining approval of the Merger Proposal, effect an Adverse Recommendation Change or terminate the Merger Agreement; provided, however, that the Montage Board may not take such action unless: (i) Montage has provided prior notice to Southwestern specifying in reasonable detail the reasons for such action at least four days in advance of its intention to take such action with respect to an Adverse Recommendation Change or termination; (ii) during the four-day period, Montage has negotiated with Southwestern in good faith (to the extent Southwestern desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement as would obviate the need for the Montage Board to make an Adverse Recommendation Change or terminate the Merger Agreement; and (iii) at the end of the four-day period, the Montage Board again concludes in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of the Merger Agreement proposed by Southwestern, that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure of the Montage Board to effect an Adverse Recommendation Change or terminate the Merger Agreement with respect to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. Any material amendment to the terms of the Acquisition Proposal will require a new notice period, but such notice period will be two days from the time that Southwestern receives notice of such material amendment (as opposed to four days).

Permitted Change of Recommendation—Intervening Event

The Montage Board may make an Adverse Recommendation Change at any time prior to obtaining approval of the Merger Proposal in response to a Company Intervening Event to the extent that (i) the Montage Board determines in good faith, after consultation with Montage’s outside legal counsel, that the failure of the Montage

Board to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and (ii) (A) Montage provides Southwestern four days’ notice of its intention to take such action, which notice shall specify the reasons therefor, (B) after providing such notice and prior to making such Adverse Recommendation Change, Montage shall negotiate in good faith with Southwestern during such four-day period (to the extent that Southwestern desires to negotiate) to make such revisions to the terms of the Merger Agreement as would obviate the need for the Montage Board to make an Adverse Recommendation Change, and (C) the Montage Board shall have considered in good faith any changes to the Merger Agreement offered in writing by Southwestern, and following such four-day period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure of the Montage Board to effect an Adverse Recommendation Change with respect to such Company Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

The term “Company Intervening Event” means any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of circumstances) not related to an Acquisition Proposal that was not known or reasonably foreseeable to the Montage Board on the date of the Merger Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable to or understood by the Montage Board as of the date of the Merger Agreement), which event, fact, circumstance, development or occurrence becomes known to or by the Montage Board prior to obtaining the approval of the Merger Proposal by Montage’s stockholders.

Access to Information and Properties

Each of Montage and Southwestern agreed to, and to cause each of its subsidiaries to, upon reasonable notice and subject to applicable laws, afford to the authorized representatives of the other party reasonable access, during normal business hours during the period prior to the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, to all of its properties, contracts, books, commitments, records, data and books and personnel and, during such period, to, and to cause its subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request and a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by the Merger Agreement during such period pursuant to the requirements of applicable laws (including pursuant to the HSR Act, the Securities Act, the Exchange Act and the rules of any governmental entity thereunder), as applicable (other than documents which are not permitted to be disclosed under applicable laws), including all information necessary to prepare this proxy statement/prospectus and the S-4. No party nor any of its subsidiaries is required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law or binding agreement entered into prior to the date of the Merger Agreement.

Montage agreed to use its reasonable best efforts to cooperate with and assist Southwestern in connection with Southwestern’s planning and implementation of the integration of Montage’s IT, accounting, land and other systems and databases with those of Southwestern.

Each party and its authorized representatives, including engineers, advisors and consultants, lenders and financing sources, upon reasonable notice and in a manner that does not unreasonably interfere with the business of the applicable party or any of its subsidiaries, may enter into and upon all or any portion of the real property owned or leased by the other party in order to investigate and assess, as such party reasonably deems necessary or appropriate, the environmental condition of such real property and the other assets or the businesses of such other party or any of its subsidiaries (an “Investigation”). An Investigation may include a Phase I environmental site assessment, or similar investigation and sampling or testing of air, soil, sediments, and/or ground or surface waters at, on or under any real property. Each party agreed to, and to cause each of its subsidiaries to, cooperate with the other party in conducting any such Investigation, facilitating further testing or evaluation as may be reasonably prudent with respect to matters identified in the Investigation, allow any other party reasonable access to such party’s and its subsidiaries’ respective businesses, real property and other assets, together with full permission to conduct any such Investigation, and provide to any other party all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of such party, its subsidiaries, or any of their predecessors that are in the possession of such party or any of its subsidiaries and all information relating to environmental matters regarding such party’s and its subsidiaries’ respective businesses, real property and other assets that are in the possession of such party or any of its subsidiaries.

Further Action; Reasonable Efforts

Each of Montage and Southwestern agreed to use (and to cause their respective subsidiaries to use) its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable, including (i) the use of reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties to the merger, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by the Merger Agreement; provided, however, that none of Southwestern, Montage or any of their respective subsidiaries are required to pay any fees or make any other payments to any such person in order to obtain any such approval, consent, ratification, permission, waiver or authorization (other than normal filing fees imposed by law).

Each of the parties to the Merger Agreement will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and will provide the other party with copies of all filings made by such party with any governmental entity or any other information supplied by such party to a governmental entity in connection with the Merger Agreement and the transactions contemplated thereby; provided that neither party is obligated to share any document submitted to or received from a governmental entity that reflects the negotiations between the parties or the valuation of some or all of any party’s business or assets.

Each of Southwestern and Montage agreed to use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by the Merger Agreement under any applicable law. Montage and Southwestern will, (i) as soon as practicable, and in any event within 10 business days, file Notification and Report Forms under the HSR Act with the FTC and the DOJ and shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the DOJ for additional information or documentation, (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other governmental entities in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, including substantial compliance with any “second request” for additional information or documentary material under the HSR Act as promptly as reasonably practicable, (iii) use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated thereby, to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity with respect to the merger so as to enable the closing to occur as soon as reasonably possible (and in any event no later than the termination date), (iv) subject to applicable legal limitations and the instructions of any governmental entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement, including to the extent permitted by law promptly furnishing the other with true and complete copies of notices or other communications sent or received by Montage or Southwestern, as the case may be, or any of their subsidiaries, to or from any third party and/or any governmental entity with respect thereto, and permit the other to review in advance and comment on any proposed communication by such party to any supervisory or governmental entity and (v) give the other reasonable notice of, and, to the extent permitted by such governmental entity, allow the other to attend and participate at any meeting with any governmental entity in respect of any filings, investigation or other inquiry or proceeding relating thereto.

Each of Montage and Southwestern agreed to cooperate in all respects with each other and to use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger or any other transactions contemplated thereby.

Montage agreed to, and to cause (with respect to advisors and accountants, use its commercially reasonable efforts to cause) its subsidiaries and its and their respective officers, employees, advisors and accountants to, reasonably cooperate, during normal business hours and with reasonable notice, with Southwestern and its affiliates in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the closing in respect of the transactions contemplated by the Merger Agreement, including participation in meetings, due diligence sessions, responding to questions or reasonable information requests regarding the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and obtaining comfort letters from Montage’s accountants, and obtaining legal opinions of local counsel for guarantors of financings, in each case, as may be reasonably requested by Southwestern and at no out-of-pocket expense to Montage or its subsidiaries (or Southwestern shall reimburse Montage and its subsidiaries for such out-of-pocket expenses).

No later than three business days prior to closing, Montage will obtain from the agent, and deliver to Southwestern, prior to the closing date, an executed payoff letter in connection with the Montage credit agreement, in customary form and substance, setting forth (i) the amounts required to pay off the Montage credit agreement in full on the closing date, the indebtedness owing to each creditor under the Montage credit agreement (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; and (ii) upon payment of such amounts, a release of Montage and its subsidiaries, including the automatic release of any and all liens securing the Montage credit agreement.

Except as otherwise permitted in the Merger Agreement, Montage agreed not to, nor permit any of its subsidiaries to, without the prior written consent of Southwestern, divest or hold separate or otherwise take or commit to take any action that limits its freedom, or after the merger, the freedom of action of Southwestern or any of Southwestern’s affiliates with respect to, or its ability to retain, Montage and its subsidiaries or any of the respective businesses, product lines or assets of Southwestern, Montage or any of their respective subsidiaries or affiliates. Neither Southwestern nor any of its affiliates is required to divest or hold separate (or agree to divest or hold separate) or otherwise take or commit to take any action that limits in any material respect its freedom of action with respect to, or its ability to retain, any businesses, product lines or assets of Southwestern, Montage or any of their respective subsidiaries or affiliates. In addition, neither Southwestern nor any of its affiliates is under any obligation to take any action described in the Merger Agreement if the FTC or the DOJ authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated by the Merger Agreement or if any governmental entity outside of the United States seeks comparable relief under any competition laws.

Montage agreed to give Southwestern the opportunity to participate, subject to a customary joint defense agreement, in, the defense or settlement of any stockholder litigation against Montage or its directors or officers relating to the merger or any other transactions contemplated in the Merger Agreement; provided, however, that no such settlement shall be agreed to without Southwestern’s consent.

Subject to the receipt of any required consents under the Montage credit agreement, which Montage agreed to use its commercially reasonable efforts to obtain (provided that such efforts are not required to include payment of any fee, the payment of reimbursement of any legal or other expense, or the payment of any other amount in connection with such consents, all of which will be paid by Southwestern), Montage will, at Southwestern’s request, (i) within the timeframes specified in the indenture, provide all required notices and documentation to the trustee under the indenture (the “Trustee”) with respect to the redemption of all of the Montage Notes issued and outstanding under the indenture (ii) when requested by Southwestern, send or instruct the Trustee to send to the holders of the Montage Notes a notice of optional redemption (the “Redemption Notice”) for all of the outstanding principal amount of the Montage Notes, and (iii) assuming that prior to or contemporaneously with the Effective Time on the closing date, Southwestern has deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the Montage Notes the aggregate amount of cash sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness (as defined in the indenture) on the Montage Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of redemption, together with all sums then payable by Montage under the indenture and the Montage Notes, concurrently with closing, deliver irrevocable instructions to the Trustee to apply the deposited money towards the payment of the Montage Notes. The Redemption Notice will be in form and substance reasonably acceptable to Southwestern and will provide that the “Redemption Date” (as defined in the indenture) will be a date requested by Southwestern and may provide that the consummation of the merger is a condition precedent to the redemption, but Montage agreed that the Redemption Notice will not include any other condition precedent to the redemption.

Proxy Statement / Form S-4; Stockholders’ Meeting

Montage and Southwestern agreed to cooperate in preparing a proxy statement in preliminary form and Southwestern agreed to promptly prepare and file with the SEC the S-4, in which the proxy statement is to be included as a prospectus, and the parties agreed to file, if necessary, any other statement or schedule relating to the Merger Agreement and the transactions contemplated thereby. Each of Montage and Southwestern agreed to use their respective reasonable best efforts to furnish the information required to be included by the SEC in this proxy statement/prospectus, the S-4 and any such statement or schedule. Each of Montage and Southwestern agreed to use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Montage agreed to thereafter mail this proxy statement/prospectus to its stockholders as promptly as practicable. Southwestern also agreed to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the Merger Agreement.

Montage agreed to, in accordance with its certificate of incorporation and bylaws and with applicable law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the S-4 is declared effective by the SEC, and in no event later than 40 days after such date, the Montage Special Meeting, and agreed to, except as otherwise provided in the Merger Agreement, (i) recommend adoption of the Merger Agreement and include in this proxy statement/prospectus such recommendation and (ii) use its reasonable efforts to solicit and obtain such adoption or approval. Montage agreed that, notwithstanding any withdrawal, amendment or modification by the Montage Board or any committee thereof of its recommendation of the Merger Agreement in accordance with the Merger Agreement, or the commencement, public proposal, public disclosure or communication to Montage of any Acquisition Proposal, or any other fact or circumstance, unless the Merger Agreement is terminated in accordance with its terms, the Merger Agreement shall be submitted to the stockholders of Montage at the Company Special Meeting for the purpose of adopting the Merger Agreement. The Merger Agreement may be terminated by Montage in certain circumstances, including, before approval of the Merger Proposal is obtained, in order for Montage to enter into a definitive agreement with respect to a Superior Proposal, as more fully discussed in the section entitled “The Merger Agreement—

Termination of the Merger Agreement.” Montage agreed to not postpone or adjourn the Montage Special Meeting once it has been called and noticed without the consent of Southwestern (which consent may not be unreasonably withheld or delayed) (other than (i) for the absence of a quorum, or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Montage Board has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Montage’s stockholders prior to the Montage Special Meeting).

Notification of Certain Matters

Montage agreed to give prompt notice to Southwestern, and Southwestern agreed to give prompt notice to Montage, of (a) any notice or other communication received by such party from any governmental entity in connection with the transactions contemplated by the Merger Agreement or from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to Montage or Southwestern, (b) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to be complied with or satisfied by it under the Merger Agreement, (c) any representation or warranty made by it contained in the Merger Agreement becoming untrue or inaccurate in any material respect (including such party having received knowledge of any fact, event or circumstance that would be reasonably expected to cause any representation qualified as to the knowledge of such party to be or become untrue or inaccurate), (d) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries and that relate to the merger or (e) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

Directors’ and Officers’ Insurance and Indemnification

On the terms and subject to the conditions set forth in the Merger Agreement, Southwestern agreed to, after the Effective Time, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Montage and any of its subsidiaries in such capacities (“Indemnified Parties”) to the fullest extent permitted by applicable law against any losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities, judgments or amounts that are paid in settlement of, or incurred in connection with, any proceeding to which an Indemnified Party is a party or is otherwise involved (including as a witness) that is based in whole or in part on, or arising in whole or in part out of, the fact that such Indemnified Party is or was a director, officer, employee or agent of Montage or any of its subsidiaries, or a fiduciary under any Montage benefit plan (including, in each case, if such service was at the request or for the benefit of Montage or any of its subsidiaries as a director, officer, employee, agent, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity and including acts or omissions occurring in connection with the Merger Agreement and the transactions contemplated thereby), arising out of actions or omissions or alleged actions or omissions occurring or existing at, or prior to the Effective Time and whether asserted or claimed at, prior to or after the Effective Time.

The rights of each Indemnified Party shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of Montage or any of its subsidiaries, under Delaware law or any other applicable law or pursuant to any employment agreement or indemnification agreement in effect on the date of the Merger Agreement.

Southwestern agreed that all rights to exculpation, indemnification and advancement of expenses then existing in favor of the current or former directors, officers or employees, as the case may be, of Montage or its subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement to which Montage or any of its subsidiaries is a party, shall survive the merger and shall continue in full force and effect. For a period of six years from the Effective Time, Southwestern shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of Montage’s and any of its subsidiary’s certificate of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of Montage or its subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of Montage or any of its subsidiaries; provided, however, that all rights to indemnification in respect of any proceeding pending or asserted within such period shall continue until the disposition or resolution of such proceeding. If Southwestern or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent required, proper provision shall be made so that the successors and assigns of Southwestern shall assume the indemnification obligations.

Southwestern agreed to purchase, at or prior to the Effective Time, a “tail” directors’ and officers’ liability insurance policy covering the six-year period from and after the Effective Time for Montage and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by Montage from a carrier with the same or better credit rating to Montage’s current directors’ and officers’ liability insurance carrier on terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by Montage as of the date of the Merger Agreement with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall Southwestern pay (or become obligated to pay) with respect to such “tail” policy more than a specified maximum amount unless Southwestern, in its sole discretion, elects to pay more than the maximum amount for such purpose. If the cost of the insurance exceeds the maximum amount, and Southwestern elects not to spend more than the maximum amount for such purpose, Southwestern shall purchase as much coverage as is available for the maximum amount.

The indemnification, exculpation and insurance provisions in the Merger Agreement are intended to be for the benefit of, and from and after the Effective Time will be enforceable by, each of the persons eligible for indemnification, exculpation or insurance as described in the Merger Agreement, who will be third-party beneficiaries of such provisions.

Publicity

Montage and Southwestern agreed to issue an initial joint press release announcing the execution and delivery of the Merger Agreement as reasonably agreed upon by Southwestern and Montage. Neither Montage, Southwestern, nor any of their respective affiliates shall issue or cause the publication of any public disclosure, press release, or other public announcement with respect to the merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld, except as may be required by law or by any listing agreement with a national securities exchange if all reasonable efforts have been made to consult with the other party and to afford such other party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding the same; provided that each party or any of their respective affiliates may issue public announcements or make other public disclosures regarding the merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement that consist solely of information previously disclosed in press releases or announcements previously approved by either party or made by either party in compliance with the Merger Agreement; provided, further, that neither party is (a) restricted from making internal communications with its employees which are not made public; provided that such party consults with the other party with respect to any such communication regarding material developments with respect to the merger (other than those described in the Merger Agreement), or (b) required by any provision of the Merger Agreement to consult with or obtain any approval from any other party with respect to a public announcement or press release issued in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or an Adverse Recommendation Change other than as set forth in the Merger Agreement.

Comfort Letters; Consent to Use of Financial Statements

In connection with the information regarding Montage and its subsidiaries, or the merger, provided by Montage and its subsidiaries specifically for inclusion in, or incorporation by reference into, the S-4, Montage agreed to use its reasonable best efforts to cause to be delivered to Southwestern a letter of Grant Thornton LLP, dated the date on which the S-4 becomes effective and addressed to Southwestern, in form and substance reasonably satisfactory to Southwestern and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

Montage consented to Southwestern’s use of and reliance on any audited or unaudited financial statements, including the financial statements of Montage included in documents filed with the SEC, relating to Montage and its subsidiaries reasonably requested by Southwestern to be used in any financing or other activities of Southwestern and its subsidiaries, including any filings that Southwestern and its subsidiaries are required to make with the SEC in connection therewith. In addition, Montage will use, and will cause its subsidiaries to use, their respective commercially reasonable efforts to obtain comfort letters from Grant Thornton LLP regarding information about Montage and its subsidiaries as reasonably requested by the lead underwriter(s) or initial purchaser(s) in connection with any registered or private offering or otherwise and to obtain the consent of Grant Thornton LLP to the inclusion of the financial statements referenced above in appropriate filings with the SEC or in private placement documents.

Stock Exchange Listing

Southwestern agreed to use its reasonable best efforts to cause the shares of Southwestern Common Stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

Employee Matters

Southwestern agreed to provide (or cause its affiliates to provide), for the one-year period following the Effective Time (or until such employee’s earlier termination of employment for any reason), each Continuing Employee (i) an annual base salary or wage rate that is equal to or greater than his or her annual base salary or wage rate as in effect immediately prior to the Effective Time (provided that such salary and wage rate shall be subject to reduction in the event of generally applicable similar reductions in salaries and wages applicable to similarly situated employees of Southwestern), (ii) an annual bonus opportunity that is equal to or greater than his or her annual bonus opportunity as in effect immediately prior to the Effective Time, (iii) recognition of all earned but unused PTO of the Continuing Employee as of the Effective Time and an annual PTO carryover allowance into 2021 of up to 80 hours (or more as may be the policy of Southwestern or its affiliates as in effect from time to time) of earned but unused PTO, and (iv) other compensation and employee benefits (other than equity or equity-based compensation) that are substantially similar in the aggregate to either (A) the other compensation and employee benefits provided to similarly situated employees of Southwestern and its affiliates as in effect from time to time, or (B) the other compensation and employee benefits provided to Continuing Employees immediately prior to the Effective Time (in each case other than equity or equity-based compensation). Subject to the Merger Agreement, in the event that any individual is terminated for any reason upon or immediately following the Effective Time, (1) such individual will cease to be a Continuing Employee for purposes of the Merger Agreement and (2) no such individual shall be eligible for or entitled to benefits under any benefit or compensation plan of Southwestern or an affiliate in effect prior to the Effective Time.

Southwestern agreed to (or to cause its affiliates to) honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each current or former employee, consultant or director of

Montage or any of its subsidiaries arising under the terms of any employment, consulting, retention, equity or equity-based severance, change of control, or similar plan, agreement or arrangement of Montage in accordance with the terms thereof in effect at the Effective Time. Southwestern and Montage agreed that the consummation of the transactions contemplated by the Merger Agreement will constitute a “change of control” or “change in control” for purposes of each of (i) the employment agreements and offer letters listed on the Montage Disclosure Letter, (ii) Montage Equity Plans and all Montage RSU Awards, Montage PSU Awards, and Montage Restricted Stock Awards outstanding under Montage Equity Plans as of the closing date, and (iii) certain other Montage Plans disclosed to Southwestern.

Southwestern agreed to, or to cause its affiliates to, effective as of the Effective Time, cause each Southwestern Plan (including all applicable PTO, severance and defined contribution retirement benefit plans and programs) in which any Continuing Employee becomes eligible to participate to treat the prior service of such Continuing Employee with any of Montage and its affiliates as service rendered to Southwestern for purposes of vesting, eligibility and level of benefits, but not for any purposes under any defined benefit pension plan or retiree medical plan or for purposes of vesting under any equity compensation plan, to the extent that such service crediting does not violate any applicable laws or result in duplication of benefits for the same period of service.

Southwestern agreed to, or to cause its affiliates to, use commercially reasonable efforts to (i) waive any limitation on health and welfare coverage of any Continuing Employee and his or her eligible dependents due to pre-existing conditions or waiting periods, active employment requirements, and requirements to show evidence of good health under the applicable health and welfare plan of Southwestern or any affiliate of Southwestern to the extent such Continuing Employee and his or her eligible dependents are covered under a health and welfare benefit plan of Montage or any of its affiliates (as the case may be), and such conditions, periods or requirements are satisfied or waived under such plan, immediately prior to the Effective Time and (ii) credit each Continuing Employee and his or her eligible dependents with all deductible payments, co-payments and co-insurance paid by such employee and covered dependents under the medical employee benefit plan of Montage or any of its affiliates (as the case may be) prior to the Effective Time during the year in which the Effective Time occurs for the purpose of determining the extent to which any such employee and his or her dependents have satisfied their deductible and whether they have reached the out-of-pocket maximum under any medical plan of Southwestern or any affiliate of Southwestern for such year.

Certain Tax Matters

Subject to any changes to the method or structure of effecting the merger pursuant to the Merger Agreement, but subject to the qualifications therein, for U.S. federal income tax purposes, (i) the parties intend that (x) the merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (y) Montage and Southwestern will each be a party to such reorganization within the meaning of Section 368(b) of the Code and (ii) the Merger Agreement is intended to be a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). From and after the date of the Merger Agreement and until the Closing Date, each party to the Merger Agreement will use its commercially reasonable efforts to cause the merger to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Southwestern and Montage each agreed to use commercially reasonable efforts to cause the delivery of any opinion with respect to the tax treatment of the merger required to be rendered in connection with any filing described in the Merger Agreement, including using commercially reasonable efforts to deliver to Norton Rose Fulbright US LLP, tax counsel for Montage, and Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for Southwestern, or in each case, such other nationally recognized law or accounting firm reasonably acceptable to Montage or Southwestern, as applicable, tax certificates dated as of the date such filing is declared effective by the SEC and signed by an officer of Montage or Southwestern, as applicable, containing representations and covenants, in each case, as reasonably necessary and appropriate to enable counsels to render any such opinion.

Each of Southwestern and Montage agreed to use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the tax certifications, covenants, and representations included in the certificates described in the Merger Agreement. Montage and Southwestern agreed to reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar taxes which become payable in connection with the merger that are required or permitted to be filed on or before the Effective Time. Each of Southwestern and Montage will pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to the Merger Agreement and without reimbursement from the other party, any such taxes or fees imposed on it by any governmental entity, which becomes payable in connection with the merger. Montage and Southwestern each agreed to comply with the recordkeeping and information reporting requirements imposed on them, including, if applicable, but not limited to those set forth in Treasury Regulation Section 1.368-3.

Confidentiality Agreement

The obligations of Southwestern and Montage under the confidentiality agreement between them will remain in full force and effect in accordance with its terms and all information provided to any party or its Representatives pursuant to or in connection with the Merger Agreement is deemed to be “Confidential Information” as defined under the confidentiality agreement; provided, however, that nothing in the confidentiality agreement shall be deemed to restrict the performance by Montage, Southwestern or their respective Subsidiaries of their respective obligations under the Merger Agreement, and in the case of any conflict between the terms of the Merger Agreement and the terms of the confidentiality agreement, the terms of the Merger Agreement shall control.

Takeover Laws

Neither Montage nor Southwestern will take any action that would cause the transactions contemplated by the Merger Agreement to be subject to requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover statute or similar statute enacted under state or federal law, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the Merger Agreement from such Laws of any state that purport to apply to the Merger Agreement or the transactions contemplated in the Merger Agreement.

Section 16 Matters

Montage agreed that the Montage Board will, to the extent necessary, take appropriate action, prior to the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of shares of Montage Common Stock and Montage equity awards in the merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Transportation Agreements

Southwestern agreed to prepare and file with the Federal Energy Regulatory Commission (“FERC”) (and Montage agreed to, and to cause its subsidiaries and their respective affiliates to, cooperate with Southwestern in connection therewith) a joint petition of SWN Energy Services Montage, LLC, Montage and each subsidiary of Montage holding capacity for temporary waivers of all applicable capacity release regulations and related policies and requirements of the related tariff requirements of the interstate pipelines providing transportation service pursuant to transportation agreements as may be reasonably necessary to facilitate the assignment or permanent release from Montage, its Subsidiaries and their affiliates to SWN Energy Services Montage LLC or any other designated affiliate of Southwestern of all pipeline transportation contracts subject to the jurisdiction of FERC on rates, terms and conditions identical to those currently in effect for Montage, its subsidiaries and their affiliates or their designees to be effective on or after the closing.

Hedging Matters

Prior to closing, Montage or its applicable subsidiary shall in respect of certain specified hedging volumes identified by Montage to Southwestern to be entered into on or after the date of the Merger Agreement, (A) initiate one or more swap or collar transactions, or a combination thereof, in amounts equal to such specified hedging volume in accordance with the terms and timing disclosed to Southwestern, (B) maintain (without increasing or decreasing) each specified hedging volume, and (C) not execute or deliver any amendment for, or waiver of any right under, any derivative transaction, transfer any right or obligation under any derivative transaction or terminate any derivative transaction other than amendments (including related amendments under the trade confirmations) necessary in order to maintain the specified hedging volumes disclosure to Southwestern.

WARN Act Compliance

Montage agreed to, and to cause its subsidiaries to, refrain from causing any employees of Montage or its subsidiaries to suffer an “employment loss” (as defined in the WARN Act) in the 90 days prior to the Effective Time; provided, however, that any such “employment loss” resulting from actions taken by Montage or its subsidiaries with the consent or at the request of Southwestern will not result in a breach of the covenant. At the request of Southwestern, Montage or its subsidiaries, as applicable, will prepare and deliver any notices required or potentially required pursuant to the WARN Act to effectuate the termination of any employees of Montage or its subsidiaries identified by Southwestern as of the Effective Time; provided, however, that all such notices shall indicate that the terminations shall be contingent upon the consummation of the merger.

Delay Rentals/Lease Extensions

At least 20 days prior to the expiration of any oil and gas lease of Montage or any of its subsidiaries that (i) is scheduled to expire prior to the closing date and (ii) Montage or any of its subsidiaries has the right or option to renew or extend, whether through the payment of delay rentals or otherwise, Montage will (x) provide Southwestern with notice of such expiration and (y) consult with Southwestern regarding any determination of Montage to renew or otherwise extend, or to not renew or otherwise extend, the term of such oil and gas lease.

Certain Disposition Activities

Montage agreed to continue its efforts to divest its interest in a specified subsidiary (the “Designated Interests”) and at the request of Southwestern will provide Southwestern with updates regarding such efforts and any proposals or other communications received from or discussions or negotiations with potential purchasers of the Designated Interests. Montage will not and will not permit any of its subsidiaries to enter into any binding agreement or commitment with respect to the sale or other disposition of the Designated Interests without the prior written consent of Southwestern.

Conditions to the Completion of the Merger

Conditions to Each Party’s Obligation to Effect the Merger

The respective obligation of each party to effect the merger shall be subject to the satisfaction on or prior to the closing date of each of the conditions described below (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

•	the Merger Proposal shall have been approved by the holders of a majority of the outstanding shares of Montage Common Stock at the Montage Special Meeting;

•

no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any governmental entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the merger or makes the merger illegal;

•	any waiting period applicable to the merger under the HSR Act shall have been terminated or shall have expired;

•

the S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

•	the shares of Southwestern Common Stock to be issued upon the merger shall have been approved for listing on the NYSE subject to official notice of issuance.

Conditions to the Obligation of Montage to Effect the Merger

The obligation of Montage to effect the merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•

The representations and warranties of Southwestern set forth in Section 4.1(a) (Organization), the first three sentences of Section 4.2(a) (Capitalization), Section 4.2(b) (Capitalization) and Section 4.3 (Authorization; Validity of Agreement) of the Merger Agreement, shall be true and correct both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all respects, except for de minimis inaccuracies; (ii) the representations and warranties of Southwestern set forth in Section 4.6(ii) (Absence of Certain Changes) of the Merger Agreement shall be true and correct in all respects both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) the representations and warranties of Southwestern set forth in the Merger Agreement (other than the representations and warranties described in clauses (i) and (ii) above) shall be true and correct (disregarding all qualifications or limitations as to “material,” “materiality” or “Material Adverse Effect” set forth therein) both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “material,” “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Southwestern. Montage shall have received a certificate signed on behalf of Southwestern by an authorized executive officer of Southwestern to the foregoing effect; and

•

Southwestern shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of the Merger Agreement, and Montage shall have received a certificate signed on behalf of Southwestern by an authorized officer of Southwestern to such effect.

Conditions to Obligations of Southwestern to Effect the Merger

The obligation of Southwestern to effect the merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•

The representations and warranties of Montage set forth in Section 3.1(a) (Organization), the first three sentences of Section 3.2(a) (Capitalization), the first sentence of Section 3.2(d) (Capitalization), and Section 3.3 (Authorization; Validity of Agreement) of the Merger Agreement shall be true and correct in all respects both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies, (ii) the representations and warranties of Montage set forth in Section 3.2(a) (Capitalization) of the Merger Agreement shall be true and correct in all material respects both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of Montage set forth in Section 3.6(b) (Absence of Certain Changes) of the Merger Agreement shall be true and correct in all respects both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of Montage set forth in Article III of the Merger Agreement shall be true and correct (disregarding all qualifications or limitations as to “material,” “materiality” or “Material Adverse Effect” set forth therein) both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (iv) where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “material,” “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Montage. Southwestern shall have received a certificate signed on behalf of Montage by an authorized executive officer of Montage to the foregoing effect; and

•

Montage shall have performed in all material respects each of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of the Merger Agreement, and Southwestern shall have received a certificate signed on behalf of Montage by an authorized officer to such effect.

Termination of the Merger Agreement

Termination by Mutual Consent

The Merger Agreement may be terminated and the merger abandoned at any time prior to the Effective Time, whether before or after approval of the merger by the Montage stockholders, by mutual written consent of Southwestern and Montage.

Termination by Either Southwestern or Montage

Either party may terminate the Merger Agreement if:

•

the merger has not been consummated by 11:59 p.m., Central Time, on February 12, 2021, unless due to failure to fulfill any material obligation under the Merger Agreement or other material breach of the Merger Agreement by the terminating party;

•

any governmental entity shall have issued a statute, rule, order, decree or regulation or taken any other action (which Montage and Southwestern shall have used their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting consummation of the merger or making the merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and not-appealable (provided that the terminating party is not then in breach of certain of its covenants in the Merger Agreement);

•	Montage stockholders fail to approve the Merger Proposal at the Montage Special Meeting (or a postponement or adjournment of that meeting); or

•

there shall have been a breach of or any inaccuracy in any of the representations or warranties or a material breach of any of the covenants or agreements in the Merger Agreement on the part of the other party, which breach is not cured within 30 days following receipt by the breaching party of notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement); provided, however, that neither party shall have the right to terminate unless the breach, together with all other such breaches, would entitle the party receiving such representation or to which such covenants or agreements are made, as applicable, not to consummate the transactions pursuant to that party’s condition related to breach of representations and warranties or covenants and agreements by the other party, as applicable (see “The Merger Agreement— Conditions to the Completion of the Merger” for additional details).

Termination by Southwestern

Southwestern may terminate the Merger Agreement and the merger may be abandoned prior to, but not after, approval of the Merger Proposal is obtained if:

•

Montage or the Montage Board, as the case may be, (A) entered into any agreement with respect to any Acquisition Proposal (other than the merger or an Acceptable Confidentiality Agreement as permitted by the Merger Agreement); (B) approved or recommended, or, in the case of a committee, proposed to the Montage Board to approve or recommend, any Acquisition Proposal other than the merger; or (C) resolved to do any of the foregoing; or

•	an Adverse Recommendation Change shall have occurred or the Montage Board or any committee thereof has resolved to make an Adverse Recommendation Change.

Termination by Montage

Montage may terminate the Merger Agreement and the merger may be abandoned prior to, but not after, approval of the Merger Proposal is obtained to enter into a definitive agreement with respect to a Superior Proposal; provided, however, that Montage shall concurrently pay to Southwestern the termination fee.

Termination Fee

Montage will be required to pay to Southwestern a termination fee of $9.7 million if:

•

Southwestern terminates the Merger Agreement due to Montage’s entry into any agreement with respect to an Acquisition Proposal (other than the merger or an Acceptable Confidentiality Agreement as permitted by the Merger Agreement), the Montage Board’s approval or recommendation of (or, in the case of a committee, a proposal to the Montage Board to approve or recommend) any Acquisition Proposal other than the merger, or the Montage Board’s resolution to do any of the foregoing;

•	Southwestern terminates the Merger Agreement due to an Adverse Recommendation Change;

•	Montage terminates the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal; or

•

(i) an Acquisition Proposal has been publicly proposed by any person (other than Southwestern or any of its affiliates) or an Acquisition Proposal has otherwise become known to Montage’s directors or officers, or its stockholders generally, (ii) thereafter the Merger Agreement is terminated by either Southwestern or Montage due to the merger having not been consummated by 11:59 p.m., Central Time, on February 12, 2021 or Montage stockholders failing to approve the Merger Proposal at the Montage Special Meeting (or a postponement or adjournment of that meeting) or by Southwestern for a breach of or any inaccuracy in any of the representations or warranties or a material breach of any of the covenants or agreements in the Merger Agreement by Montage, and (iii) within 12 months after the termination of the Merger Agreement, Montage or any of its subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal is consummated; provided that, for purposes of this paragraph only, any reference in the definition of “Acquisition Proposal” to “20% or more” will be deemed to be references to “50% or more.”

Amendment; Waiver

The Merger Agreement may be amended by the parties to the Merger Agreement, by action taken or authorized by their respective boards of directors, at any time before or after approval by the stockholders of Montage of the matters presented in connection with the merger, but after any such approval no amendment shall be made that requires the approval of the stockholders of Montage under the DGCL without the approval of the stockholders of Montage. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

At any time prior to the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained therein or in any document, certificate or writing delivered pursuant thereto by the other party or (iii) waive compliance with any of the agreements or conditions of the other parties thereto contained therein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party granting such waiver. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties to the Merger Agreement of a breach of or a default under any of the provisions thereof, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of the Merger Agreement or to exercise any right or privilege thereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges thereunder. The rights and remedies provided for in the Merger Agreement are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Specific Performance

The parties to the Merger Agreement have agreed that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in each case, in accordance with the Merger Agreement in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any other court of the State of Delaware or, to the extent permitted by law, in a federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties to the Merger Agreement agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided therein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party to the Merger Agreement has further agreed that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in the Merger Agreement, and each party irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Third-Party Beneficiaries

Except as provided in the Merger Agreement, neither the Merger Agreement nor any of the rights, interests or obligations thereunder shall be assigned by either of the parties without the prior written consent of the other party, except that Southwestern may assign, it its sole discretion, any or all of its rights, interest and obligations to any direct or indirect wholly owned subsidiary of Southwestern or to any lender. Subject to the preceding sentence, the Merger Agreement will be binding upon, inure to the benefit of and be enforceable by the parties thereto and their respective successors and assigns. Except as otherwise expressly provided therein, the Merger Agreement (including the documents and instruments referred to therein) is not intended to confer upon any Person other than the parties thereto any rights or remedies thereunder.

EnCap Support Agreement

On August 12, 2020, contemporaneously with the execution of the Merger Agreement, EnCap entered into that certain Support Agreement (the “Support Agreement”) with Southwestern, pursuant to which, among other things, EnCap agreed to vote all of its shares of Montage Common Stock (i) in favor of adoption of the Merger Agreement and approval of other matters that are required to be approved by the stockholders of Montage in order to effect the merger; (ii) against any merger agreement or merger (other than the Merger Agreement and the merger) or other fundamental corporate transaction that is prohibited by the Merger Agreement, unless such transaction is approved in writing by Southwestern, or any alternative acquisition proposal; and (iii) against any amendment of Montage’s certificate of incorporation or bylaws or other proposal or transaction involving Montage or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the merger, the Merger Agreement or any of the transactions contemplated thereby or change in any manner the voting rights of any outstanding class of capital stock of Montage. The EnCap Support Agreement shall terminate upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; (c) the date of any modification, waiver or amendment to the Merger Agreement effected without such EnCap party’s consent that (y) decreases the amount or changes the form of consideration payable to all of the stockholders of Montage pursuant to the terms of the Merger Agreement as in effect on the date of the EnCap Support Agreement or (z) otherwise materially adversely affects the interests of such EnCap party; (d) the mutual written consent of the parties to the EnCap Support Agreement; and (e) the Termination Date (as defined in the Merger Agreement). As of August 12, 2020, EnCap was the beneficial owner of approximately 39.0% of the outstanding Montage Common Stock based on 36,021,513 shares of Montage Common Stock issued and outstanding as of August 3, 2020, as set forth in the Quarterly Report on Form 10-Q of Montage filed with the SEC on August 7, 2020.

MONTAGE SPECIAL MEETING

General

This proxy statement/prospectus is first being mailed on or about October 8, 2020 and constitutes notice of the Montage Special Meeting in conformity with the requirements of the DGCL and the second amended and restated bylaws of Montage (the “Montage Bylaws”).

This proxy statement/prospectus is being provided to Montage stockholders as part of a solicitation of proxies by the Montage Board for use at the Montage Special Meeting and at any adjournments or postponements of the Montage Special Meeting. Montage stockholders are encouraged to read the entire document carefully, including the annexes to this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.

Date, Time and Place

The Montage Special Meeting will be held on November 12, 2020, commencing at 10:00 a.m., Central Time. The Montage Special Meeting will be held at Montage’s principal executive office building located at 122 West John Carpenter Freeway, 1st Floor Conference Center, Irving, Texas 75039. This proxy statement/prospectus is first being furnished to Montage’s stockholders on or about October 8, 2020.

Purpose of the Montage Special Meeting

At the Montage Special Meeting, Montage stockholders will be asked to consider and vote on the following:

•

the Merger Proposal: a proposal to adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 44 and 94, respectively;

•	the Advisory Compensation Proposal: an advisory (non-binding) proposal to approve the compensation that will or may be paid to Montage’s named executive officers in connection with the merger; and

•

the Adjournment Proposal: to approve the adjournment of the Montage Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the Montage Special Meeting to approve the Merger Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Montage stockholders.

Montage stockholders must approve the Merger Proposal as a condition to the completion of the merger. If Montage stockholders fail to approve the Merger Proposal, the merger will not occur. The vote on the Merger Proposal is a vote separate and apart from the vote to approve the either the Advisory Compensation Proposal or the Adjournment Proposal. Accordingly, a Montage stockholder may vote to approve the Merger Proposal and vote not to approve the Advisory Compensation Proposal or the Adjournment Proposal, and vice versa.

Other than the matters described above, Montage does not expect a vote to be taken on any other matters at the Montage Special Meeting or any adjournment or postponement thereof. However, if any other matters are properly brought before the Montage Special Meeting or any adjournment or postponement thereof for consideration, the holders of the proxies will have discretion to vote on such matters in accordance with their best judgment.

Recommendation of the Montage Board

The Montage Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Montage and its stockholders and has unanimously adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the merger. A description of factors considered by the Montage Board in reaching its decision to approve and declare advisable the Merger Agreement can be found in “The Merger—Recommendation of the Montage Board and Reasons for the Merger” beginning on page 60.

The Montage Board unanimously recommends that Montage stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Montage stockholders’ approval of the Merger Proposal is a condition for the merger to occur. If Montage stockholders fail to approve the Merger Proposal by the requisite vote, the merger will not occur.

Record Date; Stockholders Entitled to Vote

Only holders of Montage Common Stock at the close of business on October 5, 2020, the record date for the Montage Special Meeting, will be entitled to notice of, and to vote at, the Montage Special Meeting or any adjournments or postponements of the Montage Special Meeting. At the close of business on the Record Date, 36,022,393 shares of Montage Common Stock were issued and outstanding.

Holders of Montage Common Stock are entitled to one vote for each share of Montage Common Stock they own at the close of business on the Record Date.

Quorum; Adjournment

The presence at the Montage Special Meeting of the holders of a majority of the shares of Montage Common Stock entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum. As a result, there must be 18,011,197 shares represented by proxy or by stockholders present and entitled to vote at the Montage Special Meeting in order to have a quorum. There must be a quorum for business to be conducted at the Montage Special Meeting. The chairman of the meeting or the stockholders, by the affirmative vote of a majority of the voting power of the shares so represented, may adjourn the meeting from time to time, whether or not there is such a quorum. Failure of a quorum to be represented at the Montage Special Meeting will result in an adjournment of the Montage Special Meeting and may subject Montage to additional expense. Even if a quorum is present, the Montage Special Meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of adoption of the Merger Proposal if sufficient votes are cast in favor of the Adjournment Proposal or the chairman of the meeting so moves. Notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for the stockholders entitled to vote is fixed for the adjourned meeting, the Montage Board must fix a record date for the adjourned meeting in accordance with the DGCL and provide a new notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting. In addition, the Montage Special Meeting could be postponed before it commences. If the Montage Special Meeting is adjourned or postponed for the purpose of soliciting additional votes, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals.

If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the Montage Special Meeting.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Montage Common Stock entitled to vote thereon.

Under the Montage Bylaws, approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Montage Common Stock present in person or represented by proxy at the Montage Special Meeting and entitled to vote on the proposal, and approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Montage Common Stock present in person or represented by proxy at the Montage Special Meeting and entitled to vote there at, whether or not a quorum is present. Regardless of whether a quorum is present at the Montage Special Meeting, the chairman of the meeting may also adjourn the Montage Special Meeting.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. At the Montage Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as voting “AGAINST” the Merger Proposal, the Advisory Compensation Proposal, and the Adjournment Proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) the Merger Proposal, (ii) the Advisory Compensation Proposal, and (iii) the Adjournment Proposal.

Broker non-votes occur when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Under NYSE rules, banks, brokers and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the Montage proposals described in this proxy statement/prospectus. Accordingly, if a beneficial owner of shares of Montage Common Stock held in “street name” does not give voting instructions to the bank, broker or other nominee, then those shares will not be counted as present in person or by proxy at the Montage Special Meeting.

Failure to Vote

If you are a stockholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or at the Montage Special Meeting, your shares will not be voted at the Montage Special Meeting, will not be counted as present in person or by proxy at the Montage Special Meeting and will not be counted as present for purposes of determining whether a quorum exists.

With respect to a Montage stockholder who is present in person or represented by proxy at the Montage Special Meeting, the failure of a Montage stockholder to vote will have the same effect as a vote “against” the Merger Proposal, the Adjournment Proposal and the Advisory Compensation Proposal. However, if you sign, date and return your proxy card and do not indicate how you want your shares of Montage Common Stock to be voted, then your shares of Montage Common Stock will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Under NYSE rules, banks, brokers and other nominees that hold shares in “street name” for their customers do not have discretionary voting authority with respect to the Merger Proposal, Advisory Compensation Proposal and the Adjournment Proposal. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your bank, broker or other nominee, your shares will not be voted at the Montage Special Meeting. The failure to issue voting instructions to your bank, broker or other nominee will have the same effect as voting “AGAINST” the Merger Proposal but will have no effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal. However, if you issue voting instructions to your bank, broker or other nominee for some but not all of the proposals, such broker non-vote will have the same effect as voting “AGAINST” the Merger Proposal and the Adjournment Proposal but will have no effect on the outcome of the Advisory Compensation Proposal.

A failure to have your shares present, in person or by proxy, at the Montage Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the outcome of the Advisory Compensation Proposal and the Adjournment Proposal.

Voting by Montage’s Directors and Executive Officers

At the close of business on September 30, 2020, directors and executive officers of Montage were entitled to vote 443,237 shares of Montage Common Stock, or approximately 1.2% of the shares of Montage Common Stock issued and outstanding on that date. Directors and executive officers of Montage have informed Montage that they intend to vote their shares in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, although none of the directors and executive officers are obligated to do so.

Voting at the Montage Special Meeting

If your shares are registered directly in your name with Montage’s transfer agent, you are considered a “stockholder of record” (also referred to in this proxy statement/prospectus as a “stockholder of record” or a “record holder”), and there are four methods by which you may vote your shares at the Montage Special Meeting. You may attend the Montage Special Meeting and vote your shares in person, rather than signing and returning your proxy card, or you may cause your shares to be voted by authorizing the persons named as proxies on the proxy card to vote your shares at the Montage Special Meeting by returning the proxy card through the Internet, by telephone or by mail. If you choose to submit a proxy to vote your shares over the Internet or by telephone, there is no need for you to mail back your proxy card. Although Montage offers four different voting methods, Montage encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares are represented and voted at the Montage Special Meeting.

•

To Submit a Proxy to Vote over the Internet: To submit a proxy to vote over the Internet, go to www.proxyvote.com and follow the steps outlined on the secured website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the Internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the Internet, you must do so prior to 11:59 p.m., Eastern Time, on November 11, 2020.

•

To Submit a Proxy by Telephone: To submit a proxy to vote by telephone, call toll-free 1-800-690-6903 within the U.S., U.S. territories and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on November 11, 2020.

•

To Submit a Proxy by Mail: To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of Montage Common Stock to be voted with regard to a particular proposal, your shares of Montage Common Stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the Montage Special Meeting and cannot be voted.

•	To Vote at the Montage Special Meeting: To vote during the Montage Special Meeting, please complete a ballot Attending the Montage Special Meeting without completing a ballot will not count as a vote.

If your shares are held by your bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your bank, broker or other nominee seeking instruction from you as to how your shares should be voted.

If you sign your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Stockholders who are entitled to vote at the Montage Special Meeting may attend the Montage Special Meeting. If you choose to attend the Montage Special Meeting, bring your enclosed proxy card and proof of identification. Shares held in “street name” may be voted by you at the Montage Special Meeting only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares. If you choose to vote your shares in street name in person at the Montage Special Meeting, please bring that signed legal proxy along with proof of identification. You are encouraged to request a legal proxy from your broker, bank or other nominee promptly as the process can be lengthy. Even if you plan to attend the Montage Special Meeting, Montage recommends that you vote your shares in advance so that your vote will be counted even if you later decide not to or become unable to attend the Montage Special Meeting.

Revocation of Proxies

Other than with respect to EnCap, who is party to the EnCap Support Agreement, you can change or revoke your proxy at any time before the final vote at the Montage Special Meeting. If you are the stockholder of record of your shares, you may revoke your proxy by:

•	submitting another proxy over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on November 11, 2020;

•	timely delivering a written notice that you are revoking your proxy to Montage’s Corporate Secretary;

•	timely delivering a valid, later-dated proxy; or

•

attending the Montage Special Meeting and voting. Your attendance at the Montage Special Meeting will not revoke your proxy unless you give written notice of revocation to Montage’s Corporate Secretary before your proxy is exercised or unless you vote your shares in person at the Montage Special Meeting.

If you are the beneficial owner of shares held in “street name,” you should contact your bank, broker or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The Montage Board is soliciting your proxy in connection with the Montage Special Meeting, and Montage will bear the cost of soliciting such proxies, including the costs of printing and filing this proxy statement/prospectus. Montage does not expect to retain a proxy solicitor to assist with the solicitation of proxies in connection with the Montage Special Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Montage Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of Montage’s directors, officers and employees, without additional compensation.

Tabulation of Votes

Broadridge Financial Solutions, Inc. will tabulate the votes at the Montage Special Meeting.

Appraisal Rights

Montage stockholders are not entitled to appraisal or dissenters’ rights in connection with the merger under Section 262 of the DGCL. For additional information, please see “The Merger—No Appraisal Rights.”

Householding of Montage Special Meeting Materials

Each registered Montage stockholder will receive one copy of this proxy statement/prospectus per account, regardless of whether you have the same address as another stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. For more details, see “Householding of Proxy Materials.”

Questions

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Paul M. Johnston, Executive Vice President, General Counsel and Corporate Secretary of Montage, at Montage’s principal executive offices, 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039.

MONTAGE PROPOSAL 1—THE MERGER PROPOSAL

This proxy statement/prospectus is being furnished to Montage stockholders as part of the solicitation of proxies by the Montage Board for use at the Montage Special Meeting to consider and vote upon a proposal to adopt the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and approve the transactions contemplated thereby, including the merger.

The Montage Board, after due and careful discussion and consideration, unanimously adopted, approved and declared advisable the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Montage and its stockholders.

Required Vote of Stockholders

The Montage Board accordingly unanimously recommends that Montage stockholders vote “FOR” the proposal to adopt the Merger Agreement and approve the merger, as disclosed in this proxy statement/prospectus, particularly the related narrative disclosures in the sections of this proxy statement/prospectus entitled “The Merger” and “The Merger Agreement” and as attached as Annex A to this proxy statement/prospectus.

Approval of the Merger Proposal is a condition to completion of the merger.

The vote on the Merger Proposal is a vote separate and apart from the vote to approve either the Advisory Compensation Proposal or the Adjournment Proposal. Accordingly, a Montage stockholder may vote to approve the Merger Proposal and vote not to approve the Advisory Compensation Proposal or the Adjournment Proposal, and vice versa.

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Montage Common Stock entitled to vote thereon. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the Merger Proposal.

Pursuant to the EnCap Support Agreement, EnCap (which collectively with its affiliated entities owns approximately 39.0% of the outstanding shares of Montage Common Stock as of September 30, 2020) have agreed, subject to the terms and conditions thereof, to vote their shares of Montage Common Stock in favor of the Merger Proposal. For a more complete discussion of the EnCap Support Agreement, please see “The Merger Agreement—EnCap Support Agreement.”

THE MONTAGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL

MONTAGE PROPOSAL 2—THE ADVISORY COMPENSATION PROPOSAL

Montage is asking its stockholders to approve, on an advisory (non-binding) basis, the compensation that will or may be paid to Montage’s named executive officers in connection with the merger. Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on either Montage or Southwestern. Accordingly, if the Merger Proposal is approved and the merger is completed, the merger-related compensation will be payable to Montage’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the Advisory Compensation Proposal.

Required Vote of Stockholders

The Montage Board unanimously recommends that Montage stockholders vote “FOR” the proposal to approve the Advisory Compensation Proposal.

Under the Montage Bylaws, approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Montage Common Stock present in person or represented by proxy at the Montage Special Meeting and entitled to vote on the proposal. The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote to approve the either the Merger Proposal or the Adjournment Proposal. Accordingly, a Montage stockholder may vote to approve the Advisory Compensation Proposal and vote not to approve the Merger Proposal or the Adjournment Proposal, and vice versa.

THE MONTAGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY COMPENSATION PROPOSAL

MONTAGE PROPOSAL 3—THE ADJOURNMENT PROPOSAL

The Montage Special Meeting may be adjourned to another time and place, including, if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Montage stockholders.

Montage is asking its stockholders to authorize the holder of any proxy solicited by the Montage Board to vote in favor of any adjournment of the Montage Special Meeting to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Montage stockholders.

Required Vote of Stockholders

The Montage Board unanimously recommends that Montage stockholders vote “FOR” the proposal to adjourn the Montage Special Meeting, if necessary.

The vote on the Adjournment Proposal is a vote separate and apart from the vote to approve the Merger Proposal or the Advisory Compensation Proposal. Accordingly, a Montage stockholder may vote to approve the Merger Proposal and vote not to approve the Advisory Compensation Proposal or the Adjournment Proposal, and vice versa.

Whether or not a quorum is present, the approval of the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the shares of Montage Common Stock present in person or represented by proxy at the Montage Special Meeting and entitled to vote thereat.

THE MONTAGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are derived from the historical consolidated financial statements of Southwestern Energy Company (“Southwestern”) and Montage Resources Corporation (“Montage”), and have been adjusted to reflect the proposed merger in accordance with Article 11 of Regulation S-X of the Exchange Act, as described and defined below, along with the related equity and debt issuances and the use of proceeds therefrom. The proposed merger will be accounted for using the acquisition method of accounting with Southwestern identified as the acquirer. Under the acquisition method of accounting, Southwestern will record assets acquired and liabilities assumed at their respective acquisition date fair values at the effective time of the merger. Certain of Montage’s historical amounts have been reclassified to conform to Southwestern’s financial statement presentation. The unaudited pro forma condensed combined balance sheet as of June 30, 2020 gives effect to the merger and related equity and debt issuances, along with the use of proceeds therefrom, as if each transaction had been completed on June 30, 2020. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the six months ended June 30, 2020 give effect to the merger and the related equity and debt issuances as if each transaction had been completed on January 1, 2019.

The unaudited pro forma condensed combined financial statements reflect the following merger-related pro forma adjustments, based on available information and certain assumptions that Southwestern believes are reasonable:

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the merger, which will be accounted for using the acquisition method of accounting, with Southwestern identified as the acquirer, and the issuance of shares of Southwestern Common Stock in exchange of Montage Common Stock as merger consideration;

•

adjustments to conform Montage’s historical accounting policies related to oil and natural gas properties from the successful efforts method of accounting to the full cost method of accounting used by Southwestern;

•

the conversion of Montage’s outstanding stock-based awards into shares of Southwestern Common Stock pursuant to the Merger Agreement, as described in the section entitled “The Merger Agreement—Treatment of Montage Equity Awards;”

•

Southwestern’s related common stock and debt issuances and the planned redemption of the outstanding Montage Notes as well as repayment in full and termination of Montage’s revolving credit facility, each of which is expected to occur in connection with the consummation of the merger or soon thereafter, which is described in the section entitled “The Merger—Treatment of Indebtedness,”

•	adjustments to conform the classification of certain assets and liabilities in Montage’s historical balance sheet to Southwestern’s classification for similar assets and liabilities;

•	adjustments to conform the classification of revenues and expenses in Montage’s historical statements of operations to Southwestern’s classification for similar revenues and expenses; and

•	the recognition of estimated tax impacts of the pro forma adjustments.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. In Southwestern’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to the merger and related common stock and debt issuances along with the use of proceeds therefrom. These adjustments are directly attributable to the merger, factually supportable and, with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of Southwestern and Montage following the merger.

The acquisition method of accounting is dependent upon certain valuations and other studies that, as of the date hereof, have yet to commence or progress to a stage where there is sufficient information for a definitive measure. As of the date of this proxy statement/prospectus, Southwestern has performed a preliminary valuation analysis of the fair value of Montage’s assets to be acquired and liabilities to be assumed and has made certain adjustments to the historical book values of the assets and liabilities of Montage to reflect preliminary estimates of the fair value necessary to prepare the unaudited pro forma condensed combined financial statements to Southwestern’s accounting policies. A final determination of the fair value of Montages’s assets and liabilities, including potential intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Montage that exist as of the closing date of the merger and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the consideration to be paid by Southwestern upon the consummation of the merger will be determined based on the closing price of Southwestern Common Stock on the closing date of the merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below. Southwestern estimated the fair value of Montage’s assets and liabilities based on discussions with Montage’s management, preliminary valuation studies, due diligence, and information presented in Montage’s SEC filings. Until the merger is completed, both companies are limited in their ability to share certain information. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma condensed combined balance sheet and/or statements of operations. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

The unaudited pro forma condensed combined financial information is not intended to represent what Southwestern’s financial position or results of operations would have been had the merger actually been consummated on the assumed dates nor does it purport to project the future operating results or financial position of the combined company following the merger. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the merger, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, asset dispositions, cost savings or economies of scale that the combined company may achieve with respect to the combined operations. Specifically, the unaudited pro forma condensed combined statements of operations do not include projected synergies expected to be achieved as a result of the merger, which are described in the section entitled “The Merger—Recommendation of Montage’s Board of Directors and Reasons for the Merger,” and any associated costs that may be required to be incurred to achieve the identified synergies. The unaudited pro forma condensed combined statements of operations also exclude the effects of transaction costs associated with the merger, costs associated with any restructuring, integration activities and asset dispositions that may result from the merger. Further, the unaudited pro forma condensed combined financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the merger.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Southwestern’s and Montage’s respective Annual Reports on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, and June 30, 2020, each of which are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

Southwestern Energy Company

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2020

(in millions)

	Southwestern Historical	Montage Historical	Reclassification Adjustments (Note 3)		Issuance of Debt and Equity and Related Use of Proceeds (Note 3)		Acquisition Adjustment (Note 3)		Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$10	$9	$—		$(19	)(b)	$—		$—
Accounts receivable, net	250	60	—		—		—		310
Derivative assets	466	—	30	(a)	—		—		496
Other current assets	44	37	(30	)(a)	—		—		51
Assets held for sale	—	1	—		—		—		1

Total Current Assets	770	107	—		(19)		—		858

Natural gas and oil properties	25,739	3,353			—		(2,371	)(c)	26,721
Other property, plant and equipment	512	11			—		23	(c)	546
Less: Accumulated depreciation, depletion and amortization	(22,825)	(1,617)	—		—		1,617	(c)	(22,825)

Total property, plant and equipment, net	3,426	1,747	—		—		(731)		4,442

Operating lease assets	153	34	—		—		—		187
Assets held for sale	—	3	—		—		—		3
Other long-term assets	206	5	—		—		(4	)(d)	207

Total Long-Term Assets	359	42	—		—		(4)		397

TOTAL ASSETS	$4,555	$1,896	$—		$(19)		$(735)		$5,697

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$426	$134	$30	(a)	$—		$—		$590
Taxes payable	48	—	6	(a)	—		—		54
Interest payable	48	22	—		(22	)(b)(e)	—		48
Derivative liabilities	282	—	1	(a)	—		—		283
Current operating lease liabilities	34	14	—		—		—		48
Accrued capital expenditures	—	20	(20	)(a)	—		—		—
Other current liabilities	37	29	(17	)(a)	—		—		49
Liabilities held for sale	—	4	—		—		—		4

Total Current Liabilities	875	223	—		(22)		—		1,076

Long-term debt	2,440	502	160	(a)	(149	)(b)(e)	19	(c)(f)	2,972
Revolving credit facility	—	160	(160	)(a)	—		—		—
Long-term operating lease liabilities	113	20	—		—		—		133
Asset retirement obligation	—	30	(30	)(a)	—		—		—
Pension and other postretirement liabilities	37	—	—		—		—		37
Other long-term liabilities	267	21	30	(a)	—		—		318

	Southwestern Historical	Montage Historical	Reclassification Adjustments (Note 3)	Issuance of Debt and Equity and Related Use of Proceeds (Note 3)		Acquisition Adjustment (Note 3)		Pro Forma Combined
Long-term liabilities held for sale	$—	$7	$—	$—		$—		$7

Total Long-Term Liabilities	2,857	740	—	(149)		19		3,467

Equity:
Common stock	6	1	—	1	(b)	—	(g)(h)	8
Additional paid-in capital	4,730	2,355	—	151	(b)	(2,177	)(g)(h)	5,059
Accumulated deficit	(3,678)	(1,412)	—	—		1,412	(g)	(3,678)
Accumulated other comprehensive loss	(33)	—	—	—		—		(33)
Common stock in treasury	(202)	(11)	—	—		11	(g)	(202)

Total Equity	823	933	—	152		(754)		1,154

TOTAL LIABILITIES AND EQUITY	$4,555	$1,896	$—	$(19)		$(735)		$5,697

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Southwestern Energy Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2020

(in millions, except share/per share amounts)

	Southwestern Historical	Montage Historical	Reclassification Adjustments (Note 3)		Issuance of Debt and Equity and Related Use of Proceeds (Note 3)		Acquisition Adjustment (Note 3)		Pro Forma Combined
Operating Revenues:
Gas sales	$412	$—	$145	(a)					$557
Oil sales	71	—	36	(a)					107
NGL sales	90	—	26	(a)					116
Natural gas, oil and natural gas liquids sales	—	207	(207	)(a)					—
Marketing	426	17							443
Other	3	—							3

Total Revenues	1,002	224	—		—		—		1,226

Operating Costs and Expenses:
Marketing purchases	449	17							466
Operating expenses	375	22	106	(a)					503
Transportation, gathering and compression	—	106	(106	)(a)					—
Rig termination and standby	—	—							—
General and administrative expenses	58	21							79
(Gain) loss on sale of operating assets	—	(1)							(1)
Restructuring charges	12	—							12
Depreciation, depletion and amortization	197	87					(44	)(i)	240
Impairments	2,134	—							2,134
Exploration	—	22	(22	)(a)					—
Production and ad valorem taxes	—	6	(6	)(a)					—
Taxes, other than income taxes	23	—	6	(a)					29

Total Operating Costs and Expenses	3,248	280	(22)		—		(44)		3,462

Operating Income (Loss)	(2,246)	(56)	22		—		44		(2,236)

Interest Expense:
Interest on debt	80	30	(3	)(a)	(13	)(b)(j)			94
Other interest charges	5	—	3	(a)					8
Interest Capitalized	(44)	—					(1	)(k)	(45)

Net Interest Expense	41	30	—		(13)		(1)		57
Gain on Derivatives	230	29							259
Gain on Early Extinguishment of Debt	35								35
Other Income, Net	1								1

Income (Loss) Before Income Taxes	(2,021)	(57)	22		13		45		(1,998)

	Southwestern Historical	Montage Historical	Reclassification Adjustments (Note 3)	Issuance of Debt and Equity and Related Use of Proceeds (Note 3)		Acquisition Adjustment (Note 3)		Pro Forma Combined
Provision (Benefit) for Income Taxes:
Current	(2)	—						(2)
Deferred	408	—						408

Total Provision for Income Taxes	406	—	—	—		—		406

Income (Loss) from Continuing Operations	(2,427)	(57)	22	13		45		(2,404)
Income (Loss) from Discontinued Operations, Net of Tax	—	(9)						(9)

Net Income (Loss)	(2,427)	(66)	22	13		45		(2,413)

Earnings (Loss) Per Common Share:
Basic:
Income (loss) from continuing operations	$(4.49)							$(3.58)
Income (loss) from discontinued operations	—							(0.02)

Net income (loss)	$(4.49)							$(3.60)
Diluted:
Income (loss) from continuing operations	$(4.49)							$(3.58)
Income (loss) from discontinued operations	—							(0.02)

Net income (loss)	$(4.49)							$(3.60)
Weighted Average Common Shares Outstanding:
Basic	540,693,841			63,250,000(b	)	67,203,376(h	)	671,147,217
Diluted	540,693,841			63,250,000(b	)	67,203,376(h	)	671,147,217

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Southwestern Energy Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019

(in millions, except share/per share amounts)

	Southwestern Historical	Montage Historical	Reclassification Adjustments (Note 3)		Issuance of Debt and Equity and Related Use of Proceeds (Note 3)		Acquisition Adjustment (Note 3)		Pro Forma Combined
Operating Revenues:
Gas sales	$1,241	$—	$361	(a)					$1,602
Oil sales	223	—	146	(a)					369
NGL sales	274	—	85	(a)					359
Natural gas, oil and natural gas liquids sales	—	592	(592	)(a)					—
Marketing	1,297	42							1,339
Other	3	1							4

Total Revenues	3,038	635	—		—		—		3,673

Operating Costs and Expenses:
Marketing purchases	1,320	43							1,363
Operating expenses	720	43	209	(a)					972
Transportation, gathering and compression	—	209	(209	)(a)					—
Rig termination and standby	—	1							1
General and administrative expenses	166	71							237
(Gain) loss on sale of operating assets	2	—							2
Restructuring charges	11	—							11
Depreciation, depletion and amortization	471	156					(37	)(i)	590
Impairments	16	—							16
Exploration	—	59	(59	)(a)					—
Production and ad valorem taxes	—	12	(12	)(a)					—
Taxes, other than income taxes	62	—	12	(a)					74

Total Operating Costs and Expenses	2,768	594	(59)		—		(37)		3,266

Operating Income	270	41	59		—		37		407

Interest Expense:
Interest on debt	166	59	(6	)(a)	(22	)(b)(j)			197
Other interest charges	8	—	6	(a)					14
Interest Capitalized	(109)	—					(1	)(k)	(110)

Net Interest Expense	65	59	—		(22)		(1)		101
Gain on Derivatives	274	49							323
Gain on Early Extinguishment of Debt	8	—							8

	Southwestern Historical	Montage Historical	Reclassification Adjustments (Note 3)	Issuance of Debt and Equity and Related Use of Proceeds (Note 3)		Acquisition Adjustment (Note 3)		Pro Forma Combined
Other Loss, Net	(7)	—						(7)

Income Before Income Taxes	480	31	59	22		38		630

Provision (Benefit) for Income Taxes:
Current	(2)	—						(2)
Deferred	(409)	—				35	(1)	(374)

Total Provision for Income Taxes	(411)	—	—	—		35		(376)

Income from Continuing Operations	891	31	59	22		3		1,006
Income from Discontinued Operations, Net of Tax	—	1						1

Net Income	891	32	59	22		3		1,007

Earnings Per Common Share:
Basic:
Income from continuing operations	$1.65							$1.50
Income from discontinued operations	—							—

Net income	$1.65							$1.50
Diluted:
Income from continuing operations	$1.65							$1.50
Income from discontinued operations	—							—

Net income	$1.65							$1.50
Weighted Average Common Shares Outstanding:
Basic	539,345,343			63,250,000(b	)	67,203,376	(h)	669,798,719
Diluted	540,382,914			63,250,000(b	)	67,203,376	(h)	670,836,290

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of Southwestern and Montage. Certain of Montage’s historical amounts have been reclassified to conform to Southwestern’s financial statement presentation. The unaudited pro forma condensed combined balance sheet as of June 30, 2020 gives effect to the merger and related equity and debt issuances along with the use of proceeds therefrom as if they had occurred on June 30, 2020. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 both give effect to the merger and related equity and debt issuances along with the use of proceeds therefrom as if they had occurred on January 1, 2019.

The unaudited pro forma condensed combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Southwestern believes are reasonable, however, actual results may differ from those reflected in these statements. In Southwestern’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma condensed combined statements do not purport to represent what Southwestern’s financial position or results of operations would have been if the transaction had actually occurred on the dates indicated above, nor are they indicative of Southwestern’s future financial position or results of operations. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Southwestern and Montage for the periods presented.

The unaudited pro forma condensed combined financial information includes adjustments to conform Montage’s accounting policies to Southwestern’s accounting policies, including adjusting Montage’s oil and gas properties to the full cost method. Montage follows the successful efforts method of accounting for oil and gas properties, while Southwestern follows the full cost method of accounting for oil and gas properties. Certain costs that are expensed under the successful efforts method are capitalized under the full cost method, including unsuccessful exploration drilling costs, geological and geophysical costs, delay rentals on leases and general and administrative expenses directly related to exploration and development activities. Under the full cost method of accounting, property acquisition costs, costs of wells, related equipment and facilities and future development costs are all included in a single full cost pool, which is amortized on a units-of-production basis over total proved reserves. Under the successful efforts method of accounting, property acquisition costs are amortized on a units-of-production basis over total proved reserves, while costs of wells and related equipment and facilities are amortized on a units-of-production basis over the life of the proved developed reserves. The pro forma condensed combined financial information has reclassified Montage’s exploration expenses, which are capitalized under the full cost method of accounting for oil and gas properties.

Note 2. Unaudited Pro Forma Combined Balance Sheet

The merger will be accounted for using the acquisition method of accounting using the accounting guidance in Accounting Standards Codification 805, Business Combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of June 30, 2020 using currently available information. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein. Southwestern expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the proposed transaction.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

•	changes in the estimated fair value of Southwestern’s common stock consideration transferred to Montage’s stockholders, based on Southwestern’s share price at the date of closing; and

•

changes in the estimated fair value of Montage’s assets acquired and liabilities assumed as of the date of the transaction, resulting from the finalization of Southwestern’s detailed valuation analysis, including changes in future oil and gas commodity prices, reserve estimates, interest rates and other factors.

The preliminary consideration to be transferred and the fair value of assets acquired and liabilities assumed is as follows:

Preliminary Purchase Price Allocation as of June 30, 2020 (in millions)
Consideration:
Fair value of Southwestern’s stock to be issued (1)	$179
Fair Value of Assets Acquired:
Cash and cash equivalents	9
Accounts receivable	60
Other current assets	8
Commodity derivative assets	30
Evaluated oil and gas properties	939
Unevaluated oil and gas properties	43
Other property, plant and equipment	34
Other long-term assets	38

Total assets acquired	1,161

Fair Value of Liabilities Assumed:
Accounts payable	134
Other current liabilities	89
Revolving credit facility	160
Senior unsecured notes	521
Asset retirement obligations	30
Other noncurrent liabilities	48

Total liabilities assumed	982

Net Assets Acquired and Liabilities Assumed	$179

(1)	Based on 69,820,953 shares of Southwestern Common Stock at $2.56 per share (closing price as of September 9, 2020).

Under the Merger Agreement, Montage stockholders will receive 1.8656 shares of Southwestern Common Stock for each share of Montage Common Stock issued and outstanding immediately prior to the effective time of the merger. In addition, certain members of Montage’s management team and other key employees with 570,905 outstanding restricted stock units (“RSU”) and a target number of 832,170 outstanding performance units (“ PSU”) will receive 1.8656 shares of Southwestern Common Stock for each RSU and PSU outstanding under existing change of control agreements. This will result in Southwestern issuing approximately 69.8 million shares of Southwestern Common Stock, or approximately $179 million in value, (based on Southwestern Common Stock closing price as of September 9, 2020 of $2.56) as merger consideration.

The parties intend that the merger will be non-taxable, and that Montage’s tax basis in the assets and liabilities will carry over to Southwestern.

From August 12, 2020, the last trading date prior to the initial public announcement of the merger, to September 9, 2020, the preliminary value of Southwestern’s merger consideration to be transferred had decreased approximately $34 million, as a result of the decrease in the share price of Southwestern Common Stock from $3.04 to $2.56. The final value of Southwestern’s merger consideration will be determined based on the actual number of shares Southwestern Common Stock issued and the market price of Southwestern Common Stock on the closing date of the merger. A 20 percent increase or decrease in the closing price of a share of Southwestern Common Stock, as compared to the September 9, 2020 closing price of $2.56, would increase or decrease the purchase price by approximately $36 million, assuming all other factors are held constant.

Note 3. Pro Forma Adjustments

The following adjustments have been made to the accompanying unaudited pro forma condensed combined financial statements:

(a)	The following reclassifications and eliminations were made as a result of the transaction to conform to Southwestern’s presentation:

Pro Forma Condensed Combined Balance Sheet as of June 30, 2020:

•	Reflects reclassification of approximately $30 million from other current assets to derivative assets;

•	Reflects reclassification of approximately $20 million from accrued capital expenditures and $10 million from other current liabilities to accounts payable;

•	Reflects reclassification of approximately $6 million from other current liabilities to taxes payable;

•	Reflects reclassification of approximately $1 million from other current liabilities to derivative liabilities;

•	Reflects reclassification of approximately $160 million from revolving credit facility to long-term debt; and

•	Reflects reclassification of approximately $30 million from asset retirement obligation to other long-term liabilities.

Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2020:

•

Reflects reclassification of approximately $207 million from natural gas, oil and natural gas liquids sales to the respective sales revenues by product ($145 million for gas sales, $36 million for oil sales and $26 million for NGL sales);

•	Reflects reclassification of approximately $106 million from transportation, gathering and compression to operating expenses;

•	Reflects the elimination of $22 million of exploration expenses which are capitalized under the full cost method of accounting for oil and gas properties used by Southwestern;

•	Reflects reclassification of approximately $6 million from production and ad valorem taxes to taxes, other than income; and

•	Reflects reclassification of $3 million of interest on debt to other interest charges related to the amortization of debt issuance costs.

Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2019:

•

Reflects reclassification of approximately $592 million from natural gas, oil and natural gas liquids sales to the respective sales revenues by product ($361 million for gas sales, $146 million for oil sales and $85 million for NGL sales);

•	Reflects reclassification of approximately $209 million from transportation, gathering and compression to operating expenses;

•	Reflects the elimination of $59 million of exploration expenses which are capitalized under the full cost method of accounting for oil and gas properties used by Southwestern;

•	Reflects reclassification of approximately $12 million from production and ad valorem taxes to taxes, other than income; and

•	Reflects reclassification of $6 million of interest on debt to other interest charges related to the amortization of letter of credit costs and debt issuance costs.

(b)

Upon closing of the merger, Southwestern will assume Montage’s long-term debt balance which includes their 8.875% Senior Notes due 2023 with a principal balance of $510 million as of June 30, 2020 (the “Montage Notes”). During August 2020, in contemplation of the merger transaction, Southwestern completed an equity offering of 63.25 million shares resulting in net proceeds of $152 million (the “Southwestern Equity Offering”) and an offering of $350 million aggregate principal amount of 8.375% Senior Notes due 2028 (the “Southwestern Debt Offering”) resulting in net proceeds of $345 million after deducting the underwriting discount and estimated offering expenses. These adjustments reflect the use of net proceeds from these offerings, available cash and cash equivalents and incremental borrowings under the Southwestern credit agreement, to fund a redemption of Montage Notes shortly after the consummation of the merger transaction. The redemption of the Montage Notes includes an $11 million premium related to the call price of 102.219% for a total required payment of $521 million, plus accrued interest of $21 million. The following adjustments were made as a result of the Southwestern Equity Offering, the Southwestern Debt Offering and subsequent redemption of the Montage Notes and related accrued interest:

•	Pro Forma Condensed Combined Balance Sheet as of June 30, 2020:

•	The following adjustments were made to reflect the results of the Southwestern Equity Offering:

(in millions, except share, per share amounts)
Shares of Southwestern common stock (issued on August 18, 2020)	63,250,000
Offering price per share less underwriter discount	$2.4125

Gross proceeds less underwriter discount	$153
Equity issuance costs	(1)

Net proceeds received	152
Increase in Southwestern common stock ($0.01 par value per share) pro forma as of June 30, 2020	1

Increase in Southwestern additional paid-in capital pro forma as of June 30, 2020	$151

•	The following adjustments were made to reflect the sources of funds utilized to retire the $510 million Montage Notes and related accrued interest:

(in millions)
Cash needed to retire the Montage Notes:
Principal on notes	$510
Call premium on notes	11
Accrued interest on notes	21

$542
Sources of funds used to retire the Montage Notes:
Southwestern Equity Offering proceeds, net	$152
Southwestern Debt Offering proceeds, net	345
Cash on hand	19
Incremental borrowings on Southwestern’s credit facility	26

$542

•

The following reconciles the net change in long-term debt as a result of the Southwestern Debt Offering of $350 million principal amount and the sources and uses of funds included in the retirement of the Montage Notes:

(in millions)
Decrease in long-term debt to reflect the retirement of the Montage Notes at fair value after acquisition adjustment	$(521)
Increase to long-term debt as a result of the Southwestern Debt Offering and incremental borrowings on Southwestern credit facility used to retire the Montage Notes:
Southwestern 8.375% Senior Notes, net of discount and issuance costs	345
Incremental borrowings on Southwestern’s credit facility used to retire the Montage Notes	26

Net change in long-term debt balance	$(150)

Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2020:

•

Reflects an approximately $8 million net decrease in interest on debt related to the retirement of the Montage Notes of $510 million, the issuance of $350 million in new 8.375% Senior Notes due 2028 related to the Southwestern Equity Offering and $26 million in incremental borrowings under Southwestern’s credit facility used to pay off the Montage Notes and related interest payable. A one-eighth percent increase or decrease in the interest rate would not have had a material impact on the interest expense for the six months ended June 30, 2020.

Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2019:

•

Reflects an approximately $15 million net decrease in interest on debt related to the retirement of the Montage Notes of $510 million, the issuance of $350 million in new 8.375% Senior Notes due 2028 related to the Southwestern Equity Offering and $26 million in incremental borrowings under Southwestern’s credit facility used to pay off the Montage Notes and related interest payable. A one-eighth percent increase or decrease in the interest rate would not have had a material impact on the interest expense for the twelve months ended December 31, 2019.

(c)	The allocation of the estimated fair value of consideration transferred (based on the closing price of Southwestern Common Stock of $2.56 per share at September 9, 2020) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•	$754 million decrease to Montage’s net book basis of oil and gas properties to reflect them at fair value;

•	$23 million increase to other property, plant and equipment to reflect them at fair value; and

•	$11 million increase in long-term debt to reflect the Montage Notes at fair value.

(d)	Reflects the write-off of approximately $4 million in unamortized debt issuance costs related to Montage’s revolving credit facility.

(e)

Reflects the retirement of the Montage credit facility balance of $160 million and approximately $1 million in related accrued interest using $161 million of borrowings from Southwestern’s revolving credit facility.

(f)	Reflects the write-off of approximately $8 million in unamortized debt discount and debt issuance costs related to the Montage Notes.

(g)	Reflects the elimination of Montage’s historical equity balances in accordance with the acquisition method of accounting as follows:

(in millions)
Common stock	$(1)
Additional paid-in capital	(2,355)
Accumulated deficit	1,412
Common stock in treasury	11

Total Montage historical equity	$(933)

(h)

Reflects the estimated increase in shares of Southwestern Common Stock resulting from the issuance of shares of Southwestern Common Stock to Montage stockholders and management team to effect the transaction as follows:

(in millions, except share, per share amounts)
Shares of Southwestern Common Stock to be issued in respect of outstanding Montage Common Stock	67,203,376
Shares of Southwestern Common Stock to be issued in respect of Montage stock-based awards	2,617,577

69,820,953
NYSE closing price per share of Southwestern Common Stock on September 9, 2020	$2.56

Fair value of Southwestern Common Stock to be issued	$179
Increase in Southwestern Common Stock ($0.01 par value per share) as of June 30, 2020	$1
Increase in Southwestern additional paid-in capital as of June 30, 2020	$178

(i)

Reflects the pro forma depreciation, depletion and amortization expense calculated in accordance with the full cost method of accounting for oil and gas properties, which was based on the preliminary purchase price allocation.

(j)

Reflects a net decrease in interest on debt related to the change in interest rate calculation and borrowings under Southwestern’s credit facility for the repayment of Montage’s credit facility balance of $160 million (and related accrued interest of $1 million) and the associated decrease in amortization of issuance costs related to the Montage Notes and revolving line of credit.

(k)	Reflects the increase in capitalized interest related to the fair value of the unevaluated oil and gas properties acquired from Montage.

(l)	Reflects tax effect of the adjustments above at the blended federal and state statutory rate of approximately 23.5 percent for the year ended December 31, 2019.

Note 4. Supplemental Pro Forma Oil and Natural Gas Reserves Information

The following tables present the estimated pro forma combined net proved developed and undeveloped natural gas, oil and NGL reserves as of December 31, 2019, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2019. The pro forma reserve information set forth below gives effect to the merger as if the merger had been completed on January 1, 2019.

	Natural Gas (Bcf)
	Southwestern Historical	Montage Historical	Southwestern Pro Forma Combined Total
December 31, 2018	8,044	1,531	9,575
Revisions of previous estimates	205	(77)	128
Extensions, discoveries and other additions	992	419	1,411
Production	(609)	(154)	(763)
Acquisition of reserves in place	—	419	419
Disposition of reserves in place	(2)	—	(2)

December 31, 2019	8,630	2,138	10,768
Proved developed reserves as of:
December 31, 2018	4,395	501	4,896
December 31, 2019	4,906	1,183	6,089
Proved undeveloped reserves as of:
December 31, 2018	3,649	1,030	4,679
December 31, 2019	3,724	955	4,679

	Oil (MBbls)
	Southwestern Historical	Montage Historical	Southwestern Pro Forma Combined Total
December 31, 2018	69,007	20,852	89,859
Revisions of previous estimates	1,666	(1,570)	96
Extensions, discoveries and other additions	6,948	11,078	18,026
Production	(4,696)	(2,951)	(7,647)
Acquisition of reserves in place	—	2,915	2,915
Disposition of reserves in place	—	—	—

December 31, 2019	72,925	30,324	103,249
Proved developed reserves as of:
December 31, 2018	18,037	8,059	26,096
December 31, 2019	26,124	12,512	38,636
Proved undeveloped reserves as of:
December 31, 2018	50,970	12,793	63,763
December 31, 2019	46,801	17,812	64,613

	NGLs (MBbls)
	Southwestern Historical	Montage Historical	Southwestern Pro Forma Combined Total
December 31, 2018	577,063	34,731	611,794
Revisions of previous estimates	28,377	4,454	32,831
Extensions, discoveries and other additions	26,941	19,016	45,957
Production	(23,620)	(4,686)	(28,306)
Acquisition of reserves in place	—	14,844	14,844
Disposition of reserves in place	—	—	—

December 31, 2019	608,761	68,359	677,120
Proved developed reserves as of:
December 31, 2018	175,480	20,214	195,694
December 31, 2019	226,271	39,316	265,587
Proved undeveloped reserves as of:
December 31, 2018	401,583	14,517	416,100
December 31, 2019	382,490	29,043	411,533

	Total (Bcfe)
	Southwestern Historical	Montage Historical	Southwestern Pro Forma Combined Total
December 31, 2018	11,921	1,865	13,786
Revisions of previous estimates	385	(60)	325
Extensions, discoveries and other additions	1,195	599	1,794
Production	(778)	(200)	(978)
Acquisition of reserves in place	—	526	526
Disposition of reserves in place	(2)	—	(2)

December 31, 2019	12,721	2,730	15,451
Proved developed reserves as of:
December 31, 2018	5,557	671	6,228
December 31, 2019	6,421	1,494	7,915
Proved undeveloped reserves as of:
December 31, 2018	6,364	1,194	7,558
December 31, 2019	6,300	1,236	7,536

The pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2019 is as follows:

(in millions)	Southwestern Historical	Montage Historical	Southwestern Pro Forma Combined Total
Future cash inflows	$27,003	$8,212	$35,215
Future production costs	(14,981)	(3,867)	(18,848)
Future development costs (1)	(3,246)	(982)	(4,228)
Future income tax expense	(476)	(633)	(1,109)

Future net cash flows	8,300	2,730	11,030
10% annual discount for estimated timing of cash flows	(4,600)	(1,534)	(6,134)

Standardized measure of discounted future net cash flows	$3,700	$1,196	$4,896

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2019 are as follows:

(in millions)	Southwestern Historical	Montage Historical	Southwestern Pro Forma Combined Total
Standardized measure, beginning of year	$5,999	$1,329	$7,328
Sales and transfers of natural gas and oil produced, net of production costs	(923)	(327)	(1,250)
Net changes in prices and production costs	(3,510)	(531)	(4,041)
Extensions, discoveries, and other additions, net of future production and development costs	234	251	485
Acquisition of reserves in place	—	387	387
Sales of reserves in place	(2)	—	(2)
Revisions of previous quantity estimates	152	7	159
Net change in income taxes	491	(237)	254
Changes in estimated future development costs	621	29	650
Previously estimated development costs incurred during the year	704	246	950
Changes in production rates (timing) and other	(718)	(91)	(809)
Accretion of discount	652	133	785

Standardized measure, end of year	$3,700	$1,196	$4,896

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of material U.S. federal income tax consequences generally applicable to a “U.S. holder” (as defined below) of Montage Common Stock that receives Southwestern Common Stock pursuant to the merger. This discussion is based upon the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations.

The following discussion applies only to U.S. holders of Montage Common Stock who hold shares of Montage Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their specific circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities (or investors in such partnerships, S corporations or other such pass-through entities), regulated investment companies, real estate investment trusts, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, holders who hold shares of Montage Common Stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, or holders who acquired Montage Common Stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, or holders who actually or constructively own more than 5% of the outstanding shares of Montage Common Stock).

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Montage Common Stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Montage Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Montage Common Stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

The tax consequence of the merger to any holder of Montage Common Stock that is not a U.S. holder are not discussed in this proxy statement/prospectus. Such holders should consult their own tax advisors regarding the tax consequences of the merger to them in light of their specific circumstances.

U.S. Federal Income Tax Consequences of the Merger Generally

Assuming that the merger is completed as currently contemplated, Southwestern and Montage intend for (and have agreed to use their respective commercially reasonable efforts to cause) the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, but it is not a condition to Southwestern’s obligation or Montage’s obligation to complete the transactions that the merger qualifies as a “reorganization,”

or that Southwestern and Montage receive an opinion of counsel to that effect. However, Norton Rose Fulbright US LLP, as counsel to Montage, and Skadden, Arps, Slate, Meagher & Flom LLP, as counsel to Southwestern, have each delivered an opinion in connection with the filing of this proxy statement/prospectus to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

These opinions are based on customary assumptions and representations from Montage and Southwestern, including that the merger will be effected through a direct merger of Montage with and into Southwestern, with Southwestern continuing as the surviving corporation, as well as certain covenants and undertakings by Montage and Southwestern. If any of the representations or assumptions is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

Neither Southwestern nor Montage will request a ruling from the IRS with respect to the tax treatment of the merger, and as a result, no assurance can be given that the IRS will not challenge the treatment of the merger as a reorganization or that a court would not sustain such a challenge. If the IRS were to challenge the “reorganization” status of the merger successfully or the form or structure of the merger was changed by Southwestern in a manner such that it did not qualify as a “reorganization,” the tax consequences would differ from those set forth in this proxy statement/prospectus and holders of Montage Common Stock could be subject to U.S. federal income tax upon the receipt of Southwestern Common Stock in the merger.

On the basis of the opinions described above, the material U.S. federal income tax consequences of the merger will generally be as follows:

U.S. Federal Income Tax Consequences to Southwestern and Montage

Neither Southwestern nor Montage will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

U.S. Federal Income Tax Consequences to U.S. Holders

Exchange of Shares of Montage Common Stock for Shares of Southwestern Common Stock

Upon the exchange of a U.S. holder’s Montage Common Stock for Southwestern Common Stock in the merger, a U.S. holder will generally not recognize gain or loss, except with respect to cash received in lieu of fractional shares of Southwestern Common Stock (as discussed below). Further, such holder will have an aggregate tax basis in the Southwestern Common Stock received in the merger (including any fractional shares of Southwestern Common Stock deemed received and exchanged for cash as described below) equal to such U.S. holder’s aggregate adjusted tax basis in the Montage Common Stock surrendered in exchange therefor. A U.S. holder of Montage Common Stock will have a holding period for the shares of Southwestern Common Stock received in the merger (including any fractional shares deemed received and exchanged for cash as described below) that includes the holding period of the shares of Montage Common Stock surrendered in the merger.

A U.S. holder that acquired different blocks of Montage Common Stock at different times or different prices should consult its own tax advisor regarding the manner in which the basis and holding period should be allocated among the U.S. holder’s Montage Common Stock in light of the U.S. holder’s specific circumstance.

Receipt of Cash in Lieu of Fractional Shares

If a U.S. holder of Montage Common Stock receives cash in lieu of a fractional share of Southwestern Common Stock, the U.S. holder will generally be treated as having received such fractional share of Southwestern Common Stock pursuant to the merger and then as having received cash in exchange for such fractional share of Southwestern Common Stock. As a result, the U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. holder’s basis in the fractional share of Southwestern Common Stock as set forth above. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, as of the effective time, the U.S. holder’s holding period for such fractional share (including the holding period of shares of Montage Common Stock surrendered therefor) exceeds one year. For U.S. holders of shares of Montage Common Stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Payments of any cash in lieu of a fractional share of Southwestern Common Stock are subject to information reporting unless the U.S. holder is an exempt recipient and may, under certain circumstances, be subject to backup withholding (currently, at a rate of 24%), unless such holder provides Southwestern with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of shares Montage Common Stock under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such U.S. holder’s U.S. federal income tax liability; provided that such U.S. holder timely furnishes the required information to the IRS.

This discussion of material U.S. federal income tax consequences of the merger is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our knowledge or control. You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your specific situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

DESCRIPTION OF SOUTHWESTERN CAPITAL STOCK

The following description of the Southwestern Common Stock is not complete and may not contain all the information you should consider before investing in Southwestern Common Stock. This description is a summary of certain provisions contained in, and is qualified in its entirety by reference to, Southwestern’s amended and restated certificate of incorporation and Southwestern’s amended and restated bylaws.

Common Stock

As of the date of this proxy statement/prospectus, Southwestern is authorized to issue up to 1,250,000,000 shares of Southwestern Common Stock.

Southwestern may issue additional shares of Southwestern Common Stock at times and under circumstances so as to have a dilutive effect on Southwestern’s earnings per share, Southwestern’s net tangible book value per share and on the equity ownership of the holders of Southwestern Common Stock.

The following description is a summary of the material provisions of Southwestern Common Stock but does not purport to be complete and is subject to, and qualified in its entirety by reference to, Southwestern’s certificate of incorporation and Southwestern’s bylaws, which are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus forms a part. You should refer to Southwestern’s certificate of incorporation and bylaws for additional information.

Listing

Southwestern Common Stock is listed on the NYSE under the symbol “SWN.” Any additional Southwestern Common Stock that Southwestern issues will also be listed on the NYSE, unless otherwise indicated in a prospectus.

Dividends

Southwestern currently does not pay dividends on Southwestern Common Stock, and it does not anticipate paying any cash dividends in the foreseeable future. All decisions regarding the declaration and payment of dividends and stock repurchases are at the discretion of the Southwestern Board and will be evaluated regularly in light of Southwestern’s financial condition, earnings, growth prospects, funding requirements, applicable law and any other factors that the Southwestern Board deems relevant.

Fully Paid

All of the outstanding shares of Southwestern Common Stock are fully paid and non-assessable. Any additional shares of Southwestern Common Stock will also be fully paid and non-assessable when issued.

Voting Rights

Holders of Southwestern Common Stock are entitled to one vote per share on all matters voted on by Southwestern’s stockholders, including the election of directors.

Other Provisions

Southwestern will notify holders of Southwestern Common Stock of any stockholders’ meetings in accordance with applicable law. If Southwestern liquidates, dissolves or winds-up, whether voluntarily or not, Southwestern’s common stockholders will share equally in the assets remaining after Southwestern pays its creditors. The Southwestern Board may make rules and regulations concerning the transfer of shares of

Southwestern Common Stock from time to time, in accordance with Southwestern’s bylaws. Holders of Southwestern Common Stock will have no conversion, sinking fund or redemption rights.

Transfer Agent

The transfer agent and registrar of Southwestern Common Stock is Computershare Trust Company N.A.

Preferred Stock

The Southwestern Board has the authority, without further action by Southwestern’s stockholders, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. The Southwestern Board may designate the number of shares constituting any series and the rights, preferences, privileges and restrictions of such preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and sinking fund terms, but no shares of any series of preferred stock may be issued without the approval of stockholders if (i) the voting rights of the shares of such series would be materially disproportionate to the voting rights of the shares of Southwestern Common Stock or (ii) the shares of such series would be convertible into a materially disproportionate number of shares of Southwestern Common Stock, in each case taking into account the issue price of the shares of such series and the fair market value of the shares of Southwestern Common Stock at the time of such issuance. The issuance of Southwestern’s preferred stock could adversely affect the voting power of holders of Southwestern Common Stock and the likelihood that holders of Southwestern Common Stock will receive dividend payments and payments upon liquidation.

Anti-Takeover Effects of Provisions of Southwestern’s Certificate of Incorporation and Bylaws and Delaware Law

The following provisions of Southwestern’s certificate of incorporation and bylaws and the following provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of Southwestern.

Certificate of Incorporation and Bylaws

Southwestern’s certificate of incorporation and bylaws include provisions:

•	authorizing blank check preferred stock, which the Southwestern Board could issue with voting, liquidation, dividend and other rights superior to Southwestern Common Stock;

•	limiting the liability of, and providing indemnification to, Southwestern’s directors and officers;

•	requiring advance notice of proposals by Southwestern’s stockholders for business to be conducted at stockholder meetings and for nominations of candidates for election to the Southwestern Board; and

•	controlling the procedures for the conduct of Southwestern’s board and stockholder meetings and the election, appointment and removal of Southwestern’s directors.

The Delaware General Corporation Law

Southwestern is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination” as a merger, asset sale or lease, issuance of securities or other similar transaction. Section 203 defines an “interested stockholder” as a person who owns, or is an affiliate or associate of the corporation and within three years prior did own, 15% or more of such corporation’s voting stock, and the affiliates and associates of such persons. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•

the Southwestern Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of Southwestern’s voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•

the business combination is approved by the Southwestern Board on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by the Southwestern Board, including discouraging takeover attempts that might result in a premium over the market price for the shares of Southwestern Common Stock. With approval of Southwestern’s stockholders, we could amend Southwestern’s certificate of incorporation in the future to elect not to be governed by this provision. This election would be effective 12 months after the adoption of the amendment and would not apply to any business combination between us and any person who became an interested stockholder on or before the adoption of the amendment.

Liability and Indemnification of Directors and Officers

Elimination of Liability of Directors

Southwestern’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director will be personally liable to Southwestern or to its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding this provision, pursuant to Section 102(b)(7) of the DGCL, no such provision may exculpate a director from liability (1) for any breach of the director’s duty of loyalty to Southwestern or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (which concerns unlawful payments of dividends, stock purchases or redemptions) or (4) for any transaction from which the director derives an improper personal benefit.

While Southwestern’s amended and restated certificate of incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate this duty. Accordingly, Southwestern’s amended and restated certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of Southwestern’s amended and restated certificate of incorporation described above apply to an officer of Southwestern only if he or she is a director of Southwestern and is acting in his or her capacity as director and do not apply to officers of Southwestern who are not directors.

Indemnification of Directors and Officers

Southwestern’s amended and restated certificate of incorporation and bylaws require the company to indemnify any person who was or is a party or is threatened to be made a party to, or was otherwise involved in, a legal proceeding by reason of the fact that he or she is or was a director or an officer of Southwestern or, while serving as a director or officer of Southwestern, is or was serving at the company’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent authorized by the DGCL, as it exists or may be amended, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such service if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Southwestern, and, with respect to any criminal proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. This right of indemnity includes, with certain limitations and exceptions, a right to be paid by Southwestern the expenses incurred in defending such proceedings. Southwestern is authorized under its amended and restated certificate of incorporation to carry directors’ and officers’ insurance protecting Southwestern, any director, officer, employee or agent of Southwestern or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Southwestern would have the power to indemnify the person under the DGCL. Southwestern’s amended and restated certificate of incorporation also permits the Southwestern Board to indemnify or advance expenses to any of Southwestern’s employees or agents to the fullest extent permitted with respect to Southwestern’s directors and officers in Southwestern’s amended and restated certificate of incorporation.

The limitation of liability and indemnification provisions in Southwestern’s amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against Southwestern’s directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against Southwestern’s directors and officers, even though such an action, if successful, might otherwise benefit Southwestern and its stockholders. In addition, an investment in Southwestern Common Stock may be adversely affected to the extent Southwestern pays the costs of settlement and damage awards under these indemnification provisions.

By its terms, the indemnification provided for in Southwestern’s amended and restated certificate of incorporation and bylaws will not be exclusive of any other rights that the indemnified party may be or become entitled to under any law, agreement, vote of stockholders or directors, provisions of Southwestern’s amended and restated certificate of incorporation or amended and restated bylaws or otherwise. Any amendment, alteration or repeal of Southwestern’s amended and restated certificate of incorporation’s indemnification provisions will be, by the terms of Southwestern’s amended and restated certificate of incorporation, prospective only and will not adversely affect the rights of any indemnitee in effect at the time of any act or omission occurring prior to such amendment, alteration or repeal.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the merger is completed, Montage stockholders will receive shares of Southwestern Common Stock. The amended and restated certificate of incorporation of Southwestern (the “Southwestern Charter”) will be the combined company’s charter. The amended and restated bylaws of Southwestern (the “Southwestern Bylaws”) will be the combined company’s bylaws.

Montage and Southwestern are both Delaware corporations subject to the DGCL. If the merger is completed, the rights of Montage stockholders who become Southwestern stockholders through the exchange of shares and the rights of Southwestern stockholders will continue to be governed by the DGCL, the Southwestern Charter and the Southwestern Bylaws.

The following description summarizes certain material differences between the rights of Montage stockholders and the rights of Southwestern stockholders. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Montage stockholders should read carefully the relevant provisions of the DGCL, the Southwestern Charter, the Southwestern Bylaws, the second amended and restated certificate of incorporation of Montage (the “Montage Charter”), and the second amended and restated bylaws of Montage (the “Montage Bylaws”). Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

Montage	Southwestern
AUTHORIZED CAPITAL STOCK; OUTSTANDING CAPITAL STOCK

Montage’s authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

As of the close of business on September 30, 2020, the latest practicable date prior to the date of this proxy statement/prospectus, Montage had 36,022,393 shares of Montage Common Stock and no shares of preferred stock issued and outstanding.

Southwestern is authorized to issue 1,250,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.

As of the close of business on September 30, 2020, the latest practicable date prior to the date of this proxy statement/prospectus, Southwestern had 605,546,429 shares of Southwestern Common Stock and no shares of preferred stock issued and outstanding, which number of shares of Southwestern Common Stock does not include the shares of Southwestern Common Stock expected to be issued in the merger.

RIGHTS OF PREFERRED STOCK

The Montage Board is authorized to issue the preferred stock in one or more classes or series and to fix the designation, powers, preferences and rights of the shares, and any qualifications, limitations or restrictions thereof. The Montage Board is authorized, without stockholder approval, to issue from time to time one or more classes or series.

The number of authorized shares of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof outstanding) by the

The Southwestern Board is expressly authorized to issue preferred stock in one or more classes series, and fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, option or other special rights and such qualifications, limitations thereof, as shall be stated and expressed in the resolution or resolutions adopted by the

Southwestern Board providing for the issuance of such class or series, without limitation, the authority to provide that any such class or series may be:

Montage	Southwestern
affirmative vote of the holders of a majority in voting power of the outstanding shares of stock entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

•  subject to redemption at such time or times at such price or prices;

•  entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

•  entitled to such rights upon the dissolution of, or upon any distribution of the assets of, Southwestern; or

•  convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other series of the same or any other class or classes of stock, of Southwestern at such price or prices or at such rates of exchange and with such adjustments;

provided, however, that no shares of any series of preferred stock shall be issued without approval of Southwestern’s stockholders if (A) the voting rights of the shares of such series would be materially disproportionate to the voting rights of the shares of the Southwestern Common Stock or (B) the shares of such series would be convertible into a materially disproportionate number of shares of Southwestern Common Stock, in each case taking into account the issue price of the shares of such series and the fair market value of the shares of common stock at the time of such issuance.

VOTING RIGHTS

Each holder of shares of Montage Common Stock is entitled to one vote for each share of Montage Common Stock held upon all questions presented to the stockholders, except that holders of shares of Montage Common Stock, unless otherwise required by applicable law, are not entitled to vote on any amendment to the Montage Charter that relates solely to the terms of one or more outstanding classes or series of preferred stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other classes or series, to vote pursuant to the Montage Charter (including any preferred stock designation) or pursuant to the DGCL.

The holders of Montage Common Stock do not have cumulative voting rights.

Each holder of shares of Southwestern Common Stock is entitled to one vote for each share of Southwestern Common Stock held by the stockholder on the record date for any action, on all matters on which the stockholders are entitled to vote.

The holders of Southwestern Common Stock do not have cumulative voting rights.

Montage	Southwestern
QUORUM
The Montage Bylaws provide that, except as otherwise provided by applicable law or the Montage Charter, the holders of a majority in voting power of the outstanding shares of Montage stock entitled to vote at the meetings, represented in person or by proxy, will constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority in voting power of the shares of that class or series will constitute a quorum of the class or series for the transaction of the business. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. The chairman of the meeting or a majority in voting power of the shares represented at the meeting may adjourn the meeting from time to time, whether or not there is such a quorum.	The Southwestern Bylaws provide that unless otherwise required by applicable law or the Southwestern Charter, the holders of a majority of Southwestern’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the presiding officer of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in a matter provided in Section 2.7 of the Southwestern Bylaws, until a quorum shall be present and represented.
SPECIAL MEETINGS OF STOCKHOLDERS

The Montage Charter provides that, subject to the rights of holders of any class or series of preferred stock with respect to such class or series of preferred stock, special meetings of stockholders may be called only by the Chairman of the Montage Board, the chief executive officer or the Montage Board pursuant to a resolution adopted by a majority of the total number of directors that Montage would have if there were no vacancies. Subject to the rights of holders of any class or series of preferred stock, the stockholders do not have the power to call a special meeting.

The Montage Bylaws provide that the Montage Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Montage Board.

The Montage Bylaws further provide that only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Montage’s notice of meeting.

The Montage Bylaws provide that any meeting of the stockholders, annual or special, may be adjourned by the chairman of the meeting or a majority of the voting power of the shares represented at such meeting from time to time to reconvene at the same or some other

The Southwestern Charter provides that unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may only be called by:

•  the chairman of the board, if there is one,

•  the president,

•  the secretary,

•  the Southwestern Board, or

•  holders of 25% or more of the voting shares of Southwestern.

The Southwestern Bylaws provide that unless otherwise required by law or by the Southwestern Charter, special meetings of stockholders, for any purpose or purposes, may be called by either:

•  the chairman,

•  the president,

•  the secretary, or

•  the Southwestern Board,

and shall be called by the secretary, subject to compliance with the terms of the Southwestern

Montage	Southwestern

place, if any, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Charter, upon the written request of holders having an aggregate “Net Long Position” of not less than 20% of the outstanding shares of Southwestern Common Stock as of the date of such request. Net Long Position has the definition as defined in Rule 14e-4 under the Exchange Act subject to certain exceptions set forth in the Southwestern Bylaws. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of the meeting (or any supplement thereto); provided that nothing in the Southwestern Bylaws shall prohibit the Southwestern Board from submitting matters to the stockholders at any special meeting.

A special meeting shall not be held pursuant to the previous paragraph if:

•  the special meeting request relates to an item of business that is not a proper subject for stockholder action under applicable law;

•  the special meeting request is delivered during the period commencing 90 days prior to the 1st anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) 30 calendar days after the 1st anniversary of the date of the immediately preceding annual meeting;

•  an identical or substantially similar item, other than the election of directors, was presented at a meeting of the stockholders held not more than 12 months before the special meeting request is delivered;

•  a similar item was presented at a meeting of stockholders held not more than 90 days before the special meeting request was delivered (including the election of directors);

•  the election of directors shall be deemed a “similar item” with respect to all items of business involving the election or removal of directors; or

•  a similar item is included in Southwestern’s notice as an item of business to be brought before a Southwestern meeting that has been called by the time the special meeting request is delivered but not held.

Montage	Southwestern

Upon the written request of any Southwestern stockholders who have called a special meeting, it’s the duty of the secretary to fix the date of the special meeting, which shall be held at such date and time as the secretary may fix, not less than 15 nor more than 60 days after the receipt of the request (provided that such request complies with all applicable provisions of the Southwestern Bylaws), and to give notice thereof in accordance with applicable provisions of the Southwestern Bylaws.

The Southwestern Bylaws provide that at any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, Southwestern may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Article VI of the Southwestern Bylaws shall be given to each stockholder of record entitled to notice of and to vote at the meeting.

NOTICE OF MEETINGS OF STOCKHOLDERS

Record Date

Pursuant to the Montage Bylaws, for the purpose of determining stockholders entitled to notice of any meeting of stockholders, or any adjournment thereof, the Montage Board may fix, in advance, a date as the record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Montage Board and which record date, unless otherwise required by law, shall not be more than 60 days nor less than 10 days before the date of such meeting. If the Montage Board fixes a date for notice of a meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Montage Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If the Montage Board does not fix a record date, the record date is the close of business on the day preceding the day notice is given, or if notice is waived, the close of business on the day preceding the day of the meeting.

Record Date

Pursuant to the Southwestern Bylaws, in order that Southwestern may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Southwestern Board may fix a record date, which record date is adopted by the Southwestern Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting.

If no record date is fixed by the Southwestern Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Southwestern Board may fix a new record date for the adjourned meeting.

Montage	Southwestern

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Montage Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same date as that fixed for determination of stockholders entitled to vote in accordance with the Montage Bylaws at the adjourned meeting.

Notice of Stockholder Meetings

Under the Montage Bylaws, unless otherwise provided by law, notice of an annual or special meeting must be given to stockholders of record entitled to vote at the meeting at least 10 days but no more than 60 days prior to the date of the meeting.

Such notice may be delivered personally, by mail or by electronic means where permissible. If mailed, notice is given when deposited in the U.S. mail, postage prepaid, directed to the stockholder’s address as it appears on Montage’s records.

The notice must be written or printed and shall specify (i) the record date for determining the stockholders entitled to vote (if different from the record date for stockholders entitled to notice), (ii) the place, if any, and date and time of such meeting, (iii) the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, (iv) in the case of a special meeting, the purpose or purposes of the meeting, and (v) such other information as required by law or deemed appropriate by the Montage Board, the Chairman of the Board or the Chief Executive Officer or the Secretary of Montage.

In order that Southwestern may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Southwestern Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Southwestern Board, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Southwestern Board. Any stockholder seeking to take action by written consent must deliver a written notice to the secretary of Southwestern to request that the Southwestern Board fix a record date.

Notice of Stockholder Meetings

Pursuant to the Southwestern Bylaws, whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to notice of and to vote at such meeting.

Whenever any notice is required by the Southwestern Bylaws to be given, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by (i) depositing the same in a post office box in a sealed postage paid wrapper, addressed to the person entitled thereto at his last known post office address, and such notice shall be deemed to have been given on the date of such mailing or (ii) by electronic transmission to the extent permitted by the DGCL. Any notice required to be given under the Southwestern Bylaws may be waived by the person entitled thereto. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by statute.

STOCKHOLDER RIGHTS PLANS
Montage does not currently have a stockholder rights plan in effect.	Southwestern does not currently have a stockholder rights plan in effect.

Montage	Southwestern
STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS

Under Section 220 of the DGCL, a stockholder or his or her agent has a right to inspect the corporation’s stock ledger, a list of its stockholders and its other books and records during the usual hours of business upon written demand stating a proper purpose (which must be reasonably related to such person’s interest as a stockholder). If the corporation refuses to permit such inspection or fails to reply to the request within five business days of the demand, the stockholder may apply to the Chancery Court for an order to compel such inspection.

Pursuant to the Montage Bylaws, the officer who has charge of the stock ledger of Montage shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order for each class of stock, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting, (i) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of Montage. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be

Under Section 220 of the DGCL, a stockholder or his or her agent has a right to inspect the corporation’s stock ledger, a list of its stockholders and its other books and records during usual hours of business upon written demand stating a proper purpose (which must be reasonably related to such person’s interest as a stockholder). If the corporation refuses to permit such inspection or fails to reply to the request within five business days of the demand, the stockholder may apply to the Chancery Court for an order to compel such inspection.

Pursuant to the Southwestern Bylaws, the officer who has charge of the stock ledger of Southwestern shall prepare and make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting (i) either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held or (ii) during ordinary business hours, at the principal place of business of Southwestern. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
NUMBER OF DIRECTORS; TERM
Number of Directors Neither the Montage Charter nor the Montage Bylaws provides for a minimum or maximum number of directors. Subject to the rights of the holders of any class	Number of Directors The Southwestern Charter provides that the number of directors will be fixed by the Southwestern Bylaws and may be increased or decreased as provided

Montage	Southwestern

or series of preferred stock to elect directors under specified circumstances, if any, the number of directors is fixed by resolution of a majority of the Montage Board from time to time.

There are currently seven members of the Montage Board – however, following the effective time of the merger, there will be no remaining directors of Montage.

Term

All Montage directors shall be of one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected.

therein; provided, however, that the number of directors may not be less than three. The Southwestern Bylaws provide for a minimum of five directors, the exact number of directors to be determined by the Southwestern Board.

There are currently nine members of the Southwestern Board, and as of the effective time of the merger, the number of directors on the Southwestern Board will remain the same.

Term

A Southwestern director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

ELECTION OF DIRECTORS

The Montage Bylaws provide that, subject to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, so long as a quorum is present at any meeting at which directors are to be elected, the directors shall be elected by a plurality of the votes validly cast in such election.

Except as otherwise provided in the Montage Charter, Montage Bylaws, in a preferred stock designation or by applicable law, the holders of shares of Montage Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and the holders of preferred stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

The Southwestern Bylaws provide that except as otherwise provided in the Southwestern Charter, a nominee for director shall be elected to the board by stockholders if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast in any contested election.
FILLING VACANCIES ON THE BOARD OF DIRECTORS
The Montage Charter and the Montage Bylaws provide that any vacancy on the Montage Board caused by death, resignation, disqualification or removal from office or other cause will be filled by the vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders.	Pursuant to the Southwestern Charter, subject to the terms of any one or more classes or series of preferred stock, any vacancy on the Southwestern Board may be filled by a majority of the board then in office, even if less than a quorum, or by a sole remaining director. If the vacancy arose from an increase in the number of directors, the newly elected director will hold office until the next annual meeting or until his or her successor shall be elected or shall qualify. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Montage	Southwestern
REMOVAL OF DIRECTORS
Neither the Montage Charter or the Montage Bylaws discuss removal of directors from the board. However, under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the stockholders holding a majority of the outstanding shares of Montage Common Stock entitled to vote on the election of directors.	The Southwestern Charter and the Southwestern Bylaws provide that except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of Southwestern entitled to vote in the election of directors.
DIRECTOR NOMINATIONS BY STOCKHOLDERS

The Montage Bylaws provide that a stockholder must give advance written notice to the secretary of Montage of a director nomination to be considered at an annual meeting, or at a special meeting at which the Montage Board has determined that the directors are to be elected.

With respect to nominations to be considered at an annual meeting, the notice must be in writing, meet the requirements of the Montage Bylaws and be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the annual meeting for the preceding year, except that if the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not later than the close of business on the later of:

•  the 90th day prior to the date of such annual meeting; or

•  the 10th day following the day on which public announcement of the date of such meeting is first made by Montage, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting.

Director nominations to be considered at a special meeting must be in writing, meet the requirements of the Montage Bylaws and be delivered not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date

The Southwestern Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders or a special meeting called for the purpose of electing directors. Nominations may be made (a) by or at the direction of the Southwestern Board or (b) by any Southwestern stockholder who (i) is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and (ii) who complies with the notice procedures set forth in the Southwestern Bylaws. Clause (b) of the preceding sentence is the exclusive way for stockholders to make director nominations.

In order for a stockholder’s director nomination to be proper, the stockholder must give a timely notice. For notice to be timely, the stockholder must deliver or mail the notice to and the notice must be received by the secretary at Southwestern’s principal executive offices generally not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, assuming that meeting is held within 25 days of such anniversary. If the meeting is not held within 25 days before or after the first anniversary of the preceding year’s annual meeting, Southwestern must receive notice of a stockholder’s intention to nominate a director (or to introduce an item of business) no later than the close of business on the tenth day following the day on which notice of the annual meeting is sent or otherwise publicly disclose such date, whichever first occurs. In the case of a special meeting called for the purpose of electing directors, the stockholder must provide notice of nomination no later than the

Montage	Southwestern

of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made.

Neither the Montage Charter nor the Montage Bylaws contain proxy access provisions.

close of business on the tenth day following the day on which the notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

The Southwestern Bylaws provide that in order for a stockholder’s notice to be proper, the notice must include certain information about the stockholder’s nominee and about the nominating stockholder. Stockholders should refer to the Southwestern Bylaws for the exact information required to be provided in the notice. The written notice must be accompanied by (i) the written consent of each proposed director nominee and (ii) a completed and signed questionnaire, representation and agreement.

To be eligible to be a nominee for election or re-election by the stockholders as director, a person must deliver to the secretary of Southwestern a written questionnaire with respect to the background and qualification of such person and, if applicable, the background of any other person on whose behalf the nomination is being made and a written representation and agreement that such person:

•  is not and will not become a party to (A) any agreement, arrangement, or understanding with, and has not given commitment or assurance to, any person as to how such person, if elected as a director, will act or vote on any issue or question that has not been disclosed in such questionnaire or (B) any voting commitment that could limit or interfere with such person’s ability to comply, if elected, as a director, with such person’s duties under applicable law, as a director of Southwestern;

•  is not and will not become a party to any agreement, arrangement or understanding with any person other than Southwestern with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in such questionnaire; and

•  in such person’s individual capacity and on behalf of any person the nomination is being made, would be in compliance, if elected as a director, as of the date of such representation and will comply with, applicable law and all conflict of interest confidentiality and other policies and

Montage	Southwestern

guides of Southwestern applicable to directors generally and publicly available.

Proxy Access Nomination

The Southwestern Bylaws provide for proxy access nomination. Whenever the Southwestern Board solicits proxies with respect to the election of directors at an annual meeting, subject to the provisions of Section 2.18 of the Southwestern Bylaws, Southwestern shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by or at the direction of the Southwestern Board (or any duly authorized committee thereof), the name, together with the required information (as defined in the Southwestern Bylaws), of any person nominated for election (the “stockholder nominee”) to the Southwestern Board by a stockholder or group of no more than twenty (20) stockholders (counting as one stockholder, for this purpose, any two (2) or more funds that are part of the same related fund group (as defined in the Southwestern Bylaws)) that satisfies the requirements of Section 2.18 (such stockholder or stockholders, the “eligible stockholder”) and that expressly elects at the time of providing the notice required by Section 2.18 to have such nominee included in Southwestern’s proxy materials pursuant to Section 2.18. Subject to the provisions of Section 2.18, the name of any stockholder nominee included in Southwestern’s proxy statement for an annual meeting shall also be set forth on the form of proxy distributed by Southwestern in connection with such annual meeting.

For a stockholder nominee to be eligible for inclusion in Southwestern’s proxy materials pursuant to Section 2.18 of the Southwestern Bylaws, the eligible stockholder must give timely notice of such nomination (the “notice of proxy access nomination”) in proper written form to the Secretary of Southwestern. To be timely, the notice of proxy access nomination must be delivered to or mailed and received by the Secretary at the principal executive offices of Southwestern not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the first anniversary of the date that Southwestern first distributed its proxy statement to stockholders for the previous year’s annual meeting.

To make a nomination pursuant to Section 2.18, an eligible stockholder must have owned at least three percent (3%) of the outstanding shares of Southwestern Common Stock (the “required shares”)

Montage	Southwestern

continuously for at least three (3) years (the “minimum holding period”) as of both the date the notice of proxy access nomination is delivered to or mailed and received by the Secretary of Southwestern in accordance with Section 2.18 and the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting, and must continue to own the required shares through the date of the annual meeting.

In order for the eligible stockholder’s written notice of proxy access nomination to be in proper form, it must include or be accompanied by certain representations and statements as further described in Section 2.18 of the Southwestern Bylaws.

In addition to the information required pursuant to any other provision of the Southwestern Bylaws, Southwestern may require (i) any proposed stockholder nominee to furnish any other information (x) that may reasonably be required by Southwestern to determine whether the stockholder nominee would be independent under the independence standards (as defined in the Southwestern Bylaws), (y) that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such stockholder nominee or (z) that may reasonably be required by Southwestern to determine the eligibility of such stockholder nominee to serve as a director of Southwestern and (ii) the eligible stockholder to furnish any other information that may reasonably be required by Southwestern to verify the eligible stockholder’s continuous ownership of the required shares for the minimum holding period.

Section 2.18 of the Southwestern Bylaws provides the exclusive method for a stockholder to include nominees for election to the Southwestern Board in Southwestern’s proxy materials.

STOCKHOLDER PROPOSALS

The Montage Bylaws provide that a stockholder must give advance written notice to the secretary of Montage of any proposal for business to be conducted at an annual meeting.

With respect to proposals to be considered at an annual meeting, the notice must be in writing, meet the requirements of the Montage Bylaws and be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the annual meeting

The Southwestern Bylaws provide that a stockholder must give timely written notice to the secretary of Southwestern of any proposal for business to be conducted at an annual meeting.

To be timely, such notice must be delivered to or mailed and received at the principal executive offices of Southwestern not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is

Montage	Southwestern

for the preceding year, except that if the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of:

•  the 90th day prior to the date of such annual meeting; or

•  the 10th day following the day on which public announcement of the date of such meeting is first made by Montage, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting.

To be in proper form, a stockholder’s notice to the secretary of Montage must:

•  set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on Montage’s books, and of such beneficial owner, if any, (ii) (A) the class or series and number of shares of Montage that are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of Montage or with a value derived in whole or in part from the value of any class or series of shares of Montage, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of Montage or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Montage, (C) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder has a right to vote any shares of any security of Montage, (D) any short interest in any security of Montage (for purposes of the Montage Bylaws a person shall be deemed to have a “short called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.

In addition, to be timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the secretary at the principal executive offices of Southwestern not later than 5 business days after the later of the record date for the meeting or the date such record date is first publicly disclosed, in the case of the update and supplement required to be made as of the record date, and not later than 8 business days prior to the date for the meeting, or any adjournment or postponement thereof, in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof.

To be in proper form, a stockholder’s notice given pursuant to Section 2.3 of the Southwestern Bylaws shall set forth, as to the stockholder giving the notice and each beneficial owner, if any, on whose behalf the proposal is made:

•  a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment);

•  the name and address of the stockholder proposing such business, as they appear on Southwestern’s books, and of such beneficial owner;

Montage	Southwestern

interest” in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of Montage owned beneficially by such stockholder that are separated or separable from the underlying shares of Montage, (F) any proportionate interest in shares of Montage or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance- related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of Montage or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than ten days after the record date for the meeting to disclose such ownership as of the record date), (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (iv) a representation that the stockholder is a holder of record of stock of Montage entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting, (v) a representation that the stockholder will notify Montage in writing within five business days after the record date for such meeting of any change with respect to the information required under clauses (i) and (ii) above and in effect as of the record date for the meeting, and (vi) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group

•  (A) the class and number of shares of capital stock of Southwestern that are, directly or indirectly, owned beneficially or of record by such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of Southwestern or with a value derived in whole or in part from the value of any class or series of shares of Southwestern, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of Southwestern, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of Southwestern, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of Southwestern, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of Southwestern, through the delivery of cash or other property, or otherwise, and without regard of whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Southwestern (any of the foregoing, a “Derivative Instrument”) directly or the shares of Southwestern owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of Southwestern, (F) any proportionate interest in shares of Southwestern or Derivative Instruments

Montage	Southwestern

that intends to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of Montage’s outstanding stock required to approve or adopt the proposal or to elect each such nominee or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. If requested by Montage, the information required under clauses (i) and (ii) above shall be supplemented by such stockholder and any such beneficial owner not later than ten days after the record date for notice of the meeting to disclose such information as of such record date;

•  if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Montage Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (ii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

•  set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Montage Board (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner, or any of their respective affiliates or associates or others acting in concert therewith, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, and (G) any performance-related fees (other than an asset-based fee) that such stockholder or

•  a description of all arrangements or understandings between such stockholder or beneficial owner, or any of their respective affiliates or associates or others acting in concert therewith, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder or beneficial owner, or any of their respective affiliates or associates or others acting in concert therewith, in such business;

•  to the extent not required by the above bullets, any disclosures that would be required pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act if the requirements therein were applicable to such stockholder and such beneficial owner and any other information relating to such stockholder and beneficial owner that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

•  a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting. The presiding officer of the meeting shall, if the facts warrant, determine that business was not properly brought before the meeting in accordance with the foregoing procedure and, if he should so determine, he may so declare to the meeting and any such business not properly brought shall not be transacted.

Montage	Southwestern

or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

•  with respect to each nominee for election or reelection to the Montage Board, include a completed and signed questionnaire required of Montage’s directors (which will be provided to such person promptly following a request therefor), and other representations and agreements required by Section 2.9(A)(2) of the Montage Bylaws. Montage may require any proposed nominee to furnish such other information as may reasonably be required by Montage to determine the eligibility of such proposed nominee to serve as an independent director of Montage or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

So long as Southwestern is subject to Rule 14a-8 under the Exchange Act, business consisting of a proposal properly included in Southwestern’s proxy statement with respect to a meeting pursuant to such Rule may be transacted at a meeting; provided that the stockholder making such proposal complies with the requirements of such rule, including paragraph (h) thereof.

A stockholder who seeks to have any proposal included in Southwestern’s proxy materials must provide notice as required by and otherwise comply with the applicable requirements of the rules and regulations under the Exchange Act.

STOCKHOLDER ACTION BY WRITTEN CONSENT

The DGCL provides that, unless otherwise stated in a company’s certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

The Montage Bylaws provide that subject to the rights of holders of any class or series of preferred stock with respect to such class or series of preferred stock, any action required or permitted to be taken by Montage stockholders must be taken at a duly held annual or

The DGCL provides that, unless otherwise stated in a company’s certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

The Southwestern Charter provides that, unless otherwise required by law, stockholders shall be permitted to act by written consent in lieu of a meeting if the consent is signed by the number of stockholders necessary to authorize such action at a meeting where all shares entitled to vote thereon

Montage	Southwestern
special meeting of stockholders and may not be taken by any consent in writing of such stockholders.	were present and voted; provided, however, that if the stockholder action is on a proposal that would have the effect of increasing Southwestern’s capital stock or indebtedness, such action may only be taken by written consent without a meeting upon the unanimous consent of all of Southwestern’s stockholders.
CERTIFICATE OF INCORPORATION AMENDMENTS

Under Section 242 of the DGCL, a company’s certificate of incorporation may be amended upon a resolution of the board of directors and, subject to certain exceptions, approved by:

•  the holders of a majority of the outstanding shares entitled to vote; and

•  a majority of the outstanding shares of each class entitled to a class vote if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preference, or special rights of the shares of such class so as to affect them adversely, provided that if the amendment would alter or change the powers, preferences or special rights of 1 or more series of a class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected shall be considered a separate class for purposes of the vote.

The Montage Charter provides that the number of authorized shares of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock entitled to vote irrespective of the provisions of Section 242(b)(2).

The Montage Charter provides that the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of stock of Montage entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of the Montage Charter.

Holders of Montage Common Stock shall not be entitled to vote on any amendment to the Montage Charter that relates solely to the terms of one or more outstanding classes or series of preferred stock if the holders of such affected class or series are entitled, either separately or

Under Section 242 of the DGCL, a company’s certificate of incorporation may be amended upon a resolution of the board of directors and, subject to certain exceptions, approved by:

•  the holders of a majority of the outstanding shares entitled to vote; and

•  a majority of the outstanding shares of each class entitled to a class vote if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preference, or special rights of the shares of such class so as to affect them adversely, provided that if the amendment would alter or change the powers, preferences or special rights of 1 or more series of a class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected shall be considered a separate class for purposes of the vote.

The Southwestern Charter provides that Southwestern reserves the right to amend, alter, change or repeal any provision contained in the Southwestern Charter in the manner prescribed in the Southwestern Charter, the Southwestern Bylaws or the DGCL.

Montage	Southwestern
together with the holders of one or more other classes or series, to vote thereon pursuant to the Montage Charter (including any preferred stock designation) or pursuant to the DGCL.
BYLAW AMENDMENTS

The Montage Charter provides that the Montage Bylaws may be amended, altered or repealed:

•  by the Montage Board; or

•  upon the affirmative vote of holders of at least 66 2/3% in voting power of Montage’s then-outstanding shares entitled to vote thereon.

The Southwestern Charter provides that the Southwestern Board shall have the power to adopt, amend, alter or repeal the Southwestern Bylaws. The affirmative vote of at least a majority of the entire board shall be required to adopt, amend, alter or repeal the Southwestern Bylaws. The Southwestern Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.
INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Montage Bylaws provide that Montage will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Montage or, while a director or officer of Montage, is or was serving at the request of Montage as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith.

The Montage Bylaws provide that Montage, to the fullest extent not prohibited by applicable law as it presently exists or may hereafter be amended, will pay the expenses (including attorneys’ fees) incurred by a person potentially eligible for indemnification (as specified above) in defending any proceeding in advance of its final disposition to the fullest extent not

The Southwestern Charter and Southwestern Bylaws require Southwestern to indemnify any person who was or is a party or is threatened to be made a party to, or was otherwise involved in, a legal proceeding by reason of the fact that he or she is or was a director or an officer of Southwestern or, while serving as a director or officer of Southwestern, is or was serving at Southwestern’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent authorized by the DGCL, as it exists or may be amended, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Southwestern, and, with respect to any criminal proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. This right of indemnity includes, with certain limitations and exceptions, a right to be paid by Southwestern the expenses incurred in defending such proceedings.

Any indemnification under Article VIII (unless ordered by a court) of the Southwestern Bylaws shall be made by Southwestern only as authorized in the specific case upon a determination that

Montage	Southwestern

prohibited by applicable law; except that, to the extent required by law, such payment of expenses in advance of the final disposition of a proceeding will be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified.

Montage shall indemnify and advance expenses to a director or officer in connection with a proceeding (or part thereof) initiated by such director or officer only if such proceeding (or part thereof) was authorized by the Montage Board.

indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 8.1 and 8.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination:

•  by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum;

•  by a committee of such directors designated by a majority vote of such directors, even though less than a quorum;

•  if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

•  by the stockholders.

Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of Southwestern. To the extent, however, that a present or former director or officer of Southwestern has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by Southwestern in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Southwestern as authorized in Article VIII of the Southwestern Bylaws. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as Southwestern deems appropriate.

Montage	Southwestern
LIMITATION OF LIABILITY OF DIRECTORS

The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to such corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

The Montage Charter provides that no Montage director shall be liable to Montage or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. In addition to the circumstances in which a Montage director is not personally liable as set forth in the preceding sentence, the director shall not be liable to the fullest extent permitted by any amendment to the DGCL later enacted that further limits the liability of a director.

The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to such corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

The Southwestern Charter provides that no director shall be personally liable to Southwestern or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under DGCL as the same exists or may be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Southwestern shall be eliminated or limited to the fullest extent authorized by DGCL, as so amended.

CERTAIN BUSINESS COMBINATIONS
In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of the	In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of

Montage	Southwestern

outstanding voting stock of the corporation which is not owned by the interested stockholder.

Section 203 defines a “business combination” as a merger, sale or lease of assets, issuance of securities, or other similar transaction. Section 203 defines an “interested stockholder” as a person who owns, or is an affiliate or associate of the corporation and within three years prior did own, 15% or more of such corporation’s outstanding voting stock, and the affiliates and associates of such person.

Montage has opted out of and is not governed by Section 203 of the DGCL.

the outstanding voting stock of the corporation which is not owned by the interested stockholder.

Section 203 defines a “business combination” as a merger, sale or lease of assets, issuance of securities, or other similar transaction. Section 203 defines an “interested stockholder” as a person who owns, or is an affiliate or associate of the corporation and within three years prior did own, 15% or more of such corporation’s outstanding voting stock, and the affiliates and associates of such person.

Southwestern has not opted out of Section 203 of the DGCL.

VOTE REQUIRED FOR CERTAIN STOCKHOLDER ACTIONS IN CONNECTION WITH THE MERGER

Pursuant to Section 251 of the DGCL, the affirmative vote of holders of the majority of the outstanding stock of Montage entitled to vote thereon is required for the adoption of the Merger Agreement.

The Merger Agreement provides that the affirmative vote of a majority of the outstanding shares of Montage Common Stock entitled to vote is the only vote of any class of capital stock of Montage required by the DGCL, the Montage Bylaws or the Montage Charter to adopt the Merger Agreement and approve the transactions contemplated in the Merger Agreement.

Pursuant to Section 251(f) of the DGCL, in the case of a merger, unless otherwise required by its certificate of incorporation, no vote of stockholders of the surviving corporation is necessary if the surviving corporation’s certificate of incorporation and outstanding stock remain unaffected and no more than 20% of its common stock outstanding immediately prior to the merger is to be issued (or, in the case of treasury shares, delivered) under the plan of merger.

Consummation of the merger will not affect the Southwestern Charter, the outstanding shares of Southwestern will be unaffected in the merger, and Southwestern is issuing less than 20% of the outstanding shares of Southwestern Common Stock in the merger. No Southwestern stockholder vote is needed.

The Southwestern Charter and the Southwestern Bylaws are silent on whether a stockholder vote is needed for a merger.

FORUM SELECTION
The Montage Charter provides that, unless Montage consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) will, to the fullest extent permitted by applicable law and subject to applicable jurisdictional requirements, be the sole and exclusive forum for any current or former stockholder (including any current or former beneficial owner) to bring internal corporate claims, including claims in the right of Montage, that are

The Southwestern Bylaws provide that, unless Southwestern consents in writing to the selection of an alternative forum:

•  the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Southwestern, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Southwestern to Southwestern or Southwestern’s stockholders, (iii) any

Montage	Southwestern

based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery.

If any action the subject matter of which is within the scope of foregoing provision is filed in a court other than the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) (a “foreign action”) by any current or former stockholder (including any current or former beneficial owner), such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) in connection with any action brought in any such court to enforce the foregoing provision; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each case, unless the Court of Chancery of the State of Delaware or such other state or federal court has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein; and

•  the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Southwestern shall be deemed to have notice of and consented to the forum selection provisions set forth in the Southwestern Bylaws.

If any action the subject matter of which is within the scope of the foregoing provision is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the bullet above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS

As Montage is a Delaware corporation subject to the DGCL, the stockholders of Montage have those appraisal rights provided by Section 262 of the DGCL, to the extent applicable, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL.

Under Section 262 of the DGCL, Montage stockholders are not entitled to appraisal or dissenters’ rights in connection with the merger. Please see “The Merger—No Appraisal Rights.”

As Southwestern is a Delaware corporation subject to the DGCL, the stockholders of Southwestern have those appraisal rights provided by Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL.

Under Section 262 of the DGCL, Southwestern stockholders are not entitled to appraisal or dissenters’ rights in connection with the merger. Please see “The Merger—No Appraisal Rights.”

Montage	Southwestern
BUSINESS OPPORTUNITIES
The Montage Charter provides that, to the fullest extent permitted by applicable law, Montage, on behalf of itself and its subsidiaries, renounces any interest or expectancy of Montage and its subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are from time to time presented to any of The Hulburt Family II Limited Partnership, a Pennsylvania limited partnership, EnCap Energy Capital Fund VIII, L.P., a Texas limited partnership, EnCap Energy Capital Fund VIII Co-Investors, L.P., a Texas limited partnership, and EnCap Energy Capital Fund IX, L.P., a Texas limited partnership and their respective Affiliates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) (each, a “Sponsor” and together, the “Sponsor Group”) (or any agents, stockholders, members, partners, directors, officers or employees of the Sponsor Group) or any of their respective affiliates or any of their respective agents, stockholders, members, partners, directors, officers, employees, affiliates or subsidiaries (other than Montage and its subsidiaries) (each, a “Specified Person”), including any director or officer of Montage who is also a Specified Person, even if the business opportunity is one that Montage or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall have any duty to communicate or offer any such business opportunity to Montage or be liable to Montage or any of its subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, and Montage shall indemnify each such person against any claim that such person is liable to Montage or its stockholders for breach of any fiduciary duty, by reason of the fact that such person (i) participates in, pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another person or (iii) fails to present any such business opportunity, or information regarding any such business opportunity, to Montage or its subsidiaries, unless, in the case of a Specified Person who is a director or officer of Montage, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of Montage.	The Southwestern Charter and Southwestern Bylaws are silent on business opportunities.

CERTAIN BENEFICIAL OWNERS OF MONTAGE COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of shares of Montage Common Stock as of the close of business on September 30, 2020 (except as noted in the footnotes below) and with respect to: each person known by Montage to beneficially own 5% or more of the outstanding shares of Montage Common Stock; each member of the Montage Board; each named executive officer; and the members of the Montage Board and Montage’s executive officers as a group.

Montage has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Montage believes, based on the information furnished to Montage, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Montage Common Stock that he, she or it beneficially owns.

Applicable percentage ownership is based on 36,022,393 shares of Montage Common Stock outstanding as of September 30, 2020.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Montage Resources Corporation, 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039.

Name of Beneficial Owner	Shares of Montage Common Stock Owned	Percentage of Total Outstanding Montage Common Stock (%)(1)
5% Stockholders
EnCap Partners GP, LLC(2)	14,051,904	39.0%
Silver Point Capital, L.P.(3)	2,300,000	6.4%
Directors and Named Executive Officers
Randall M. Albert(4)	31,908	*
Mark E. Burroughs, Jr.(2), (4)	34,615	*
Don Dimitrievich(5)	—	*
Richard D. Paterson(4)	31,775	*
D. Martin Phillips(2), (4)	31,515	*
Douglas E. Swanson, Jr.(2), (4)	31,515	*
John K. Reinhart(6)	189,744	*
Michael L. Hodges	11,087	*
Oleg E. Tolmachev(7)	134,206	*
Benjamin W. Hulburt(8)	—	*
Matthew R. DeNezza(8)	13,433	*
All executive officers and directors as a group (11 persons)(9)	443,237	1.2%

*	Less than one percent
(1)	Applicable percentage ownership is based on 36,022,393 shares of Montage Common Stock outstanding as of September 30, 2020.
(2)

Based solely on an Amendment No. 10 to Schedule 13D filed with the SEC on August 12, 2020 (the “Schedule 13D/A”) by EnCap Energy Capital Fund VIII, L.P. (“EnCap Fund VIII”), EnCap Energy Capital Fund VIII Co-Investors, L.P. (“EnCap Fund VIII Co-Invest”), EnCap Energy Capital Fund IX, L.P. (“EnCap Fund IX” and together with EnCap Fund VIII and EnCap Fund VIII Co-Invest, the “EnCap Funds”), EnCap Partners GP, LLC (“EnCap Partners GP”), and TPR Residual Assets, LLC (“TPR Residual”). According to the Schedule 13D/A, 2,521,573 shares of Montage Common Stock are owned directly by TPR Residual. TPR Residual is member-managed by EnCap Fund IX. As a result, EnCap Fund IX may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by TPR Residual. The EnCap Funds collectively directly hold the 11,530,331 remaining shares of Montage Common Stock. EnCap Partners GP is the sole general partner of EnCap Partners, LP, which is the managing member of EnCap Investments Holdings, LLC, which is the sole member of EnCap Investments GP, L.L.C., which is the sole general partner of EnCap Investments L.P. EnCap Investments L.P. is the sole general partner of EnCap Equity Fund VIII GP, L.P. (“EnCap Fund VIII GP”) and EnCap Equity Fund IX GP, L.P. (“EnCap Fund IX GP”). EnCap Fund VIII GP is the sole general partner of each of EnCap Fund VIII and EnCap Fund VIII Co-Invest. EnCap Fund IX GP is the sole general partner of EnCap Fund IX. Therefore, EnCap Partners GP may be deemed to share the right to direct the disposition of the Montage Common Stock held by the EnCap Funds. The principal business address for the foregoing persons is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002. Messrs. Burroughs, Phillips, and Swanson serve in various functions and capacities for EnCap Partners GP.
(3)

Based solely on a Schedule 13G filed with the SEC on February 14, 2020 (the “Schedule 13G”). According to the Schedule 13G, Silver Point Capital, L.P. (“Silver Point”) has sole voting and sole dispositive power over 2,300,000 shares of Montage Common Stock. The Schedule 13G was jointly filed by Silver Point, Mr. Edward A. Mulé and Mr. Robert J. O’Shea with respect to the ownership of shares of Montage Common Stock by Silver Point Capital Fund, L.P. (the “Onshore Fund”) and Silver Point Capital Offshore Master Fund, L.P. (the “Offshore Fund”). Silver Point is the investment manager of the Onshore Fund and the Offshore Fund. Silver Point Capital Management, LLC (“Silver Point Management”) is the general partner of Silver Point. Each of Mr. Mulé and Mr. O’Shea is a member of Silver Point Management. Silver Point’s principal business address is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(4)	Includes 11,667 unvested shares of restricted Montage Common Stock.
(5)

Mr. Dimitrievich is a Managing Director at HPS Investment Partners, LLC (“HPS”). HPS and its managed funds and accounts own or control approximately 919,864 shares of Montage Common Stock, representing approximately 2.6% of shares of Montage Common Stock outstanding as of September 30, 2020.

(6)	Includes 189,744 shares of Montage Common Stock held by The Reinhart Family Living Trust, which is controlled by Mr. Reinhart.
(7)

Based on the information and records currently in the possession of Montage. Mr. Tolmachev’s employment with Montage was terminated effective June 1, 2020. Montage’s business address is not Mr. Tolmachev’s mailing address.

(8)

Based on the information and records currently in the possession of Montage. In connection with the consummation of Montage’s business combination transaction with Blue Ridge Mountain Resources, Inc., on February 28, 2019, Benjamin W. Hulburt resigned as Montage’s Chairman, President and Chief Executive Officer and Matthew R. DeNezza resigned as Montage’s Executive Vice President and Chief Financial Officer. Montage’s business address is not Mr. Hulburt’s or Mr. DeNezza’s mailing address.

(9)

These persons represent Montage’s current directors and executive officers and do not include the named executive officers who resigned on February 28, 2019, or the named executive officer whose employment was terminated effective June 1, 2020.

VALIDITY OF COMMON STOCK

The validity of the shares of Southwestern Common Stock offered hereby will be passed upon for Southwestern by Skadden, Arps, Slate, Meagher & Flom LLP.

LEGAL MATTERS

Certain U.S. federal income tax consequences of the merger will be passed upon for Southwestern by Skadden, Arps, Slate, Meagher & Flom LLP and for Montage by Norton Rose Fulbright US LLP.

EXPERTS

Southwestern

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to Southwestern Energy Company’s Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

Certain estimates of Southwestern’s oil and natural gas reserves and related future net cash flows related to Southwestern’s properties as of December 31, 2019, incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement were based upon reserve estimates made by Southwestern’s reservoir engineers under the supervision of Southwestern’s management. These reserve estimates are audited each year by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm.

Montage

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Montage Resources Corporation incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Certain estimates of Montage’s oil and natural gas reserves and related future net cash flows related to Montage’s properties as of December 31, 2019, incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement were based upon reserve reports prepared by independent petroleum engineers, Software Integrated Solutions Division of Schlumberger Technology Corporation. Montage has included these estimates in reliance on the authority of such firm as experts in such matters.

STOCKHOLDER PROPOSALS

Southwestern

Southwestern held its 2020 annual meeting of stockholders on May 19, 2020. Shareholder proposals intended to be presented for possible inclusion in Southwestern’s proxy materials for Southwestern’s 2021 annual meeting of stockholders (the “Southwestern 2021 Meeting”) must be received by Southwestern at its principal offices not later than December 10, 2020. Any shareholder submitting a proposal intended to be brought before the Southwestern 2021 Meeting who has not sought inclusion of the proposal in Southwestern’s proxy materials must provide written notice of such proposal to the Secretary of Southwestern at Southwestern’s principal executive offices no later than the close of business on February 18, 2021, and no earlier than the opening of business on January 19, 2021. If, however, the Southwestern 2021 Meeting is called for a date that is not within 25 days before or after the anniversary of Southwestern’s 2020 annual meeting, written notice of any such proposal must be received no later than the close of business on the tenth day following the day on which notice of the annual meeting date was mailed or such public disclosure of the date of the Southwestern 2021 Meeting was made, whichever first occurs. The Southwestern Bylaws require that notices of shareholder proposals contain certain information about any proposal and the proposing shareholder. A copy of the relevant bylaw provisions may be obtained on www.sec.gov or by contacting the Secretary, Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389, (832) 796-4700.

Eligible stockholders may nominate a candidate for election to the Southwestern Board for inclusion in Southwestern’s proxy materials in accordance with the “proxy access” provisions of the Southwestern Bylaws. The Southwestern Bylaws require that notice be provided in writing to the Secretary of Southwestern (at the same address noted above) no later than the close of business on December 10, 2020, and no earlier than the opening of business on November 10, 2020. The Southwestern Bylaws also provide that, subject to compliance with certain requirements, any shareholder may nominate a candidate for election to the Southwestern Board, which nomination is not submitted for inclusion in Southwestern’s proxy materials. Assuming that the Southwestern 2021 Meeting is held within 25 days of May 19, 2021, the Southwestern Bylaws require that notice of any such nomination be provided in writing to the Secretary of Southwestern (at the same address noted above) no later than the close of business on February 18, 2021, and no earlier than the opening of business on January 19, 2021.

For more information regarding stockholder proposals for the Southwestern 2021 Meeting, see the “Date for Receipt of Shareholder Proposals for the 2021 Annual Meeting” and “Date for Receipt of Shareholder Director Nominations for the 2021 Annual Meeting” sections of Southwestern Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2020.

Montage

Montage held its 2020 annual meeting of stockholders on June 19, 2020. Montage will only hold an annual meeting of stockholders in 2021 (the “Montage 2021 Meeting”) if the merger is not completed. If the merger is not completed, any stockholder desiring to present a stockholder proposal at the Montage 2021 Meeting and to have the proposal included in Montage’s related proxy statement pursuant to Rule 14a-8 under the Exchange Act must send the proposal to Paul M. Johnston, Executive Vice President, General Counsel and Corporate Secretary, at Montage’s principal executive offices, 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039, so that it is received no later than January 5, 2021. All such proposals should comply with SEC rules and regulations. Montage will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

In addition, in accordance with Montage’s bylaws, any stockholder entitled to vote at the Montage 2021 Meeting may propose business (other than proposals to be included in Montage’s proxy materials as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the Montage 2021

Meeting and/or nominate persons to serve on the Montage Board at the Montage 2021 Meeting only if written notice of such stockholder’s intent is given in accordance with the requirements of the Montage Bylaws. Such proposal must be submitted in writing at the address shown above, so that it is received between February 19, 2021, and March 21, 2021. However, in the event that the Montage 2021 Meeting is scheduled to be held before May 20, 2021, or after August 18, 2021, such stockholder notice will be timely if it is delivered not earlier than the close of business on the 120th day prior to the date of the Montage 2021 Meeting and not later than the close of business on the later of the 90th day prior to the Montage 2021 Meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by Montage.

HOUSEHOLDING OF PROXY MATERIALS

Each registered Montage stockholder (meaning you own shares in your own name on the books of Montage’s transfer agent, Computershare Trust Company, N.A.) will receive one copy of this proxy statement/prospectus per account, regardless of whether you have the same address as another stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. If you hold shares through a broker, some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Montage will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Paul M. Johnston, Executive Vice President, General Counsel and Corporate Secretary, at Montage’s principal executive offices, 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039, or contact Montage Investor Relations by telephone at (469) 444-1736 or by email at dkris@mresources.com.

WHERE YOU CAN FIND MORE INFORMATION

Southwestern and Montage file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Southwestern and Montage, which you can access at www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus.

Southwestern has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Southwestern Common Stock to be issued to Montage stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Southwestern and Montage, respectively. The rules and regulations of the SEC allow Southwestern and Montage to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows Southwestern and Montage to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

This proxy statement/prospectus incorporates by reference the documents listed below that Southwestern and Montage have previously filed with the SEC. They contain important information about the companies and their financial condition.

Southwestern SEC Filings

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•	Definitive Proxy Statement on Schedule 14A for the 2020 annual meeting of stockholders;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020;

•

Current Reports on Form 8-K filed on May 26, 2020, June  4, 2020, June  8, 2020, August  12, 2020, August  18, 2020, August  20, 2020 and August 27, 2020 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•

The description of Southwestern’s common stock contained in Southwestern’s Registration Statement on Form 8-A, dated October 23, 1981, as amended by Amendment No. 1 filed with Southwestern’s Current Report on Form 8-K dated July 8, 1993, and Amendment No. 2 filed with Southwestern’s Current Report on Form 8-K/A dated August 3, 2006.

Montage SEC Filings

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•	Definitive Proxy Statement on Schedule 14A for the 2020 annual meeting of stockholders;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020;

•

Current Reports on Form 8-K filed on March 11, 2020, May 7, 2020, June  2, 2020, June 3, 2020, June  22, 2020, August 18, 2020 and October 1, 2020 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•

The description of Montage’s common stock contained in Montage’s Form 8-A filed on June 19, 2014, and any other amendment or report filed for the purposes of updating such description, including Exhibit 4.5 to Montage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, Southwestern and Montage incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the Montage Special Meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Statements contained in this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC.

You can obtain any of the other documents listed above from the SEC, through the SEC’s web site at the address indicated above, or from Southwestern or Montage, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Southwestern Energy Company	Montage Resources Corporation
10000 Energy Drive	122 W. John Carpenter Fwy, Suite 300
Spring, TX 77389	Irving, TX 75039
(832) 796-4068	(469) 444-1736

These documents are available from Southwestern or Montage, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about Southwestern and Montage at their internet websites at www.swn.com and www.montageresources.com, respectively. Information contained on these websites does not constitute part of this proxy statement/prospectus.

If you are a Montage stockholder and would like to request documents, please do so by November 4, 2020 to receive them before the Montage Special Meeting. If you request any documents from Southwestern or Montage, Southwestern or Montage will mail them to you by first class mail, or another equally prompt means, within one business day after Southwestern or Montage, as the case may be, receives your request.

This document is a prospectus of Southwestern and is a proxy statement of Montage for the Montage Special Meeting. Neither Southwestern nor Montage has authorized anyone to give any information or make any representation about the merger or Southwestern or Montage that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Southwestern or Montage has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

SOUTHWESTERN ENERGY COMPANY

and

MONTAGE RESOURCES CORPORATION

dated as of

August 12, 2020

A-i

A-ii

A-iii

TABLE OF DEFINED TERMS

2023 Notes	69
Acceptable Confidentiality Agreement	60
Acquisition Agreement	60
Acquisition Proposal	63
Adjustment Event	10
Advisers Act	40
Agent	89
Agreement	1
Antitrust Division	67
Balance Sheet Date	18
Book Entry Share	6
Business Day	89
Buyer	1
Buyer Balance Sheet	46
Buyer Balance Sheet Date	48
Buyer Board	1
Buyer Common Stock	3
Buyer Disclosure Letter	42
Buyer Options	43
Buyer Organizational Documents	43
Buyer PSUs	43
Buyer Restricted Stock	43
Buyer RSUs	43
Buyer SEC Documents	46
Buyer Stock Incentive Plan	43
Capital Stock	89
Certificate	6
Certificate of Merger	2
Claim	73
Closing	2
Closing Date	2
Code	89
Common Shares Trust	8
Company	1
Company Assets	32
Company Balance Sheet	16
Company Board	1
Company Common Stock	4
Company Credit Agreement	89
Company Disclosure Letter	10
Company ERISA Affiliate	21
Company Independent Petroleum Engineers	18
Company Intervening Event	62
Company Leased Real Property	33
Company Material Contract	26
Company Organizational Documents	11
Company Owned Real Property	33
Company Permits	25
Company Plan	21

Company Preferred Stock	12, 43
Company Real Property Leases	33
Company Recommendation	41
Company Required Vote	40
Company Reserve Report	18
Company SEC Documents	15
Company Special Meeting	71
Company Systems	31
Competition Laws	90
Confidentiality Agreement	90
Continuing Employees	75
Derivative Transaction	38
DGCL	2
Effective Time	2
Environmental Claim	31
Environmental Laws	31
Environmental Permits	30
ERISA	21
Excess Shares	8
Exchange Act	15
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	4
Excluded Shares	4
FTC	67
GAAP	16
good and defensible title	18
Governmental Entity	15
Hazardous Substance	32
HSR Act	15
Hydrocarbon Contract	21
Hydrocarbons	18
Indemnified Parties	72
Intellectual Property	25
Investigation	65
Investment Company Act	40
knowledge	90
Laws	14
Liens	90
Litigation	91
Material Adverse Effect	91
Merger	2
Merger Consideration	4
NYSE	92
Oil and Gas Leases	92
Oil and Gas Properties	92
Permits	25
Permitted Encumbrance	92
Permitted Liens	94
Person	94

A-iv

Proxy Statement	69
Redemption Notice	69
Release	32
Representatives	59
Return	94
rights-of-way	34
S-4	15
SEC	15
Secretary of State	2
Section 5.3(c) Notice Period	61
Securities Act	16
Shares	4

SOX	94
SPD	22
Subsidiary	94
Superior Proposal	63
Surviving Entity	2
Tax	95
Termination Date	83
Transition Tax Obligations	95
Treasury Regulations	95
Trustee	69
WARN Act	36
Wells	95

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 12, 2020 (this “Agreement”), by and between Montage Resources Corporation, a Delaware corporation (the “Company”), and Southwestern Energy Company, a Delaware corporation (the “Buyer”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) and the Board of Directors of the Buyer (the “Buyer Board”) have each approved and declared advisable this Agreement and the transactions contemplated hereby, including the merger of the Company with and into the Buyer upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof, the Buyer Board and the Company Board have each approved this Agreement and the merger of the Company with and into the Buyer in accordance with the terms of this Agreement and the DGCL;

WHEREAS, the Buyer Board has determined it is in the best interests of the Buyer and the holders of the Buyer Common Stock, and declared it advisable, to enter into this Agreement, and the transactions contemplated hereby, including the Merger, and to issue the Buyer Common Stock pursuant to the Merger;

WHEREAS, the Company Board has determined it is in the best interests of the Company and the holders of Company Common Stock, and declared it advisable, to enter into this Agreement, and the transactions contemplated hereby, including the Merger and has resolved to submit this Agreement to a vote of the holders of Company Common Stock and recommend adoption of this Agreement by the holders of Company Common Stock;

WHEREAS, it is the intention of the Buyer and the Company that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, and the rules and regulations promulgated thereunder and that this Agreement constitutes and is hereby adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code and the applicable regulations;

WHEREAS, in order to induce the Buyer to enter into this Agreement, funds managed by EnCap Investments, L.P. are contemporaneously entering into a Support Agreement, of even date herewith, with the Buyer, in the form of Exhibit A attached hereto; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company shall merge with and into the Buyer (the “Merger”), the separate existence of the Company shall thereupon cease and the Buyer shall be the surviving entity in the Merger (“Surviving Entity”). The Merger shall have the effects set forth in the General Corporation Law of the State of Delaware (the “DGCL”), including the Surviving Entity’s succession to and assumption of all rights and obligations of the Buyer and the Company.

1.2 Effective Time.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer and the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed and filed with the

Secretary of State of the State of Delaware (the “Secretary of State”) in such form as required by and in accordance with the applicable provisions of the DGCL. The Merger shall become effective (the “Effective Time”) upon (i) the date and time the Certificate of Merger has been duly filed with the Secretary of State in accordance with the DGCL, or (ii) such other time, if any, as the parties shall agree and specify in the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable on the Closing Date.

1.3 Closing.

Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Houston time, on a date to be specified by the parties hereto, which shall be no later than the third Business Day after satisfaction or waiver (by the party entitled to waive the condition) of all of the conditions set forth in Article VI (except for those conditions that can by their nature be satisfied only at the time of the Closing, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1000 Louisiana Street, Suite 6800, Houston, Texas 77002, unless another date and/or place is agreed to in writing by the parties hereto.

1.4 Organizational Documents of Surviving Entity.

Pursuant to the Merger, (a) the Amended and Restated Certificate of Incorporation of the Buyer, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Entity until thereafter amended in accordance with its terms and the DGCL, and (b) the Amended and Restated Bylaws of the Buyer, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with its terms and the DGCL.

1.5 Officers.

The officers of the Buyer immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.6 Board of Directors.

The directors of the Buyer immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Entity until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity’s certificate of incorporation and bylaws.

1.7 Alternative Transaction Structures.

The parties agree that the Buyer may change the method and structure of effecting the Merger, and the Company shall cooperate, and shall cause its Subsidiaries to cooperate, in such efforts, including by entering into appropriate amendments to this Agreement related thereto; provided, however, that any actions taken pursuant to this Section 1.7 shall not (i) alter or change the kind or amount of consideration to be issued in exchange for each Share as provided for in this Agreement, (ii) require the Company to seek the Company Required Vote if the Company Required Vote has already been obtained, (iii) materially delay receipt of any approvals required by Section 5.5(a), (iv) without the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed), alter the intended tax treatment described in Section 5.13(a), (vi) require the Buyer to seek the approval of any holders of its securities, (vii) otherwise cause the satisfaction of any condition to Closing set forth in Article VI to be materially delayed or to be materially more difficult, including with respect to delivery of the certificates required by Section 6.3 (unless duly waived by the party entitled to the benefit of such condition), or (viii) result in additional conditions to the Closing.

ARTICLE II

CONVERSION OF SHARES

2.1 Effect of the Merger on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Company or the holder of any shares of Buyer Common Stock or Company Common Stock:

(a) Equity of the Buyer. Each share of common stock, par value $0.01 per share, of the Buyer (“Buyer Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Buyer Common Stock and shall not be affected by the Merger.

(b) Capital Stock of the Company. At the Effective Time, each share of common stock, par value $0.01 per share, of the Company (referred to herein as “Shares” or “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares but including Shares described in Section 2.3(b) and Section 2.3(c)) shall be converted into 1.8656 shares of Buyer Common Stock (such ratio, the “Exchange Ratio”) which shares of Buyer Common Stock will be duly authorized, fully paid, non-assessable and validly issued in accordance with applicable Laws and the Amended and Restated Certificate of Incorporation of the Buyer. Notwithstanding anything to the contrary in this Agreement, all Company Common Stock (if any) held in treasury or owned directly or indirectly by the Company or any of its wholly-owned Subsidiaries or by the Buyer or any of its wholly-owned Subsidiaries as of immediately prior to the Effective Time, other than those held in a fiduciary capacity (“Excluded Shares”), will automatically be cancelled and no consideration will be paid or delivered in exchange therefor.

(c) Cancellation of Shares. Shares of Company Common Stock, when converted in accordance with Section 2.1(b), shall cease to be outstanding and shall automatically be canceled and cease to exist, and each holder of a Certificate or Book Entry Share shall cease to have any rights with respect thereto, except the right to receive in respect of each share of Company Common Stock previously represented thereby (i) the consideration set forth in Section 2.1(b), (ii) any dividends or other distributions in accordance with Section 2.4(d), and (iii) any cash to be paid in lieu of any fractional shares of Buyer Common Stock in accordance with Section 2.4(f), in each case without interest (collectively, the “Merger Consideration”), and in each case to be issued or paid in consideration therefor upon the surrender of such Certificate or Book Entry Share in accordance with Section 2.4.

2.2 Dissenter’s Rights.

In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Company Common Stock or holders of Buyer Common Stock in connection with the Merger.

2.3 Treatment of Equity Awards.

(a) As of immediately prior to the Effective Time, by virtue of the occurrence of the Effective Time and without any action on the part of the holder thereof, each Company RSU Award that is outstanding immediately prior to the Effective Time shall be converted into an award (an “Assumed RSU Award”), with respect to a number of shares of Buyer Common Stock equal to the product obtained by multiplying (i) the applicable number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time by (ii) the Exchange Ratio. For each holder of a Company RSU Award, any fractional shares resulting from the conversion of his or her Company RSU Awards shall be rounded to the nearest whole share. Except as otherwise provided in this Section 2.3(a), each Assumed RSU Award shall continue to have, and shall be subject to, the same terms and conditions (including time vesting conditions and, if applicable, any accelerated vesting in connection with a termination of service) that applied to the underlying Company RSU Award immediately prior to the Effective Time, except that Buyer (x) may modify terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other immaterial administrative or ministerial changes as in the reasonable and good faith determination of the Buyer are appropriate to effectuate the administration of the Assumed RSU Award, and (y) except as provided in Section 2.3(d), may elect to settle the Assumed RSU Award upon vesting in either Buyer Common Stock or cash (the amount of which shall be equal to the fair market value of the Buyer Common Stock otherwise deliverable in settlement of the Assumed RSU Award).

(b) The Company shall take all necessary and appropriate actions so that, prior to the Effective Time, each then outstanding Company PSU Award shall be terminated and vested in accordance with its terms with the number of shares of Company Common Stock deliverable with respect to a Company PSU Award in connection with such termination and vesting determined by the Compensation Committee of the Company Board pursuant to the terms of the applicable Company PSU Award, as such terms are in effect on the date hereof. The Company (including the Company Board and any delegate thereof) shall not use discretion to increase the amount of consideration payable with respect to any Company PSU Award in connection with such termination and vesting, and, except as provided in Section 2.3(d) the Buyer may elect to settle the Company PSU Award in Buyer Common Stock (determined using the vesting determination described above and converted into a number of shares of Buyer Common Stock in the same manner described in Section 2.3(a)) or in cash (the amount of which shall be equal to the fair market value of the Buyer Common Stock otherwise deliverable in settlement of the Company PSU Award pursuant to this Section 2.3(b) if the Buyer had instead elected to settle the Company PSU Award in Buyer Common Stock). The Company shall provide the Buyer with an opportunity to review and comment upon any determination of the amount payable in respect of a Company PSU Award in connection with the provisions of this Section 2.3(b), including calculations with respect to total shareholder return, as applicable.

(c) The Company shall take all necessary and appropriate actions so that prior to the Effective Time each Company Restricted Stock Award granted to a Company non-employee director shall vest. Shares of Company Common Stock attributable to such Company Restricted Awards shall be treated in the manner set forth in Section 2.1(b) upon the Effective Time.

(d) All payments in settlement of (i) any Assumed RSU Awards that vest immediately prior to or upon the occurrence of the Closing and (ii) the Company PSU Awards pursuant to Section 2.3(b) shall, in each case, be made at or as soon as practicable following the Effective Time, but in no event more than five (5) Business Days following the Effective Time, and shall be subject to any applicable withholding; provided, however, that to the extent any payment in settlement of all or any portion of a Company PSU Award or Assumed RSU Award cannot be paid during such period without causing the recipient to incur a penalty tax under Section 409A of the Code, then such payment shall be made solely in Buyer Common Stock and paid in accordance with Section 409A of the Code and applicable guidance thereunder.

2.4 Exchange of Company Common Stock.

(a) Exchange Agent. Prior to the Effective Time, the Buyer shall designate a bank, trust company or nationally recognized stockholder services provider (the “Exchange Agent”) for the purpose of exchanging, in accordance with this Article II, Certificates and Book Entry Shares for the Merger Consideration. Promptly after the Effective Time, the Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, evidence of shares of Buyer Common Stock representing the aggregate amount of shares of Buyer Common Stock sufficient to deliver the Merger Consideration. The Buyer agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.4(d). Any cash and Buyer Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Buyer, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of Company Common Stock. Any interest and other income resulting from such investments shall be paid to the Buyer. Except as contemplated by this Agreement, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, the Buyer shall instruct the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate representing Company Common Stock (a “Certificate”) or a non-certificated share of Company Common Stock (a “Book Entry Share”) that immediately prior to the Effective Time represented shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon proper delivery of the corresponding Certificates to the Exchange Agent (or affidavits of loss in lieu thereof together with any bond required pursuant to Section 2.4(c)) or receipt by the Exchange Agent of an “agent’s message” with respect to Book Entry Shares, and shall be in customary form as directed by the Buyer and reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented thereby. Promptly after the Effective Time, upon surrender of Certificates (or affidavits of loss in lieu thereof together with any bond required pursuant to Section 2.4(c)) or Book Entry Shares for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may reasonably be required pursuant to such instructions, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor, (A) shares of Buyer Common Stock representing, in the aggregate, the whole number of shares of Buyer Common Stock that such holder has the right to receive pursuant to Section 2.1 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the aggregate amount of dividends and other distributions pursuant to Section 2.4(d) and cash payable in lieu of any fractional shares of Buyer Common Stock pursuant to Section 2.4(f). No interest shall be paid or accrued on any Merger Consideration. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(c) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Buyer, the posting by such Person of a bond in such reasonable amount as the Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (including any cash to be paid in lieu of any fractional shares of Buyer Common Stock) and dividends or other distributions with respect to Buyer Common Stock payable in respect of the shares of Company Common Stock formerly represented by such Certificate.

(d) Distributions with Respect to Unexchanged Buyer Common Stock. No dividends or other distributions declared or made with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Share with respect to the Buyer Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book Entry Share and no cash payment in lieu of fractional shares of Buyer Common Stock shall be paid to any such holder until such holder shall surrender such Certificate or Book Entry Share in accordance with this Section 2.4. Subject to applicable Law, following surrender of any such Certificate or Book Entry Share, there shall be paid to such holder of Buyer Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the number of shares of any Buyer Common Stock due pursuant to Section 2.1 and cash payable in lieu of fractional shares of Buyer Common Stock to which such holder is entitled pursuant to

Section 2.4(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such holder’s whole shares of Buyer Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such holder’s whole shares of Buyer Common Stock.

(e) No Further Rights in Company Common Shares. The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4(d) or Section 2.4(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

(f) Fractional Shares.

(i) No certificates or scrip or Buyer Common Stock representing fractional shares of Buyer Common Stock or book entry credit of the same shall be issued upon the conversion of shares of Company Common Stock pursuant to Section 2.1, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any Buyer Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates or Book Entry Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest and rounded to the nearest cent) representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of Buyer Common Stock equal to the excess of (x) the aggregate number of shares of Buyer Common Stock to be delivered to the Exchange Agent by Buyer pursuant to this Section 2.4 over (y) the aggregate number of whole shares of Buyer Common Stock to be distributed to the holders of Certificates or Book-Entry Shares pursuant to this Section 2.4 (such excess being herein called the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares of Buyer Common Stock. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates and Book Entry Shares representing shares of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following paragraph.

(ii) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Company Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Company Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Company Common Stock would otherwise be entitled.

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Buyer Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock without interest, subject to and in accordance with this Section 2.4.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock after 180 days following the Effective Time shall be delivered to the

Buyer upon demand and, from and after such delivery to the Buyer, any former holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Buyer for the Merger Consideration payable in respect of such shares of Company Common Stock. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Buyer free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(h) No Liability. None of the Buyer, the Company, the Exchange Agent or any other Person shall be liable to any holder of shares of Company Common Stock for any shares of Buyer Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Entity pursuant to any abandoned property, escheat or similar Law.

(i) Withholding. The Buyer, the Exchange Agent and any other applicable withholding agent (as applicable) shall be entitled to deduct and withhold from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld under the Code, Treasury Regulations or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid or otherwise delivered to the Person to whom such amounts would otherwise have been paid or delivered.

(j) Book Entry. All shares of Buyer Common Stock to be issued in the Merger shall be issued in book entry form, without physical certificates.

2.5 Stock Transfer Books.

At the close of business on the date on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the close of business on the date on which the Effective Time occurs, any Certificates or Book Entry Shares presented to the Exchange Agent or the Buyer for any reason shall represent only the right to receive the Merger Consideration payable in respect of the shares of Company Common Stock represented thereby in accordance with the terms hereof.

2.6 Certain Adjustments.

If after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Buyer Common Stock or Company Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs (any such action, an “Adjustment Event”), the Merger Consideration will be adjusted accordingly to provide to the holders of Company Common Stock and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such Adjustment Event; provided, however, that nothing in this Section 2.6 shall be deemed to permit or authorize any party hereto to affect any such change that it is otherwise prohibited by this Agreement, including Sections 5.1 and 5.2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) other than with respect to Sections 3.1, 3.2 and 3.3, the Company SEC Documents filed with the SEC on or prior to one (1) Business Day before the date of this Agreement (but (i) excluding any disclosure contained in any such Company SEC Document under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading to the extent that such information is cautionary or forward-looking in nature (other than any historical factual information contained within such headings, disclosure or statements) and (ii) without giving effect to any amendment thereof or supplement thereto filed with, or furnished to the SEC on or after the date hereof) but only to the extent (A) such Company SEC Documents are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System and (B) the relevance of the applicable disclosure as an exception to the applicable representations and warranties is reasonably apparent on the face of such disclosure or (b) the disclosure letter delivered to the Buyer by the Company at or prior to the execution hereof (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to the Buyer as follows:

3.1 Organization.

(a) The Company and each of its Subsidiaries is a corporation or other entity duly organized or formed, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation (in the case of good standing, to the extent such jurisdiction recognizes such concept), and has all requisite corporate or other organizational power and authority required to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as it is now being conducted, except in the case of any Subsidiary of the Company, where the failure of such Subsidiary to be so organized, formed, existing or in good standing, or to have such power or authority, individually or in the aggregate, has not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company.

(b) The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing to do business as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary (in the case of good standing, to the extent such jurisdiction recognizes such concept), except for such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company.

(c) The Company has previously delivered to the Buyer complete and correct copies of each of its certificate of incorporation and bylaws, in each case as amended (if so amended) to the date of this Agreement, and has made available to the Buyer complete and correct copies of each of the Company’s Subsidiaries’ certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, operating agreements, partnership agreements or other organizational documents, in each case as amended (if so amended) to the date of this Agreement (collectively, the “Company Organizational Documents”), and each such document as so delivered is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions contained therein in any material respect.

(d) Section 3.1(d) of the Company Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation or formation, the entity that owns each Subsidiary’s equity and the percentage ownership reflected thereby. Other than as set forth in Section 3.1(d) of the Company Disclosure Letter, the respective certificates or articles of incorporation and bylaws or other formation documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries in any material respect.

3.2 Capitalization.

(a) The authorized Capital Stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred

Stock”). As of the date of this Agreement, (i) 36,021,513 shares of Company Common Stock are issued and outstanding, (ii) 2,600,672 shares of Company Common Stock are issued and held in the treasury of the Company, (iii) no shares of Company Preferred Stock are issued and outstanding and there are no shares of Company Preferred Stock held in treasury, (iv) 58,335 shares of Company Common Stock are reserved for issuance upon vesting of previously issued Company Restricted Stock Awards, (v) 1,405,420 shares of Company Common Stock are reserved for issuance upon settlement of previously issued Company RSU Awards and Company PSU Awards under the Company Equity Plans. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All issued and outstanding shares of the Company’s Capital Stock are, and all shares that may be issued or granted upon the vesting of the Company RSU Awards, Company PSU Awards, and Company Restricted Stock Awards will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant. All dividends or distributions on the Company Common Stock that have been declared prior to the date hereof have been paid in full.

(b) All outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts.

(c) Neither the Company nor any of its Subsidiaries has agreed to register any securities under the Securities Act or under any state securities Laws or granted registration rights to any person.

(d) Except for 1,463,755 shares of Company Common Stock issuable pursuant to the terms of outstanding awards under the Company Equity Plans, there are no outstanding or authorized (A) options, profit interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, exchangeable securities, agreements, claims or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of Capital Stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or other equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, (B) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Capital Stock or other equity interests in the Company or any of its Subsidiaries or any such securities or agreements listed in clause (A) of this sentence or (C) voting trusts or similar agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the Capital Stock or other equity interest in the Company or any of its Subsidiaries. Section 3.2(d) of the Company Disclosure Letter sets forth the following information with respect to each Company Equity Award outstanding as of the date of this Agreement: (i) the name of the holder of such Company Equity Award, (ii) the number of Shares subject to such Company Equity Award, (iii) the date on which such Company Equity Award was granted or issued, (iv) the Company Equity Plans under which such Company Equity Award was issued, and (v) the extent to which such Company Equity Award is vested.

(e) Except as set forth in Section 3.2(e) of the Company Disclosure Letter, (i) all of the issued and outstanding shares of Capital Stock (or equivalent equity interests of entities other than corporations) of each of the Company’s Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Liens, other than (x) statutory Liens for Taxes not yet due and payable, (y) Liens under the Company Credit Agreement, and (z) such restrictions as may exist under applicable Law, and (ii) all such shares or other ownership interests have been duly authorized and validly issued in accordance with the applicable Company Organizational Documents of such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the applicable Company Organizational Documents) and non-assessable (if such entity is a corporate entity) and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this

Agreement, except as set forth in Section 3.1(d) or Section 3.2(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns beneficially, directly or indirectly, any shares of Capital Stock or other securities of, or interest in, any other Person, or any interest in a partnership or joint venture of any kind, or is obligated to make any capital contribution to or other investment in any other Person (other than in the Company or one of its Subsidiaries). None of the Company’s Subsidiaries owns any shares of Company Common Stock.

(f) Except as set forth on Section 3.2(f) of the Company Disclosure Letter, at the Effective Time, neither the Company nor any of its Subsidiaries will be a party to any agreement prohibiting the ability of the Company or any of its Subsidiaries to make payments, directly or indirectly, to the Buyer by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of the Company or any of its Subsidiaries to make any payment, directly or indirectly, to the Buyer.

(g) Except as set forth in Section 3.2(g) of the Company Disclosure Letter, no indebtedness of the Company or any of its Subsidiaries contains any restriction upon (i) the prepayment of any indebtedness of the Company or any of its Subsidiaries, (ii) the incurrence of indebtedness by the Company or any of its Subsidiaries or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on the properties or assets of the Company or any of its Subsidiaries.

3.3 Authorization; Validity of Agreement.

(a) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject, with respect to the consummation of the Merger, to receipt of the Company Required Vote. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company Board. The Company Board has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for adoption at a meeting of such stockholders and, except, with respect to the consummation of the Merger, for the Company Required Vote, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the Buyer, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b) Neither Section 203 of the DGCL nor, to the knowledge of the Company, any “moratorium,” “control share,” “fair price” or other antitakeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

3.4 No Violations; Consents and Approvals.

(a) Except as set forth in Section 3.4(a) of the Company Disclosure Letter, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Merger or any other transactions contemplated hereby will (i) conflict with or constitute a breach or violation of, or a default under any provision of any of the Company Organizational Documents, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, guarantee or other evidence of indebtedness, lease, license, franchise, contract, agreement, joint venture, permit, plan or other legally binding instrument or obligation or Permit to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected, (iii) assuming that the consents and approvals referred to in Section 3.4(b) are duly obtained, contravene or conflict with or constitute a violation of any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation (collectively, “Laws”) applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, or (iv) result in the exercisability of any right to purchase or acquire any material asset of the Company or any of its Subsidiaries; except in the case of clause (ii) and clause (iii), for such conflicts, violations, breaches, defaults or Liens which, individually or in the aggregate, have not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company.

(b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, arbitral, legislative, executive or regulatory authority or agency (a “Governmental Entity”) or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transactions contemplated hereby, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby, and the filing and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a prospectus, (ii) the adoption of this Agreement and the approval of the Merger by the Company Required Vote, (iii) such filings, authorizations or approvals as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (“HSR Act”) or (B) any other Competition Laws, rules or regulations, (iv) the filing of the Certificate of Merger with the Secretary of State, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Buyer Common Stock pursuant to this Agreement, and (vii) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the absence or unavailability or which, individually or in the aggregate, has not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company.

3.5 SEC Reports and Financial Statements.

(a) Since January 1, 2017, the Company has timely filed with or furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (i) its Annual Reports on Form 10-K for the years ended December 31, 2017, December 31, 2018 and December 31, 2019, respectively, (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30 for each of 2017, 2018 and 2019, and the quarterly periods ended March 31, 2020 and June 30, 2020, (iii) all proxy statements relating to meetings of stockholders of the Company since January 1, 2017 (in the form mailed to stockholders), and (iv) all other forms, reports and registration statements filed or furnished by the Company with the SEC since January 1, 2017. The documents described in clauses (i)-(iv) above, as amended (whether filed before, on or after the date of this Agreement), are referred to in this Agreement collectively as the “Company SEC Documents.” As of their respective dates, the Company SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), as the case may be. No Subsidiary of the Company files or is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by contract.

(b) The December 31, 2019 consolidated balance sheets of the Company and its Subsidiaries (the “Company Balance Sheet”) and the related consolidated statements of operations and comprehensive income (loss), consolidated statements of cash flows, and consolidated statements of stockholders’ equity (including, in each case, the related notes, where applicable), as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC under the Exchange Act, and the unaudited condensed consolidated balance sheets of the Company and its Subsidiaries (including the related notes, where applicable) as of June 30, 2020 and the related unaudited condensed consolidated statements of operations and comprehensive income (loss), condensed consolidated statements of cash flows, and condensed consolidated statements of stockholders’ equity for the six-month period then ended (in each case including the related notes, where applicable), as reported in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020 filed with the SEC under the Exchange Act, fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement but prior to the Closing Date will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects in accordance with GAAP, the consolidated financial position and the results of the consolidated operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement but prior to the Closing Date will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto in all material respects; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement but prior to the Closing Date will be, prepared in accordance with generally accepted accounting principles applied in the United States (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Grant Thornton LLP is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) To the knowledge of the Company, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to the Company SEC Documents, and no enforcement action has been initiated against the Company relating to disclosures contained in any Company SEC Documents.

(d) Since December 31, 2017, (1) neither the Company nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that either of the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (2) no attorney representing the Company or any of its Subsidiaries, whether or not employed thereby, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any of its Subsidiaries or any of their officers, directors, employees or agents, to the Company Board or any committee thereof or to any director or officer of the Company.

(e) None of the Company or its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or agreement (including any agreement relating to any transaction or relationship between or among one or more of the Company and its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or agreement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

3.6 Absence of Certain Changes.

Except as set forth on Section 3.6 of the Company Disclosure Letter, since December 31, 2019, (a) as of the date of this Agreement the Company and its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practice, (b) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had or would be reasonably likely to have or result in a Material Adverse Effect on the Company, and (c) neither the Company nor any of its Subsidiaries has taken any action that if taken after the date of this Agreement would constitute a violation of Section 5.1.

3.7 Absence of Undisclosed Liabilities.

Except as disclosed in the audited financial statements (or notes thereto) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “Balance Sheet Date”), and in the financial statements (or notes thereto) included in subsequent Company SEC Documents filed by the Company prior to the date hereof, neither the Company nor any of its consolidated Subsidiaries had at the Balance Sheet Date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies that (a) are accrued or reserved against in the financial statements of the Company included in the Company SEC Documents filed prior to the date hereof, or reflected in the notes thereto, (b) were incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practices and that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on the Company or (c) relate to this Agreement or the transactions contemplated hereby.

3.8 Oil and Gas Matters

(a) Except as has not had or would not be reasonably likely to have or result in, individually or in the aggregate, a Material Adverse Effect on the Company, or for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Software Integrated Solutions Division of Schlumberger Technology Corporation (in such capacity, the “Company Independent Petroleum Engineers”) relating to the interests of the Company and its Subsidiaries referred to therein as of December 31, 2019 (the “Company Reserve Report”), (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of prior to the date hereof or (iii) permitted sales or dispositions after the date hereof in accordance with Section 5.1(b)(viii), the Company or one of its Subsidiaries has good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Liens, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, record or beneficial title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by it (or purported to be held or owned by it) (1) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties, (2) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive difference between such actual percentage and the applicable working interest shown on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Liens (other than Permitted Encumbrances). The term “Hydrocarbons” means any of oil, bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, coal bed methane, and any and all other substances produced in association with any of the foregoing, whether liquid, solid or gaseous or any combination thereof.

(b) Except for any such matters that, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company, the factual, non-interpretive data supplied by Company to the Company Independent Petroleum Engineers relating to the interests of the Company and its Subsidiaries referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate. Except for any such matters that, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company, the oil and gas reserve estimates of Company set forth in the Company Reserve Report are prepared by the Company and audited by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect the oil and gas reserves of the Company and its Subsidiaries at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on the Company.

(c) (i) All rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases of the Company or any of its Subsidiaries have been (in the case of such Oil and Gas Leases operated by a third party operator, to the knowledge of the Company) properly and timely paid or contested in good faith in the ordinary course of business, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been (in the case of such Oil and Gas Leases operated by a third party operator, to the knowledge of the Company) timely and properly paid or contested in good faith in the ordinary course of business (other than any such Production Burdens which are being held in suspense by the Company or its Subsidiaries in accordance with applicable Law) and (iii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries, except in the case of each of clause (i), (ii) and (iii), where such failures or violations, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on the Company.

(d) Except for any such matters that, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business) and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells.

(e) Except as has not had or would not be reasonably likely to have or result in, individually or in the aggregate, a Material Adverse Effect on the Company, all of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Company and its Subsidiaries or otherwise associated with any Oil and Gas Property of the Company or its Subsidiaries that were drilled and completed by the Company or its

Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable contracts entered into by Company or any of its Subsidiaries related to such Wells and in accordance with applicable Law, and all drilling and completion (and plugging and abandonment) of such Wells that were drilled and completed (and plugged and abandoned) by the Company or any of its Subsidiaries have been conducted in compliance with all such applicable Oil and Gas Lease(s), contracts and applicable Law except, in each case where the failure to so drill, complete and operate, or be in compliance, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect on the Company.

(f) None of the material Oil and Gas Properties of the Company or any of its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement.

(g) As of the date of this Agreement, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any Hydrocarbon Contract, drilling commitments or Oil and Gas Lease commitments, or other similar commitments (in each case where the Company or any of its Subsidiaries is not the operator) which the Company reasonably anticipates will individually require expenditures by the Company or any of its Subsidiaries in excess of $2.0 million.

(h) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, (A) there are no Wells that constitute a part of the Oil and Gas Properties of the Company or any of its Subsidiaries in respect of which the Company or any of its Subsidiaries has received a notice, claim, demand or order notifying, claiming, demanding or requiring that such Wells be temporarily or permanently plugged and abandoned, and (B) all Wells drilled by the Company or any of its Subsidiaries are either (x) in use for purposes of production, injection or water sourcing, (y) suspended or temporarily abandoned in accordance with applicable Law or (z) permanently plugged and abandoned in accordance with applicable Law.

(i) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company: (a) neither the Company nor any of its Subsidiaries is in breach of any of its obligations under any Hydrocarbon Contracts; and (b) to the knowledge of the Company, no other party to any Hydrocarbon Contract is in breach of any of its obligations thereunder. The term “Hydrocarbon Contract” means any Oil and Gas Lease to which the Company or any of its Subsidiaries is a party.

3.9 Proxy Statement; Form S-4.

None of the information supplied or to be supplied by the Company or its Subsidiaries for inclusion or incorporation by reference in (a) the S-4 at the time the S-4 becomes effective under the Securities Act or (b) the Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to the stockholders of the Company and at the time of the Company Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the S-4 will comply in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made in the Proxy Statement or the S-4 regarding the Buyer or its Subsidiaries or that are based on information supplied to the Company by the Buyer or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.10 Company Employee Benefit Plans; ERISA.

(a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. “Company Plan” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each bonus, commission, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, hospitalization or other medical, life or insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement, whether or not in writing, sponsored, maintained or contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (a “Company ERISA Affiliate”), that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of section 4001 of ERISA, for the benefit of any current or former employee or director (or their respective dependents) of the Company, any of its Subsidiaries or any Company ERISA Affiliate or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any liability (matured or unmatured, absolute or contingent).

(b) With respect to each material Company Plan, the Company has heretofore made available to the Buyer true and complete copies of each of the following documents (including all amendments to such documents), in each case to the extent applicable:

(i) a copy of the Company Plan or a written description of any Company Plan not in writing;

(ii) a copy of the annual report or Internal Revenue Service Form 5500 Series for the most recent Company Plan year ending prior to the date of this Agreement;

(iii) a copy of the actuarial report with respect to each Company Plan for the most recent Company Plan year ending prior to the date of this Agreement;

(iv) a copy of the most recent Summary Plan Description (“SPD”), together with all Summaries of Material Modification issued with respect to such SPD;

(v) if the Company Plan or any obligations thereunder are funded through a trust or any other funding vehicle, the trust or other funding agreement and the latest financial statements thereof;

(vi) the most recent favorable determination or opinion letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401(a) of the Code; and

(vii) communications that the Company or any of its Company ERISA Affiliates or Subsidiaries has received from or sent to the Pension Benefit Guaranty Corporation, the Department of Labor, or the Internal Revenue Service concerning any termination of, withdrawal from or appointment of a trustee to administer any plan or the failure or alleged failure to comply with any provision of ERISA, the Code or any state or local Law with respect to any Company Plan, including any existing written description of any such oral communication.

(c) Except as has not had and would not reasonably be likely to have or result in a Material Adverse Effect on the Company:

(i) At no time has the Company, any of its Subsidiaries or any Company ERISA Affiliate ever maintained, established, sponsored, participated in or contributed to any Company Plan that is subject to Title IV of ERISA, and neither the Company nor any Company ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation that remains unpaid and no condition exists that could reasonably be expected to result in the Company or any Company ERISA Affiliate incurring any such liability;

(ii) No Company Plan is (i) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (ii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, or (iii) a multiple employer plan within the meaning of Section 4063 of ERISA;

(iii) None of the Company, any of its Subsidiaries, any Company ERISA Affiliate, any of the Company Plans, any trust created thereunder, nor, to the knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any Company ERISA Affiliate could be subject to any liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code;

(iv) All contributions and premiums that the Company, any of its Subsidiaries or any Company ERISA Affiliate is required to pay under the terms of each of the Company Plans and Section 412 of the Code, have, to the extent due, been paid in full;

(v) Each of the Company Plans has been operated and administered in all material respects in accordance with applicable Law, including ERISA and the Code;

(vi) Each of the Company Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified;

(vii) There are no pending or, to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary under any such Company Plan or otherwise involving any such Company Plan (other than routine claims for benefits);

(viii) Each Company Plan that is subject to Section 409A of the Code has been administered in compliance with the applicable requirements of Section 409A of the Code and related guidance promulgated thereunder such that no participant or beneficiary thereunder shall be subject to tax, penalty or interest under Section 409A of the Code in respect of such Company Plan;

(ix) No Company Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or director of the Company, its Subsidiaries or any Company ERISA Affiliate after retirement or other termination of service (other than coverage mandated by applicable Law provided at the sole cost of the current or former employee or director); and

(x) Each individual who renders or has rendered services to the Company or any of its Subsidiaries and is or was classified by the Company or any its Subsidiaries as having the status of an independent contractor, consultant or other status other than employee for any Company Plan purpose is or has been properly characterized as such to an extent that would not be reasonably expected to result in (i) the disqualification of any Company Plan or (ii) the imposition of penalties or excise taxes with respect to any Company Plan.

(d) Except as expressly provided in Section 2.3 hereof or as set forth in Section 3.10(d) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any Company ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director, or (iii) limit or restrict the right of the Company or any of its Subsidiaries or any Company ERISA Affiliate to merge, amend or terminate, or require the funding of, any of the Company Plans, or (iv) result in the payment of an amount or benefit under any plan, agreement, contract or arrangement to which the Company or any of its Subsidiaries is a party that could, separately or in the aggregate, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Plan contains an obligation to “gross-up” or otherwise reimburse any service provider with respect to taxes imposed under Section 4999 or 409A of the Code.

3.11 Litigation; Compliance with Law.

(a) There are no (i) investigations or proceedings pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries or (ii) actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries or any of their respective properties at Law or in equity before, and there are no orders, judgments or decrees of any Governmental Entity against the Company or any of its Subsidiaries, in each case of clause (i) or (ii), which, individually or in the aggregate, have had or would be reasonably likely to have or result in a Material Adverse Effect on the Company. Except as set forth in Section 3.11(a) of the Company Disclosure Letter, there is no Litigation that the Company or any of its Subsidiaries has pending against other parties, where such Litigation is intended to enforce or preserve material rights of the Company or any of its Subsidiaries.

(b) Except where the non-compliance, violation or default, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has complied, and is in compliance, in all respects with all Laws and Permits which affect the respective businesses of the Company or any of its Subsidiaries and/or the Company Assets, and the Company and its Subsidiaries have not been and are not, in violation of or default under any such Law or Permit; nor has any written notice, charge, claim or action been received by the Company or any of its Subsidiaries or been filed, commenced or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging the noncompliance with, or any violation of, the foregoing in any material respects.

(c) The Company and its Subsidiaries hold and have held all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons (“Permits”) necessary for the ownership, leasing, operation, occupancy and use of the Company Assets and the conduct of their respective businesses as currently conducted (“Company Permits”), except where the failure to hold such Company Permits, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on the Company. All Permits are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not be reasonably likely to have or result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice that any Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal; in each case except for any such termination, modification or renewal that, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect on the Company. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby does not and will not violate any Company Permit, or result in any termination, modification or nonrenewals thereof, except in each case for any such violations, terminations, modifications or nonrenewal that, individually or in the aggregate, have not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company.

(d) This Section 3.11 does not relate to matters with respect to (i) Company Plans, ERISA and other employee benefit matters (which are the subject of Section 3.10), (ii) Tax Laws and other Tax matters (which are the subject of Section 3.14), (iii) Environmental Laws and other environmental matters (which are the subject of Section 3.15), or (iv) labor matters (which are the subject of Section 3.19).

3.12 Intellectual Property.

(a) Except as has not had and would not be reasonably likely to have a Material Adverse Effect on the Company, the Company and its Subsidiaries own, or possess sufficient and legally enforceable licenses or other sufficient and legally enforceable rights to use, any and all United States and foreign patents, patent applications, patent disclosures, mask works, computer software, trademarks, trade dress, trade names, logos, Internet domain names, registered and unregistered copyrights, service marks, service names, mark registrations and assumed names, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how, data and other proprietary rights and information (all of the foregoing, referred to as “Intellectual Property”) necessary for the conduct of, or otherwise material to, the business and operations of the Company and its Subsidiaries as currently conducted, free and clear of any Liens (except for any Permitted Liens). The Intellectual Property owned by the Company or any of its Subsidiaries, and to the knowledge of the Company, used by the Company or any of its Subsidiaries, is valid and enforceable, in full force and effect, and has not been cancelled, expired or abandoned, except in each case as has not had and would not be reasonably likely to have a Material Adverse Effect on the Company.

(b) To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently or previously conducted does not infringe, conflict with or otherwise violate, in each case to the extent material, any Intellectual Property of any Person, and none of the Company or any of its Subsidiaries has received written notice or has knowledge of any such infringement, conflict or other violation.

(c) To the knowledge of the Company, no Person is infringing, conflicting with or otherwise violating, in each case to the extent material, any Intellectual Property owned or used by the Company or any of its Subsidiaries, and no such claims, suits or other proceedings have been brought or threatened against any Person by the Company or any of its Subsidiaries. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any Lien on, the rights of the Company or any of its Subsidiaries with respect to the Intellectual Property owned or used by the Company or any of its Subsidiaries, except in each case as has not had and would not be reasonably likely to have a Material Adverse Effect on the Company.

3.13 Contracts.

(a) Each of the following is referred to herein as a “Company Material Contract”, whether or not set forth in Section 3.13(a) of the Company Disclosure Letter, in effect on the date of this Agreement, or disclosed in the Company SEC Documents: any contract, arrangement, commitment or understanding (whether written or oral) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (excluding any Oil and Gas Lease), or under which the Company or any of its Subsidiaries has any responsibility or obligation:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, including any exhibits to the Company SEC Documents;

(ii) which is a natural gas transportation, gathering, treating, processing or other contract, a natural gas liquids fractionation, transportation, purchase, sales or storage contract, a natural gas purchase contract, a salt water disposal agreement or similar contract, that has a remaining term of greater than 12 months and does not allow the Company or such Subsidiary to terminate it without penalty to the Company or such Subsidiary within 60 days and that during the 12 months ended June 30, 2020 involved, or is reasonably expected in the future to involve, annual revenues received by or payments made by the Company and its Subsidiaries in excess of $500,000;

(iii) which contains a “take-or-pay” clause or any similar obligation;

(iv) which involves the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company or its Subsidiaries (including Oil and Gas Properties), taken as a whole, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

(v) which contains any “earn out” or other contingent payment obligations with respect to a prior or pending acquisition or sale of any business, assets or properties, or remaining indemnity or similar obligations under any acquisition or sale agreement, that could reasonably be expected to result in future payments by or to the Company or any of its Subsidiaries in excess of $1.0 million;

(vi) which is an agreement to acquire all or a substantial portion of the Capital Stock, business, property or assets of any other Person for an amount of cash (or value of non-cash consideration), in excess of $1.0 million;

(vii) which is an agreement that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with a value or requiring annual fees in excess of $1.0 million;

(viii) which is a material partnership, joint venture or limited liability company agreement, other than customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of the Company or any of its Subsidiaries;

(ix) which is a joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring the Company or any of its Subsidiaries to make expenditures from and after January 1, 2020 that would reasonably be expected to be in excess of $1.0 million in the aggregate, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(x) which is a mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument governing the terms of indebtedness owed by or guaranteed by the Company or any of its Subsidiaries in an amount in excess of $2.0 million;

(xi) which (A) contains a non-compete or similar type of provision that, following the Closing, by virtue of the Merger or of the Buyer becoming affiliated with the Company’s Subsidiaries as a result of the Merger, would by its terms materially restrict the ability of the Buyer or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area during any period of time after the Effective Time, (B) imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (C) contains an exclusivity or “most favored nation” clause that restricts the business of the Company or any of its Subsidiaries in a material manner;

(xii) which is a material partnership, joint venture or strategic alliance agreement or other similar contract or agreement involving a sharing of profits and expenses other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of the Company;

(xiii) which expressly limits or restricts the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their Capital Stock, partnership interests, membership interests or other equity interests, as the case may be;

(xiv) which is between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s affiliates) or any Person that holds or owns five percent (5%) or more of the shares of the Company’s capital stock (or any affiliates of any such Person) on the other hand; or

(xv) which is a charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, settlement, settlement agreement, consent agreement or similar agreement with any Governmental Entity involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole. The Company has previously made available to the Buyer true, complete and correct copies of each Company Material Contract, including any amendments thereto, in effect on the date of this Agreement.

(b) (i) Each Company Material Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Material Contract in all material respects, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Material Contract, (iv) to the knowledge of the Company, no other party to such Company Material Contract is in material default in any respect thereunder, except in each case where such failure or default, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect on the Company and (v) neither the Company nor any of its Subsidiaries has received any notice of any material violation or breach of, material default under or intention to cancel, terminate, modify or not renew, any Company Material Contract.

3.14 Taxes.

Except as set forth in Section 3.14(a) of the Company Disclosure Letter:

(a) The Company and each of its Subsidiaries has timely filed or caused to be filed (giving effect to all applicable extensions) with the appropriate Governmental Entity all material Returns in all jurisdictions in which such Returns are required to be filed, and such Returns are true, correct and complete in all material respects. None of the Company or any of its Subsidiaries is the beneficiary of any extension of time within which to file any Return (other than any extensions to file Returns obtained in the ordinary course of business). All material Taxes of the Company or any of its Subsidiaries (whether or not shown on any Returns) that are due have been fully and timely paid to the relevant Governmental Entity.

(b) Neither the Company nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations, investigations or other proceedings, regarding any material Taxes of the Company or any of its Subsidiaries which have not been fully paid or settled. There are no Liens for any material amount of Taxes (other than Permitted Liens) on any of the assets of the Company or any of its Subsidiaries. No claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Return that such Person may be subject to a material amount of Taxes in that jurisdiction. None of the Company or any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes.

(c) The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate Governmental Entity.

(d) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company or any of its Subsidiaries) or has any liability for Taxes of any Person (other than the Company or any Subsidiary) arising from the application of Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(e) Neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement, other than (i) an agreement or arrangement the parties to which are solely the Company and/or one or more of its Subsidiaries, and (ii) any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes.

(f) Within the past two (2) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b).

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from taxable income for any taxable Tax period as a result of (i) an installment sale or “open transaction” disposition before the Closing; (ii) any prepaid amounts received or deferred revenue accrued prior to the Closing; (iii) any intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code that occurred or arose prior to the Closing; (iv) any “closing agreement” as described in Section 7121 of the Code executed prior to the Closing; (v) adjustments under Section 481 of the Code relating to any change of accounting prior to the Closing, or, in the case of each of the foregoing, any corresponding or similar provision of state, local, or non-U.S. Law; (vi) the recapture of any Tax credit or other special Tax benefit that arose prior to the Closing; or (vii) any Transition Tax Obligation that accrued prior to the Closing.

(i) Subject to any changes to the method or structure of effecting the Merger pursuant to Section 1.7, neither the Company nor any of its Subsidiaries has taken any action or has knowledge of any facts or circumstances that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.15 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on the Company, (i) each of the Company and its Subsidiaries is and, except for matters which have been fully resolved, has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws (“Environmental Permits”) and all such Environmental Permits are in good standing, (ii) to the knowledge of the Company, there are no circumstances that could prevent or interfere with compliance with Environmental Laws by the Company and its Subsidiaries or result in any material costs or liabilities against the Company or the Subsidiaries therefor in the future, (iii) there has been no Release of any Hazardous Substance by the Company and its Subsidiaries or, to the knowledge of the Company, by any other Person at any real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries or, to the knowledge of the Company, at any other location where Hazardous Substances generated by the Company or any of its Subsidiaries have been transported to or disposed of, (iv) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability the Company or any of its Subsidiaries may have retained or assumed either contractually or by operation of law, or involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by or for the Company or any Subsidiary, and, to the knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to result in any future Environmental Claims, (v) neither the Company nor any of its Subsidiaries is obligated to conduct or pay for, or is conducting or paying for, any response, remedial, investigatory or corrective action under any Environmental Law at any location, (vi) neither the Company nor any of its Subsidiaries is a party to any order, judgment or decree that imposes any obligations under any Environmental Law, (vii) there have been no ruptures in any of the Company Systems resulting in personal injury, loss of life, material property or environmental damage, or a Release of Hazardous Substances; (viii) to the knowledge of the Company, there are no defects, corrosion or other damage to any of the Company Systems that could reasonably be expected to create a material risk of pipeline integrity failure, and (ix) the Company has delivered or otherwise made available for inspection to the Buyer true, complete and correct copies and results of any reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments) correspondence, studies, analyses, tests or monitoring (each, an “Environmental Report”) in the possession of the Company or any of its Subsidiaries pertaining to (A) any unresolved Environmental Claims; (B) any Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (C) the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws, in each case to the extent that the matter or matters that are the subject of such Environmental Report, individually or in the aggregate, would be reasonably likely to have or result in a Material Adverse Effect on the Company. Since January 1, 2017, neither the Company nor any of its Subsidiaries have received from any Person any written directive, notice of violation, penalty, fine or infraction, or notice respecting any Environmental Claim, except in each case as has not had and would not be reasonably likely to have a Material Adverse Effect on the Company.

(b) As used in this Agreement:

(i) the term “Company Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants, and other related operations, assets, machinery and equipment that are owned or operated by the Company or any of its Subsidiaries or used for the conduct of the business of the Company or any of its Subsidiaries as it is presently conducted;

(ii) the term “Environmental Claim” means any written claim, demand, suit, action, cause of action, proceeding, investigation or notice to the Company or any of its Subsidiaries by any Person or entity alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (A) the presence, or Release into the environment, of any Hazardous Substance (as hereinafter defined) at any location, whether or not owned, leased, operated or used by the Company or its Subsidiaries, or (B) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

(iii) the term “Environmental Laws” means all Laws, including common law, relating to pollution, cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to the protection of flora or fauna or their habitat or to human or public health or safety, including (A) Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and (B) the Occupational Safety and Health Act;

(iv) the term “Hazardous Substance” means (A) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (B) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, fungus or mold, or (C) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed, regulated or identified under Environmental Laws as hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous or harmful to human health or the environment; and

(v) the term “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, or placing into or upon any land, soil, surface water, ground water or air, or otherwise entering into the environment.

3.16 Assets.

(a) The Company and its Subsidiaries, as applicable, are the sole and legal record and beneficial owners of, and have good and defensible title to, all of their respective rights, titles or interests in or to their respective properties and assets (real, personal or mixed, tangible or intangible other than, for the purposes of this representation, the Oil and Gas Properties and Oil and Gas Leases of the Company and its Subsidiaries) (the “Company Assets”). The Company and its Subsidiaries have, to the extent applicable, valid, good and marketable title to, or in the case of leased property have valid leasehold interests in, all such Company Assets, including all such Company Assets reflected in the Company Balance Sheet or acquired since the date thereof (except as may have been disposed of since December 31, 2019 or may be disposed of after the date of this Agreement in accordance with this Agreement in either case in the ordinary course of business consistent with past practice), in each case free and clear of any Lien, except Permitted Liens.

(b) The Company Assets, together with the Oil and Gas Properties and Oil and Gas Leases of the Company and its Subsidiaries, constitute all of the assets and rights necessary to operate the businesses of the Company and its Subsidiaries in substantially the same manner that the Company and its Subsidiaries have been operating their respective businesses prior to the Closing, and all significant operating equipment of the Company and its Subsidiaries is in good operating condition in accordance with industry practice, ordinary wear and tear excepted.

3.17 Real Property.

(a) With respect to each material real property owned by the Company or any of its Subsidiaries (other than the Oil and Gas Properties, Oil and Gas Leases and rights-of-way of the Company and its Subsidiaries, and the Company Real Property Leases) (such property collectively, the “Company Owned Real Property”), except as, individually or in the aggregate, has not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company, (i) either the Company or a Subsidiary of the Company is the sole and legal record and beneficial owner of, and has marketable and indefeasible fee simple title, to such Company Owned Real Property, free and clear of all Liens other than any Permitted Liens, (ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company or its Subsidiary, as applicable, in the operation of its business thereon, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company or its Subsidiary, as applicable, in the operation of its business thereon. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any Company Owned Real Property, except proceedings which, individually or in the aggregate, have not had and would not be reasonably likely to have or result a Material Adverse Effect on the Company.

(b) Except as, individually or in the aggregate, has not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company, (i) each material lease, sublease and other agreement (other than the Oil and Gas Properties, Oil and Gas Lease and rights-of-way of the Company and its Subsidiaries) (collectively, the “Company Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (the “Company Leased Real Property”) at which the material operations of the Company or any of its Subsidiaries are conducted, is valid, binding and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of a Company Leased Real Property that would reasonably be expected to adversely affect the existing use of the Company Leased Real Property by the Company or any of its Subsidiaries in the operation of its business thereon, and (iii) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Company Real Property Leases, in each parcel of Company Leased Real Property, free and clear of all Liens, except for Permitted Liens and Permitted Encumbrances, and except as, individually or in the aggregate, has not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and, to the knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Company Leased Real Property, except as, individually or in the aggregate, has not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company.

(c) The Company and its Subsidiaries have such easements and rights-of-way (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all material respects as currently conducted, except for such rights-of-way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and each of its Subsidiaries has fulfilled and performed all its material obligations with respect to such rights-of-way which are required to be fulfilled or performed (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any material impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that do not materially adversely affect the commercial use of the property for the purposes for which the property is currently being used and except for rights reserved to, or vested in, any municipality or other Governmental Entity or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right, except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect on the Company. All pipelines operated by the Company or any of its Subsidiaries are subject to rights-of-way, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any rights-of-way) in the rights-of-way, other than gaps that would not, individually or in the aggregate, be reasonably likely to have or result a Material Adverse Effect on the Company.

3.18 Insurance.

Section 3.18 of the Company Disclosure Letter contains a complete and correct list and summary description of all insurance policies maintained by or on behalf of any of the Company and its Subsidiaries as of the date of this Agreement. Such policies are, and at the Closing such policies or replacement policies having substantially similar coverages will be, in full force and effect, and all premiums due thereon have been or will be paid, and, since the most recent renewal date, the Company and its Subsidiaries have not received any written notice threatening termination of, premium increase with respect to, or material alteration of coverage under, any of such policies. The Company and its Subsidiaries have complied with the terms and provisions of such policies, except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect on the Company. The insurance coverage provided by such policies is with reputable and, to the Company’s knowledge, solvent, insurance carriers, provides full and adequate coverage for all normal risks incident to the businesses of the Company and its Subsidiaries and their respective properties and assets. With respect to any material insurance claim submitted by the Company or any of its Subsidiaries since January 1, 2017, neither the Company nor any of its Subsidiaries has received any refusal of coverage, reservation of rights or other notice, in each case to the extent material, that the issuer of the applicable insurance policy or policies is not willing or able to perform its obligations thereunder.

3.19 Labor Matters.

(a) Since January 1, 2017, neither the Company nor any of its Subsidiaries is, or has been, a party to or bound by a collective bargaining agreement with any labor union or labor organization applicable to the employees of the Company or any of its Subsidiaries, and no such agreement is currently being negotiated. To the knowledge of the Company, no representation election petition or application for certification has been filed by any employees of the Company or any of its Subsidiaries, nor is such a petition or application pending with the National Labor Relations Board or any Governmental Entity, and no labor union is currently engaged in or, to the knowledge of the Company, threatening, organizational efforts with respect to any employees of the Company or any of its Subsidiaries. Since January 1, 2017, there has been no actual or, to the knowledge of the Company or its Subsidiaries, threatened labor disputes, strikes, slowdowns, picketing, work stoppages, lockouts or other collective labor action involving the employees of the Company or any of its Subsidiaries.

(b) Each of the Company and its Subsidiaries, except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect on the Company: (i) is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and classification of workers and is not engaged in any unfair labor practice; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees; (iii) is not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees.

(c) Except for such matters that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received (i) written notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wage payment and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress.

(d) Except for such matters that, individually or in the aggregate, have not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company, to the knowledge of the Company, there are no actions, complaints, suits, claims, labor disputes, grievances or controversies pending or threatened involving the Company or any of its Subsidiaries and any of their respective employees, former employees, applicants for employment for employment or classes of the foregoing. Except for such matters that, individually or in the aggregate, have not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company, to the knowledge of the Company, there are no complaints, charges, lawsuits, arbitrations or other proceedings pending or threatened by or on behalf of any present or former employee or applicant of the Company or any of its Subsidiaries alleging any claim for damages including breach of any express or implied contract of employment, wrongful termination, infliction of emotional distress or violation of any federal, state or local statutes or regulations concerning terms and conditions of employment, including wages and hours, employee safety, termination of employment or workplace discrimination and harassment.

(e) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, restrictive covenant, noncompetition agreement or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of Intellectual Property.

(f) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(g) Since January 1, 2017, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment Retraining and Notification (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation similar to the WARN Act. To the knowledge of the Company, neither the Company’s nor any of its Subsidiaries’ employees has suffered an “employment loss” (as defined in the WARN Act) in the ninety (90) days prior to the date of this Agreement.

(h) The Company is not and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment-related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(i) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of, or any amounts to be owed under, any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company or its Subsidiaries is a party.

(j) In the last five (5) years, none of the Company or its Subsidiaries is or has been party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or its Subsidiaries that involves allegations relating to sexual harassment by either (i) an officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries at the level of Vice President or above. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment have ever been made against (i) any officer of the Company or its Subsidiaries or (ii)  an employee of the Company or its Subsidiaries at a level of Vice President or above.

3.20 Affiliate Transactions.

Section 3.20 of the Company Disclosure Letter contains a complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, other than any Excluded Portfolio Company Oil and Gas Interests, to or by which the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors, or holders of 5% or more of the outstanding equity interest in the Company or such Subsidiary (or any of their respective affiliates, other than the Company or any of its direct or indirect wholly owned Subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, and (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company and its Subsidiaries taken as a whole. “Excluded Portfolio Company Oil and Gas Interest” means any (i) working or royalty interest in any of the Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report that is (x) held by any portfolio company of any financial sponsor that is the holder of 5% or more of the outstanding equity interest in the Company (or any portfolio company of any affiliates of such financial sponsor) (an “Excluded Portfolio Company”) and (y) does not have any adverse effect on the good and defensible title of the Company or any of its Subsidiaries in such Oil and Gas Property and (ii) any farm-out or farm-in agreement, operating agreement, unit agreement, participation agreement, development agreement, pooling or communitization agreement, in each case to which the Company or any of its Subsidiaries is a party with such Excluded Portfolio Company relating to such working or royalty interest that is on arm’s length market terms.

3.21 Derivative Transactions.

(a) Section 3.21 of the Company Disclosure Letter contains (i) a complete and correct list of all Derivative Transactions outstanding as of the date of this Agreement entered into by the Company or any of its Subsidiaries or for the account of any of its customers, in each case as of the date of this Agreement, and (ii) the amount of swap or collar transactions that the Company and its Subsidiaries intend, as of the date of this Agreement, to initiate on or after the date hereof and prior to September 1, 2020, together with the time period and hedged amount of oil, gas, gas basis or natural gas liquids (each such intended hedge volume in this subclause (ii), as applicable, a “Specified Hedging Volume”). All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and each of its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests) or defaults or allegations or assertions of such by any party thereunder.

(b) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.22 Disclosure Controls and Procedures.

The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (a) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries; such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. To the knowledge of the Company, since January 1, 2017, no complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company. Since January 1, 2017, the Company has not received any complaints through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of applicable Law. Since January 1, 2017, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of applicable Law that are securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee of the Company Board or to the Company Board pursuant to the rules adopted pursuant to Section 307 of SOX or any Company policy contemplating such reporting. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The principal executive officer and the principal financial officer of the Company have made all certifications required by SOX, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct. The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX for the year ended December 31, 2019, and such assessment concluded that such controls were effective. To the knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

3.23 Regulatory.

(a) The Company is not a “holding company,” a “subsidiary company” of a “holding company,” an affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) All properties and related facilities constituting the Company’s and its Subsidiaries’ properties (including any facilities under development), except as provided in Section 3.23(c) below are (i) exempt from regulation by the U.S. Federal Energy Regulatory Commission under applicable Law and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

(c) Except for certain facilities, as described on Section 3.23(c) of the Company Disclosure Letter, used in the transport of Hydrocarbons which may be subject to the Interstate Commerce Act and regulation by the U.S. Federal Energy Regulatory Commission, and which are in substantial compliance with the applicable Laws, rules and regulations issued by any Governmental Entity, neither the Company nor any of its Subsidiaries owns, controls, or has under development any (i) refining capacity or (ii) oil or gas transportation infrastructure (other than gathering facilities).

3.24 Investment Company.

Neither the Company nor any of its Subsidiaries is an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

3.25 Required Votes.

The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote hereon (the “Company Required Vote”) is the only vote of any class of Capital Stock of the Company required by the DGCL or the certificate of incorporation or the bylaws of the Company to adopt this Agreement and approve the transactions contemplated hereby.

3.26 Brokers.

Except for Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, that is or will be payable by the Company or any of its Subsidiaries. The Company is solely responsible for the fees and expenses of Barclays Capital Inc. as and to the extent set forth in the engagement letter dated as of March 25, 2020. The Company has previously delivered to the Buyer true and correct copies of such engagement letter.

3.27 Recommendation of Company Board; Opinion of Financial Advisor.

(a) The Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are advisable and are fair to, and in the best interests of, the Company and the stockholders of the Company, (ii) approving and declaring advisable this Agreement and transactions contemplated hereby, (iii) resolving to recommend the adoption of this Agreement and the Merger and the other transactions contemplated hereby by the stockholders of the Company (the resolutions described in the foregoing clauses (i) through (iii), the “Company Recommendation”) and (iv) directing that the adoption of this Agreement be submitted to the Company’s stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b) The Company has received an opinion of Barclays Capital Inc. to the effect that, based upon and subject to the qualifications, assumptions, limitations and other matters set forth therein, as of the date of such opinion, from a financial point of view, the Exchange Ratio to be offered to the holders of shares of Company Common Stock pursuant to this Agreement (other than, as applicable, holders of Excluded Shares) is fair to such holders. The Company has delivered to the Buyer a true and correct copy of such opinion. It is understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by the Buyer for any purpose.

3.28 No Other Representations or Warranties.

(a) Except for the representations and warranties made in this Article III, the Company Disclosure Letter or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article III, the Company Disclosure Letter or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty to the Buyer or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made in this Article III, the Company Disclosure Letter or any certificate delivered pursuant to this Agreement, any oral or written information presented to the Buyer or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Merger or the other transactions contemplated by this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither the Buyer nor any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to the Buyer or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Buyer in Article IV, the Buyer Disclosure Letter or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Buyer furnished or made available to the Company, or any of its representatives. Without limiting the generality of the foregoing, the Company acknowledges that, except as expressly provided in Article IV, the Buyer Disclosure Letter or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information of the Buyer or any of its Subsidiaries that may have been made available to the Company or any of its representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in (a) other than with respect to Sections 4.1, 4.2 and 4.3, the Buyer SEC Documents filed with the SEC on or after December 31, 2018 and prior to the date of this Agreement (but (i) excluding any disclosure contained in any such Buyer SEC Document under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading and excluding information set forth in any exhibit thereto (other than any historical factual information contained within such headings, disclosure or statements)

and (ii) without giving effect to any amendment thereof or supplement thereto filed with, or furnished to the SEC on or after the date hereof) but only to the extent (A) such Buyer SEC Documents are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System and (B) the relevance of the applicable disclosure as an exception to the applicable representations and warranties is reasonably apparent on the face of such disclosure or (b) the disclosure letter delivered to the Company by the Buyer at or prior to the execution hereof (the “Buyer Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent on the face of such disclosure), the Buyer represents and warrants to the Company as follows:

4.1 Organization.

(a) The Buyer is a corporation or other entity duly organized or formed, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation, and has all requisite corporate or other organizational power and authority required to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as it is now being conducted.

(b) The Buyer and each of its Subsidiaries is duly qualified or licensed to do business and in good standing to do business as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except for such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect on the Buyer.

(c) The Buyer has previously delivered to the Company complete and correct copies of its certificate of incorporation and bylaws in each case as amended (if so amended) to the date of this Agreement, and has delivered each of its Subsidiaries’ certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, operating agreements, partnership agreements or other organizational documents, in each case as amended (if so amended) to the date of this Agreement (collectively, the “Buyer Organizational Documents”), and each such document as so delivered is in full force and effect. Neither the Buyer nor any of its respective Subsidiaries is in violation of its certificate of incorporation, bylaws or similar governing documents.

4.2 Capitalization.

(a) As of the date of this Agreement, the authorized Capital Stock of the Buyer consists of (i) 1,250,000,000 shares of Buyer Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Buyer Preferred Stock”). As of the date of this Agreement, (i) 542,241,184 shares of Buyer Common Stock are issued and outstanding, (ii) 44,353,224 shares of Buyer Common Stock are issued and held in the treasury of the Buyer, (iii) no shares of Buyer Preferred Stock are issued and outstanding and there are no shares of Buyer Preferred Stock held in treasury, (iv) 12,864,127 shares of restricted stock units (the “Buyer Restricted Stock”) are outstanding, and (v) 21,551,304 shares of Buyer Common Stock are reserved for issuance upon settlement or exercise of previously issued restricted stock units (the “Buyer RSUs”), performance stock units (the “Buyer PSUs”), and options (“Buyer Options”) under the Buyer’s 2013 Incentive Plan, as amended (the “Buyer Stock Incentive Plan”). As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Buyer may vote are issued or outstanding. All issued and outstanding shares of the Buyer’s Capital Stock are, and all shares that may be issued or granted pursuant to the exercise of the Buyer Options or upon the vesting of the Buyer PSUs, Buyer RSUs and Buyer Restricted Stock will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, neither the Buyer nor any of its respective Subsidiaries directly or indirectly owns any shares of Company Common Stock.

(b) Except for 21,551,304 shares of Buyer Common Stock issuable pursuant to the terms of the outstanding awards under the Buyer Stock Incentive Plans, as of the date of this Agreement, there are no outstanding or authorized (i) options, profit interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, exchangeable securities, agreements, claims or commitments of any character obligating the Buyer or any of its Subsidiaries to issue, transfer or sell any shares of Capital Stock or other equity interest in, the Buyer or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and except for securities issued pursuant to employee benefit plans or arrangements, including options issued pursuant to the Buyer stock option plans and awards payable in Buyer Common Stock, (ii) obligations of the Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Capital Stock of the Buyer or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence, except as required by the terms of any employee or director options or other stock based awards, or (iii) voting trusts or similar agreements or understandings to which the Buyer or any of its Subsidiaries is a party with respect to the voting of the Capital Stock or other equity interest of the Buyer or any of its Subsidiaries.

(c) All of the issued and outstanding shares of Capital Stock (or equivalent equity interests of entities other than corporations) of each of the Buyer’s Subsidiaries are owned, directly or indirectly, by the Buyer free and clear of any Liens, other than (i) statutory Liens for Taxes not yet due and payable, (ii) Liens under the Buyer Credit Agreement, and (iii) such other restrictions as may exist under applicable Law, and all such shares or other ownership interests have been duly authorized and validly issued in accordance with the Buyer Organizational Documents of such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or a limited liability company, to the extent required under the Buyer Organizational Documents) and non-assessable (if such entity is a corporate entity) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3 Authorization; Validity of Agreement.

(a) The Buyer has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by the Buyer Board. No other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(b) The Buyer Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to this Agreement or the consummation of the Merger or the other transactions contemplated hereby, and, accordingly, no such restrictions nor other anti-takeover or similar statute or regulation in any jurisdiction applies or purports to apply to this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

4.4 No Violations; Consents and Approvals.

(a) Neither the execution, delivery and performance of this Agreement by the Buyer, the consummation by the Buyer of the Merger or any other transactions contemplated hereby will (i) conflict with or constitute a breach or violation of, or a default under any provision of the Buyer Organizational Documents, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Buyer or any of its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, guarantee or other evidence of indebtedness, lease, license, franchise, contract, agreement, joint venture, permit, plan or other legally binding instrument or obligation or Permit to which the Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected, (iii) assuming that the consents and approvals referred to in Section 4.4(b) are duly obtained, contravene or conflict with or constitute a violation of any Laws applicable to the Buyer, any of its Subsidiaries or any of their respective properties or assets, or (iv) result in the exercisability of any right to purchase or acquire any material asset of the Company or any of its Subsidiaries; except in the case of clause (ii) and clause (iii) for such conflicts, violations, breaches, defaults or Liens which, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on the Buyer.

(b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Buyer or the consummation by the Buyer of the Merger or any other transactions contemplated hereby, except for (i) the filing with the SEC of the Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby, and the filing and declaration of effectiveness of the S-4 in which the Proxy Statement will be included as a prospectus, (ii) such filings, authorizations or approvals as may be required under (A) the HSR Act or (B) any other Competition Laws, rules or regulations, (iii) the filing of the Certificate of Merger with the Secretary of State, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Buyer Common Stock pursuant to this Agreement and (vi) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on the Buyer.

4.5 SEC Reports and Financial Statements.

(a) Since January 1, 2017, the Buyer has timely filed with or furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act and the Exchange Act, including (i) its Annual Reports on Form 10-K for the years ended December 31, 2017, December 31, 2018 and December 31, 2019, respectively, (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30 for each of 2017, 2018 and 2019, and the quarterly periods ended March 31, 2020 and June 30, 2020, (iii) all proxy statements relating to meetings of stockholders of the Buyer since January 1, 2017 (in the form mailed to stockholders) and (iv) all other forms, reports and registration statements required to be filed by the Buyer with the SEC since January 1, 2017. The documents described in clauses (i)-(iv) above, as amended (whether filed before, on or after the date of this Agreement), are referred to in this Agreement collectively as the “Buyer SEC Documents.” As of their respective dates, the Buyer SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and SOX, as the case may be.

(b) The December 31, 2019 consolidated balance sheets of the Buyer (the “Buyer Balance Sheet”) and the related consolidated statements of operations, of comprehensive income (loss), and of changes in equity and of cash flows (including, in each case, the related notes, where applicable), as reported in the Buyer’s Annual

Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC under the Exchange Act, and the unaudited consolidated balance sheets of the Buyer and its Subsidiaries (including the related notes, where applicable) as of June 30, 2020 and the related unaudited consolidated statements of operations, of comprehensive income (loss), and of changes in equity and of cash flows for the 6-month period then ended (in each case including the related notes, where applicable), as reported in the Buyer’s Quarterly Report on Form 10-Q for the period ended June 30, 2020 filed with the SEC under the Exchange Act, fairly present, and the financial statements to be filed by the Buyer with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects in accordance with GAAP, the consolidated financial position and the results of the consolidated operations, cash flows and changes in stockholders’ equity of the Buyer and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Buyer with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Buyer with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Buyer and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers LLP is an independent public accounting firm with respect to the Buyer and has not resigned or been dismissed as independent public accountants of the Buyer as a result of or in connection with any disagreements with the Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to the Buyer SEC Documents, and no enforcement action has been initiated against the Buyer relating to disclosures contained in any the Buyer SEC Documents.

(d) Since December 31, 2017, (1) neither the Buyer nor any director, officer, employee, auditor, accountant or representative of the Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that either of the Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (2) no attorney representing the Buyer or any of its Subsidiaries, whether or not employed thereby, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Buyer, any of its Subsidiaries or any of their officers, directors, employees or agents, to the Buyer Board or any committee thereof or to any director or officer of the Buyer.

4.6 Absence of Certain Changes.

Since December 31, 2019, (i) the Buyer and its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practice and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on the Buyer.

4.7 Absence of Undisclosed Liabilities.

Except as disclosed in the audited financial statements (or notes thereto) included in the Buyer’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “Buyer Balance Sheet Date”), and in the financial statements (or notes thereto) included in subsequent the Buyer SEC Documents filed by the Buyer prior to the date hereof, neither the Buyer nor any of its consolidated Subsidiaries had at the Buyer Balance Sheet

Date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies that (a) are accrued or reserved against in the financial statements of the Buyer included in the Buyer SEC Documents filed prior to the date hereof, or reflected in the notes thereto, (b) were incurred since the Buyer Balance Sheet Date in the ordinary course of business and consistent with past practices and that, individually or in the aggregate, have not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Buyer or (c) relate to this Agreement or the transactions contemplated hereby.

4.8 Proxy Statement; Form S-4.

None of the information supplied or to be supplied by the Buyer or its respective Subsidiaries for inclusion or incorporation by reference in (a) the S-4 at the time the S-4 became effective under the Securities Act or (b) the Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to the stockholders of the Company, at the time of the Company Special Meeting, and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the S-4 will comply in all material respects with the provisions of the Exchange Act, except that no representation is made by the Buyer with respect to statements made in the Proxy Statement and the S-4 based on information supplied to the Buyer by the Company or its respective Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.9 Litigation; Compliance with Law.

(a) There are no (i) investigations or proceedings pending (or, to the knowledge of the Buyer, threatened) by any Governmental Entity with respect to the Buyer or any of its Subsidiaries or (ii) actions, suits or proceedings pending (or, to the knowledge of the Buyer, threatened) against the Buyer or any of its Subsidiaries or any of their respective properties at Law or in equity before, and there are no orders, judgments or decrees of any Governmental Entity against the Buyer or any of its Subsidiaries, in each case of clause (i) or (ii), which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on the Buyer.

(b) Each of the Buyer and its Subsidiaries has complied, and is in compliance, in all respects with all Laws and Permits which affect the respective businesses of the Buyer or any of its Subsidiaries and/or the Company’s and its Subsidiaries’ respective properties and assets (real, personal or mixed, tangible or intangible), and the Buyer and its Subsidiaries have not been and are not in violation of or default under any such Law or Permit, except where such violation or default, individually or in the aggregate, has not had or would not be reasonably likely to have a Material Adverse Effect on the Buyer; nor has any written notice, charge, claim or action been received by the Buyer or any of its Subsidiaries or been filed, commenced or, to the knowledge of the Buyer, threatened against the Buyer or any of its Subsidiaries alleging the noncompliance in any material respects with, or any violation of, the foregoing.

(c) This Section 4.9 does not relate to matters with respect to Tax Laws and other Tax matters (which are the subject of Section 4.10).

4.10 Taxes.

(a) The Buyer and each of its Subsidiaries has timely filed or caused to be filed (giving effect to all applicable extensions) with the appropriate Governmental Entity all material Returns in all jurisdictions in which such Returns are required to be filed, and such Returns are true, correct and complete in all material respects. None of the Buyer or any of its Subsidiaries is the beneficiary of any extension of time within which to file any Return (other than any extensions to file Returns obtained in the ordinary course of business). All material Taxes of the Buyer or any of its Subsidiaries (whether or not shown on any Returns) that are due have been fully and timely paid to the relevant Governmental Entity.

(b) Neither the Buyer nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations, investigations or other proceedings regarding any material Taxes of the Buyer or any of its Subsidiaries which have not been fully paid or settled. There are no Liens for any material amount of Taxes (other than Permitted Liens) on any of the assets of the Buyer or any of its Subsidiaries. No claim has been made by any Governmental Entity in a jurisdiction where the Buyer or any of its Subsidiaries does not file a Return that such Person may be subject to a material amount of Taxes in that jurisdiction. None of the Buyer or any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes.

(c) The Buyer and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate Governmental Entity.

(d) Subject to any changes to the method or structure of effecting the Merger pursuant to Section 1.7, neither the Buyer nor any of its Subsidiaries has taken any action or has knowledge of any facts or circumstances that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) Neither the Buyer nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b).

4.11 Disclosure Controls and Procedures.

(a) Each of the principal executive officer and the principal financial officer of the Buyer (or each former principal executive officer and former principal financial officer of the Buyer, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Buyer SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b) The Buyer has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by the Buyer in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (iii) identified for the Buyer’s auditors any material weaknesses in internal controls. The Buyer has provided to the Company true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from January 1, 2018 through the date hereof, and will promptly provide to the Company true and correct copies of any such disclosure that is made after the date hereof.

(c) The Buyer has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Buyer’s financial statements. The Buyer’s management, with the participation of the Buyer’s principal executive and financial officers, has completed an assessment of the effectiveness of the Buyer’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2019, and such assessment concluded that such internal controls were effective using the framework specified in the Buyer 10-K.

(d) No personal loan or other extension of credit by the Buyer or any Subsidiary to any of its or their executive officers or directors has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act since January 1, 2018.

(e) Since January 1, 2018, neither the Buyer nor any of its Subsidiaries nor, to the Buyer’s knowledge, any director, officer, employee, auditor, accountant or representative of the Buyer or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that the Buyer or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

4.12 Buyer Plans.

Each Buyer Plan has been operated and administered in all respects in accordance with its terms, and in compliance with the applicable provisions of all Laws applicable to such Buyer Plan, and complies with such terms and such Laws, in each case except where the failure to be so administered or to so comply, would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Buyer. There are no termination proceedings or other claims (except routine claims for benefit payable under the Buyer Plans) or proceedings pending or, to the knowledge of the Buyer, threatened against or involving any Buyer Plan or asserting any rights to, or claims for benefits under, any Buyer Plan that would be reasonably expected to have a Material Adverse Effect on the Buyer.

4.13 Brokers.

Except for Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or any of its Subsidiaries, that is or will be payable by the Buyer or any of its Subsidiaries. The Buyer is solely responsible for the fees and expenses of Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC as and to the extent set forth in the engagement letters dated as of June 25, 2020 and June 19, 2020, respectively.

4.14 No Other Representations or Warranties.

(a) Except for the representations and warranties made in this Article IV, the Buyer Disclosure Letter or any certificate delivered pursuant to this Agreement, neither the Buyer nor any other Person makes any express or implied representation or warranty with respect to the Buyer or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger, and the Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV, the Buyer Disclosure Letter or any certificate delivered pursuant to this Agreement, neither the Buyer nor any other Person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Buyer or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made in this Article IV, the Buyer Disclosure Letter or any certificate delivered pursuant to this Agreement, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of the Buyer, the negotiation of this Agreement or in the course of the Merger or the other transactions contemplated by this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Buyer acknowledges and agrees that neither the Company nor any other Person has made or is making, and the Buyer expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article III, the Company Disclosure Letter or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to the Buyer, or any of its representatives. Without limiting the generality of the foregoing, the Buyer acknowledges that, except as expressly provided in Article III, the Company Disclosure Letter or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information of the Company or any of its Subsidiaries that may have been made available to the Buyer or any of its representatives.

ARTICLE V

COVENANTS

5.1 Interim Operations of the Company.

The Company covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (i) expressly contemplated or permitted by this Agreement, (ii) set forth in Section 5.1 of the Company Disclosure Letter, (iii) required by applicable Law, or (iv) consented to in writing by the Buyer (which consent, other than with respect to Sections 5.1(b)(iii), (iv), (xiv), (xv), shall not be unreasonably withheld, conditioned or delayed):

(a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice; provided, that this Section 5.1(a) shall not prohibit the Company and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to (A) changes or developments resulting from (1) changes in commodity prices or (2) the COVID-19 pandemic; provided further, however, that, prior to taking any such action outside of the ordinary course or that is not consistent with past practice, the Company shall consult with the Buyer and consider in good faith the views of the Buyer regarding any such proposed action, or (B) an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health or any material property or asset or to the environment; provided further, however that the Company shall, as promptly as reasonably practicable, inform the Buyer of such condition and any such actions taken pursuant to this clause (B). The Company shall use its reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors;

(b) the Company shall not, nor shall it permit any of its Subsidiaries to:

(i) (A) enter into any new line of business, or (B) except as required on an emergency basis, incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and obligations or liabilities incurred or committed to in an amount not greater in the aggregate than the amount contemplated by, and during the same time period set forth in, the Company’s capital budget set forth in Section 5.1(b) of the Company Disclosure Letter plus an aggregate amount of $5 million in excess of such budget for all such items;

(ii) amend its certificate of incorporation or bylaws or similar organizational documents, except as contemplated by the transactions contemplated hereby;

(iii) except for (A) any distributions between wholly-owned Subsidiaries of the Company or any distributions from a partially-owned Subsidiary of the Company solely to a wholly-owned Subsidiary of the Company, and (B) distributions to the Company from its Subsidiaries, declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities (other than pursuant to the terms of Company Equity Awards in effect on the date hereof);

(iv) (A) adjust, split, combine or reclassify any Capital Stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of Capital Stock or other equity interest of any class or of any other such securities or agreements of the Company or any of its Subsidiaries, other than issuances of shares of Company Common Stock pursuant to (x) Company Equity Awards or (y) other securities, options, warrants, calls, commitments or rights existing, in the case of each of clauses (x) and (y), at the date of this Agreement and previously disclosed to the Buyer in writing; or (B) except as provided in Section 2.3, redeem, purchase or otherwise acquire directly or indirectly any of its Capital Stock or any other securities or agreements of the type described in clause (A) of this Section 5.1(b)(iv);

(v) (A) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former officer, employee, individual providing services as an independent contractor, or director other than in the ordinary course of business consistent with past practice and in an amount not to exceed a 5% increase of the compensation or benefits of any individual employee or $100,000 in the aggregate for all employees, (B) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under or terminate any Company Plan (or any plan, program, or agreement that would be a Company Plan if in effect on the date hereof); (C) grant or increase any severance, retention, change in control, termination or similar pay or benefit to any current or former officer, director or employee of the Company or any of its Subsidiaries; (D) grant any stock options, restricted stock awards, restricted stock units, performance units, or other equity-based awards; (E) promote or hire any employee (other than to replace any employee of the Company who has resigned or been terminated from a position which the Company has determined is reasonably necessary to be filled in order to continue to operate its business in a commercially reasonable manner, provided, that such replacement is not provided compensation or benefits which are greater than those provided to the employee of the Company being replaced); (F) terminate more than 20% of the employees at any site of employment; (G) waive the material restrictive covenant obligations of any employee of the Company or any of its Subsidiaries; provided, however, that, in those cases where the Company or any of its Subsidiaries is permitted to hire or promote an employee, this Section 5.1(b)(v) shall not restrict the Company or any of its Subsidiaries from entering into or making available to such newly hired or promoted employee plans, agreements, benefits and compensation arrangements (other than equity incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions.

(vi) (A) change any material method of Tax or accounting principles, practices or methods or systems of internal accounting controls in effect as of the date of this Agreement or (B) adopt or change any taxable or fiscal year or period, except in each case as required by GAAP or applicable Laws (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)) and as concurred to by the independent auditors of the Company;

(vii) acquire by merging or consolidating with (other than mergers among wholly-owned Subsidiaries of the Company), by purchasing an equity interest in (other than investments in wholly-owned Subsidiaries of the Company) or by purchasing all or any portion of the assets of, or by any other manner, any Person or other business organization, division or business of such Person, other than the execution of new Oil and Gas Leases necessary for the Company’s current drilling plan reflected in Section 5.1(b) of the Company Disclosure Letter, and other than any acquisitions that are in the ordinary course and contemplated by the Company’s capital budget set forth in Section 5.1(b) of the Company Disclosure Letter;

(viii) sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the Company Assets, except (A) idled assets, (B) dispositions of inventory or worn-out or obsolete equipment in the ordinary course of business consistent with past practice, and (C) the sale of Hydrocarbons in the ordinary course of business;

(ix) mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Company Assets;

(x) (A) except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of Material Contracts as in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, or except as set forth in clause (B) below, pay, discharge or satisfy any material claims (including claims of equityholders), action, proceeding (including any state or federal regulatory proceeding), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment, other than the payment of any final, nonappealable judgment, or (B) compromise, settle, grant any waiver or release relating to any Litigation, other than the settlement or compromise of any Litigation claim where (x) the amount paid or to be paid, together with the aggregate of all other amounts paid or to be paid in all other settlements or compromises of all other Litigation claims (whether in the same or any other matter or with any other party), does not exceed $1.0 million in the aggregate, (y) neither the Company nor any of its Subsidiaries admits any liability and (z) no restrictions are on the business of the Company and its Subsidiaries;

(xi) engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement insofar as such agreements are disclosed in Section 3.20 of the Company Disclosure Letter), or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s affiliates (other than any Subsidiary of the Company) or any Person that holds or owns five percent (5%) or more of the shares of the Company’s capital stock (or any affiliate of any such Person), other than any Excluded Portfolio Company Oil and Gas Interests entered into in the ordinary course of business consistent with past practice;

(xii) (A) other than as required by applicable Laws, make, change, rescind or revoke any material Tax election, including elections for any and all joint ventures, partnerships, limited liability companies, or other investments where it has the capacity to make a binding election; (B) amend any income or other material Return, (C) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes; (D) agree to an extension (other than automatic extensions and extensions obtained in the ordinary course of business) or waiver of any statute of limitations with respect to the assessment or determination of any material Taxes; (E) enter into any closing agreement related to any material Taxes; (F) take any action to recognize, trigger, or authorize any item described in Section 3.14(h); or (G) surrender any right to claim any material Tax refund;

(xiii) take (or omit to take) any action that would, or would reasonably be expected to, result in any of its representations and warranties set forth in this Agreement becoming untrue in a manner that would give rise to the failure of the closing conditions set forth in Section 6.3(a), or that would in any material respect impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated hereby;

(xiv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger or pursuant to Section 5.1(b)(vii)) or any agreement relating to an Acquisition Proposal, except as provided for in Section 5.3;

(xv) (A) incur, assume or guarantee, endorse or otherwise become liable for any indebtedness for borrowed money other than (1) indebtedness incurred in the ordinary course of business consistent with past practice pursuant to the Company Credit Agreement, and which does not result in the aggregate principal amount outstanding thereunder at any time exceeding $250.0 million, (2) indebtedness owing between or among the Company and its Subsidiaries, and (3) indebtedness associated with bonds, letters of credit, surety or similar obligations incurred in the ordinary course of business in connection with the operation of the Company’s or its Subsidiaries’ oil and gas properties and (4) other indebtedness in an amount incurred since the date of this Agreement not to exceed $10.0 million; (B) except in the ordinary course of business consistent with past practice, repurchase, redeem, repay or otherwise acquire or retire any bonds, debentures, notes or other material indebtedness or other liability other than repayments of indebtedness or other liabilities at stated maturity; (C) make any loans, advances or capital contributions to, or investments in, any other Person other than loans or advances by any Restricted Subsidiary (as defined in the Indenture) to the Company or any other Restricted Subsidiary (as defined in the Indenture); (E) enter into a swap, futures or derivatives transaction except hedging activities in the ordinary course of business consistent with past practice and with the risk parameters described in Section 3.21; (F) prepay any Company Material Contracts, except in the ordinary course of business consistent with past practice; or (G) enter into any material commitment or transaction not otherwise permitted by this Agreement;

(xvi) enter into any agreement, understanding or commitment that (A) contains a non-compete or similar type of provision that, following the Closing, by virtue of the Merger or of the Buyer becoming affiliated with the Company’s Subsidiaries as a result of the Merger, would by its terms materially restrict the ability of the Buyer or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area during any period of time after the Effective Time, (B) imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (C) contains an exclusivity or “most favored nation” clause that restricts the business of the Company or any of its Subsidiaries in a material manner;

(xvii) enter into any (A) drilling contract whose term extends beyond December 31, 2020, or (B) other contract, agreement or arrangement outside the ordinary course of business or inconsistent with past practice, that would be a Company Material Contract;

(xviii) fail to pay any material lease amounts or other material related fees, expenses or amounts related to any Oil and Gas Leases, other than delay rentals that the Company determines not to pay in accordance with Section 5.20;

(xix) modify or amend in any material respect or take action to terminate any Company Material Contract to which it is a party, or waive in any material respect or assign any of its rights or claims, under any such Company Material Contract;

(xx) unless required by Law, (i) modify, extend, or enter into any labor agreement or collective bargaining agreement or (ii) recognize or certify any labor union or labor organization as the collective bargaining representative for any employees of the Company or its Subsidiaries; or

(xxi) renew or enter into any new oil and gas sales, marketing or similar contract or agreement on terms that are not substantially similar to those set forth in Section 5.1(b)(xxi) of the Company Disclosure Letter; or

(xxii) enter into an agreement, contract, commitment or arrangement to do any of the foregoing;

(c) the Company shall use commercially reasonable efforts to maintain its insurance policies in effect on the date of this Agreement; and

(d) the Company shall (i) use commercially reasonable efforts to keep in full force and effect any material Permit required by any Governmental Entity for the continuing operation of its business, and (ii) file on a timely basis all material notices, reports, returns and other filings required to be filed with or reported to any Governmental Entity, as well as all applications and other documents necessary to maintain, renew or extend any material Permit required by any Governmental Entity for the continuing operation of its business.

5.2 Interim Operations of the Buyer.

The Buyer covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (i) expressly contemplated or permitted by this Agreement, (ii) set forth in Section 5.2 of the Buyer Disclosure Letter, (iii) required by applicable Law, or (iv) agreed to in writing by the Company, after the date of this Agreement and prior to the Effective Time:

(a) The business of the Buyer and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice;

(b) Solely in the case of the Buyer, the Buyer shall not declare, set aside or pay any extraordinary or special dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to the Buyer Common Stock;

(c) The Buyer shall not, nor shall it permit any of its Subsidiaries to, change its methods of accounting principles used by it as of the date of this Agreement unless required by GAAP as concurred to by the Buyer’s independent auditors;

(d) The Buyer shall not, nor shall it permit any of its Subsidiaries to, take (or omit to take) any action that would, or would reasonably be expected to, result in (i) any of its representations and warranties set forth in this Agreement becoming untrue in a manner that would give rise to the failure of the closing conditions set forth in Section 6.2(a), or that would in any material respect impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated hereby;

(e) Solely in the case of the Buyer, the Buyer shall not amend its certificate of incorporation or bylaws or similar organizational documents in a manner that adversely affects the terms of the Buyer Common Stock;

(f) Solely in the case of the Buyer, the Buyer shall not adopt or enter into a plan of complete or partial liquidation or dissolution; and

(g) The Buyer shall not, nor shall it permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

5.3 Acquisition Proposals.

(a) The Company agrees that, except as expressly permitted in this Section 5.3, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries to, instruct their respective officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, affiliates, agents and other representatives (the “Representatives”) not to, directly or indirectly, (v) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), or take any other action designed to lead to, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (w) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person that has made an Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, (x) accept an Acquisition Proposal or enter into any agreement (other than an Acceptable Confidentiality Agreement in circumstances contemplated in this Section 5.3), including any letter of intent or agreement in principle, providing for or relating to an Acquisition Proposal or enter into any agreement, including any letter of intent or agreement in principle, that would require, or would have the effect of causing, the Company to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement, (y) amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (z) resolve to do any of the foregoing. Without limiting the foregoing, it is agreed that any action taken by any of the Company’s Subsidiaries or by any Representatives of the Company or any of its Subsidiaries that, if taken by the Company, would constitute a breach of this Section 5.3 shall constitute a breach of this Section 5.3 by the Company, regardless of (x) whether such Representative is authorized to take such action, (y) whether such Representative is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, and (z) any contrary instruction given to such Representative by the Company or any of its other Representatives pursuant to this Section 5.3 or otherwise. Notwithstanding anything to the contrary in this Agreement, the Company and the Company Board may take any actions described in clause (w) of this Section 5.3 with respect to a third party if at any time prior to obtaining the Company Required Vote (A) the Company receives a written Acquisition Proposal from such third party that the Company Board believes in good faith is bona fide, (B) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such proposal constitutes, or is reasonably likely to result in, a Superior Proposal, and (C) the Company Board determines in good faith, after consultation with its outside counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third party would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, provided that (1) such Acquisition Proposal was received after the date of this Agreement, such Acquisition Proposal was not the result of a material violation of this Section 5.3 and such Acquisition Proposal has not been withdrawn, (2) the Company provides to the Buyer the notice required by Section 5.3(e) with respect to such Acquisition Proposal, (3) prior to or substantially concurrently with providing or making available to such other Person any non-public information about the Company and its Subsidiaries that was not previously provided or made available to the Buyer, the Company will provide such non-public information to the Buyer, and (4) the Company shall not deliver any information to such third party without entering into a confidentiality agreement (an “Acceptable Confidentiality Agreement”) on terms, as they relate to confidentiality, no less favorable to the Company than the Confidentiality Agreement (provided that such Acceptable Confidentiality Agreement need not contain any “standstill” or similar provision that would prohibit such third party from making any Acquisition Proposal), a copy of which shall be promptly provided to the Buyer. Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Company Board.

(b) Except as otherwise provided in Section 5.3(c) or Section 5.3(d), neither the Company Board nor any committee thereof shall directly or indirectly (i) (A) withhold, withdraw, modify, qualify or fail to make, or publicly propose to withhold, withdraw, modify, qualify or fail to make, in any manner adverse to the Buyer, the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement, or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”), (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.3(a)) (each an “Acquisition Agreement”) or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, or (iii) resolve, propose, agree or publicly announce an intention to do any of the foregoing. For the avoidance of doubt, a public statement that merely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

(c) If the Company receives an Acquisition Proposal that was not the result of a material violation of Section 5.3(a), and that the Company Board believes in good faith is bona fide, and the Company Board (x) after consultation with its financial advisors and outside legal counsel, concludes that such Acquisition Proposal constitutes a Superior Proposal and (y) following consultation with outside legal counsel, determines that the failure of the Company Board to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then the Company Board may at any time prior to obtaining the Company Required Vote, effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d); provided, however, that the Company Board may not take such action pursuant to the foregoing unless:

(i) the Company has provided prior notice (which notice must state that the Company Board has made the determinations described in, and in accordance with, the foregoing clauses (x) and (y) of Section 5.3(c)) to the Buyer specifying in reasonable detail the reasons for such action (including a description of the material terms of such Superior Proposal, identifying the Person or group making such Superior Proposal and delivering to the Buyer a copy of the proposed definitive agreement providing for such Superior Proposal in the form to be entered into and any other relevant proposed transaction agreements) at least four (4) calendar days in advance of its intention to take such action with respect to an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d) (the period inclusive of all such days, the “Section 5.3(c) Notice Period”) (it being understood and agreed that any material amendment to the terms of a Superior Proposal shall require a new notice pursuant to this Section 5.3(c) and a new Section 5.3(c) Notice Period, except that such new Section 5.3(c) Notice Period in connection with any amendment shall be for two (2) calendar days from the time the Buyer receives such notice (as opposed to four (4) calendar days));

(ii) during the Section 5.3(c) Notice Period, the Company has negotiated with the Buyer in good faith (to the extent the Buyer desires to negotiate) to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company Board to make an Adverse Recommendation Change pursuant to this Section 5.3(c) or terminate this Agreement pursuant to Section 7.1(d); and

(iii) at the end of the Section 5.3(c) Notice Period, the Company Board again concludes in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by the Buyer, that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure of the Company Board to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d) with respect to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(d) Other than in connection with an Acquisition Proposal (which shall be subject to Section 5.3(c) and shall not be subject to this Section 5.3(d)), nothing in this Agreement shall prohibit or restrict the Company Board from making an Adverse Recommendation Change at any time prior to obtaining the Company Required Vote in response to a Company Intervening Event to the extent that (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and (ii) (A) the Company provides the Buyer four (4) calendar days’ notice of its intention to take such action, which notice shall specify the reasons therefor, (B) after providing such notice and prior to making such Adverse Recommendation Change, the Company shall negotiate in good faith with the Buyer during such four (4) calendar day period (to the extent that the Buyer desires to negotiate) to make such revisions to the terms of this Agreement as would obviate the need for the Company Board to make an Adverse Recommendation Change pursuant to this Section 5.3(d), and (C) the Company Board shall have considered in good faith any changes to this Agreement offered in writing by the Buyer, and following such four (4) calendar day period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure of the Company Board to effect an Adverse Recommendation Change with respect to such Company Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. “Company Intervening Event” means any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of circumstances) not related to an Acquisition Proposal that was not known or reasonably foreseeable to the Company Board on the date hereof (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable to or understood by the Company Board as of the date hereof), which event, fact, circumstance, development or occurrence becomes known to or by the Company Board prior to obtaining the Company Required Vote.

(e) The Company agrees that in addition to the obligations of the Company set forth in paragraphs 5.3 through (b) of this Section 5.3, as promptly as practicable after receipt thereof (but in no event later than 24 hours after the Company’s receipt thereof), the Company shall advise the Buyer in writing of any request for information (other than a request for information in the ordinary course of business and unrelated to an Acquisition Proposal) or any Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly provide to the Buyer (i) copies of any written materials received by the Company in connection with any of the foregoing, (ii) the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place, and (iii) any non-public information concerning the Company or any of its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the Buyer. The Company shall keep the Buyer informed of the status of any Acquisition Proposal (including any changes to the material terms and conditions thereof). The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party and will use its reasonable best efforts to enforce any such agreement at the request of or on behalf of the Buyer, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages; provided, that, notwithstanding any other provision in this Section 5.3, prior to, but not after, the time the Company Required Vote is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board or a committee thereof determines in good faith, after consultation with its outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make an Acquisition Proposal, on a confidential basis, to the Company Board or a committee thereof and communicate such waiver to the applicable third party; provided, however, that the Company shall advise the Buyer at least two (2) calendar days prior to taking such action.

(f) The Company will and will cause its Subsidiaries and will instruct its and their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations, if any, with any Person (other than the Buyer and its Representatives) conducted on or prior to the date of this Agreement with respect to any Acquisition Proposal (which, for this purpose, need not have been an unsolicited proposal) and shall request that each Person that executed a confidentiality agreement with the Company with respect to any Acquisition Proposal and is in possession of confidential information about the Company or any of its Subsidiaries, return or destroy all such confidential information in accordance with the terms of the confidentiality agreement with such Person.

(g) For purposes of this Agreement, “Acquisition Proposal” shall mean any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that (in the aggregate) constitutes 20% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of or Capital Stock of or any partnership or other equity interest in, the Company or any of its Subsidiaries whose business (in the aggregate) constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of Capital Stock, partnership or other equity interest, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction or series of transactions that if consummated would result in any Person or Persons beneficially owning 20% or more of any class of Capital Stock of, or any partnership or other equity interest in, the Company or any of its Subsidiaries whose business (in the aggregate) constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Superior Proposal” shall mean any bona fide written Acquisition Proposal made after the date hereof that was not the result of a material violation of this Section 5.3, made by a third party to purchase all or substantially all of the assets or all or substantially all of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer or merger (i) on terms which a majority of the Company Board determines in good faith to be superior to the Company and its stockholders (in their capacity as stockholders) as compared to the transactions contemplated hereby and to any alternative transaction or changes to the terms of this Agreement proposed by the Buyer pursuant to Section 5.3(c) (after consultation with its financial advisors, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any changes to the terms of this Agreement offered by the Buyer in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal and taking into account all other legal, financial and regulatory aspects of such proposal) and (ii) which the Company Board reasonably believes is likely to be consummated on its terms.

5.4 Access to Information and Properties.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and the Buyer shall, and shall cause each of its Subsidiaries to, afford to the authorized Representatives of the other party reasonable access, during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.1, to all of its properties, contracts, books, commitments, records, data and books and personnel and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other parties all information concerning its business, properties and personnel as the other parties may reasonably request and a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of applicable Laws (including pursuant to the HSR Act, the Securities Act, the Exchange Act and the rules of any Governmental Entity thereunder), as applicable (other than documents which are not permitted to be disclosed under applicable Laws), including all information necessary to prepare the Proxy Statement and the S-4. No party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement. If the restrictions of the preceding sentence apply, the Company and the Buyer shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such contract or Law or be reasonably likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which nonemployee Representatives of the other party shall be provided access to such information; provided, further, that the party being requested to disclose the information shall (x) notify the other parties that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined and (y) communicate to the other parties in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with this Section 5.4(a)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract). Without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, the Company shall use its reasonable best efforts to cooperate with and assist the Buyer in connection with the Buyer’s planning and implementation of the integration of the Company’s IT, accounting, land and other systems and databases with those of the Buyer. For clarity, the informational obligations under this Section 5.4(a) shall not apply to information regarding Acquisition Proposals pursuant to Section 5.3.

(b) Until the Effective Time, each party and its authorized Representatives, including engineers, advisors and consultants, lenders and financing sources, upon reasonable notice and in a manner that does not unreasonably interfere with the business of the applicable party or any of its Subsidiaries, may enter into and upon all or any portion of the real property owned or leased by the other party in order to investigate and assess, as such party reasonably deems necessary or appropriate, the environmental condition of such real property and the other assets or the businesses of such other party or any of its Subsidiaries (an “Investigation”). An Investigation may include a Phase I environmental site assessment, or similar investigation and sampling or testing of air, soil, sediments, and/or ground or surface waters at, on or under any real property. Each party hereto shall, and shall cause each of its Subsidiaries to, cooperate with the other parties in conducting any such Investigation, facilitating further testing or evaluation as may be reasonably prudent with respect to matters identified in the Investigation, allow any other party reasonable access to such party’s and its Subsidiaries’ respective businesses, real property and other assets, together with full permission to conduct any such Investigation, and provide to any other party all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of such party, its Subsidiaries, or any of their predecessors that are in the possession of such party or any of its Subsidiaries, and all information relating to environmental matters regarding such party’s and its Subsidiaries’ respective businesses, real property and other assets that are in the possession of such party or any of its Subsidiaries.

(c) The Buyer and the Company will hold any information contemplated under Section 5.4(a) and/or Section 5.4(b) in accordance with the provisions of the Confidentiality Agreement; provided, however, that each party’s obligations under the Confidentiality Agreement shall terminate on the earlier of (i) the date provided therein in the event this Agreement is terminated prior to such date or (ii) the Effective Time. The disclosing party shall not be responsible to the requesting party for personal injuries sustained by the requesting party’s Representatives in connection with the access provided pursuant to this Section 5.4, and shall be indemnified and held harmless by the requesting party for any losses suffered by the disclosing party or its Representatives in connection with any such personal injuries.

(d) No Investigation by the Buyer or the Company or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

(e) To the extent allowed by applicable Law, not later than the 30th day after the end of each calendar month, the Company shall provide the Buyer with production reports, hedge schedules, financial reports, and the updated go forward forecasts for such month in the form and containing the information that the Company prepares such reports for its internal management purposes.

5.5 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use (and to cause their respective Subsidiaries to use) its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including (i) the use of reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby; provided, however, that none of the Buyer, the Company or any of their respective Subsidiaries shall be required to pay any fees or make any other payments to any such Person in order to obtain any such approval, consent, ratification, permission, waiver or authorization (other than normal filing fees imposed by Law). Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity (except for such filings that are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System) or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby, provided that neither party is obligated to share any document submitted to or received from a Governmental Entity that reflects the negotiations between the parties or the valuation of some or all of any party’s business or assets.

(b) Each of the Buyer and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any applicable Law. Without limiting the foregoing, the Company and the Buyer shall, (i) as soon as practicable, and in any event within 10 Business Days, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, including substantial compliance with any “second request” for additional information or documentary material under the HSR Act as promptly as reasonably practicable, (iii) use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date), (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with true and complete copies of notices or other communications sent or received by the Company or the Buyer, as the case may be, or any of their Subsidiaries, to or from any third party and/or any Governmental Entity with respect thereto, and permit the other to review in advance and comment on any proposed communication by such party to any supervisory or Governmental Entity and (v) give the other reasonable notice of, and, to the extent permitted by such Governmental Entity, allow the other to attend and participate at any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry or proceeding relating thereto.

(c) The Company agrees to, and to cause (with respect to advisors and accountants, use its commercially reasonable efforts to cause) its Subsidiaries and its and their respective officers, employees, advisors and accountants to, reasonably cooperate, during normal business hours and with reasonable notice, with the Buyer and its affiliates in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, responding to questions or reasonable information requests regarding the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and obtaining comfort letters from the Company’s accountants, and obtaining legal opinions of local counsel for guarantors of financings, in each case, as may be reasonably requested by the Buyer and at no out-of-pocket expense to the Company or its Subsidiaries (or the Buyer shall reimburse the Company and its Subsidiaries for such out-of-pocket expenses). No later than three (3) Business Days prior to Closing, the Company shall obtain from the Agent, and deliver to the Buyer, prior to the Closing Date, an executed payoff letter in connection with the Company Credit Agreement, in customary form and substance, setting forth (i) the amounts required to pay off the Company Credit Agreement in full on the Closing Date, the indebtedness owing to each creditor under the Company Credit Agreement (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; and (ii) upon payment of such amounts, a release of the Company and its Subsidiaries, including the automatic release of any and all Liens securing the Company Credit Agreement.

(d) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Surviving Entity shall take or cause to be taken all such necessary action.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.5, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and the Buyer shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.5 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.5.

(f) Notwithstanding anything to the contrary contained in this Agreement, (i) except as otherwise permitted in Section 5.1, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Buyer, divest or hold separate or otherwise take or commit to take any action that limits its freedom, or after the Merger, the freedom of action of the Buyer or any of the Buyer’s affiliates with respect to, or its ability to retain, the Company and its Subsidiaries or any of the respective businesses, product lines or assets of the Buyer, the Company or any of their respective Subsidiaries or affiliates, and (ii) neither the Buyer nor any of its affiliates shall be required to divest or hold separate (or agree to divest or hold separate) or otherwise take or commit to take any action that limits in any material respect its freedom of action with respect to, or its ability to retain, any businesses, product lines or assets of the Buyer, the Company or any of their respective Subsidiaries or affiliates. In addition, neither the Buyer nor any of its affiliates shall be under any obligation to take any action described in the preceding clause (ii) under this Section 5.5 if the FTC or the Department of Justice authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated by this Agreement or if any Governmental Entity outside of the United States seeks comparable relief under any Competition Laws.

(g) The Company shall give the Buyer the opportunity to participate, subject to a customary joint defense agreement, in, the defense or settlement of any stockholder litigation against the Company or its directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without the Buyer’s consent.

(h) Subject to the receipt of any required consents under the Company Credit Agreement, which the Company shall use its commercially reasonable efforts to obtain (provided that such efforts shall not be required to include payment of any fee, the payment of reimbursement of any legal or other expense, or the payment of any other amount in connection with such consents, all of which shall be paid by Buyer), the Company shall, at Buyer’s request, (i) within the timeframes specified in the Indenture, provide all required notices and documentation to the trustee under the Indenture (the “Trustee”) with respect to the redemption of all of the 8.875% Senior Notes due 2023 issued and outstanding under the Indenture (the “2023 Notes”), (ii) when requested by Buyer, send or instruct the Trustee to send to the holders of the 2023 Notes a notice of optional redemption (the “Redemption Notice”) for all of the outstanding principal amount of the 2023 Notes, and (iii) assuming that prior to or contemporaneously with the Effective Time on the Closing Date, the Buyer has deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the 2023 Notes the aggregate amount of cash sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness (as defined in the Indenture) on the 2023 Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of redemption, together with all sums then payable by the Company under the Indenture and the 2023 Notes, concurrently with Closing, deliver irrevocable instructions to the Trustee to apply the deposited money towards the payment of the 2023 Notes. The Redemption Notice shall be in form and substance reasonably acceptable to the Buyer and shall provide that the “Redemption Date” (as defined in the Indenture) shall be the a date requested by Buyer and may provide that the consummation of the Merger is a condition precedent to the redemption; provided that the Company hereby agrees that the Redemption Notice issued in accordance with this clause (h)  shall not include any other condition precedent to the redemption.

5.6 Proxy Statement/Form S-4; Stockholders’ Meeting.

(a) As promptly as practicable after the execution of this Agreement, the Company and the Buyer shall cooperate in preparing and the Company shall cause to be filed with the SEC, in connection with the Merger, a proxy statement in preliminary form (together with any amendments or supplements thereto, the “Proxy Statement”) and the Buyer shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus, and the parties shall file, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby. Each of the Company and the Buyer shall use their respective reasonable best efforts to furnish the information required to be included by the SEC in the Proxy Statement, the S-4 and any such statement or schedule. Each of the Company and the Buyer shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall as promptly as practicable thereafter mail the Proxy Statement to its stockholders. In furtherance of the foregoing, the parties shall respond promptly to any comments with respect to the Proxy Statement or the S-4 filed by them. No filing of, or amendment or supplement to, or dissemination of the Proxy Statement or the S-4 or any other statement or schedule or any other materials used in connection with the Company Special Meeting that constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 under the Exchange Act will be made by the Company or the Buyer without providing the other a reasonable opportunity to review and comment thereon. If at any time after the date the Proxy Statement is mailed to the Company’s stockholders and prior to the Company Special Meeting any information relating to the Company, the Buyer or any of their respective affiliates, officers or directors, should be discovered by the Company or the Buyer which is required to be set forth in an amendment or supplement to the Proxy Statement, S-4 or any other statement or schedule, so that none of the Proxy Statement, the S-4 or any such statement or schedule will include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Buyer shall also use reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) All documents that the Company or the Buyer is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. The parties shall notify each other promptly of the time when the S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the S-4 or the Merger and (ii) all orders of the SEC relating to the S-4.

(c) The Company, acting through the Company Board, shall, in accordance with its certificate of incorporation and bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the S-4 is declared effective by the SEC, and in no event later than 40 days after such date, a special meeting of its stockholders for the sole purpose of considering and taking action upon this Agreement (the “Company Special Meeting”), and shall, except as otherwise provided in Section 5.3(c) or Section 5.3(d), (i) recommend adoption of this Agreement, and include in the Proxy Statement such recommendation and (ii) use its reasonable efforts to solicit and obtain such adoption or approval. Notwithstanding any withdrawal, amendment or modification by the Company Board or any committee thereof of its recommendation of this Agreement in accordance with Section 5.3(c) or Section 5.3(d), or the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal, or any other fact or circumstance, unless this Agreement is terminated in accordance with Section 7.1, this Agreement shall be submitted to the stockholders of the Company at the Company Special Meeting for the purpose of adopting this Agreement. Once the Company Special Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Special Meeting without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed) (other than (i) for the absence of a quorum, or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Special Meeting). At any such Company Special Meeting following any such withdrawal, amendment or modification of the Company Board’s recommendation of this Agreement, the Company shall submit this Agreement to its stockholders and, provided the Company Board has complied with Section 5.3(c) or Section 5.3(d), may do so without a recommendation or with a negative recommendation (although the approval of this Agreement by the Company Board may not be rescinded or amended), in which event the Company Board may, subject to Section 5.3(c) or Section 5.3(d), communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto. Without limiting the generality of the foregoing, the Company agrees that unless this Agreement is validly terminated in accordance with Section 7.1, the Company shall not submit any Acquisition Proposal (including any Superior Proposal) to a vote of Company’s stockholders.

5.7 Notification of Certain Matters.

The Company shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company or the Buyer, (b) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to be complied with or satisfied by it under this Agreement, (c) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect (including such party having received knowledge of any fact, event or circumstance that would be reasonably expected to cause any representation qualified as to the knowledge of such party to be or become untrue or inaccurate), (d) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries and that relate to the Merger or (e) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.8 Directors’ and Officers’ Insurance and Indemnification.

(a) After the Effective Time, and subject to Section 5.8(b), the Buyer shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and any of its Subsidiaries in such capacities (“Indemnified Parties”) to the fullest extent permitted by applicable Law against any losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities, judgments or amounts that are paid in settlement of, or incurred in connection with, any Proceeding to which an Indemnified Party is a party or is otherwise involved (including as a witness) that is based in whole or in part on, or arising in whole or in part out of, the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, or a fiduciary under any Company Plan (including, in each case, if such service was at the request or for the benefit of the Company or any of its Subsidiaries as a director, officer, employee, agent, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity and including acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby), arising out of actions or omissions or alleged actions or omissions occurring or existing at, or prior to the Effective Time and whether asserted or claimed at, prior to or after the Effective Time.

(b) After the Effective Time, in the event any Indemnified Party becomes involved in any capacity in any Proceeding based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Buyer; provided, however, that (i) the Buyer shall have the right to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Parties and upon such assumption the Buyer shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Buyer elects not to assume such defense or counsel for such Indemnified Party reasonably determines (upon advice of outside counsel) that there are issues that raise conflicts of interest between the Buyer and such Indemnified Party, or among one or more Indemnified Parties, such Indemnified Party may retain counsel reasonably satisfactory to him/her after consultation with the Buyer, and the Buyer shall as promptly as practicable pay the reasonable fees and expenses of such counsel for such Indemnified Party and (ii) the Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly the Buyer thereof, provided that the failure to so notify shall not affect the obligations of the Buyer under this Section 5.8 except to the extent such failure to notify prejudices the Buyer. The Buyer’s obligations under this Section 5.8 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

(c) No Indemnified Party shall settle any Claim without the prior written consent of the Buyer, nor shall the Buyer settle any Claim without either (i) the written consent of all Indemnified Parties against whom such Claim was made (which consents shall not be unreasonably withheld, conditioned or delayed), or (ii) obtaining an unconditional general release from all liability arising out of such Proceeding for all Indemnified Parties without admission or finding of wrongdoing as a condition of such settlement. The rights of each Indemnified Party under this Section 5.8 shall be in addition to any rights such person may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, under Delaware law or any other applicable Law or pursuant to any employment agreement or indemnification agreement in effect on the date hereof. The provisions of this Section 5.8 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

(d) The Buyer agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organizational documents or in any agreement to which the Company or any of its Subsidiaries is a party, shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Buyer shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificate of incorporation and by-laws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Proceeding pending or asserted within such period shall continue until the disposition or resolution of such Proceeding. If the Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent required, proper provision shall be made so that the successors and assigns of the Buyer shall assume the obligations set forth in this Section 5.8.

(e) On or prior to the Effective Time, the Buyer shall purchase a “tail” directors’ and officers’ liability insurance policy covering the six-year period from and after the Effective Time for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by the Company from a carrier with the same or better credit rating to the Company’s current directors’ and officers’ liability insurance carrier on terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company as of the date of this Agreement with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Buyer pay (or become obligated to pay) with respect to such “tail” policy more than the amount set forth on Section 5.8(e) of the Buyer Disclosure Letter (the “Maximum Amount”) unless Buyer, in its sole discretion, elects to pay more than the Maximum Amount for such purpose. If the cost of the insurance called for by this Section 5.8(e) exceeds the Maximum Amount, and the Buyer elects not to spend more than the Maximum Amount for such purpose, the Buyer shall purchase as much coverage as is available for the Maximum Amount.

5.9 Publicity.

The Company and the Buyer agree to issue an initial joint press release announcing the execution and delivery of this Agreement to be reasonably agreed upon by the Buyer and the Company. Neither the Company, the Buyer, nor any of their respective affiliates shall issue or cause the publication of any public disclosure, press release, or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, except as may be required by Law or by any listing agreement with a national securities exchange if all reasonable efforts have been made to consult with the other party and to afford such other party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding the same; provided, that each party or any of their respective affiliates may issue public announcements or make other public disclosures regarding the Merger, this Agreement or the other transactions contemplated by this Agreement that consist solely of information previously disclosed in press releases or announcements previously approved by either party or made by either party in compliance with this Section 5.9; provided, further, that neither party shall be (a) restricted from making internal communications with its employees which are not made public; provided that such party shall consult with the other party with respect to any such communication regarding material developments with respect to the Merger (other than those described in Section 5.3), or (b) required by any provision of this Agreement to consult with or obtain any approval from any other party with respect to a public announcement or press release issued in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or an Adverse Recommendation Change other than as set forth in Section 5.3. For the avoidance of doubt, nothing in this Section 5.9 shall prevent the Buyer or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to the Merger, this Agreement or the other transactions contemplated by this Agreement.

5.10 Comfort Letters; Consent to Use of Financial Statements.

(a) In connection with the information regarding the Company and its Subsidiaries, or the Merger, provided by the Company and its Subsidiaries specifically for inclusion in, or incorporation by reference into, the S-4, the Company shall use its reasonable best efforts to cause to be delivered to the Buyer a letter of Grant Thornton LLP, dated the date on which the S-4 shall become effective and addressed to the Buyer, in form and substance reasonably satisfactory to the Buyer and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

(b) The Company hereby consents to the Buyer’s use of and reliance on any audited or unaudited financial statements, including the financial statements of the Company included in the Company SEC Documents, relating to the Company and its Subsidiaries reasonably requested by the Buyer to be used in any financing or other activities of the Buyer and its Subsidiaries, including any filings that the Buyer and its Subsidiaries are required to make with the SEC in connection therewith. In addition, the Company will use, and will cause its Subsidiaries to use, their respective commercially reasonable efforts to obtain comfort letters from Grant Thornton LLP regarding information about the Company and its Subsidiaries as reasonably requested by the lead underwriter(s) or initial purchaser(s) in connection with any registered or private offering or otherwise and to obtain the consent of Grant Thornton LLP to the inclusion of the financial statements referenced above in appropriate filings with the SEC or in private placement documents.

5.11 Stock Exchange Listing.

The Buyer shall use its reasonable best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

5.12 Employee Matters

(a) The Buyer shall provide (or cause its affiliates to provide), for the one-year period following the Effective Time (or until such employee’s earlier termination of employment for any reason), each employee who remains in the active employment with the Surviving Entity or any of its affiliates as of the Effective Time (the “Continuing Employees”), (i) an annual base salary or wage rate that is equal to or greater than his or her annual base salary or wage rate as in effect immediately prior to the Effective Time (provided that such salary and wage rate shall be subject to reduction in the event of generally applicable similar reductions in salaries and wages applicable to similarly situated employees of the Buyer), (ii) an annual bonus opportunity that is equal to or greater than his or her annual bonus opportunity as in effect immediately prior to the Effective Time, (iii) recognition of all earned but unused paid time off (“PTO”) of the Continuing Employee as of the Effective Time and an annual PTO carryover allowance into 2021 of up to 80 hours (or more as may be the policy of the Buyer or its affiliates as in effect from time to time) of earned but unused PTO, and (iv) other compensation and employee benefits (other than equity or equity-based compensation) that are substantially similar in the aggregate to either (A) the other compensation and employee benefits provided to similarly situated employees of the Buyer and its affiliates as in effect from time to time, or (B) the other compensation and employee benefits provided to Continuing Employees immediately prior to the Effective Time (in each case other than equity or equity-based compensation). Subject to Section 5.12(b), the event that any individual is terminated for any reason upon or immediately following the Effective Time, (1) such individual will cease to be a Continuing Employee for purposes of this Section 5.12 and (2) no such individual shall be eligible for or entitled to benefits under any benefit or compensation plan of Buyer or an Affiliate in effect prior to the Effective Time. For purposes of the immediately preceding sentence, no Company Plan shall be considered to be a benefit or compensation plan of Buyer or an Affiliate in effect prior to the Effective Time.

(b) The Buyer shall (or shall cause its affiliates to) honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each current or former employee, consultant or director of the Company or any of its Subsidiaries arising under the terms of any employment, consulting, retention, equity or equity-based, severance, change of control, or similar plan, agreement or arrangement listed on Section 3.10(a) of the Company Disclosure Letter in accordance with the terms thereof in effect at the Effective Time. Further and without limiting the foregoing, the Buyer and the Company hereby agree that the consummation of the transactions contemplated by this Agreement shall constitute a “change of control” or “change in control” for purposes of each of (i) the employment agreements and offer letters listed on Section 3.10(d)(i) of the Company Disclosure Letter, (ii) the Company Equity Plans and all Company RSU Awards, Company PSU Awards, and Company Restricted Stock Awards outstanding under the Company Equity Plans as of the Closing Date, and (iii) the other Company Plans listed on Section 3.10(d)(i) of the Company Disclosure Letter.

(c) Effective as of the Effective Time, the Buyer shall, or shall cause its affiliates to, cause each Buyer Plan (including all applicable PTO, severance and defined contribution retirement benefit plans and programs) in which any Continuing Employee becomes eligible to participate to treat the prior service of such Continuing Employee with any of the Company and its affiliates as service rendered to the Buyer for purposes of vesting, eligibility and level of benefits, but not for any purposes under any defined benefit pension plan or retiree medical plan or for purposes of vesting under any equity compensation plan, to the extent that such service crediting does not violate any applicable Laws or result in duplication of benefits for the same period of service.

(d) The Buyer shall, or shall cause its affiliates to, use commercially reasonable efforts to (i) waive any limitation on health and welfare coverage of any Continuing Employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements, and requirements to show evidence of good health under the applicable health and welfare plan of the Buyer or any affiliate of the Buyer to the extent such Continuing Employee and his or her eligible dependents are covered under a health and welfare benefit plan of the Company or any of its affiliates (as the case may be), and such conditions, periods or requirements are satisfied or waived under such plan, immediately prior to the Effective Time and (ii) credit each Continuing Employee and his or her eligible dependents with all deductible payments, co-payments and co-insurance paid by such employee and covered dependents under the medical employee benefit plan of the Company or any of its affiliates (as the case may be) prior to the Effective Time during the year in which the Effective Time occurs for the purpose of determining the extent to which any such employee and his or her dependents have satisfied their deductible and whether they have reached the out-of-pocket maximum under any medical plan of the Buyer or any affiliate of the Buyer for such year.

(e) The provisions of this Section 5.12 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any of their respective affiliates), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 5.12) under or by reason of any provision of this Agreement. Nothing in this Section 5.12 is intended to (i) prevent the Buyer, the Surviving Entity or any of their respective affiliates from (A) establishing, amending or terminating any of their respective employee benefit plans or any other benefit or compensation plan, policy, program, contract, agreement or arrangement or, after the Effective Time, any Company Plan or (B) terminating the employment or service of any Person, including a Continuing Employee, at any time and for any reason, or (ii) provide any Person any right to employment or service or continued employment or service with the Buyer, the Surviving Entity or any of their respective affiliates.

(f) Nothing in this Agreement shall constitute an establishment or termination of, or an amendment to, or be construed as establishing, terminating or amending, any employee benefit plan sponsored, maintained or contributed to by the Company, the Buyer or any of their respective affiliates.

5.13 Certain Tax Matters.

(a) Subject to any changes to the method or structure of effecting the Merger pursuant to Section 1.7, but subject to the qualifications therein, for U.S. federal income tax purposes, (i) the parties intend that (x) the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (y) the Company and the Buyer shall each be a party to such reorganization within the meaning of Section 368(b) of the Code and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). From and after the date of this Agreement and until the Closing Date, each party hereto shall use its commercially reasonable efforts to cause the Merger to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) The Buyer and the Company shall each use commercially reasonable efforts to cause the delivery of any opinion with respect to the tax treatment of the Merger required to be rendered in connection with any filing described in Section 5.6, including using commercially reasonable efforts to deliver to Norton Rose Fulbright US LLP, tax counsel for the Company, and Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for the Buyer, or in each case, such other nationally recognized law or accounting firm reasonably acceptable to the Company or the Buyer, as applicable, Tax certificates dated as of the date such filing is declared effective by the SEC and signed by an officer of the Company or the Buyer, as applicable, containing representations and covenants, in each case, as reasonably necessary and appropriate to enable counsels to render any such opinion. Each of the Buyer and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the Tax certifications, covenants, and representations included in the certificates described in this Section 5.13(b). The Company and the Buyer shall reasonably cooperate in the preparation, execution and filing of all Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of the Buyer and the Company shall pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity, which becomes payable in connection with the Merger.

(c) The Company and the Buyer shall comply with the recordkeeping and information reporting requirements imposed on them, including, if applicable, but not limited to those set forth in Treasury Regulation Section  1.368-3.

5.14 Confidentiality Agreement.

The obligations of the Buyer and the Company under the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and all information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Confidential Information” as defined under the Confidentiality Agreement; provided, however, that nothing in the Confidentiality Agreement shall be deemed to restrict the performance by the Company, the Buyer or their respective Subsidiaries of their respective obligations under this Agreement, and in the case of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall control.

5.15 Takeover Laws.

Neither the Company nor the Buyer will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover statute or similar statute enacted under state or federal law, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from such Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

5.16 Section 16 Matters.

The Company Board shall, to the extent necessary, take appropriate action, prior to the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Equity Awards in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.17 Transportation Agreements.

The Buyer shall prepare and file with the Federal Energy Regulatory Commission (“FERC”) (and the Company shall, and shall cause its Subsidiaries and their respective affiliates to cooperate with the Buyer in connection therewith) a joint petition of SWN Energy Services Company, LLC, the Company and each Subsidiary of the Company holding capacity for temporary waivers of all applicable capacity release regulations and related policies and requirements of the related tariff requirements of the interstate pipelines providing transportation service pursuant to transportation agreements as may be reasonably necessary to facilitate the assignment or permanent release from the Company, its Subsidiaries and their affiliates to SWN Energy Services Company LLC or any other designated affiliate of the Buyer of all pipeline transportation contracts subject to the jurisdiction of FERC on rates, terms and conditions identical to those currently in effect for the Company, its Subsidiaries and their affiliates or their designees to be effective on or after the Closing.

5.18 Hedging Matters.

Prior to Closing, the Company or its applicable Subsidiary shall in respect of each Specified Hedging Volume identified on Section 3.21 of the Company Disclosure Letter to be entered into on or after the date hereof, (A) initiate one or more swap or collar transactions, or a combination thereof, in amounts equal to such Specified Hedging Volume in accordance with the terms and timing set forth on Section 3.21 of the Company Disclosure Letter, (B) maintain (without increasing or decreasing) each Specified Hedging Volume, and (C) not execute or deliver any amendment for, or waiver of any right under, any Derivative Transaction, transfer any right or obligation under any Derivative Transaction or terminate any Derivative Transaction other than amendments (including related amendments under the trade confirmations) necessary in order to maintain the Specified Hedging Volumes identified on Section 3.21 of the Company Disclosure Letter.

5.19 WARN Act Compliance.

The Company and its Subsidiaries shall refrain from causing any employees of the Company or its subsidiaries to suffer an “employment loss” (as defined in the WARN Act) in the ninety (90) days prior to the Effective Time; provided, however, that any such “employment loss” resulting from actions taken by the Company or its Subsidiaries with the consent or at the request of the Buyer shall not constitute a breach of this covenant. At the request of the Buyer, the Company or its Subsidiaries, as applicable, shall prepare and deliver any notices required or potentially required pursuant to the WARN Act to effectuate the termination of any employees of the Company or its Subsidiaries identified by the Buyer as of the Effective Time; provided, however, that all such notices shall indicate that the terminations shall be contingent upon the consummation of the Merger.

5.20 Delay Rentals/Lease Extensions.

At least 20 days prior to the expiration of any Oil and Gas Lease of the Company or any of its Subsidiaries that (i) is scheduled to expire prior to the Closing Date and (ii) the Company or any of its Subsidiaries has the

right or option to renew or extend, whether through the payment of delay rentals or otherwise, the Company shall (x) provide the Buyer with notice of such expiration and (y) consult with the Buyer regarding any determination of the Company to renew or otherwise extend, or to not renew or otherwise extend, the term of such Oil and Gas Lease.

5.21 Certain Disposition Activities.

The Company shall continue its efforts to divest its interest in the entity described on Section 5.21 of the Company Disclosure Letter (the “Designated Interests”) and at the request of the Buyer shall provide the Buyer with updates regarding such efforts and any proposals or other communications received from or discussions or negotiations with potential purchasers of the Designated Interests. The Company shall not and shall not permit any of its Subsidiaries to enter into any binding agreement or commitment with respect to the sale or other disposition of the Designated Interests without the prior written consent of the Buyer.

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligation To Effect the Merger.

The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

(a) This Agreement shall have been adopted by the Company Required Vote;

(b) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal;

(c) Any waiting period applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

(d) The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(e) The Buyer Common Stock to be issued upon the Merger shall have been approved for listing on the NYSE Stock Exchange subject to official notice of issuance.

6.2 Conditions to the Obligation of the Company to Effect the Merger.

The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Buyer set forth in Section 4.1(a) (Organization), the first three sentences of Section 4.2(a) (Capitalization), Section 4.2(b) (Capitalization) and Section 4.3 (Authorization; Validity of Agreement), shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all respects, except for de minimis inaccuracies; (ii) the representations and warranties of the Buyer set forth in Section 4.6(ii) (Absence of Certain Changes) of this Agreement shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) the representations and warranties of the Buyer set forth in this Agreement (other than the representations and warranties described in clauses (i) and (ii) above) shall be true and correct (disregarding all qualifications or limitations as to “material,” “materiality” or “Material Adverse Effect” set forth therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “material,” “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Buyer. The Company shall have received a certificate signed on behalf of the Buyer by an authorized executive officer of the Buyer to the foregoing effect; and

(b) The Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement, and the Company shall have received a certificate signed on behalf of the Buyer by an authorized officer of the Buyer to such effect.

6.3 Conditions to Obligations of the Buyer to Effect the Merger.

The obligations of the Buyer to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Section 3.1(a) (Organization), the first three sentences of Section 3.2(a) (Capitalization), the first sentence of Section 3.2(d) (Capitalization), and Section 3.3 of this Agreement (Authorization; Validity of Agreement) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies, (ii) the representations and warranties of the Company set forth in Section 3.2(a) (Capitalization) of this Agreement shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of the Company set forth in Section 3.6(b) (Absence of Certain Changes) of this Agreement shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Material Adverse Effect” set forth therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (iv) where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company. The Buyer shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to the foregoing effect; and

(b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement, and the Buyer shall have received a certificate signed on behalf of the Company by an authorized officer to such effect.

ARTICLE VII

TERMINATION

7.1 Termination.

Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder adoption of this Agreement:

(a) By the mutual consent of the Buyer and the Company in a written instrument;

(b) By either the Company or the Buyer upon notice to the other, if:

(i) the Merger shall not have been consummated on or before 11:59 p.m., Central Time, on February 12, 2021 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii) any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the parties hereto shall have used their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and not-appealable (provided that the terminating party is not then in breach of Section 5.5);

(iii) the stockholders of the Company fail to adopt this Agreement by the Company Required Vote at the Company Special Meeting (including any postponement or adjournment thereof);

(iv) there shall have been a breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following receipt by the breaching party of notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 6.3(a) (in the case of a breach of representation or warranty by the Company) or Section 6.2(a) (in the case of a breach of representation or warranty by the Buyer); or

(v) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(v) unless the breach of such covenants or agreements, together with all other such breaches, would entitle the party to which such covenants or agreements are being made not to consummate the transactions contemplated by this Agreement under Section 6.3(b) (in the case of a breach of covenants or agreements by the Company) or Section 6.2(b) (in the case of a breach of covenants or agreements by the Buyer);

(c) By the Buyer, upon notice to the Company prior to, but not after, the time the Company Required Vote is obtained, if:

(i) the Company, or the Company Board, as the case may be, shall have (A) entered into any agreement with respect to any Acquisition Proposal other than the Merger or an Acceptable Confidentiality

Agreement as permitted by Section 5.3; (B) approved or recommended, or, in the case of a committee, proposed to the Company Board to approve or recommend, any Acquisition Proposal other than the Merger; or (C) resolved to do any of the foregoing; or

(ii) an Adverse Recommendation Change shall have occurred or the Company Board or any committee thereof shall have resolved to make an Adverse Recommendation Change.

(d) By the Company, at any time prior to obtaining the Company Required Vote, to enter into a definitive agreement with respect to a Superior Proposal; provided, however, that the Company shall concurrently pay to the Buyer the Termination Fee pursuant to Section 8.1(b).

7.2 Effect of Termination.

In the event of the termination of this Agreement as provided in Section 7.1, notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except Article VIII and as provided in this Section 7.2, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of the Buyer or the Company, except as set forth in Section 8.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of any covenant contained in this Agreement or fraud.

ARTICLE VIII

MISCELLANEOUS

8.1 Fees and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided, however, that the Company and the Buyer shall each be responsible for 50% of the fee in connection with the filings under the HSR Act contemplated by Section 5.5(b).

(b) If this Agreement is terminated by the Buyer pursuant to Section 7.1(c) or by the Company pursuant to Section 7.1(d), then the Company shall pay to the Buyer in immediately available funds a termination fee in an amount equal to the Termination Fee.

(c) In the event that (i) an Acquisition Proposal has been publicly proposed by any Person (other than the Buyer or any of its affiliates) or an Acquisition Proposal has otherwise become known to the Company’s directors or officers, or its stockholders generally, (ii) thereafter this Agreement is terminated by either the Company or the Buyer pursuant to Section 7.1(b)(i) or 7.1(b)(iii), or by the Buyer pursuant to Section 7.1(b)(iv) or 7.1(b)(v), and (iii) within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall pay the Buyer the Termination Fee upon the first to occur of the events described in clause (iii) of this sentence; provided that, for purposes of this sentence, “Acquisition Proposal” shall have meaning assigned to such term in Section 5.3(g), except that the references to “20% or more” shall be deemed to be references to “50% or more”.

(d) Any payment of the Termination Fee pursuant to Section 8.1(b) shall be made by wire transfer of immediately available funds to an account designated by the Buyer within three Business Days after termination of this Agreement by the Buyer. Any payment of the Termination Fee pursuant to Section 8.1(c) shall be made prior to the first to occur of the execution of a definitive agreement providing for an Acquisition Proposal or the consummation of an Acquisition Proposal. Each party acknowledges that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would enter into this Agreement; accordingly, if a party fails promptly to pay or cause to be paid the amounts due pursuant to this Section 8.1, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the amounts set forth in this Section 8.1, such party shall pay to the other party (as the case may be) its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.1 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(e) This Section 8.1 shall survive any termination of this Agreement. In no event shall the Buyer be entitled to receive under this Article VIII an aggregate amount equal to more than the Termination Fee.

8.2 Amendment; Waiver.

(a) This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective boards of directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made that requires the approval of the stockholders of the Company under the DGCL without the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party granting such waiver. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

8.3 Survival.

The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time. The covenants and agreements of the parties hereto which, by their terms, contemplate performance after the Effective Time, shall survive the Effective Time in accordance with their terms.

8.4 Notices.

All notices and other communications hereunder shall be in writing and deemed given if delivered personally, by email or by facsimile transmission, or delivered by a nationally recognized overnight courier, to the parties hereto at the following addresses (or at such other address for a party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):

(a)	if to the Company, to:

Montage Resources Corporation

122 W. John Carpenter Freeway

Suite 300

Irving, Texas 75039

Attention: Paul M. Johnston

Executive Vice President and General Counsel

Email: pjohnston@mresources.com

Telephone: 832-203-4533

with a copy to:

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, TX 75201

Telephone: 214-855-7180

Facsimile: 214-855-8200

Attention: Bryn A. Sappington; Trevor G. Pinkerton

Email: bryn.sappington@nortonrosefulbright.com;

trevor.pinkerton@nortonrosefulbright.com

and

(b)	if to the Buyer, to:

Southwestern Energy Company

10000 Energy Drive

Spring, Texas 77389-4954

Attention: Chris Lacy

Vice President, General Counsel and Secretary

Chris_Lacy@swn.com

Telephone: 832.796.7877

Andy Huggins

Vice President, Business & Commercial Development

Andrew.Huggins@swn.com

Telephone: 832.796.2794

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street

Suite 6800

Houston, Texas 77002

Telephone: 713-655-5100

Facsimile: 713-655-5200

Attention: Frank Ed Bayouth II

Eric C. Otness

Email: Frank.Bayouth@skadden.com;

Eric.Otness@skadden.com

Notices will be deemed to have been received on (i) the date of delivery if delivered by hand or overnight courier service or (ii) the date of receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder).

8.5 Interpretation; Definitions.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this

Agreement they shall be deemed to be followed by the words “without limitation”. The phrase “made available” when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The word “affiliates” or “affiliate” when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. References to a Person shall include such Person’s predecessors and permitted successors and assigns. The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 12, 2020. The words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used. All definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings. The following terms have the following definitions:

(a) “Business Day” means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of Texas.

(b) “Buyer Credit Agreement” means that certain Credit Agreement, dated as of April 26, 2018 among Buyer, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders from time to time party thereto, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of October 23, 2018, as further amended by that Amendment No. 2 to Credit Agreement, dated as of October 8, 2019, as further amended by that certain Amendment No. 3 to Credit Agreement, dated as of November 1, 2019, and as further amended by that certain Amendment No. 4 to Credit Agreement, dated as of December 19, 2019.

(c) “Buyer Plan” means each “employee benefit plan” within the meaning of Section 3(3) ERISA, whether or not subject to ERISA, and each bonus, commission, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, hospitalization or other medical, life or insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement, whether or not in writing, sponsored, maintained or contributed to, or required to be contributed to, by the Buyer, any of its Subsidiaries or by any Buyer ERISA Affiliate, for the benefit of any current or former employee or director (or their respective dependents) of the Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate or with respect to which the Buyer or any of its Subsidiaries has or could reasonably be expected to have any liability (matured or unmatured, absolute or contingent).

(d) “Buyer ERISA Affiliate” means any trade or business, whether or not incorporated that, together with the Buyer or any of its Subsidiaries, would be deemed a “single employer” within the meaning of section 4001 of ERISA.

(e) “Capital Stock” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Company Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of February 28, 2019, by and among the Company, Bank of Montreal, as the Administrative Agent (the

“Agent”), and the other lenders party thereto, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement, dated as of September 19, 2019, as further amended by that certain Second Amendment to Third Amended and Restated Credit Agreement, dated as of November 11, 2019 and as further amended by that certain Third Amendment to Third Amended and Restated Credit Agreement, dated as of May 4, 2020.

(h) “Company Equity Awards” means any equity award granted under a Company Equity Plan that is or may be exercised for or paid or settled in shares of Company Common Stock.

(i) “Company Equity Plans” means the Company’s 2019 Long-Term Incentive Plan and the Company’s 2014 Long-Term Incentive Plan, as amended.

(j) “Company PSU Award” means each award of restricted stock units which would, if the relevant performance and other vesting conditions are met, result in the issuance of shares of Company Common Stock to the holder of such restricted stock unit award granted under a Company Equity Plan.

(k) “Company Restricted Stock Award” means each award of restricted shares of Company Common Stock that vests based on continued service to the Company granted pursuant to a Company Equity Plan, which consist of restricted stock awards granted to the Company’s non-employee directors.

(l) “Company RSU Award” means each award of restricted stock units relating to shares of Company Common Stock that vests based on continued service to the Company granted pursuant to a Company Equity Plan (but does not include Company PSU Awards).

(m) “Competition Laws” means Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening competition or restraint of trade and includes the HSR Act.

(n) “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 4, 2020, by and between the Buyer and the Company.

(o) “Indenture” means the Indenture, dated July 6, 2015, among the Company, certain guarantors and Deutsche Bank Trust Company Americas, as trustee.

(p) “knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 8.5(p) of the Company Disclosure Letter, after due inquiry and (ii) with respect to the Buyer, the actual knowledge of the individuals listed on Section 8.5(p) of the Buyer Disclosure Letter, after due inquiry.

(q) “Liens” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

(r) “Litigation” means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in law or in equity, by or before any Governmental Entity or arbitrator (including worker’s compensation claims).

(s) “Material Adverse Effect” means, (A) (x) with respect to the Company, any fact, circumstance, event, change, development, condition, occurrence or effect or combination of the foregoing that is materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, and (y) with respect to the Buyer, any fact, circumstance, event, change, development, condition, occurrence or effect or combination of the foregoing that is materially adverse to the business, results of operations or financial condition of the Buyer and its Subsidiaries, taken as a whole, or (B) with respect to any Person, materially impairs the ability of such Person and its Subsidiaries to consummate the transactions contemplated hereby, prevents or materially delays or materially impairs the ability of such Person or its Subsidiaries to perform its obligations hereunder or to consummate the Merger or the other transactions contemplated hereby, but shall not include:

(i) any change generally affecting the industries in which such Person and its Subsidiaries operate or general economic conditions (including changes in commodity prices) in either case except to the extent such Persons and its Subsidiaries are disproportionately affected thereby as compared to other similarly situated Persons operating in the industries in which such Person operates;

(ii) any fact, circumstance, event, change, development, condition, occurrence or effect to the extent directly resulting from the announcement of the execution of this Agreement or the pendency of the transactions contemplated hereby; provided that the exception in this clause (ii) shall not apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.4(a) and, to the extent related thereto, the conditions in Section 6.3(a) or to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.4(a) and, to the extent related thereto, the condition in Section 6.2(a);

(iii) fluctuations in the price or trading volume of the common shares of such Person; provided, that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such fluctuation has resulted in, or contributed to, a Material Adverse Effect with respect to such Person;

(iv) any fact, circumstance, event, change, development, condition, occurrence or effect to the extent resulting from any changes in applicable Law or in GAAP (or the interpretation thereof) after the date hereof;

(v) any failure by such Person to meet any published analyst estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such Person to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; provided, that the exception in this clause (v) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect with respect to such Person; or

(vi) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus) (each a “force majeure event”), except (x) with respect to any damage to, loss or destruction of, or loss of use of, any property or asset arising out of, related to or resulting from such force majeure event, and (y) with respect to any other effect arising out of, related to or resulting from such force majeure event, where the response (if any) of such Person and its Subsidiaries is not commercially reasonable or otherwise undertaken in accordance with this Agreement, in each case, to the extent such Persons and their respective Subsidiaries are disproportionately affected thereby as compared to other similarly situated Persons operating in the industries in which such Person operates.

(t) “NYSE” means the New York Stock Exchange.

(u) “Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.

(v) “Oil and Gas Properties” means all right, title and interest in (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, non-participating royalty interests, production payments, net profit interests and other non-working interests and non-operating interests derived from Oil and Gas Leases, farmin agreements, farmout agreements, operating agreements, unitization and pooling agreements and orders, participation agreements, development agreements, communitization agreements, division orders, transfer orders, mineral deeds, royalty deeds, term assignments or other similar agreements or instruments, surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such leases and properties.

(w) “Permitted Encumbrance” means:

(i) to the extent waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(ii) lease burdens payable to third parties which are deducted in the calculation of discounted present value in the Company’s reserves, including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(iii) (A) contractual or statutory Liens securing obligations for labor, services, materials and supplies furnished to Oil and Gas Properties, (B) Liens on pipeline or pipeline facilities which arise out of operation of Law, or (C) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements which are customary in the oil and gas business; provided, however, that, in the case of any Lien described in the foregoing clauses (A), (B) or (C), such Lien (x) secures obligations that are not indebtedness and are not delinquent and (y) has no material adverse effect on the value, use or operation of the property encumbered thereby;

(iv) Liens incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for indebtedness) entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;

(v) rights reserved to or vested in any Governmental Entity to control or regulate any of the Company’s or its Subsidiaries’ properties or assets in any manner;

(vi) all easements, covenants, restrictions (including zoning restrictions), rights-of-way, servitudes, permits, surface leases and other similar rights or restrictions in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Company Owned Real Property or the properties of the Company or any of its Subsidiaries that are of record and customarily granted in the oil and gas industry and (A) do not materially interfere with the operation, value, development, exploration or use of the property or asset affected or (B) increase the burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest; and

(vii) as set forth in Section 8.5(x) of the Company Disclosure Letter.

(x) “Permitted Liens” means (i) Liens reserved against or identified in the balance sheet, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company’s books in accordance with GAAP, (iii) Liens pursuant to or in connection with the

Company Credit Agreement, (iv) liens arising in the ordinary course of business securing purchase money indebtedness or leases otherwise permitted to be incurred hereunder, and (v) those Liens that, individually or in the aggregate with all other Permitted Liens, do not and will not materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries taken as a whole as currently used, or otherwise have or result in, a Material Adverse Effect on the Company.

(y) “Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity, limited liability company, or Governmental Entity.

(z) “Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), charge, cause of action, action, audit, arbitration, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, charge, cause of action, action, audit, arbitration, demand, litigation, suit, proceeding, investigation grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

(aa) “Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

(bb) “Return” means any return, report, declaration, form, estimate, claim for refund or information return statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed under federal, state, local or foreign Tax Law.

(cc) “SOX” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

(dd) “Subsidiary” means with respect to any Person (i) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof), (ii) any partnership (x) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (y) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof) or (iii) any limited liability company the managing member interest of which is directly or indirectly owned or controlled by such Person.

(ee) “Tax” means any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto) and any liability for such amounts under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(ff) “Termination Fee” means $9,700,000.00.

(gg) “Transition Tax Obligations” means, with respect to any Person, such Person’s net Tax liability under Section 965 of the Code, including any amounts that are not yet due and payable pursuant to an election under Section 965(h) of the Code to pay such net Tax liability in installments.

(hh) “Treasury Regulations” means the regulations promulgated under the Code.

(ii) “Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

8.6 Headings; Schedules.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Section of the Company Disclosure Letter or the Buyer Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

8.7 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

8.8 Entire Agreement.

This Agreement, including the exhibits to this Agreement, the Company Disclosure Letter, the Buyer Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings (written and oral), between the parties with respect to the subject matter of this Agreement.

8.9 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a holding, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Merger and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.10 Governing Law.

This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

8.11 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided that the Buyer may assign this Agreement to any of its Subsidiaries, or to any lender to the Buyer or any Subsidiary or affiliate thereof as security for obligations to such lender, and provided, further, that no assignment to any such lender shall in any way affect the Buyer’s obligations or liabilities under this Agreement.

8.12 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees, and (other than Section 5.8) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party to this Agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party to this Agreement, nor any director, officer, employee, representative, agent or other controlling Person of each of the parties to this Agreement and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

8.13 Specific Performance.

The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.13 in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any other court of the State of Delaware or, to the extent permitted by law, in a federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party hereto further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.14 No Recourse.

This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or other representative of any party hereto has any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

8.15 Jurisdiction.

(a) The parties hereto submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over the matter, any state or federal court within the State of Delaware, and any appellate court from any such state or federal court, and hereby irrevocably and unconditionally agree that any and all claims arising under or with respect to this Agreement shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waives the defense of an inconvenient forum and all other defenses to venue in any such court in any such action or proceeding. The parties hereto agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

(c) The consents to jurisdiction and venue set forth in this Section 8.15 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties.

8.16 Waiver of Jury Trial.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.16. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

******

IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Bill Way
Name: Bill Way
Title: President & Chief Executive Officer

MONTAGE RESOURCES CORPORATION

By:	/s/ John Reinhart
Name: John Reinhart
Title: President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL

August 12, 2020

Board of Directors

Montage Resources Corporation

122 West John Carpenter Freeway

Suite 300

Irving, Texas 75039

Members of the Board of Directors:

We understand that Montage Resources Corporation (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Southwestern Energy Company (the “Counterparty”) pursuant to which, among other things, the Company will merge with and into the Counterparty, with the Counterparty being the surviving corporation (the “Merger”). We further understand that, at the effective time of the Merger, among other things, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, other than any Excluded Shares (as defined in the Agreement (as defined below)), will be converted into the right to receive 1.8656 (the “Exchange Ratio”) fully paid and non-assessable shares of common stock, par value $0.01 per share, of the Counterparty (“Counterparty Common Stock”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of August 12, 2020, by and between the Counterparty and the Company (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement. We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders (other than holders of Excluded Shares, as applicable) of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, dated as of August 12, 2020, and the specific terms of the Proposed Transaction; (2) a draft of the Support Agreement, dated as of August 12, 2020, by and among the Counterparty and the stockholders of the Company party thereto; (3) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020, in each case, as filed with the U.S. Securities and Exchange Commission; (4) publicly available information concerning the Counterparty that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020, in each case, as filed with the U.S. Securities and Exchange Commission; (5) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”); (6) financial and operating information with respect to the business, operations and prospects of the Counterparty furnished to us by the Counterparty, including financial projections of the Counterparty prepared by management of the Counterparty, as adjusted by management of the Company (the “Counterparty Projections”); (7) the financial and operating information with respect to the business, operations and prospects of the combined company taking into account the projected pro forma impact of the Proposed Transaction, including cost synergies (the “Expected Synergies”) and other strategic benefits expected by the management of the Company and the management of the Counterparty to result from a combination of the businesses, furnished to us by the Company (the “Combined Projections”); (8) published estimates of independent research analysts with respect to the future financial performance of each of the Company and the Counterparty and price targets of each of the Company Common Stock and Counterparty Common Stock; (9) long-term commodity price forecasts and assumptions provided by management of the Counterparty, as adjusted by management of the Company; (10) the relative projected contributions of the Company and the Counterparty to the future financial performance of the combined company on a pro forma basis following the Proposed Transaction; (11) a comparison of the value of a holder of shares of Company Common Stock’s interest in the Company with the value of such holder’s interest in the Counterparty after giving effect to the Proposed Transaction in terms of certain financial metrics; (12) estimates of proved, probable and possible oil and gas reserves and resources prepared by management of the Company (the “Company Resources Report”) and furnished to us by the Company; (13) estimates of proved, probable and possible oil and gas reserves and resources prepared by management of the Counterparty and furnished to us by the Counterparty and adjusted by the Company (the “Counterparty Resources Report”); (14) the alternatives available to the Company on a stand-alone basis to fund its future capital and operating requirements; (15) a recent trading history of each of the Company Common Stock and Counterparty Common Stock and a comparison of those trading histories with each other and, with respect to the Company Common Stock, the trading histories of other companies that we deemed relevant; and (16) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the managements of the Company and the Counterparty concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and with the management of the Company, concerning the strategic rationale for the Proposed Transaction, and we have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, the Counterparty Projections and the Combined Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, the Counterparty and the combined company, respectively, will or would (as applicable) perform substantially in accordance with such projections. With respect to the Company Resources Report and the Counterparty Resources Report, we have discussed the relevant reserve databases with the management of the Company and upon the advice and at the direction of the Company, we have assumed that the Company Resources Report and the Counterparty Resources Report are a reasonable basis on which to evaluate the proved, probable and possible oil and gas reserves and resources of the Company (“Company 3P Reserves”) and the Counterparty (“Counterparty 3P Reserves”), respectively. However, for purposes of our analysis, upon the advice and at the direction of the Company, we also considered certain adjustments to the Company 3P Reserves and Counterparty 3P Reserves. We have discussed these adjusted Company 3P Reserves and adjusted Counterparty 3P Reserves with the management of the Company and they have agreed with the appropriateness of the use of such adjusted Company 3P Reserves and adjusted Counterparty 3P Reserves in performing our analysis and we have relied upon such information in arriving at our opinion. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of Company Common Stock or shares of Counterparty Common Stock would trade following the announcement of the Proposed Transaction or the potential effects of (1) any financing transactions by the Counterparty announced or consummated on or after the date hereof or (2) the volatility currently being experienced in the credit, financial and stock markets on shares of Company Common Stock or shares of Counterparty Common Stock or the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of Counterparty Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of the Company (other than holders of Excluded Shares, as applicable) in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company, the Counterparty and certain entities affiliated with EnCap Investments L.P. (“EnCap”) in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed and received fees for certain financial advisory services to Blue Ridge Mountain Resources, Inc. in connection with its merger with Eclipse Resource Corporation announced in August 2018. The Company is the resulting combined entity of such merger transaction. Further, an affiliate of ours is a lender under the Company’s existing revolving line of credit facility. In the past two years, we have not received any fees for investment banking services for the Counterparty.

In addition, we and our affiliates in the past have provided, currently are providing, or in the future may provide, investment banking services to EnCap, and certain of its affiliates and portfolio companies and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to EnCap, certain of its affiliates and/or portfolio companies in connection with certain mergers and acquisition transactions; (ii) having acted or acting as arranger, bookrunner and/or lender for EnCap, certain of its affiliates and/or portfolio companies in connection with the financing for various acquisition transactions; and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaking by EnCap, certain of its affiliates and/or portfolio companies.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and the Counterparty for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

ANNEX C

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is dated as of August 12, 2020, by and among each stockholder of Montage Resources Corporation, a Delaware corporation (the “Company”), set forth on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”), and Southwestern Energy Company, a Delaware corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), providing that, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company will be merged with Parent (the “Merger”), and each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) will be converted into the Merger Consideration;

WHEREAS, each Stockholder beneficially owns such number of shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule A hereto (collectively, such shares of Company Common Stock are referred to herein as the “Subject Shares”); and

WHEREAS, as a condition and inducement to Parent to enter into the Merger Agreement, Parent has required that the Stockholders enter into this Agreement.

NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein and therein, the parties, intending to be legally bound hereby, agree as follows:

1. Representations and Warranties of each Stockholder. Each Stockholder hereby represents and warrants to Parent, severally and not jointly, as of the date hereof as follows:

(a) Due Organization. Such Stockholder is an entity duly formed under the laws of its jurisdiction of formation and is validly existing and in good standing under the laws thereof.

(b) Authority; No Violation. Such Stockholder has full organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly approved by the governing authority of such Stockholder and no other organizational proceedings on the part of such Stockholder are necessary to approve this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought. Neither the execution and delivery of this Agreement by such Stockholder, nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the terms or provisions hereof, will (x) violate any provision of the governing documents of such Stockholder, (y) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to such Stockholder, or any of its properties or assets, or (z) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, claim, mortgage, encumbrance, pledge, deed of trust, security interest, equity or charge of any kind (each, a “Lien”) upon any of the Subject Shares pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Stockholder is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of this clause (z), for such matters that would not, individually or in the aggregate, impair the ability of such Stockholder to perform its obligations under this Agreement.

(c) The Subject Shares. As of the date of this Agreement, such Stockholder is the beneficial owner of and, together with the applicable controlling entity or entities of such Stockholder set forth on Schedule A hereto (as applicable, the “Controlling Entities”), has the sole right to vote and dispose of the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of any Liens whatsoever, except for any Liens which arise hereunder, in each case except as disclosed in any Schedule 13D filed by such Stockholder prior to the date hereof. None of the Subject Shares is subject to any voting trust or other similar agreement, arrangement or restriction, except as contemplated by this Agreement. Without limiting the generality of the foregoing, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to sell, transfer (including by tendering into any tender or exchange offer), assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose of or encumber, including by operation of law or otherwise (each, a “Transfer”), or cause to be Transferred, any of the Subject Shares, other than a Transfer, such as a hedging or derivative transaction, with respect to which such Stockholder (and/or its Controlling Entities) retains its Subject Shares and the sole right to vote, dispose of and exercise dissenters’ rights with respect to its Subject Shares during the Applicable Period, and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares. Other than the Subject Shares, such Stockholder does not own any equity interests or other equity-based securities in the Company or any of its Subsidiaries.

(d) Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending, or to the knowledge of such Stockholder, threatened against such Stockholder, or any property or asset of such Stockholder, before any Governmental Entity that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

(e) No Consents Required. No consent of, or registration, declaration or filing with, any Person or Governmental Entity is required to be obtained or made by or with respect to such Stockholder in connection with the execution, delivery and performance of this Agreement and except for any applicable requirements and filings with the SEC, if any, under the Exchange Act and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement in any material respect.

(f) Reliance. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(g) Stockholder Has Adequate Information. Such Stockholder is a sophisticated seller with respect to the Subject Shares and has adequate information concerning the business and financial condition of Parent to make an informed decision regarding the Merger and the transactions contemplated thereby and has independently and without reliance upon Parent and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that Parent has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in the Merger Agreement and this Agreement. Notwithstanding the foregoing, and for the elimination of doubt, Stockholder is not waiving and is expressly preserving any claims that might arise in connection with the Registration Statement contemplated to be filed in connection with the Merger.

2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as of the date hereof as follows:

(a) Due Organization. Parent is a corporation duly incorporated under the laws of the State of Delaware and is validly existing and in good standing under the laws thereof.

(b) Authority; No Violation. Parent has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement have been duly and validly approved by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Stockholder) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought. Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (x) violate any provision of the governing documents of Parent or the certificate of incorporation, bylaws or similar governing documents of any of Parent’s Subsidiaries, (y) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Parent or any of Parent’s Subsidiaries, or any of their respective properties or assets, or (z) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of Parent’s Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of Parent’s Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

3. Covenants of Each Stockholder. Each Stockholder, severally and not jointly, agrees as follows; provided that all of the following covenants shall apply solely to actions taken by such Stockholder in its capacity as a stockholder of the Company:

(a) Agreement to Vote Subject Shares. During the Applicable Period (as defined below), at any meeting of the stockholders of the Company, however called, or at any postponement or adjournment thereof, or in any other circumstance upon which a vote or other approval of all or some of the stockholders of the Company is sought, such Stockholder shall, and shall cause any holder of record of its Subject Shares on any applicable record date to, vote: (i) in favor of adoption of the Merger Agreement and approval of any other matter that is required to be approved by the stockholders of the Company in order to effect the Merger; (ii) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries that is prohibited by the Merger Agreement, unless such transaction is approved in writing by Parent, or any Alternative Proposal, and (iii) against any amendment of the Company’s certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any outstanding class of capital stock of the Company. During the Applicable Period, such Stockholder (and/or its Controlling Entities) shall retain at all times the right to vote all of its Subject Shares in such Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in this Section 3(a) that are at any time or from time to time presented for consideration to the Company’s stockholders generally. During the Applicable Period, in the event that any meeting of the stockholders of the Company is held, such Stockholder shall (or shall cause the holder of record on any applicable record date to) appear at such meeting or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of establishing a quorum. During the Applicable Period, such Stockholder further agrees not to commit or agree, and to cause any record holder of its Subject Shares not to commit or agree, to take any action inconsistent with the foregoing during the Applicable Period. “Applicable Period” means the period from and including the date of this Agreement to and including the date of the termination of this Agreement.

(b) No Transfers. Except as provided in the last sentence of this Section 3(b), such Stockholder agrees not to, and to cause any record holder of its Subject Shares, not to, in any such case directly or indirectly, during the Applicable Period (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any of its Subject Shares (or any interest therein) to any Person, other than the exchange of its Subject Shares for Merger Consideration in accordance with the Merger Agreement or (ii) grant any proxies, or deposit any of its Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its Subject Shares, other than pursuant to this Agreement. Subject to the last sentence of this Section 3(b), such Stockholder further agrees not to commit or agree to take, and to cause any record holder of any of its Subject Shares not to commit or agree to take, any of the foregoing actions during the Applicable Period. Notwithstanding the foregoing, such Stockholder shall have the right to (a) Transfer its Subject Shares to an Affiliate if and only if such Affiliate shall have agreed in writing, in a manner acceptable in form and substance to Parent, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement, and (ii) to be bound by this Agreement as if it were “the Stockholder” for all purposes of this Agreement; provided, however, that no such transfer shall relieve such Stockholder from its obligations under this Agreement with respect to any Subject Shares or (b) Transfer its Subject Shares in a transaction, such as a hedging or derivative transaction, with respect to which such Stockholder retains the sole right to vote its Subject Shares during the Applicable Period; provided that no such transaction shall (x) in any way limit any of the obligations of such Stockholder under this Agreement, or (y) have any adverse effect on the ability of the Stockholder to perform its obligations under this Agreement.

(c) Reserved.

(d) Adjustment to Subject Shares. In case of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

(e) Non-Solicitation. Except to the extent that the Company or the Company Board is permitted to do so under the Merger Agreement, but subject to any limitations imposed on the Company or the Company Board under the Merger Agreement, such Stockholder agrees, solely in its capacity as a stockholder of the Company, that it shall not, and shall cause its Affiliates and its and their respective agents and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any Alternative Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries to any Person that has made an Alternative Proposal, (iii) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Alternative Proposal or (iv) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement with respect to an Alternative Proposal. Each Stockholder will, and will cause its Affiliates and its and their respective investment bankers, attorneys, accountants and other representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to any Alternative Proposal. Nothing contained in this Section 3(e) shall prevent any Person affiliated with such Stockholder who is a director or officer of the Company or designated by such Stockholder as a director of officer of the Company from taking actions in his capacity as a director or officer of the Company, including taking any actions permitted under Section 5.3 of the Merger Agreement.

4. Assignment; No Third-Party Beneficiaries. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties hereto, except that Parent may assign, it its sole discretion, any or all of its rights, interest and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that the Company is an intended third-party beneficiary of the agreement of the Stockholders set forth in Section 3(c) hereof.

5. Termination. This Agreement and the covenants and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; (c) the date of any modification, waiver or amendment to the Merger Agreement effected without such Stockholder’s consent that (y) decreases the amount or changes the form of consideration payable to all of the stockholders of the Company pursuant to the terms of the Merger Agreement as in effect on the date of this Agreement or (z) otherwise materially adversely affects the interests of such Stockholder; (d) the mutual written consent of the parties hereto; and (e) the Termination Date. In the event of termination of this Agreement pursuant to this Section 5, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, that no such termination shall relieve any party from liability for any breach hereof prior to such termination.

6. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, email (upon receipt), telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) at the following addresses (or at such other address for a party as specified by like notice; provided that notices of a change of address will be effective only upon receipt thereof):

(i) If to the Stockholders, to:

EnCap Investments L.P.

1100 Louisiana, Suite 4900

Houston, Texas 77002

Facsimile: (713) 659-6130

Attention: Doug Swanson; Mark Burroughs, Jr.

Email: dswanson@encapinvestments.com;

mburroughs@encapinvestments.com

With copies (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: W. Matthew Strock; Stephen M. Gill

Facsimile: (713) 615-5650; (713) 615-5956

Email: mstrock@velaw.com; sgill@velaw.com

(ii) If to Parent, to:

Southwestern Energy Company

10000 Energy Drive

Spring, TX 77389

Attention: General Counsel

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana St., Suite 6800

Houston, TX 77002

Attention: Frank E. Bayouth

Eric C. Otness

Facsimile: (713) 655-5200

(c) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 12, 2020.

(d) Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

(e) Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof or of any other jurisdiction.

(g) Severability. If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as close as possible to the invalidated and unenforceable term or provision, and that puts each party hereto in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

(h) Waiver. Any provisions of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(i) Further Assurances. Each Stockholder will, from time to time, (i) at the request of Parent take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable to carry out the intent and purposes of this Agreement and (ii) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the intent and purposes of this Agreement.

(j) Publicity. Except as otherwise required by law (including securities laws and regulations) and the regulations of any national stock exchange, so long as this Agreement is in effect, the Stockholder shall not issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Merger Agreement, without the consent of Parent, which consent shall not be unreasonably withheld.

(k) Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. Notwithstanding the foregoing, the term “Affiliate” as used in Section 3(e) of this Agreement shall not include any portfolio company of EnCap Investments L.P. or its affiliated investment funds, other than the Company and its Subsidiaries, and except for any portfolio company taking any action that would otherwise be prohibited by Section 3(e) at the direction or encouragement of any Stockholder or Controlling Entity.

7. Stockholder Capacity. Each Stockholder signs solely in its capacity as the beneficial owner of its Subject Shares and nothing contained herein shall limit or affect any actions taken by any officer, director, partner, Affiliate or representative of such Stockholder who is or becomes an officer or a director of the Company in his or her capacity as an officer or director of the Company, and none of such actions in such capacity shall be deemed to constitute a breach of this Agreement. Each Stockholder signs individually solely on behalf of itself and not on behalf of any other Stockholder.

8. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages would not be a sufficient remedy of any such breach. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief, without the necessity of proving the inadequacy of money damages. Notwithstanding the foregoing, Parent agrees that with respect to any damage claim that might be brought against any Stockholder, any of its Affiliates under this Agreement, and without regard to whether such claim sounds in contract, tort or any other legal or equitable theory of relief, that damages are limited to actual damages and expressly waive any right to recover special damages, including, without limitation, lost profits as well as any punitive or exemplary damages. In the event of any litigation over the terms of this Agreement, the prevailing party in any such litigation shall be entitled to reasonable attorneys’ fees and costs incurred in connection with such litigation. The parties hereto further agree that any action or proceeding relating to this Agreement or the transactions contemplated hereby shall be brought and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware) and any appellate court from any thereof. In addition, each of the parties hereto (a) consents that each party hereto irrevocably submits to the exclusive jurisdiction and venue of such courts listed in this Section 8 in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that each party hereto irrevocably waives the defense of an inconvenient forum and all other defenses to venue in any such court in any such action or proceeding, and (c) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE ANY OF SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or any other Person any direct or indirect ownership or incidence of ownership of, or with respect to, any Subject Shares. Subject to the restrictions and requirements set forth in this Agreement, all rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each Stockholder, and this Agreement shall not confer any right, power or authority upon Parent or any other Person to direct the Stockholder in the voting of any of the Subject Shares (except as otherwise specifically provided for herein).

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Bill Way
Name: Bill Way
Title: President & Chief Executive Officer

[Signature Page to Support Agreement]

ENCAP ENERGY CAPITAL FUND VIII CO-INVESTORS, L.P.

By:	EnCap Equity Fund VIII GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C.,
its general partner

By:	/s/ Douglas E. Swanson, Jr.
Name: Douglas E. Swanson, Jr.
Title: Managing Director

ENCAP ENERGY CAPITAL FUND VIII, L.P.

By:	EnCap Equity Fund VIII GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C.,
its general partner

By:	/s/ Douglas E. Swanson, Jr.
Name: Douglas E. Swanson, Jr.
Title: Managing Director

[Signature Page to Project Mercury Support Agreement]

ENCAP ENERGY CAPITAL FUND IX, L.P.

By:	EnCap Equity Fund IX GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C.,
Its general partner

By:	/s/ Douglas E. Swanson, Jr.
Name: Douglas E. Swanson, Jr.
Title: Managing Director

TPR RESIDUAL ASSETS, LLC

By:	Excalibur Resources Holdings, LLC,
its sole member

By:	EnCap Energy Capital Fund IX, L.P.,
its sole member

By:	EnCap Equity Fund IX GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C.,
its general partner

By:	/s/ Douglas E. Swanson, Jr.
Name: Douglas E. Swanson, Jr.
Title: Managing Director

[Signature Page to Project Mercury Support Agreement]